    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   AT&T CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                NEW YORK                                    4811                                   13-4924710
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                            ------------------------

            32 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10013-2412
                                 (212) 387-5400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                            MARILYN J. WASSER, ESQ.
                       VICE PRESIDENT--LAW AND SECRETARY
                                   AT&T CORP.
                             295 NORTH MAPLE AVENUE
                            BASKING RIDGE, NJ 07920
                                 (908) 221-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                        Copies of all communications to:

          DAVID M. SILK, ESQ.                       JOHN L. GRAHAM, ESQ.                        KENT COIT, ESQ.
     WACHTELL, LIPTON, ROSEN & KATZ                BAKER & BOTTS, L.L.P.                 SKADDEN, ARPS, SLATE, MEAGHER
          51 WEST 52ND STREET                       599 LEXINGTON AVENUE                          & FLOM LLP
        NEW YORK, NEW YORK 10019                  NEW YORK, NEW YORK 10022                     ONE BEACON STREET
            (212) 403-1000                            (212) 705-5000                      BOSTON, MASSACHUSETTS 02108
                                                                                                (617) 573-4800

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective time of the Registration Statement and the effective time of the merger (the "Merger") of a subsidiary of AT&T Corp. with and into The Associated Group, Inc., as described in the Agreement and Plan of Merger, dated as of May 28, 1999, as amended and restated pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of October 28, 1999 (the "Merger Agreement"), attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED             PROPOSED
     TITLE OF EACH CLASS             AMOUNT TO BE        MAXIMUM OFFERING    MAXIMUM AGGREGATE         AMOUNT OF
OF SECURITIES TO BE REGISTERED        REGISTERED          PRICE PER SHARE      OFFERING PRICE       REGISTRATION FEE
Common Stock, par value $1.00
per share.....................   19,719,550 Shares(1)
                                                                (2)          $2,595,945,038(3)       $721,673(3)(4)
Class A Liberty Media Group
Common Stock, par value $1.00
per share.....................   51,779,259 Shares(5)

                                                        (Footnotes on next page)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(Footnotes from previous page)
------------------

(1) Based upon the maximum number of shares of AT&T Common Stock issuable in the transaction.

(2) Not applicable.

(3) Estimated solely for the purpose of calculating the registration fee. The registration fee was computed pursuant to rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), by calculating the sum of (a) $1,169,351,640, the product of (i) $62.3125, the average of the high and low sales prices of the Class A Associated Group Common Stock on the Nasdaq National Market tier of The Nasdaq Stock Market ("NASDAQ") on October 27, 1999, as reported in published financial sources and (ii) 18,765,924, the total number of outstanding shares of Class A Associated Group Common Stock, and (b) $1,426,593,398, the product of
    (i) $62.125, the average of the high and low sales prices of the Class B Associated Group Common Stock on NASDAQ on October 27, 1999, as reported in published financial sources and (ii) 22,963,274, the total number of outstanding shares of Class B Associated Group Common Stock (assuming the exercise in full of all outstanding options to purchase shares of Class B Associated Group Common Stock). The sum was then multiplied by .000278.

(4) Pursuant to Rule 0-11(a)(2) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the total registration fee of $721,673 was reduced by $525,240.06, the filing fee paid by Associated Group pursuant to Exchange Act Rule 0-11 in connection with the filing of the preliminary proxy materials of Associated Group with the Securities and Exchange Commission (the "Commission") on October 8, 1999.

(5) Based upon the maximum number of shares of Class A Liberty Media Group Common Stock issuable in the transaction.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

    The board of directors of The Associated Group, Inc. has unanimously approved a merger agreement among Liberty Media Corporation, an indirect wholly owned subsidiary of AT&T, AT&T Corp., A-Group Merger Corp., a wholly owned subsidiary of AT&T, and The Associated Group, Inc., whereby Associated Group will be acquired by and become a member of the Liberty Media Group through the merger of A-Group Merger Corp. into Associated Group. Liberty Media Group is a "tracking stock" group of AT&T principally consisting of the assets and businesses of Liberty Media Corporation and its subsidiaries, as well as certain other indirect subsidiaries of AT&T which have assets and businesses related to those of Liberty Media Corporation. In the merger, holders of Associated Group common stock will receive an aggregate of approximately 51,778,920 shares of Class A Liberty Media Group tracking stock, as may be adjusted downward in accordance with the merger agreement by a number of shares which is not expected to exceed approximately 6.4 million, and an aggregate of approximately 19,719,274 shares of AT&T common stock. Liberty Media Group tracking stock is a separate class of common stock of AT&T, and is described in the accompanying proxy statement/prospectus.

    Upon consummation of the merger, a holder of a share of Associated Group common stock will receive a number of shares of Class A Liberty Media Group tracking stock expected to be not fewer than 1.18226 and not more than 1.24083, and a fraction of a share of AT&T common stock expected to be not less than
 .47255 and not more than .51124. The merger consideration will be in whole shares only, with cash being paid for fractional shares. Class A Liberty Media Group tracking stock and AT&T common stock are traded on the New York Stock Exchange under the symbols "LMG.A" and "T", respectively.

    The merger cannot be completed unless the holders of Associated Group common stock representing a majority of the votes entitled to be cast vote in favor of approval and adoption of the merger agreement. Only stockholders who hold their shares of Associated Group common stock at the close of business on Wednesday, October 20, 1999 will be entitled to vote at the special meeting. The proposed merger and the merger agreement, including provisions whereby the final exchange ratios for the Class A Liberty Media Group tracking stock and AT&T common stock to be received by Associated Group stockholders in the merger will be determined, are described in detail in the accompanying proxy statement/prospectus, which I urge you to read carefully.

    After careful consideration, the board of directors of Associated Group unanimously determined the merger to be fair to you and in your best interests and declared the merger advisable. The board of directors has approved the merger and unanimously recommends that the stockholders vote FOR approval and adoption of the merger agreement. We have scheduled a special meeting of our stockholders to vote on the merger proposal. You may vote at the special meeting in person or by using the enclosed proxy card. The special meeting will be held on Thursday, December 9, 1999 at 10:00 a.m. local time at the Meeting Room of Gateway Towers, 320 Fort Duquesne Boulevard, Pittsburgh, Pennsylvania.

    YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope. If you sign and mail the proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger proposal. IF YOU DO NOT RETURN YOUR PROXY CARD OR VOTE IN PERSON AT THE SPECIAL MEETING, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE MERGER PROPOSAL. Returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person.

    THERE ARE SPECIAL RISKS ASSOCIATED WITH THE MERGER. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 23 OF THIS PROXY
STATEMENT/PROSPECTUS BEFORE COMPLETING YOUR PROXY.

                                         Sincerely,


                                         /s/ Myles P. Berkman
                                         --------------------------------------
                                         MYLES P. BERKMAN
                                         Chairman, President,
                                         Chief Executive Officer and Treasurer

 NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE ILLEGAL.

    This proxy statement/prospectus is dated October 29, 1999, and was first mailed to stockholders of Associated Group on or about November 3, 1999.

200 GATEWAY TOWERS, PITTSBURGH, PA 15222    (412) 281-1907    FAX (412) 281-1914

                      REFERENCE TO ADDITIONAL INFORMATION

     This proxy statement/prospectus "incorporates by reference" important business and financial information about Associated Group and AT&T from documents that are not included in or delivered with this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus without charge by requesting them in writing or by telephone from the appropriate company at the following addresses:

               The Associated Group, Inc.                                        AT&T Corp.
                   200 Gateway Towers                                    32 Avenue of the Americas
             Pittsburgh, Pennsylvania 15222                            New York, New York 10013-2412
                  Tel: (412) 281-1907                                       Tel: (212) 387-5400
               Attn: Corporate Secretary                           Attn: Corporate Secretary's Department

     IN ORDER TO OBTAIN THE DOCUMENTS IN TIME FOR THE SPECIAL MEETING, YOU MUST REQUEST THE DOCUMENTS FROM US BY DECEMBER 2, 1999.

     For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see "Where you can find more information" on page 21.

           NOTICE OF SPECIAL MEETING OF ASSOCIATED GROUP STOCKHOLDERS
                                DECEMBER 9, 1999
                                 AT 10:00 A.M.

To Stockholders of The Associated Group, Inc.:

     Notice is hereby given that a special meeting of stockholders of The Associated Group, Inc., will be held on December 9, 1999 at 10:00 a.m. local time at the Meeting Room of Gateway Towers, 320 Fort Duquesne Boulevard, Pittsburgh, Pennsylvania, for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger, dated as of October 28, 1999, by and among Liberty Media Corporation, an indirect wholly owned subsidiary of AT&T, AT&T Corp., A-Group Merger Corp., a wholly owned subsidiary of AT&T, and Associated Group, whereby A-Group Merger Corp. will merge with and into Associated Group and Associated Group will survive the merger, initially as a wholly owned subsidiary of AT&T. In the merger, holders of outstanding shares of Associated Group's common stock, Class A, par value $0.10 per share, and common stock, Class B, par value $0.10 per share, will receive in exchange for their shares, shares of Class A Liberty Media Group tracking stock and shares of AT&T common stock, in respective amounts determined as provided in the merger agreement.

     2. To transact such other business as may properly come before the special meeting or any adjournment thereof, which could include adjournment of the special meeting to solicit additional proxies.

     The merger agreement and the merger are described more fully in the attached proxy statement/prospectus. Only holders of record of Associated Group common stock at the close of business on October 20, 1999, the record date, are entitled to vote on the matters listed in this notice. You may vote in person at the Associated Group special meeting even if you have returned a proxy.

                                          By Order of the Board of Directors
                                          of The Associated Group, Inc.


                                          /s/ Scott G. Bruce
                                          ------------------------------------
                                          SCOTT G. BRUCE
                                          VICE PRESIDENT, GENERAL COUNSEL
                                          AND SECRETARY

Pittsburgh, Pennsylvania
October 29, 1999

      TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED STAMPED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU CAN WITHDRAW YOUR PROXY, OR CHANGE YOUR VOTE, AT ANY TIME BEFORE IT IS VOTED.

                               TABLE OF CONTENTS

                                                                                                        PAGE
                                                                                                        ----

QUESTIONS AND ANSWERS ABOUT THE MERGER...............................................................      i
SUMMARY..............................................................................................      1
  The Companies......................................................................................      1
  The Proposed Merger................................................................................      1
  Recommendation of Associated Group's board of directors............................................      2
  Associated Group's reasons for the merger..........................................................      2
  Opinion of Associated Group's financial advisor....................................................      2
  The merger agreement and other transaction agreements..............................................      3
  Conditions.........................................................................................      3
  Termination........................................................................................      5
  Termination fees...................................................................................      6
  No other negotiations involving Associated Group...................................................      6
  Regulatory matters.................................................................................      7
  Accounting treatment...............................................................................      7
  Tax consequences...................................................................................      8
  NYSE listing.......................................................................................      8
  Interests of certain persons in the merger.........................................................      8
  Indemnification and insurance......................................................................      8
  Vote required......................................................................................      9
  Voting agreement...................................................................................      9
  Restructuring transactions.........................................................................      9
  Dividends..........................................................................................      9
  Restrictions on the ability to sell AT&T common stock or Class A Liberty Media Group tracking
     stock...........................................................................................      9
  Selected historical financial information..........................................................     10
  Selected pro forma condensed financial information.................................................     13
  Unaudited comparative per share data...............................................................     14
  Comparative per share market price and dividend information........................................     18
  Where you can find more information................................................................     21
RISK FACTORS RELATING TO THE MERGER..................................................................     23
  The value of the Class A Liberty Media Group tracking stock and AT&T common stock to be received in
     the merger may fluctuate........................................................................     23
  The aggregate number of shares of Class A Liberty Media Group tracking stock to be received in the
     merger is subject to downward adjustment........................................................     23
  The price of Class A Liberty Media Group tracking stock and AT&T common stock may be affected by
     factors different from those affecting the price of Associated Group common stock...............     24
  Regulatory agencies may impose conditions on consents relating to the merger.......................     24
  Lack of certainty that merger will be tax free.....................................................     24
  Failure to complete the merger could negatively impact Associated Group and the price of its common
     stock...........................................................................................     25
  Holders of AT&T common stock and Liberty Media Group tracking stock may have competing interests...     25
  The board of directors of Liberty has the power to take actions that may not be in the best
     interests of AT&T or holders of Liberty Media Group tracking stock..............................     26

                                                                                                        PAGE
                                                                                                        ----
  The board of directors of Liberty may have no fiduciary duties to holders of Liberty Media Group
     tracking stock..................................................................................     26
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS....................................................     27
THE COMPANIES........................................................................................     29
  The Associated Group, Inc..........................................................................     29
  AT&T Corp..........................................................................................     29
  A-Group Merger Corp................................................................................     30
  Liberty Media Corporation..........................................................................     30
THE PROPOSED MERGER..................................................................................     32
  Special Meeting to Vote on the Proposed Merger.....................................................     32
  Structure of the Merger; Merger Consideration......................................................     32
  Treatment of Associated Group Stock Options........................................................     35
  Background of the Merger...........................................................................     36
  Associated Group's Reasons for the Merger..........................................................     39
  Recommendation of Associated Group's Board of Directors............................................     41
  Opinion of Associated Group's Financial Advisor....................................................     41
  Accounting Treatment...............................................................................     48
  Interests of Certain Persons in the Transactions...................................................     48
  Material U.S. Federal Income Tax Consequences......................................................     51
  Regulatory Matters.................................................................................     53
  Restrictions on Sales of Shares by Affiliates of Associated Group or AT&T..........................     55
  Listing on the New York Stock Exchange of Class A Liberty Media Group tracking stock and AT&T
     common stock to be Issued in the Merger.........................................................     55
  No Appraisal Rights................................................................................     55
  Delisting and Deregistration of Associated Group Common Stock After
     the Merger......................................................................................     55
THE MERGER AGREEMENT.................................................................................     56
  Conditions to the completion of the merger.........................................................     56
  Termination........................................................................................     61
  Termination fees...................................................................................     63
  No solicitation....................................................................................     64
  Representations and warranties.....................................................................     66
  Conduct of Associated Group's business pending the merger..........................................     67
  Amendment, extension and waiver....................................................................     68
  Expenses...........................................................................................     68
  Changes to Teligent's board of directors...........................................................     68
  Restructuring transactions.........................................................................     69
OTHER TRANSACTION AGREEMENTS.........................................................................     70
  Voting agreement...................................................................................     70
  Amendment to tax sharing agreement.................................................................     70
  Supplement to inter-group agreement................................................................     70
DESCRIPTION OF AT&T CAPITAL STOCK....................................................................     71
  Authorized Capital Stock...........................................................................     71
  AT&T Common Stock..................................................................................     71
  AT&T Preferred Stock...............................................................................     74
COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS OF ASSOCIATED GROUP AND AT&T............................     78

                                                                                                        PAGE
                                                                                                        ----
  Business combinations..............................................................................     78
  State takeover legislation.........................................................................     78
  Stockholder Rights Plan............................................................................     80
  Appraisal rights...................................................................................     81
  Amendments to charters.............................................................................     81
  Amendments to bylaws...............................................................................     82
  No preemptive rights...............................................................................     83
  Redemption of capital stock........................................................................     83
  Dividend sources...................................................................................     83
  Duration of proxies................................................................................     84
  Stockholder action.................................................................................     84
  Nomination procedures and stockholder proposals....................................................     85
  Special stockholder meetings.......................................................................     85
  Cumulative voting..................................................................................     85
  Size of the board of directors; staggered board....................................................     86
  Removal of directors...............................................................................     86
  Vacancies..........................................................................................     87
  Indemnification of directors and officers..........................................................     88
  Limitation of personal liability of directors......................................................     89
  Case law and court systems.........................................................................     90
OWNERSHIP OF ASSOCIATED GROUP COMMON STOCK BY PRINCIPAL STOCKHOLDERS, MANAGEMENT AND DIRECTORS OF
  ASSOCIATED GROUP...................................................................................     91
THE SPECIAL MEETING..................................................................................     94
  Matters Relating to the Special Meeting............................................................     94
  Vote Necessary to Approve and Adopt the Merger Agreement...........................................     95
  Proxies............................................................................................     96
  Proxy Solicitation.................................................................................     96
  Other Business; Adjournments.......................................................................     97
EXPERTS..............................................................................................     98
LEGAL MATTERS........................................................................................     99
STOCKHOLDER PROPOSALS FOR ASSOCIATED GROUP'S 2000 ANNUAL MEETING OF STOCKHOLDERS IF THE MERGER IS NOT
  COMPLETED..........................................................................................     99
APPENDIX A--AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER........................................    A-1
APPENDIX B--OPINION OF SALOMON SMITH BARNEY INC......................................................    B-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger is completed, you will receive, in exchange for each share of Associated Group common stock you hold on the date of the merger, a number of shares of Class A Liberty Media Group tracking stock expected to be not fewer than 1.18226 and not more than 1.24083 shares, and a fraction of a share of AT&T common stock expected to be not less than .47255 and not more than .51124. The actual number of shares of Class A Liberty Media Group tracking stock you will receive for each Associated Group share you hold will depend on the amount of Associated Group's indebtedness at the closing of the merger, the extent to which Associated Group option holders elect to exercise their options, rather than have them cashed out or be converted into options for Class A Liberty Media Group tracking stock, and the amount payable for severance obligations to two executive officers of Associated Group under existing employment agreements. The actual fraction of a share of AT&T common stock you will receive for each Associated Group share you hold will depend on the number of Associated Group shares outstanding on the date of the merger. This number will vary depending on the extent to which Associated Group option holders exercise options prior to the closing.

   AT&T will not issue fractional shares of Class A Liberty Media Group tracking stock or AT&T common stock. You will receive cash based on the market price of Class A Liberty Media Group tracking stock and AT&T common stock, as the case may be, instead of any fractional share.

   For a more complete description of what you will receive in the merger, see the sections entitled "The Proposed Merger--Structure of the Merger; Merger Consideration" on page 32.

Q: WILL HOLDERS OF ASSOCIATED GROUP'S CLASS A COMMON STOCK AND HOLDERS OF
   ASSOCIATED GROUP'S CLASS B COMMON STOCK RECEIVE DIFFERENT AMOUNTS IN THE MERGER?

A: No. Holders of Associated Group's Class A common stock and holders of
   Associated Group's Class B common stock will receive, for each share held, the same number of shares of Class A Liberty Media Group tracking stock and the same fraction of a share of AT&T common stock.

Q: WHAT IS LIBERTY MEDIA GROUP TRACKING STOCK?

A: Liberty Media Group tracking stock is a class of common stock of AT&T that is designed to reflect the economic performance of the businesses and assets of AT&T's Liberty Media Group. All of the Liberty Media Group tracking stock to be issued in the merger consists of Class A Liberty Media Group tracking stock.

Q: DOES THE BOARD OF DIRECTORS OF ASSOCIATED GROUP RECOMMEND VOTING IN FAVOR OF
   THE MERGER?

A: Yes. After careful consideration, your board of directors unanimously determined the merger to be fair to you and in your best interests as a stockholder of Associated Group and declared the merger advisable. Associated Group's board of directors unanimously approved the merger agreement and unanimously recommends its adoption by you.

   For a more complete description of the recommendation of and factors considered by the board of directors of Associated Group, see the sections entitled "The Proposed Merger--Associated Group's Reasons for the Merger" on page 39 and "--Recommendation of Associated Group's Board of Directors" on page 41.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER?

A: Yes. For example, the number of shares of Class A Liberty Media Group tracking stock and AT&T common stock that you will receive in the merger will not be adjusted based on changes in the market prices of Class A Liberty Media Group tracking stock or AT&T common stock before the completion of the merger. Also, the final share exchange ratios will not be determined until the closing of the merger. As a result, neither the final number of shares you will receive in the merger, nor the value of those shares, will be known at the time you vote on the merger. Associated Group is not permitted to "walk away" from the merger or resolicit the vote of its stockholders based on the actual number of shares of Class A Liberty Media Group tracking stock to be received by Associated Group stockholders or on changes in the market value of Class A Liberty Media Group tracking stock or AT&T common stock. WE URGE YOU TO OBTAIN CURRENT MARKET QUOTATIONS OF CLASS A LIBERTY MEDIA GROUP TRACKING STOCK (NYSE: LMG.A), AT&T COMMON STOCK (NYSE: T) AND ASSOCIATED GROUP COMMON STOCK (NASDAQ: AGRPA, AGRPB).

   In evaluating the merger, you should carefully consider these and other factors discussed in the section entitled "Risk Factors Relating to the Merger" on page 23.

Q: WHAT DO I NEED TO DO NOW?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. If you do not include instructions on how to vote your properly signed proxy, your shares will be voted "FOR" approval and adoption of the merger agreement.

   For a more complete description of voting at the meeting, see the section entitled "The Special Meeting--Proxies" on page 96.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: If you want to change your vote, send the secretary of Associated Group a later-dated, signed proxy card before the meeting or attend the meeting and vote in person. You may also revoke your proxy by sending written notice to the secretary of Associated Group before the meeting.

   For a more complete description of how to change your vote, see the section entitled "The Special Meeting--Proxies" on page 96.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker. If you do not instruct your broker to vote your shares, it will be equivalent to voting against the transaction.

   For a more complete description of voting shares held in "street name," see the section entitled "The Special Meeting--Proxies" on page 96.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your Associated Group stock certificates for Class A Liberty Media Group tracking stock and AT&T common stock certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. We hope to complete the merger during the first quarter of 2000.

   For a description of the conditions to completion of the merger, see the section entitled "The Merger Agreement--Conditions to the completion of the merger" on page 56.

Q: WILL I RECOGNIZE A TAXABLE GAIN OR LOSS FOR U.S. FEDERAL INCOME TAX PURPOSES
   IN THE MERGER?

A: We expect that if the merger is completed, you should not recognize gain or loss for United States federal income tax purposes, except that you will recognize gain with respect to cash received instead of fractional shares. However, you are urged to consult your own tax advisor to determine your particular tax consequences.

   For a more complete description of the tax consequences of the merger and certain related risks, see the sections entitled "Risk Factors Relating to the Merger--Lack of certainty that the merger will be tax free" on page 24 and "The Proposed Merger--Material U.S. Federal Income Tax Consequences" on page 51.

Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

A: Under Delaware law, you are not entitled to dissenters' or appraisal rights in the merger.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: You should call Associated Group's Investor Relations department at
   (610) 660-4910 with any questions about the merger.

   You may also obtain additional information about Associated Group, Liberty Media Group and AT&T from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled "Where you can find more information" on page 21. Information concerning the Liberty Media Group is included in the information filed by AT&T.

                                    SUMMARY

     This summary highlights selected information from this proxy statement/prospectus, and may not contain all the information that is important to you. To better understand the merger, you should read this entire document carefully, including the Amended and Restated Agreement and Plan of Merger dated as of October 28, 1999 attached as Appendix A and the other documents to which we refer you. In addition, we incorporate by reference in this proxy statement/prospectus important business and financial information about Associated Group, the Liberty Media Group and AT&T. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where you can find more information" on page 21. References herein to the "merger agreement" refer to the Agreement and Plan of Merger dated as of May 28, 1999 prior to October 28, 1999, and thereafter to the Amended and Restated Agreement and Plan of Merger dated as of October 28, 1999 (which is attached as Appendix A).

THE COMPANIES

The Associated Group, Inc.
200 Gateway Towers
Pittsburgh, Pennsylvania 15222
Tel: (412) 281-1907

     Associated Group is principally engaged in the ownership and operation of, and also owns interests in, various communications-related businesses. Currently, the two primary operating businesses of Associated Group are Teligent, Inc., a full-service, facilities-based communications company in which Associated Group has an approximate 40% equity interest, and TruePosition, Inc., a wholly owned subsidiary of Associated Group which provides location services for wireless carriers and users designed to determine the location of any wireless transmitters, including cellular and PCS telephones. Associated Group also owns a portfolio of marketable equity securities, primarily consisting of AT&T common stock and Class A and Class B Liberty Media Group tracking stock, with a market value of approximately $2.0 billion as of October 28, 1999.

Liberty Media Corporation
9197 South Peoria Street
Englewood, Colorado 80112
Tel: (720) 875-5400

     Liberty Media Corporation is a leading media, entertainment and communications company with interests in a diverse group of public and private companies with well recognized brand names, such as Encore, STARZ!, Discovery, TV Guide, Fox, USA Networks, QVC, CNN, TBS and Sprint PCS, which is held in trust. Liberty is the primary operating company of the "Liberty Media Group," which is a "tracking stock" group of AT&T.

AT&T Corp.
32 Avenue of the Americas
New York, New York 10013
Tel: (212) 387-5400

     AT&T is among the world's communications leaders, providing voice, data and video telecommunications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish domestic long distance, international long distance, regional, local and wireless telecommunications services, and cable television and Internet communication transmission services. AT&T also provides billing, directory, and calling card services to support its communications business. Internet users can obtain information about AT&T and its services at http://www.att.com.

     On May 6, 1999 AT&T agreed to acquire MediaOne Group, Inc. MediaOne Group is one of the world's largest broadband communications companies and has interests in various wireless communications businesses. The MediaOne Group merger is described briefly on page 30 of this proxy statement/prospectus.

THE PROPOSED MERGER (SEE PAGE 32)

     In the proposed merger, Associated Group will be acquired by AT&T and will become a member of the Liberty Media Group. Associated Group stockholders will be entitled to receive a total of approximately 51,778,920 shares of Class A Liberty Media Group tracking stock and approximately 19,719,274 shares of AT&T common stock in the merger. The above number of shares of Class A

Liberty Media Group tracking stock received in the merger will be reduced to the extent that (1) Associated Group's indebtedness at closing, plus the amount payable to cash out Associated Group options and to meet severance obligations to two Associated Group executive officers under existing employment agreements, exceeds a specified amount or (2) any of Associated Group's option holders elects to have their options "rolled over" into options to purchase Class A Liberty Media Group tracking stock.

     If Associated Group's indebtedness at closing does not exceed
$187 million, increased by $4 million per month on the first day of each month beginning August 1, 1999 (or $203 million as of November 1, 1999), and assuming aggregate severance obligations referred to above of approximately $5.4 million and that all Associated Group options are either "rolled over" or cashed-out, Associated Group stockholders would receive 1.18226 shares of Class A Liberty Media Group tracking stock and 0.51124 of a share of AT&T common stock for each share of Associated Group common stock.

     If, instead, all Associated Group options are exercised in full prior to the merger rather than "rolled over" or cashed out, and the amounts of Associated Group's indebtedness at closing and aggregate severance obligations are as assumed in the immediately preceding paragraph, Associated Group stockholders would receive 1.24083 shares of Class A Liberty Media Group tracking stock and 0.47255 of a share of AT&T common stock for each share of Associated Group common stock.

     For a more complete discussion of how the final per share exchange ratios will be determined, including examples of how they may vary depending on the amount of Associated Group's indebtedness at the closing of the merger and on the extent to which holders of Associated Group options elect to exercise, "roll over" or cash out their options, see "The Proposed Merger--Structure of the Merger; Merger Consideration" on page 32.

RECOMMENDATION OF ASSOCIATED GROUP'S BOARD OF DIRECTORS (SEE PAGE 41)

     After careful consideration, your board of directors unanimously determined the merger to be fair to you and in your best interests as a stockholder of Associated Group and declared the merger advisable. Associated Group's board of directors unanimously approved the merger agreement and unanimously recommends its adoption by you.

ASSOCIATED GROUP'S REASONS FOR THE MERGER (SEE PAGE 39)

     Associated Group believes the merger affords its stockholders the opportunity to realize, on a tax-free basis, a premium for their shares over the average trading prices at the time Associated Group reached tentative agreement with Liberty on the consideration to be received in the merger. In addition, the merger allows Associated Group stockholders to realize value and liquidity for Associated Group's interest in Teligent and its other assets (in addition to its holdings of AT&T common stock and Liberty Media Group tracking stock) on terms which minimize the risk of price fluctuations, and of market conditions generally, associated with that interest and certain of those other assets. Also, Associated Group stockholders will have the opportunity to continue to participate in any increase in the value of Liberty Media Group and AT&T, including any increase in value of Liberty Media Group that may be attributable to the acquisition of Associated Group's interest in Teligent and its other assets and interests. In determining to approve the merger agreement, Associated Group's board of directors also considered that prior to the mailing of this proxy statement/prospectus, Associated Group was permitted to accept alternative acquisition proposals.

OPINION OF ASSOCIATED GROUP'S FINANCIAL ADVISOR (SEE PAGE 41)

     Associated Group's financial advisor, Salomon Smith Barney Inc., has rendered a written opinion to Associated Group's board of directors that, as of May 28, 1999, the merger exchange ratios, taken together, were fair, from a financial point of view, to the holders of Associated Group common stock. The opinion is subject to the considerations, qualifications and limitations set forth in the opinion. We attach the opinion as Appendix B. We urge you to read it in its entirety.

THE MERGER AGREEMENT AND OTHER TRANSACTION AGREEMENTS (SEE PAGES 56 and 70)

     We have attached the merger agreement, which is the legal document that governs the merger, as Appendix A. We encourage you to read the merger agreement. We have also filed the voting agreement as an exhibit to AT&T's registration statement. Please see the section titled "Where you can find more information," on page 21, for instructions on how to obtain copies of this exhibit.

CONDITIONS (SEE PAGE 56)

     We will complete the merger only if certain mutual conditions are satisfied or waived, including the following:

     o the merger agreement must be approved and adopted by a majority of the voting power of Associated Group's common stock;

     o the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must expire or be terminated; and

     o the shares of AT&T common stock and Class A Liberty Media Group tracking stock to be issued in the merger must be authorized for listing on the New York Stock Exchange, subject only to official notice of issuance.

     AT&T will not be required to complete the merger unless certain conditions, which are for the benefit of Liberty, are satisfied or waived. These conditions may only be waived by Liberty, and include the following:

     o Associated Group's representations and warranties in the merger agreement must be true and accurate, generally without regard to any materiality qualifications, and there must not have been any adverse changes regarding Associated Group which were not previously disclosed, except to the extent any inaccuracies or changes, taken together, would not have a material adverse effect on Associated Group and its subsidiaries taken as a whole or prevent or eviscerate the effectiveness of the merger or the contemplated post-merger restructuring transactions;

     o Associated Group must have performed and complied in all material respects with its obligations and agreements in the merger agreement;

     o no injunction, order, law or regulation may be in effect which

     (1) prohibits or makes illegal completion of the merger;

     (2) imposes or is reasonably likely to impose material damages in connection with the merger;

     (3) would be reasonably likely to require material divestitures by Liberty;

     (4) imposes adverse restrictions or conditions on Liberty's ownership or operation of Associated Group or other material assets or businesses or prohibits completion of specified post-merger transactions; or

     (5) is reasonably likely to have a material adverse effect on Liberty and its subsidiaries taken as a whole;

     o the parties must have obtained approval from the Federal Communications Commission and other required consents or approvals from other governmental authorities;

     o two persons designated by Liberty must have been elected to Teligent's board of directors, replacing an equivalent number of directors of Teligent designated by Associated Group;

     o there must not have been any undisclosed material adverse changes in Teligent and its subsidiaries taken as a whole, or any changes, events or conditions that alone or together are reasonably likely to have a material adverse effect on the validity or nature of Associated Group's interest in Teligent or the rights or obligations associated with that interest;

     o there must not have been any acquisition of, or of a 25% or greater equity interest in or a substantial portion of the assets of, Teligent, or any definitive agreement for such an acquisition entered into by Teligent or its affiliates, including Associated Group and its subsidiaries, except in specified limited circumstances;

     o Liberty must be entitled to rely on an opinion of Baker & Botts, L.L.P. to the effect that the merger and certain post-merger restructuring transactions should qualify as a tax-free reorganization; and

     o certain pre-merger restructuring transactions must be completed.

AT&T will also not be required to complete the merger unless certain other conditions, which are for the benefit of AT&T, are satisfied or waived. These conditions may only be waived by AT&T and include the following:

     o Associated Group's representations and warranties in the merger agreement, generally without regard to any materiality qualifications, must be true and accurate, except to the extent any inaccuracies, taken together, would not be adverse to or place burdens on, or be reasonably likely to prevent, interfere with or delay, AT&T's acquisition of MediaOne Group or certain other pending transactions of AT&T with Comcast Corporation and Lenfest Communications, Inc. or the recently completed transaction with Microsoft Corporation, or otherwise be adverse or burdensome to AT&T or its subsidiaries or their relationships with federal or state governmental authorities, or prevent or eviscerate the effectiveness of the merger or the contemplated post-merger restructuring transactions;

     o each of Associated Group and Liberty must have performed and complied in all material respects with its obligations and agreements in the merger agreement, except in the case of Associated Group, for certain specified obligations and agreements;

     o no injunction, order, law or regulation may be in effect which

     (1) prohibits or makes illegal completion of the merger;

     (2) imposes or is reasonably likely to impose material damages in connection with the merger; or

     (3) in AT&T's reasonable judgment, would be reasonably likely

       o to require divestiture of, or any restrictions or conditions on the conduct of, any business or assets of AT&T or its subsidiaries;

       o to materially limit AT&T's or Liberty's ownership of Associated Group to the extent necessary to complete specified post-merger transactions; or

       o to limit or place burdens on AT&T's acquisition of MediaOne Group or certain other pending transactions of AT&T with Comcast Corporation and Lenfest Communications, Inc. or the recently completed transaction with Microsoft Corporation or would otherwise be adverse or burdensome on or to AT&T or its subsidiaries or their relationships with federal or state governmental authorities;

     o the parties must have obtained approval from the Federal Communications Commission and other required consents or approvals from other governmental authorities;

     o AT&T must have received an opinion of Baker & Botts, L.L.P. to the effect that the merger and certain post-merger restructuring transactions should qualify as a tax-free reorganization; and

     o certain pre-merger restructuring transactions must be completed and there must be no impediment to the completion of certain post-merger restructuring transactions.

Associated Group will not be required to complete the merger unless certain conditions are satisfied or are waived by Associated Group, including the following:

     o Liberty's and AT&T's representations and warranties in the merger agreement must be true and accurate and there must not have been any adverse changes regarding Liberty which were not previously disclosed, except to the extent any inaccuracies or changes would not have a material adverse effect on Liberty and its subsidiaries taken as a whole or prevent or eviscerate the effectiveness of the merger or the contemplated post-merger restructuring transactions;

     o each of Liberty, AT&T and A-Group Merger Corp. must have performed and complied in all material respects with its obligations and agreements in the merger agreement;

     o no injunction, order, law or regulation may be in effect which

     (1) prohibits or makes illegal completion of the merger; or

     (2) has or is reasonably likely to have, or imposes restrictions or conditions on consummation of the merger or the contemplated post-merger transactions which have or would have a material adverse effect on Liberty and its subsidiaries taken as a whole or prevent or eviscerate the effectiveness of the merger or the contemplated post-merger restructuring transactions;

     o the parties must have obtained approval from the Federal Communications Commission and other required consents or approvals from other governmental authorities;

     o Associated Group must have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the merger and certain post-merger restructuring transactions should qualify as a tax-free reorganization; and

     o all documents necessary to complete the conversion of Associated Group after the merger to a limited liability company, including required governmental filings, must be reasonably satisfactory to Associated Group, and except for making these filings, all actions necessary to complete the conversion must have been duly taken.

TERMINATION (SEE PAGE 61)

     o Any of Associated Group, Liberty or AT&T may terminate the merger agreement if any of the following occurs:

          o we do not complete the merger by March 31, 2000, except, that any of Associated Group, Liberty or AT&T may extend this date to up to June 30, 2000 if we do not close by March 31, 2000 generally because required governmental approvals are not received, or injunctions or legal proceedings are pending, and that date may be further extended by Associated Group to December 31, 2000 if we do not close by June 30, 2000 because certain governmental approvals are not received, or injunctions or legal proceedings are pending, solely because of other transactions engaged in by Liberty or AT&T

          o any other party materially breaches any representation, warranty, covenant or agreement contained in the merger agreement that is not curable and would prevent the satisfaction of the applicable conditions to closing

          o a court or other governmental body permanently prohibits the merger or any of the post-merger restructuring transactions or

          o the stockholders of Associated Group fail to adopt the merger agreement

     o Liberty may terminate the merger agreement if:

          o Associated Group's board of directors withdraws or modifies, in a manner adverse to Liberty or

            AT&T, its approval or recommendation of the merger or

          o Associated Group's board of directors approves or recommends, or authorizes Associated Group to enter into an agreement with respect to an alternative acquisition proposal

     o Associated Group may terminate the merger agreement if:

       o Associated Group determines in good faith that it is reasonably likely that the conditions relating to governmental approvals, enactments and injunctions will not be satisfied

       o Associated Group enters into a definitive agreement for an alternative acquisition at a time that its obligation to refrain from soliciting alternative acquisitions is not in effect

       o in certain cases where AT&T has exercised its right to delay the consummation of the merger

       o in certain cases where Associated Group determines in its good faith judgment that the merger will not be consummated due to Liberty or AT&T entering into certain transactions or

       o Associated Group determines in good faith that it is reasonably likely that the condition regarding the delivery to AT&T of the required tax opinion of counsel will not be satisfied

     o AT&T may terminate the merger agreement, in certain cases after expiration of a "cure" period, if it determines in good faith that the terms and conditions of a regulatory approval for the merger will interfere with obtaining regulatory approval for its pending acquisition of MediaOne Group or certain other pending transactions of AT&T with Comcast Corporation and Lenfest Communications, Inc. or the recently completed transaction with Microsoft Corporation

     o Finally, Associated Group, Liberty and AT&T may mutually agree to terminate the merger agreement at any time.

TERMINATION FEES (SEE PAGE 63)

     If the merger agreement is terminated in connection with certain alternative proposals for the acquisition of, or a substantial equity investment in, Associated Group, Associated Group may be obligated to pay Liberty a termination fee of either $50 million or $10 million, and may be obligated to convert all of the shares of Class B Liberty Media Group tracking stock beneficially owned by it into shares of Class A Liberty Media Group tracking stock. In certain other cases of a termination by Associated Group, Liberty may be obligated to pay Associated Group a $50 million termination fee. In all cases, the payment of a termination fee or the conversion of Liberty Media Group tracking stock depends upon the particular circumstances of the termination.

NO OTHER NEGOTIATIONS INVOLVING ASSOCIATED GROUP (SEE PAGE 64)

     Until the merger is completed or the merger agreement is terminated, Associated Group has agreed not to take any of the following actions:

     o solicit or initiate an alternative acquisition proposal of the nature specified in the merger agreement, such as a merger, sale of a significant amount of equity or a sale of significant assets, involving Associated Group and a party other than Liberty or AT&T; or

     o with respect to any person, entity or group that is pursuing an alternative acquisition proposal:

       o negotiate;

       o cooperate with or disclose any non-public information relating to Associated Group or any of its subsidiaries; or

       o approve or enter into any agreement regarding the alternative acquisition proposal.

     However, Associated Group may take any of these actions, other than solicitation or initiation, if, prior to adoption of the merger agreement by Associated Group stockholders at the special meeting, Associated Group receives an alternative acquisition proposal that was not solicited or initiated by Associated Group, and both of the following occur:

     o Associated Group's board of directors reasonably determines in good faith, after consultation with its financial advisor, that the terms of the alternative acquisition proposal are more favorable to Associated Group's stockholders than the merger, and financing for the alternative acquisition, to the extent required, is either committed or, in the good faith judgment of Associated Group's board of directors, is reasonably capable of being obtained; and

     o Associated Group's board of directors reasonably determines in good faith, after consultation with its outside legal counsel, that it is, or is reasonably likely to be, required to take the action in order to discharge properly its fiduciary duties under applicable law.

     Moreover, Associated Group may take the actions described in the first paragraph of this section, including solicitation or initiation of an alternative acquisition proposal involving a party other than Liberty or AT&T, in certain circumstances where actions or inactions by Liberty or AT&T cause, or may cause, a delay in completing the merger.

     Associated Group has also agreed to include in this proxy statement/prospectus its recommendation in favor of adoption of the merger agreement by Associated Group stockholders. However, Associated Group may withdraw or modify its recommendation if it receives an alternative acquisition proposal that was not solicited or initiated by Associated Group, and the Associated Group board of directors makes the determination described above that the proposal is more favorable than the merger, and also reasonably determines in good faith that the withdrawal or modification is, or is reasonably likely to be, required in order for it to discharge properly its fiduciary duties under applicable law.

REGULATORY MATTERS (SEE PAGE 53)

     We have made or will make filings, and have taken or will take other actions, necessary to obtain required approvals from governmental authorities in connection with the proposed merger, including U.S. antitrust authorities and the Federal Communications Commission, with a view to completing the merger as soon as possible. On October 20, 1999, the parties filed the requisite Pre-Merger Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the Department of Justice and the Federal Trade Commission. The waiting period initiated by these filings is scheduled to expire at 11:59 p.m. on November 19, 1999, unless a request for additional information is made by either agency. The Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the merger at any time before its completion.

     We expect to obtain all material required governmental approvals and complete the merger in the first quarter of 2000. We cannot be certain, however, that we will obtain these approvals, or that we will obtain them without conditions that would be detrimental to AT&T or Associated Group. AT&T is not required to close the merger, and in certain circumstances may terminate the merger agreement, if any governmental approval for the merger contains conditions that, in its reasonable judgment, would be adverse to or place burdens on, or be reasonably likely to prevent, interfere with or delay, AT&T's pending acquisition of MediaOne Group, certain other pending transactions of AT&T with Comcast Corporation and Lenfest Communications, Inc. or the recently completed transaction with Microsoft Corporation, or would otherwise be adverse to or burdensome on AT&T or its subsidiaries or their relationships with federal or state governmental authorities.

ACCOUNTING TREATMENT (SEE PAGE 48)

     The merger will be accounted for as a purchase in accordance with generally accepted accounting principles.

TAX CONSEQUENCES (SEE PAGE 51)

     We expect that if the merger is completed, stockholders should not recognize gain or loss for United States federal income tax purposes, except for gain or loss with respect to cash received instead of fractional shares. However, we strongly encourage you to consult your own tax advisor to determine your particular tax consequences.

NYSE LISTING

     AT&T will use reasonable efforts to cause the shares of Class A Liberty Media Group tracking stock and AT&T common stock to be issued in the merger to be authorized for listing on the New York Stock Exchange, subject to official notice of issuance, before completion of the merger. It is a condition to the closing of the merger that this listing authorization be obtained.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 48)

     When considering the recommendation of Associated Group's board of directors, you should be aware that members of Associated Group's management and board of directors may be deemed to have interests in the merger that are different from, or in addition to, yours as a stockholder of Associated Group.

     All of Associated Group's directors and executive officers hold options under Associated Group's Amended and Restated 1994 Stock Option and Incentive Award Plan. Upon completion of the merger, unvested stock options held by both non-employee directors of Associated Group and by certain executive officers of Associated Group will automatically vest. The number of shares of Associated Group common stock subject to unvested options held by these non-employee directors and executive officers of Associated Group totaled 175,875 as of October 29, 1999.

     In connection with the merger, all unexercised Associated Group options will either be cashed out or rolled over into options to purchase Class A Liberty Media Group tracking stock, subject to a maximum of two million shares of Associated Group common stock underlying Associated Group options that may be rolled over. If all Associated Group options held by Associated Group's directors and executive officers were rolled over into Class A Liberty Media Group options, those directors and executive officers would receive options to purchase a total of 3,716,709 shares of Class A Liberty Media Group tracking stock at a weighted average exercise price of $2.88 per share. If all Associated Group options held by Associated Group's directors and executive officers were cashed out in connection with the merger, those directors and executive officers would receive payments totaling approximately $122.5 million.

     Associated Group's directors and executive officers also hold options granted under the Amended and Restated TruePosition, Inc. 1995 Stock Incentive Plan to purchase shares of TruePosition common stock representing approximately 4.0% of TruePosition's equity on a fully diluted basis. These options will continue after the merger.

     Upon completion of the merger Myles P. Berkman, Chairman, Chief Executive Officer, President and Treasurer, and David J. Berkman, Executive Vice President, of Associated Group, will receive, in accordance with pre-existing employment agreements, lump sum severance payments of approximately $3.4 million and $2.0 million, respectively.

     In connection with the merger, two split-dollar life insurance agreements regarding two life insurance policies on the life of Myles P. Berkman will be terminated. The trust for the benefit of Myles P. Berkman's children, which owns the policies, and Associated Group, the other party to the split dollar agreements, have agreed that upon termination of the agreements and the payment by the trust to Associated Group of aggregate cash surrender value of the insurance policies (estimated to be approximately $2.4 million as of December 15, 1999), Associated Group will release its security interest in, and the trust will obtain unencumbered ownership of, the policies.

INDEMNIFICATION AND INSURANCE (SEE PAGE 50)

     The merger agreement provides for certain indemnification of officers and directors of Associated Group and for the continuation of directors and officers liability insurance.

VOTE REQUIRED (SEE PAGE 95)

     Adoption of the merger agreement requires the favorable vote of a majority of the voting power of the Class A Associated Group common stock and the Class B Associated Group common stock, voting together as one class.

     The directors and executive officers of Associated Group, certain of whom are parties to the voting agreement described below, have indicated a present intention to vote in favor of approval and adoption of the merger agreement. As of the record date for the special meeting, these directors and executive officers beneficially owned and were entitled to vote shares of Associated Group common stock representing approximately 5.7% of the total voting power of all outstanding shares of Associated Group common stock. As of the record date for the special meeting, the directors and executive officers of AT&T beneficially owned and were entitled to vote shares of AT&T common stock and Liberty Media Group tracking stock representing less than 3.0% of the total voting power of all outstanding AT&T common shares.

VOTING AGREEMENT (SEE PAGE 70)

     Certain persons or entities, including certain executive officers and directors of Associated Group have entered into a voting agreement with AT&T and Liberty, whereby they have agreed with Liberty to vote the shares of Associated Group common stock they are entitled to vote in favor of approval and adoption of the merger agreement. As of the record date for the special meeting, the shares of Associated Group common stock subject to the voting agreement represented approximately 22.3% of the total voting power of the Associated Group common stock entitled to vote on the merger.

RESTRUCTURING TRANSACTIONS (SEE PAGE 69)

     The merger agreement provides that the parties will complete certain pre-merger and post-merger restructuring transactions. As a result of these restructuring transactions, following the merger (1) all of the shares of AT&T common stock and Liberty Media Group tracking stock held by Associated Group, as the surviving entity in the merger, will be retired and (2) the surviving entity in the merger, which will be a wholly owned subsidiary of AT&T, will be a member of the Liberty Media Group.

DIVIDENDS

     Following the merger, AT&T expects to continue to pay its regular quarterly dividend on AT&T common stock at its current rate, subject to any change that AT&T's board of directors may determine. AT&T does not expect any dividends to be paid on Class A Liberty Media Group tracking stock for the foreseeable future.

RESTRICTIONS ON THE ABILITY TO SELL AT&T COMMON STOCK OR CLASS A LIBERTY MEDIA GROUP TRACKING STOCK

     All shares of Class A Liberty Media Group tracking stock and AT&T common stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of Associated Group or AT&T under the Securities Act of 1933. In that case, prior to the first anniversary of the merger, sales may be made only pursuant to a registration statement or exemption under the Securities Act.

SELECTED HISTORICAL FINANCIAL INFORMATION

  AT&T

     In the table below, we provide you with selected historical consolidated financial data of AT&T. AT&T prepared this information using its consolidated financial statements as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1998 and for the six-month periods ended June 30, 1999 and 1998. AT&T derived the consolidated income statement data below for each of the three years ended December 31, 1998, and the consolidated balance sheet data at December 31, 1998 and 1997 from financial statements audited by PricewaterhouseCoopers LLP, independent accountants. AT&T derived the remaining data from unaudited consolidated financial statements.

     This information is only a summary and you should read it together with the financial information incorporated by reference in this proxy statement/prospectus. See "Where you can find more information" on page 21.

     Income from continuing operations for the six months ended June 30, 1999 includes $641 million of nonoperational items, primarily including an in process research and development charge associated with AT&T's merger with Tele-Communications, Inc. ("TCI"), equity losses associated with investments in At Home Corporation and Cablevision Systems Corporation, and gains on the sale of businesses. Income from continuing operations for the six months ended
June 30, 1998 and for the year ended December 31, 1998 includes nonoperational items of $1.6 billion and $1.1 billion, respectively, including restructuring and other charges as well as benefits from gains on sales. Income from continuing operations for 1995 includes $2.0 billion of restructuring and other charges. The number of shares of AT&T common stock outstanding and per share data have been adjusted to reflect the AT&T three-for-two stock split paid on April 15, 1999. The number of shares of Liberty Media Group tracking stock outstanding and per share data reflect a two-for-one stock split paid on June 11, 1999.

                   AT&T--SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                    AT OR FOR THE SIX
                                                      MONTHS ENDED
                                                        JUNE 30,                 AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                    ------------------    -----------------------------------------------
                                                    1999(1)     1998       1998      1997      1996      1995      1994
                                                    --------   -------    -------   -------   -------   -------   -------
INCOME STATEMENT DATA:
Revenues..........................................  $ 29,787   $26,042    $53,223   $51,577   $50,688   $48,449   $46,063
Operating income..................................     5,029       945      7,487     6,836     8,709     5,169     7,393
Income from continuing operations.................     2,063     1,124      5,235     4,249     5,458     2,981     4,230
Income from continuing operations--available to
  AT&T common shareowners.........................     2,664     1,124      5,235     4,249     5,458     2,981     4,230
Weighted average AT&T common shares and potential
  common shares...................................     3,043     2,720      2,700     2,683     2,651     2,612     2,571
Per AT&T common share--basic:
  Income from continuing operations(2)............  $   0.90   $  0.42    $  1.96   $  1.59   $  2.07   $  1.15   $  1.65
Per AT&T common share--diluted:
  Income from continuing operations(3)............      0.88      0.41       1.94      1.59      2.07      1.14      1.64
Cash dividends declared per AT&T common share.....      0.44      0.44       0.88      0.88      0.88      0.88      0.88
Loss from continuing operations available to
  Liberty Media Group shareowners.................      (601)       --         --        --        --        --        --
Weighted average Liberty Media Group shares.......     1,250        --         --        --        --        --        --
Per Liberty Media Group share--basic..............     (0.48)       --         --        --        --        --        --
Per Liberty Media Group share--diluted............     (0.48)       --         --        --        --        --        --
Cash dividends declared per Liberty Media Group
  share...........................................        --        --         --        --        --        --        --
                                                    --------   -------    -------   -------   -------   -------   -------
BALANCE SHEET DATA:
  Total assets....................................  $158,510   $61,085    $59,550   $61,095   $57,348   $62,864   $57,817
  Long-term debt..................................    22,152     7,161      5,556     7,857     8,878     8,913     9,138
  Shareowners' equity.............................    73,488    25,736     25,522    23,678    21,092    17,400    18,100

------------------
(1) On March 9, 1999, the TCI merger closed. The TCI merger was recorded as a purchase. In conjunction with the TCI merger, AT&T issued Liberty Media Group tracking stock to reflect the separate economic performance of the Liberty Media Group. AT&T does not have a "controlling financial interest" for financial accounting purposes in the Liberty Media Group, therefore the Liberty Media Group is accounted for as an equity investment. As a separate tracking stock, all of the earnings or losses related to the Liberty Media Group are excluded from the earnings available to the holders of AT&T common stock. Certain 1999 amounts for AT&T have been reclassified to conform with the current presentation.

(2) Basic earnings per share from continuing operations of AT&T common stock prior to the three-for-two stock split, for the five years ended
    December 31, 1998 through December 31, 1994, respectively, were $2.93, $2.39, $3.10, $1.72 and $2.48, respectively. For the period ended June 30, 1998, pre-split basic earnings from continuing operations per share of AT&T common stock were $0.63.

(3) Diluted earnings per share from continuing operations of AT&T common stock prior to the three-for-two stock split, for the five years ended
    December 31, 1998 through December 31, 1994, respectively, were $2.91, $2.38, $3.09, $1.71 and $2.47, respectively. For the period ended June 30, 1998, pre-split diluted earnings from continuing operations per share of AT&T common stock were $0.62.

Associated Group

     In the table below, we provide you with selected historical financial data of Associated Group for each of the past five fiscal years and the six-month periods ended June 30, 1999 and 1998. The financial data is on a consolidated basis for the periods subsequent to the spin-off of Associated Group by Associated Communications Corporation which occurred in December 1994, and on a combined basis for the period prior to the spin-off. Combined financial data for 1994 includes the accounts of Associated Group, certain of its subsidiaries, and certain other assets and liabilities of Associated Communications Corporation, all transferred to Associated Group prior to the spin-off. The results for the six months ended June 30, 1999 are not necessarily indicative of the results to be expected for 1999.

     When you read the selected historical financial data, you should consider reading along with it the consolidated financial statements and accompanying notes that Associated Group has included in its 1998 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the six months ended June 30, 1999. You can obtain these reports by following the instructions we provide under "Where you can find more information" on page 21.

          ASSOCIATED GROUP--SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                    AT AND FOR THE SIX
                                          MONTHS
                                      ENDED JUNE 30,                   AT AND FOR THE YEAR ENDED DECEMBER 31,
                                  -----------------------    -----------------------------------------------------------
                                     1999         1998          1998         1997        1996        1995        1994
                                  ----------   ----------    ----------   ----------   ---------   ---------   ---------
                                        (Unaudited)
STATEMENT OF OPERATIONS DATA(1)
Revenue.........................  $   25,841   $   15,327    $   32,801   $   25,835   $  20,864   $   4,272   $   4,664
Cost and expenses(2)............     244,864      116,017       310,061      179,737      53,536      20,938      17,555
Operating loss..................    (219,023)    (100,690)     (277,260)    (153,902)    (32,672)    (16,666)    (12,891)
Equity in loss of affiliates....          --           --            --           --      (2,119)     (2,912)     (2,957)
Other income (expense)(3).......      (2,530)      45,317       127,779       88,407       9,259        (458)      3,599
Net loss........................  $ (215,213)  $  (50,013)   $ (139,109)  $  (51,665)  $ (17,196)  $ (13,213)  $  (9,436)
Net loss per share..............  $    (5.62)  $    (1.32)   $    (3.66)  $    (1.38)  $    (.46)  $    (.35)  $    (.25)
Weighted average shares
  outstanding...................      38,318       37,931        38,024       37,573      37,548      37,532      37,532
BALANCE SHEET DATA(1)
Total assets....................  $3,030,280   $2,108,626    $2,431,352   $1,503,122   $ 518,934   $ 574,471   $ 478,555
Working capital (deficit).......      85,223      431,452       150,487      326,653     (96,274)    (34,385)    (15,986)
Long-term debt..................     795,128      566,078       580,220      306,244       8,326          --          --

------------------
(1) Reflects consolidation of Grupo Portatel, S.A. de C.V. and subsidiaries as of January 1, 1996, and consolidation of Teligent, Inc. as of March 5, 1996.

(2) Includes $13,119, $13,553, $27,006, $84,042 and $2,778 of non-cash expense for stock-based compensation for the six months ended June 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996, respectively.

(3) Includes $580, $1,162, $2,485, $3,398 and $2,831 gain on sale of marketable equity securities in 1999, 1998, 1997, 1996 and 1994, respectively. Also includes $22,530, $57,304, $166,404, $80,621 and $7,893 for minority interests in the net loss of consolidated subsidiaries for the six months ended June 30, 1999 and 1998 and for the years ended December 31, 1998, 1997 and 1996, respectively. 1997 also includes $12,177 gain on the sale of a wireless communications investment.

SELECTED PRO FORMA CONDENSED FINANCIAL INFORMATION

     In the table below, we provide you with unaudited selected pro forma condensed financial information for AT&T as if its merger with MediaOne Group had been completed on January 1, 1998 for income statement purposes and on June 30, 1999 for balance sheet purposes. In addition, this information reflects the TCI merger as if it had been completed on January 1, 1998 for income statement purposes. TCI is reflected in AT&T's balance sheet as of June 30, 1999, therefore there is no TCI pro forma impact on the balance sheet.

     This unaudited selected pro forma condensed financial information should be read in conjunction with the separate historical financial statements and accompanying notes of AT&T and of MediaOne Group, which are incorporated by reference in this proxy statement/prospectus. AT&T filed detailed unaudited pro forma financial statements with the SEC on October 29, 1999, which are incorporated by reference in this proxy statement/prospectus. See "Where you can find more information" on page 21. You should not rely on the unaudited selected pro forma financial information as an indication of the results of operations or financial position that would have been achieved if the TCI and MediaOne Group mergers had taken place earlier or of the results of operations or financial position of AT&T after the completion of the MediaOne Group and TCI mergers.

     Income from continuing operations attributable to holders of AT&T common stock excludes the results of the Liberty Media Group and dividend requirements on AT&T preferred stock. The MediaOne Group and TCI mergers will have no effect on Liberty Media Group tracking stock.

     The selected pro forma condensed financial information of AT&T in the table below, and the pro forma financial statements of AT&T incorporated by reference in this proxy statement/prospectus, do not show any adjustments to reflect the merger of Associated Group with a subsidiary of AT&T, as the merger would not have a material effect on the results of operations or financial position of AT&T, whether or not the pending AT&T/MediaOne Group merger is completed.

                                                                              SIX MONTHS           YEAR ENDED
                                                                                 ENDED             DECEMBER 31,
                                                                              JUNE 30, 1999           1998
                                                                              -------------        -------------
                                                                             (IN MILLIONS, EXCEPT PER SHARE  DATA)
UNAUDITED PRO FORMA CONDENSED INCOME STATEMENT DATA:
  Revenues.................................................................     $  32,055            $  62,308
  Operating income.........................................................     $   4,237            $   6,208
  Income from continuing operations attributable to AT&T common
     shareowners...........................................................     $   2,956            $   4,267
  Weighted average shares and potential shares of AT&T common stock........         3,881                3,874
  Basic earnings per AT&T common share--Income from continuing
     operations............................................................     $    0.78            $    1.14
  Diluted earnings per AT&T common share--Income from continuing
     operations............................................................     $    0.77            $    1.10
  Basic and diluted loss per Liberty Media Group share (Class A and
     Class B)..............................................................     $    0.65            $    0.25


                                                                              JUNE 30, 1999
                                                                                ---------
UNAUDITED PRO FORMA CONDENSED BALANCE SHEET DATA:
  Total assets.............................................................     $ 247,153
  Long-term debt...........................................................        28,485
  Shareowners' equity--AT&T shareowners....................................        74,211
  Shareowners' equity--Liberty Media Group shareowners.....................        35,286

UNAUDITED COMPARATIVE PER SHARE DATA

     In the first table below, we provide you with historical per share information for AT&T, as well as historical per share information for Associated Group, as of and for the six months ended June 30, 1999 and as of and for the year ended December 31, 1998. In addition, we provide AT&T pro forma information as of and for the six months ended June 30, 1999 and for the year ended
December 31, 1998. In the column labeled "AT&T Pro Forma Including MediaOne Group," we have assumed that the pending AT&T/MediaOne Group merger and AT&T's merger with TCI were completed on January 1, 1998 for income statement purposes, and that the pending AT&T/MediaOne Group merger and the merger of Associated Group described in this proxy statement/prospectus were completed on June 30, 1999 for balance sheet purposes. In the column labeled "AT&T Pro Forma Excluding MediaOne Group," we have assumed that the TCI merger was completed on January 1, 1998 for income statement purposes, that the merger of Associated Group described in this proxy statement/prospectus was completed on June 30, 1999 for balance sheet purposes and that the pending AT&T/MediaOne Group merger has not been completed. AT&T's historical balance sheet as of June 30, 1999 gives effect to the TCI merger. Because following the merger of Associated
Group described in this proxy statement/prospectus Associated Group will be a member of the Liberty Media Group, the merger will have no impact on earnings or dividends per share of AT&T common stock.

     The column labeled "Associated Group Pro Forma Equivalent, Including MediaOne Group" presents the per share data set forth in the column labeled "AT&T Pro Forma Including MediaOne Group" multiplied by .51124, the fraction of a share of AT&T common stock expected to be issued in the merger in exchange for each share of Associated Group common stock, based on the assumption that all Associated Group options are "rolled over" into Class A Liberty Media Group tracking stock options or are cashed-out, resulting in 38,571,183 shares of Associated Group common stock being outstanding at the time of the merger. The column labeled "Associated Group Pro Forma Equivalent, Excluding MediaOne Group" presents the per share data set forth in the column labeled "AT&T Pro Forma Excluding MediaOne Group" multiplied by .51124.

     In the second table below, we provide you with historical per share information for Liberty Media Group as of and for the four months ended
June 30, 1999 and we provide pro forma per share information for Liberty Media Group as of and for the six months ended June 30, 1999 and for the year ended December 31, 1998. In addition, we provide historical and equivalent per share information for Associated Group as of and for the six months ended June 30, 1999 and as of and for the year ended December 31, 1998. In the column labeled "Liberty Media Group Pro Forma" we have assumed that AT&T's merger with TCI and the merger of Associated Group were completed on January 1, 1998 for income statement purposes, and that the merger of Associated Group described in this proxy statement/prospectus was completed on June 30, 1999 for balance sheet purposes. Upon completion of the Associated Group merger, the total consideration will be allocated to the specific identifiable tangible and intangible assets and liabilities of Associated Group based on final determination of their fair values. For purposes of this presentation, the preliminary excess of the consideration over the net assets acquired is amortized over 20 years. Liberty Media Group's historical balance sheet as of June 30, 1999 gives effect to the TCI Merger.

     Assuming that Associated Group's indebtedness at closing does not exceed $187 million, increased by $4 million per month on the first day of each month beginning August 1, 1999 (or $203 million as of November 1, 1999), and assuming aggregate severance obligations of approximately $5.4 million and that Associated Group options are either "rolled over" into Class A Liberty Media Group tracking stock options or "cashed out," Associated Group stockholders would receive approximately 1.18226 shares of Class A Liberty Media Group tracking stock for each share of Associated Group common stock. The column labeled "Associated Group Pro Forma Equivalent" presents the per share data set forth in the column labeled "Liberty Media Group Pro Forma" multiplied by 1.18226.

     It is important that when you read this information, you read along with it the selected pro forma condensed financial information of AT&T included on page 13, as well as the financial statements and accompanying notes of AT&T (including the Liberty Media Group), MediaOne Group and Associated Group included in the documents that are described on page 21 of this proxy statement/prospectus under "Where you can find more information" and are incorporated herein by reference. You should not rely on the unaudited comparative per share data as an indication of the results of operations or the financial position that would have been achieved if the pending AT&T/MediaOne Group merger and the TCI merger had taken place earlier or the results of operations or financial position of AT&T after completion of such transactions.

     The per share data presented below for AT&T historical and pro forma amounts have been adjusted to reflect the three-for-two split of AT&T common stock paid on April 15, 1999.

     AT&T

                                                                                  ASSOCIATED                ASSOCIATED
                                                                         AT&T       GROUP                     GROUP
                                                                         PRO      PRO FORMA       AT&T      PRO FORMA
                                                                        FORMA     EQUIVALENT,   PRO FORMA   EQUIVALENT,
                                             ASSOCIATED                INCLUDING  INCLUDING     EXCLUDING   EXCLUDING
                                               GROUP        AT&T       MEDIAONE   MEDIAONE      MEDIAONE    MEDIAONE
                                             HISTORICAL   HISTORICAL    GROUP     GROUP(1)       GROUP      GROUP(1)
                                             ----------   ----------   --------   -----------   ---------   -----------
Book value per common share
  June 30, 1999............................   $  30.23      $11.95     $ 19.48      $  9.96      $ 11.95      $  6.11
  December 31, 1998 (2)....................      26.06        9.70          --           --           --           --
Income from continuing operations
  Earnings (loss) per common share--basic:
     For the six months ended June 30,
        1999...............................     (5.62)         .90         .78          .40          .73          .37
     For the year ended December 31,
        1998...............................     (3.66)        1.96        1.14          .58         1.29          .66
  Earnings (loss) per common
     share--diluted:
     For the six months ended June 30,
        1999...............................     (5.62)         .88         .77          .39          .71          .36
     For the year ended December 31,
        1998...............................     (3.66)        1.94        1.10          .56         1.25          .64
Cash dividends per common share:
  For the six months ended June 30,
     1999..................................         --         .44         N/A          N/A          N/A          N/A
  For the year ended December 31, 1998.....         --         .88         N/A          N/A          N/A          N/A

------------------
(1) If all Associated Group options are exercised in full prior to the merger rather than "rolled over" or "cashed-out." Associated Group stockholders would receive 0.47255 of a share of AT&T common stock for each share of Associated Group common stock. Using the 0.47255 exchange ratio, the Associated Group Pro Forma Equivalent per share data is as follows:

                                                                      ASSOCIATED    ASSOCIATED
                                                                        GROUP         GROUP
                                                                      PRO FORMA     PRO FORMA
                                                                      EQUIVALENT,   EQUIVALENT,
                                                                      INCLUDING     EXCLUDING
                                                                      MEDIAONE      MEDIAONE
                                                                        GROUP         GROUP
                                                                      -----------   -----------
Book value per common share
  June 30, 1999.....................................................    $  9.21       $  5.65
  December 31, 1998.................................................         --            --
Income from continuing operations
  Earnings per common share--basic
     For the six months ended June 30, 1999.........................        .37           .34
     For the year ended December 31, 1998...........................        .54           .61
  Earnings per common share--diluted
     For the six months ended June 30, 1999.........................        .36           .34
     For the year ended December 31, 1998...........................        .52           .59
Cash dividends per common share
  For the six months ended June 30, 1999............................        N/A           N/A
  For the year ended December 31, 1998..............................        N/A           N/A

(2) AT&T historical book value per common share as of December 31, 1998 prior to adjustment for the three-for-two stock split AT&T paid on April 15, 1999 was $14.55.

LIBERTY MEDIA GROUP

                                                                                                       ASSOCIATED
                                                       ASSOCIATED    LIBERTY MEDIA    LIBERTY MEDIA      GROUP
                                                        GROUP          GROUP            GROUP          PRO FORMA
                                                       HISTORICAL    HISTORICAL       PRO FORMA        EQUIVALENT (1)
                                                       ----------    -------------    -------------    --------------
Book value per common share
  June 30, 1999.....................................     $30.23         $ 27.98          $ 28.41           $33.59
  December 31, 1998.................................      26.06              --               --               --
Income from continuing operations
  Earnings (loss) per common share--basic:
     For the four months ended June 30, 1999........         --            (.48)              --               --
     For the six months ended June 30, 1999.........      (5.62)             --             (.71)            (.84)
     For the year ended December 31, 1998...........      (3.66)             --             (.34)            (.40)
  Earnings (loss) per common share--diluted:
     For the four months ended June 30, 1999........         --            (.48)              --               --
     For the six months ended June 30, 1999.........      (5.62)             --             (.71)            (.84)
     For the year ended December 31, 1998...........      (3.66)             --             (.34)            (.40)

------------------

(1) If all Associated Group options are exercised in full prior to the merger rather than "rolled over" or "cashed out" and assuming that Associated Group's indebtedness at closing does not exceed $187 million, increased by $4 million per month on the first day of each month beginning August 1, 1999 (or $203 million as of November 1, 1999), and assuming aggregate severance obligations of approximately $5.4 million. Associated Group stockholders would receive approximately 1.24083 shares of Class A Liberty Media Group tracking stock for each share of Associated Group common stock. Using the
    1.24083 exchange ratio, the Associated Group Pro Forma Equivalent per share data is as follows:

                                                                       ASSOCIATED GROUP
                                                                       PRO FORMA EQUIVALENT
                                                                       --------------------
Book value per common share
  June 30, 1999.....................................................          $35.25
  December 31, 1998.................................................              --
Income from continuing operations
  Earnings (loss) per common share--basic
     For the six months ended June 30, 1999.........................            (.88)
     For the year ended December 31, 1998...........................            (.42)
  Earnings (loss) per common share--diluted
     For the six months ended June 30, 1999.........................            (.88)
     For the year ended December 31, 1998...........................            (.42)

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Shares of Associated Group's Class A common stock and Class B common stock are listed on the Nasdaq National Market. Shares of Class A and Class B Liberty Media Group tracking stock and AT&T common stock are listed on the New York Stock Exchange.

     The following table sets forth the high and low sales prices for a share of Associated Group's Class A and Class B common stock, AT&T common stock and
Class A and Class B Liberty Media Group tracking stock, rounded up to the nearest sixteenth, and, in the case of AT&T common stock, the dividends declared, for the periods indicated. Public trading of Class A and Class B Liberty Media Group tracking stock commenced on March 9, 1999, the date of the closing of AT&T's acquisition of TCI. Prices for AT&T common stock and Class A and Class B Liberty Media Group tracking stock are as reported on the New York Stock Exchange Composite Transaction Tape. Prices for Associated Group's
Class A and Class B common stock are as reported on the Nasdaq National Market. Prices for Associated Group's Class A and Class B common stock have been adjusted to reflect the two-for-one split of Associated Group's Class A and Class B common stock on October 27, 1997. Prices and cash dividends per share for AT&T common stock have been adjusted to reflect the three-for-two split of AT&T common stock on April 15, 1999. Prices for Class A and Class B Liberty Media Group tracking stock have been adjusted to reflect the two-for-one split of Class A and Class B Liberty Media Group tracking stock on June 11, 1999.

     Cash dividends have never been paid with respect to either class of Associated Group's common stock or either class of Liberty Media Group tracking stock.

                                                                                                  CLASS A           CLASS B
                              CLASS A         CLASS B                                             LIBERTY           LIBERTY
                             ASSOCIATED      ASSOCIATED          AT&T COMMON STOCK              MEDIA GROUP       MEDIA GROUP
                            GROUP COMMON    GROUP COMMON     ------------------------------       TRACKING          TRACKING
                               STOCK           STOCK                               CASH            STOCK             STOCK
                            ------------    ------------                         DIVIDENDS      -------------     --------------
                            HIGH    LOW     HIGH    LOW      HIGH      LOW       PER SHARE      HIGH     LOW      HIGH      LOW
                            ----    ----    ----    ----     ----      ----      ----------     ----     ----     ----     -----
1997
  First Quarter..........   $23 3/4 $14 1/2 $23 1/4 $14 1/8 $28 7/16  $22 3/4     $ 0.22          --      --       --        --
  Second Quarter.........    21 7/8  16 3/8  21      15 5/8  25 11/16  20 1/2       0.22          --      --       --        --
  Third Quarter..........    40 3/4  19 1/8  39 1/2  18 5/8  30 3/4    22 11/16     0.22          --      --       --        --
  Fourth Quarter.........    42 5/8  27      40 1/8  26 1/2  42 11/16  28 11/16     0.22          --      --       --        --

1998
  First Quarter..........    40 3/4  29      39 1/8  28 1/2  45 11/16  38 1/4       0.22          --      --       --        --
  Second Quarter.........    43 1/2  32 3/4  42 1/4  32 1/2  44 15/16  37 7/16      0.22          --      --       --        --
  Third Quarter..........    44      23 1/4  43      22      40 15/16  32 1/4       0.22          --      --       --        --
  Fourth Quarter.........    43      22 1/4  42 1/2  21 1/2  52 11/16  37 1/2       0.22          --      --       --        --

1999
  First Quarter..........    54      41 1/4  53      40 11/16  64 1/8  50 5/8       0.22       $29 1/16  $25 7/8  $29 1/8   $26 1/8
  Second Quarter.........    71 1/2  48      67 1/2  45 3/4    63      50 1/16      0.22        37 1/16   26 1/4   37 1/4    27 3/8
  Third Quarter..........    69 1/4  55      69      55        59      41 13/16     0.22        39 11/16  30 7/8   39 3/4    32
  Fourth Quarter (through
    October 28, 1999)....    67 1/8  59 3/4  67 1/2  59 11/16  49 1/16 41 1/2         --        40 3/16   35 7/8   41 3/16   38 5/8

     The following table sets forth the closing prices per share of Associated Group's Class A and Class B common stock as reported on the Nasdaq National Market, and the closing prices per share of Class A Liberty Media Group tracking stock and AT&T common stock as reported on the New York Stock Exchange, on
(a) May 28, 1999, the last full trading day prior to the public announcement of the execution of the merger agreement, and (b) October 28, 1999, the last full trading day for which closing prices were available prior to the printing of this proxy statement/prospectus.

     The following table also sets forth the equivalent prices per share of Class A Liberty Media Group tracking stock and AT&T common stock of shares of Associated Group's Class A and Class B common stock on those dates. The equivalent price per share of Class A Liberty Media

Group tracking stock of Associated Group common stock is equal to the closing price of a share of Class A Liberty Media Group tracking stock on the applicable date multiplied by 1.18226, the number of shares of Class A Liberty Media Group tracking stock expected to be issued in the merger in exchange for each share of Associated Group common stock, based on the assumptions described in note 2 to the table below. The equivalent price per share of AT&T common stock of Associated Group common stock is equal to the closing price of a share of AT&T common stock on the applicable date multiplied by .51124, the fraction of a share of AT&T common stock expected to be issued in the merger in exchange for each share of Associated Group common stock, based on the assumptions described in note 3 to the table below. These equivalent per share prices reflect the market value of the Class A Liberty Media Group tracking stock and the AT&T common stock you would receive for each of your shares of Associated Group common stock if the merger were completed on the specified dates. Because the market prices of Class A Liberty Media Group tracking stock and AT&T common stock may increase or decrease before completion of the merger, you are urged to obtain current market quotations. In addition, because the equivalent per share prices reflect the exchange ratios specified above which are based on assumptions listed in the notes below, changes in these assumptions would result in equivalent per share prices different from those set forth in the table. For examples of how the final per share exchange ratios may vary depending on the amount of Associated Group indebtedness at the time of the merger and the elections by the holders of Associated Group options, see "The Proposed Merger--Structure of the Merger; Merger Consideration" on page 32.

                                                                        EQUIVALENT
                                                                        PRICE PER
                                                                         SHARE OF
                                                                         CLASS A
                                                                        LIBERTY MEDIA              EQUIVALENT
                                                                          GROUP                    PRICE PER
                                                        CLASS A          TRACKING                  SHARE OF AT&T
                                  ASSOCIATED GROUP     LIBERTY MEDIA     STOCK OF                   STOCK OF
                                    COMMON STOCK         GROUP          ASSOCIATED        AT&T     ASSOCIATED
                                 ------------------     TRACKING        GROUP COMMON     COMMON    GROUP COMMON
DATES                            CLASS A    CLASS B      STOCK           STOCK(2)        STOCK      STOCK(3)
------------------------------   -------    -------    -------------    -------------    ------    -------------
May 28, 1999..................   $ 65.00    $ 61.50       $ 33.22(1)       $ 39.27       $55.50       $ 28.37
October 28, 1999..............     65.88      65.75         38.50            45.52        46.00         23.52

------------------

(1) Price has been adjusted to reflect the two-for-one stock split of Class A Liberty Media Group tracking stock on June 11, 1999.

(2) The assumed exchange ratio of 1.18226 shares of Class A Liberty Media Group tracking stock per share of Associated Group common stock is based on the following assumptions: (i) Associated Group's indebtedness at the time of their merger does not exceed $187 million, increased by $4 million on the first day of each month beginning August 1, 1999 (or $203 million as of November 1, 1999), (ii) all Associated Group options are either "rolled over" into Class A Liberty Media Group stock options or "cashed out," resulting in 38,571,183 shares of Associated Group common stock outstanding at the time of the merger and (iii) aggregate severance payments in connection with the merger of $5.4 million to be paid to two Associated Group executive officers under existing employment agreements. If, instead, Associated Group options with respect to all 3,158,015 shares of Associated Group common stock for which such options are or will be exercisable prior to the merger were exercised in full prior to the merger (and the other assumptions remained the same), the exchange ratio would be 1.24083 shares of Class A Liberty Media Group tracking stock per share of Associated Group common stock and the equivalent price per share of Class A Liberty Media Group tracking stock of Associated Group common stock would be $41.22 for May 28, 1999 and $47.77 for October 28, 1999. For a discussion of how the final exchange ratio of shares of Class A Liberty Media Group tracking stock per share of Associated Group common stock will be determined, including examples of how that exchange ratio may vary depending on the amount of Associated Group's indebtedness at the closing of the merger and on the extent to which holders of Associated Group options elect to exercise, "roll over" or cash out their options, see "The Proposed Merger--Structure of the Merger, Merger Consideration--Liberty Media Group Exchange Ratio" on page 33.

(3) The assumed exchange ratio of .51124 of a share of AT&T common stock per share of Associated Group common stock is based on the assumption that all Associated Group options are either "rolled over" into Class A Liberty Media Group stock options or "cashed-out," resulting in 38,571,183 shares of Associated Group common stock outstanding at the time of the merger. In no event will this exchange ratio be less than .47255 or more than .51124. If this exchange ratio were .47255, the equivalent price per share of AT&T common stock of Associated Group common stock would be $26.23 for May 28, 1999 and $21.74 for October 28, 1999. For a discussion of how the final exchange ratio of a fraction of a share of AT&T common stock per share of Associated Group common stock may vary depending on the extent to which holders of Associated Group options elect to exercise, "roll over" or cash out their options, see "The Proposed Merger--Structure of the Merger, Merger Consideration--AT&T Exchange Ratio" on page 34.

WHERE YOU CAN FIND MORE INFORMATION

     Associated Group and AT&T file annual, quarterly and special reports, proxy statements and other information with the SEC, and information relating to the Liberty Media Group is included in reports and information filed by AT&T. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms at the following locations:

       Public Reference Room                New York Regional Office              Chicago Regional Office
       450 Fifth Street, N.W.                 7 World Trade Center                    Citicorp Center
             Room 1024                            Suite 1300                      500 West Madison Street
       Washington, D.C. 20549                  New York, NY 10048                       Suite 1400
                                                                                   Chicago, IL 60661-2511

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at www.sec.gov.

     AT&T filed a Registration Statement on Form S-4 to register with the SEC the Class A Liberty Media Group tracking stock and AT&T common stock to be issued to Associated Group stockholders in the merger. This proxy statement/prospectus is a part of that Registration Statement and constitutes a prospectus of AT&T, as well as a proxy statement of Associated Group for the special meeting. References in this proxy statement/prospectus to the "Registration Statement" refer to that Registration Statement filed by AT&T.

     As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their financial condition.

ASSOCIATED GROUP SEC FILINGS                              PERIOD
  (FILE NO. 0-24924)
Annual Report on Form 10-K                                Year ended December 31, 1998
Quarterly Reports on Form 10-Q                            Quarters ended March 31, 1999 and
                                                          June 30, 1999
Form 10A                                                  Filed on June 9, 1999
Current Report on Form 8-K                                Filed on June 3, 1999
Proxy Statement                                           Dated April 30, 1999

AT&T SEC FILINGS (FILE NO. 1-1105)                        PERIOD
Annual Report on Form 10-K                                Year ended December 31, 1998 (as amended on March 23,
                                                          1999 and July 12, 1999)
Quarterly Reports on Form 10-Q                            Forms 10-Q for the Quarters ended March 31, 1999 and
                                                          June 30, 1999
Current Reports on Form 8-K                               Filed on January 8, 1999, January 27, 1999, March 9,
                                                          1999, March 10, 1999, March 22, 1999, May 3, 1999,
                                                          May 7, 1999, September 2, 1999 (including the
                                                          historical financial statements of MediaOne Group
                                                          contained therein) and October 29, 1999 (including the
                                                          unaudited pro forma financial information contained
                                                          therein)
Proxy Statement/Prospectus                                Filed on January 8, 1999 (including the description of
                                                          AT&T's capital stock) and March 19, 1999

     Associated Group and AT&T also incorporate by reference into this proxy statement/prospectus additional documents that may be filed with the SEC from the date of this proxy statement/prospectus to the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Associated Group has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Associated Group, AT&T has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to AT&T and Liberty has supplied all information contained or incorporated by reference in this proxy statement/ prospectus relating to the Liberty Media Group.

     You may have previously received some of the documents incorporated by reference in this proxy statement/prospectus, but you can obtain any of them through us, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

               The Associated Group, Inc.                                        AT&T Corp.
                   200 Gateway Towers                                    32 Avenue of the Americas
             Pittsburgh, Pennsylvania 15222                            New York, New York 10013-2412
                  Tel: (412) 281-1907                                       Tel: (212) 387-5400
               Attn: Corporate Secretary                           Attn: Corporate Secretary's Department

     If you would like to request documents from us, please do so by December 2, 1999 to receive them before the special meeting.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS
IS DATED OCTOBER 29, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF CLASS A LIBERTY MEDIA GROUP TRACKING STOCK OR AT&T COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                      RISK FACTORS RELATING TO THE MERGER

     The merger, and an investment in Class A Liberty Media Group tracking stock and AT&T common stock, involve numerous risks. In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, you should consider the following risk factors in deciding whether to vote for the merger.

THE VALUE OF THE CLASS A LIBERTY MEDIA GROUP TRACKING STOCK AND AT&T COMMON STOCK TO BE RECEIVED IN THE MERGER MAY FLUCTUATE

     The number of shares of Class A Liberty Media Group tracking stock and AT&T common stock to be received by Associated Group stockholders in the merger will not be adjusted based on changes in the market prices of Class A Liberty Media Group tracking stock or AT&T common stock. Accordingly, because the market prices of Class A Liberty Media Group tracking stock and AT&T common stock may fluctuate, the value of the consideration to be received by the Associated Group stockholders at the time of the merger will depend on the market price of Class A Liberty Media Group tracking stock and AT&T common stock at that time. There can be no assurance as to the market value of the consideration to be received by the Associated Group stockholders at the time of the merger and Associated Group is not permitted to "walk away" from the merger or resolicit the vote of its stockholders based solely on changes in the market value of Class A Liberty Media Group tracking stock or AT&T common stock before completion of the merger. For historical and current market prices of Class A Liberty Media Group tracking stock and AT&T common stock, see "Summary--Comparative per share market price and dividend information."

THE AGGREGATE NUMBER OF SHARES OF CLASS A LIBERTY MEDIA GROUP TRACKING STOCK TO BE RECEIVED IN THE MERGER IS SUBJECT TO DOWNWARD ADJUSTMENT

     The 51,778,920 "base number" of shares of Class A Liberty Media Group tracking stock to be received by Associated Group stockholders in the merger will be reduced based on (1) the amount by which Associated Group's indebtedness at the closing of the merger, plus the amount required to cash out Associated Group options and to pay severance amounts under existing employment agreements with two executive officers, exceeds $187 million, increased by $4 million per month on the first day of each month beginning August 1, 1999 (or $203 million as of November 1, 1999), and (2) the number of shares of Class A Liberty Media Group tracking stock which, as a result of the roll over of Associated Group options with respect to up to two million shares of Associated Group common stock to the extent elected by Associated Group option holders, become subject to Class A Liberty Media Group options. Accordingly, the total number of shares of Class A Liberty Media Group tracking stock to be received by Associated Group stockholders will in all likelihood be less than 51,778,920, and will not be finally determined until the closing of the merger.

     If the amount of Associated Group's indebtedness at the closing of the merger does not exceed $187 million, increased by $4 million per month on the first day of each month beginning August 1, 1999 (or $203 million as of November 1, 1999), and assuming the amount of the severance payments referred to above is approximately $5.4 million and that all Associated Group options are cashed out or rolled over into Liberty Media Group tracking stock options, Associated Group stockholders would receive approximately 45.6 million shares of Class A Liberty Media Group tracking stock in the merger. In that case, a holder of one share of Associated Group common stock would be entitled to receive approximately 1.18226 shares of Class A Liberty Media Group tracking stock. While Associated Group does not expect its indebtedness at the closing of the merger to exceed $187 million, increased by $4 million per month on the first day of each month beginning August 1, 1999 (or $203 million as of November 1, 1999), there can be no assurance in this regard, and Associated Group is not permitted to "walk away" from the merger or resolicit the vote of its stockholders based on its debt level at closing and the commensurate reduction in the number of shares of Class A Liberty Media Group tracking stock to be received.

Material indebtedness in excess of that amount, as adjusted, would materially reduce the total number of shares of Class A Liberty Media Group tracking stock to be received by Associated Group stockholders in the merger and thus the exchange ratio of shares of Class A Liberty Media Group tracking stock per share of Associated Group common stock. For a more complete discussion of how the final exchange ratio of shares of Class A Liberty Media Group tracking stock per share of Associated Group common stock will be determined, including examples of how it may vary depending on the amount of Associated Group's indebtedness at the closing of the merger and on the extent to which holders of Associated Group options elect to exercise, "roll over" or cash out their options, see "The Proposed Merger--Structure of the Merger, Merger Consideration--Liberty Media Group Exchange Ratio" on page 33.

THE PRICE OF CLASS A LIBERTY MEDIA GROUP TRACKING STOCK AND AT&T COMMON STOCK MAY BE AFFECTED BY FACTORS DIFFERENT FROM THOSE AFFECTING THE PRICE OF ASSOCIATED GROUP COMMON STOCK

     Upon completion of the merger, holders of Associated Group common stock will become holders of Class A Liberty Media Group tracking stock and AT&T common stock. The businesses of the Liberty Media Group and AT&T differ from that of Associated Group, and the results of operations of the Liberty Media Group and AT&T, as well as the market prices of Class A Liberty Media Group tracking stock and AT&T common stock, may be affected by factors different from those affecting Associated Group's results of operations and the market price of Associated Group common stock.

REGULATORY AGENCIES MAY IMPOSE CONDITIONS ON CONSENTS RELATING TO THE MERGER

     A condition to the parties' obligations to complete the merger is that all material required governmental consents and approvals relating to the merger shall have been received without material restrictions or conditions. There can be no assurance that governmental authorities will not impose material restrictions or conditions as a condition of their approval of the merger or at some later date. Depending on the nature of any restrictions or conditions, such restrictions or conditions may jeopardize or delay completion of the merger, or lessen the anticipated benefits of the merger.

LACK OF CERTAINTY THAT MERGER WILL BE TAX FREE

     It is a non-waivable condition to the obligation of Associated Group to complete the merger that it receive an opinion from tax counsel that provides, among other things, that (1) the merger and certain specified post-merger restructuring transactions should be treated for U.S. federal income tax purposes as a "reorganization," (2) each of Associated Group and AT&T should be a party to the "reorganization," and (3) no gain or loss should be recognized by a stockholder of Associated Group as a result of the merger with respect to shares of Associated Group common stock converted solely into shares of Class A Liberty Media Group tracking stock or AT&T common stock. It is a non-waivable condition to the obligation of Liberty and AT&T, respectively, to complete the merger that AT&T receive a tax opinion, upon which Liberty is entitled to rely, from tax counsel that provides, among other things, that (1) the merger and certain specified post-merger restructuring transactions should be treated for U.S. federal income tax purposes as a "reorganization," (2) each of Associated Group and AT&T should be a party to the "reorganization," (3) no gain or loss should be recognized by AT&T or any member of its consolidated group as a result of the merger and the issuance of Class A Liberty Media Group tracking stock and AT&T common stock in connection with the merger, with certain specified exceptions, and (4) no gain or loss should be recognized by Associated Group as a result of the merger, with certain specified exceptions. There are no Internal Revenue Code provisions, U.S. federal income tax regulations, court decisions or published Internal Revenue Service rulings bearing directly on the treatment of tracking stocks for the above-described U.S. federal income tax purposes and, as a result, it is possible that the IRS could take, and a court could adopt, a position inconsistent with the tax opinions. If the IRS were to take such a position and prevail, then:

     o the merger and the specified post-merger restructuring transactions would not qualify as a "reorganization" for U.S. federal income tax purposes;

     o an Associated Group stockholder would likely recognize gain or loss in an amount equal to the difference between the fair market value on the date of the merger of Class A Liberty Media Group tracking stock and AT&T common stock that the stockholder receives in the merger and the stockholder's tax basis in the Associated Group shares exchanged by the stockholder; and

     o the stockholder's tax basis in the shares of Class A Liberty Media Group tracking stock and AT&T common stock received would likely equal their fair market value on the date of the merger.

     Liberty has agreed to indemnify AT&T for any taxes (other than certain taxes caused by AT&T) resulting from the merger. For a description of the amendment, entered into in connection with the merger, to the tax sharing agreement between AT&T, Liberty and certain other direct and indirect subsidiaries of AT&T, see "Other Transaction Agreements--Amendment to tax sharing agreement" on page 70.

     For a description of the material U.S. federal income tax consequences of the merger, including counsels' views as to the likelihood that the IRS would prevail if it sought to treat Class A Liberty Media Group tracking stock as property other than stock of AT&T, see "The Proposed Merger--Material U.S. Federal Income Tax Consequences."

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT ASSOCIATED GROUP AND THE PRICE OF ITS COMMON STOCK

     If the merger is not completed, Associated Group may be subject to a number of material risks, including the following:

     o Associated Group may be required to pay Liberty a termination fee of up to $50 million

     o the market prices of Associated Group common stock may decline to the extent that the current market prices of Associated Group common stock reflect a market assumption that the merger will be completed

     o costs related to the merger, such as legal and accounting fees and expenses and financial advisor expenses, must be paid even if the merger is not completed

     Further, if the merger agreement is terminated and Associated Group's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a party willing to pay an equivalent or more attractive price than that which would be paid in the merger. In this regard, if the merger agreement is terminated under certain circumstances, the voting agreement, which requires the Associated Group stockholders party thereto to vote against alternative acquisition proposals, could continue in effect for up to six months after termination of the merger agreement and would prohibit those Associated Group stockholders from voting in favor of another acquisition transaction. In addition, while the merger agreement is in effect, subject to certain limited exceptions, Associated Group is prohibited from soliciting, cooperating with, or furnishing non-public information regarding Associated Group to, or negotiating or entering into an agreement with, any party other than Liberty or AT&T regarding any proposal for certain extraordinary transactions, such as a merger, sale of assets or other business combination.

HOLDERS OF AT&T COMMON STOCK AND LIBERTY MEDIA GROUP TRACKING STOCK MAY HAVE COMPETING INTERESTS

     After completion of the merger, you will hold shares of AT&T common stock and Class A Liberty Media Group tracking stock, which is a separate class of AT&T common stock. The existence of separate classes of AT&T common stock could result in occasions when the interests of holders of AT&T common stock and Liberty Media Group tracking stock diverge or appear to diverge. For example, AT&T's board of directors may determine to:

     o pay or omit the payment of dividends on Liberty Media Group tracking stock or AT&T common stock;

     o approve dispositions of assets attributed to AT&T and its subsidiaries (excluding Liberty and its subsidiaries); and

     o make operational and financial decisions with respect to AT&T and its subsidiaries (excluding Liberty and its subsidiaries) that could be considered detrimental to Liberty and its subsidiaries.

THE BOARD OF DIRECTORS OF LIBERTY HAS THE POWER TO TAKE ACTIONS THAT MAY NOT BE IN THE BEST INTERESTS OF AT&T OR HOLDERS OF LIBERTY MEDIA GROUP TRACKING STOCK

     A majority of the board of directors of Liberty are individuals that were designated by TCI before its merger with AT&T. If these individuals or their designated successors cease to constitute a majority of the board of directors of Liberty, a new entity controlled by officers of Liberty has the power to require Liberty to transfer the assets of Liberty to that new entity.

     Subject to its fiduciary duties to AT&T and any other stockholders of Liberty, and to the obligations under an inter-group agreement between Liberty and AT&T, Liberty's board of directors has the power under Delaware law to manage the business and affairs of Liberty. This includes, among other things, the power to: (1) set management compensation, (2) issue shares of stock of Liberty, including preferred shares, (3) repurchase securities, including securities owned by officers or directors of Liberty, (4) cause Liberty to engage in businesses and activities that compete directly with AT&T, or (5) cause Liberty to pursue business opportunities that may also be of interest to AT&T. This creates the risk that Liberty's board of directors could take actions that AT&T's board of directors does not believe are in the best interests of AT&T or holders of Liberty Media Group tracking stock. In the event of such actions, AT&T's recourse is limited to making a claim for breach of the fiduciary duties owed by Liberty's board of directors to AT&T in its capacity as a stockholder of Liberty, or a claim under the inter-group agreement if it applies. There is no assurance, however, that AT&T would be able to obtain effective relief by making any such claim.

THE BOARD OF DIRECTORS OF LIBERTY MAY HAVE NO FIDUCIARY DUTIES TO HOLDERS OF LIBERTY MEDIA GROUP TRACKING STOCK

     We are not aware of any legal precedent under Delaware law that would impose on Liberty's board of directors any fiduciary duties directly to holders of Liberty Media Group tracking stock. For this reason, there is no assurance that holders of Liberty Media Group tracking stock would be able to pursue a claim for breach of fiduciary duty against Liberty's board of directors for actions taken by that board, even if those actions were not in the best interests of the holders of Liberty Media Group tracking stock. In the event that AT&T is unwilling to pursue its own claim with respect to such actions, the only recourse available to a holder of Liberty Media Group tracking stock may be to claim a breach of fiduciary duty against AT&T's board of directors for failing to make a claim on behalf of AT&T against Liberty's board of directors. There is no assurance that any holder of Liberty Media Group tracking stock would be able to obtain effective relief by making such a claim.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of management, markets for stock of AT&T (including the Liberty Media Group tracking stock) and Associated Group and other matters. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such forward-looking statements, including, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, in each case relating to the Liberty Media Group, AT&T or Associated Group, wherever they occur in this proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the senior management of Liberty, AT&T and Associated Group and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

     o the effects of vigorous competition in the markets in which the Liberty Media Group, AT&T and Associated Group operate;

     o the ability to enter into agreements to, and the cost of entering new territories necessary to, provide nationwide services;

     o the ability of AT&T to establish a significant presence in new geographic and service areas;

     o requirements imposed on these entities or latitude allowed to their competitors by the FCC or state regulatory commissions under the Telecommunications Act of 1996 or other applicable laws and regulations;

     o changes in technology that may increase the number of competitors the Liberty Media Group, AT&T or Associated Group faces or require significant capital expenditures to provide competitive services;

     o general economic or business conditions that may be less favorable than expected, resulting in, among other things, lower than expected revenues;

     o costs or difficulties related to the integration of the businesses of the Liberty Media Group and Associated Group may be greater than expected;

     o costs or difficulties related to the integration of the businesses of entities acquired by AT&T, including the business of MediaOne Group and TCI, with that of AT&T may be greater than expected;

     o legislative or regulatory changes may adversely affect the businesses in which the Liberty Media Group, AT&T and Associated Group are engaged;

     o the rate of customer bankruptcies and other defaults may increase;

     o necessary technological changes (including changes to address "Year 2000" data systems issues) may be more difficult or expensive to make than anticipated;

     o adverse changes may occur in the securities markets; and

     o other factors, including, but not limited to, economic, key employee, competitive, regulatory, governmental and technological factors, which may affect the Liberty Media Group, AT&T, Associated Group, Teligent or TruePosition, Inc.

     The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents incorporated in this proxy statement/prospectus by reference, including, but not limited to, the December 31, 1998 Annual Report on Form 10-K of AT&T (including any amendments to that Form 10-K) and the December 31, 1998 Annual Report on Form 10-K of Associated Group (including any amendments to that Form 10-K). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. None of Liberty, AT&T or Associated Group undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

                                 THE COMPANIES

THE ASSOCIATED GROUP, INC.

     The Associated Group, Inc. is principally engaged in the ownership and operation of, and also owns interests in, various communications-related businesses. In December 1994, Associated Group was spun-off from Associated Communications Corporation, which at the time was one of the largest independent cellular telephone system operators in the United States. Currently, the two primary operating businesses of Associated Group are:

     o Teligent, Inc.: Associated Group owns an approximate 40% equity interest in Teligent and is entitled to elect a majority of its directors. Teligent became a publicly traded company on the Nasdaq National Market in November 1997 as a result of the completion of its initial public offering. Associated Group currently holds its interest in Teligent through Associated Group's wholly-owned subsidiary Microwave Services, Inc. Teligent is a full-service, facilities-based communications company that offers small- and medium-sized business customers local, long-distance, high-speed data and dedicated Internet services over its digital SmartWave(Trademark) local networks. Teligent's SmartWave(Trademark) local networks integrate point-to-point and point-to-multipoint wireless technologies with traditional broadband wireline technology. Teligent presently intends to be a premier facilities-based communications provider to small and medium-sized businesses. See "The Merger Agreement--Changes to Teligent's board of directors" for a description of changes to Teligent's board in connection with the merger.

     o TruePosition, Inc.: TruePosition, Inc., a wholly owned subsidiary of Associated Group, presently intends to be a leading provider in the emerging wireless location services market. TruePosition has developed and is commercializing its TruePosition Wireless Location System(Trademark). The TruePosition Wireless Location System(Trademark) is designed to enable mobile wireless service providers (e.g., cellular and Personal Communication Services ("PCS") carriers) to determine the location of any wireless transmitter, including cellular or PCS telephones.

     Associated Group also owns a portfolio of marketable equity securities, primarily consisting of AT&T common stock and Class A and Class B Liberty Media Group tracking stock, with a market value of approximately $2.0 billion as of October 28, 1999.

     Associated Group's other principal assets and businesses include:

     o an indirect 24% equity interest in (with the contractual right to receive approximately 35% of the proceeds of any sale of) a Mexican corporation that operates a cellular telephone system in Mexico;

     o a 75% interest in a general partnership that holds a 4.42% interest in Omnipoint Communications, Inc., a subsidiary of Omnipoint Corporation; Omnipoint Corporation has agreed to be acquired by VoiceStream Wireless Corp.;

     o ownership of five radio broadcasting stations; and

     o ownership of a retail art gallery.

AT&T CORP.

     AT&T is among the world's communications leaders, providing voice, data and video communications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish domestic long distance, international long distance, regional, local and wireless telecommunications services, and cable television and Internet communications transmission services. AT&T also provides billing, directory and calling card services to support its communications business.

     AT&T common stock is divided into two groups, with each group intended to reflect the separate performance of a specified group of assets and businesses of AT&T: (1) AT&T common stock, which is intended to reflect the performance of the "AT&T Common Stock Group," which consists of the assets of AT&T prior to its acquisition of TCI and TCI's domestic cable and telecommunications businesses, and (2) Liberty Media Group tracking stock, which is intended to reflect the performance of the "Liberty Media Group," which consists primarily of the programming assets, principal international assets and businesses and substantially all of the non-cable and non-programming assets of TCI.

     On May 6, 1999, AT&T agreed to acquire MediaOne Group, Inc., through a merger of a wholly owned subsidiary of AT&T with MediaOne Group. In the MediaOne Group merger, holders of MediaOne Group common stock will receive, at their election and subject to proration, for each share of MediaOne Group common stock, 1.4912 shares of AT&T common stock, $85.00 in cash or $30.85 in cash and
0.95 of a share of AT&T common stock. In addition, to the extent the price of AT&T's common stock is less than $57.00 per share during a prescribed closing period shortly prior to the closing, stockholders of MediaOne Group receiving AT&T common stock in the merger will also receive an additional cash payment to account for the difference between the actual price of AT&T common stock (subject to a floor of $51.30) and $57.00.

     In addition, at the effective time of the MediaOne Group merger, holders of MediaOne Group Series C preferred stock, Series D preferred stock and Series E preferred stock will receive shares of newly issued classes of, respectively, Series C preferred stock, Series D preferred stock and Series E preferred stock of AT&T, each of which will be designed to have substantially the same rights as the respective series of MediaOne Group preferred stock. MediaOne Group has agreed to redeem the outstanding MediaOne Group Series C and Series D preferred stocks as promptly as possible under the terms of each series of preferred stock. AT&T expects this to occur prior to the closing of the MediaOne Group merger. As a result, AT&T does not expect that any shares of AT&T Series C or Series D preferred stock will be outstanding at the time of the Associated Group merger.

     AT&T was incorporated in 1885 under the laws of the State of New York and has its principal executive offices at 32 Avenue of the Americas, New York, New York 10013-2412 (telephone number (212) 387-5400). Internet users can obtain information about AT&T and its services at http://www.att.com.

A-GROUP MERGER CORP.

     A-Group Merger Corp. ("Merger Sub") is a Delaware corporation formed by AT&T in May 1999 solely for the purpose of being merged with and into Associated Group and is wholly owned by AT&T. The mailing address of Merger Sub's principal executive offices is c/o AT&T Corp., 32 Avenue of the Americas, New York, New York 10013-2412 and its telephone number is (212) 387-5400.

LIBERTY MEDIA CORPORATION

     Liberty is a leading media, entertainment and communications company with interests in a diverse group of public and private companies that are market leaders in their respective industries. Liberty's subsidiaries and business affiliates are engaged in a broad range of programming, communications, technology and Internet businesses and have some of the most recognized and respected brands. These brands include Encore, STARZ!, Discovery, TV Guide, Fox, USA Networks, QVC, CNN, TBS and Sprint PCS, which is held in trust.

     Liberty has been an indirect wholly owned subsidiary of AT&T since
March 9, 1999. On that date, AT&T acquired by merger Liberty's former parent, TCI. As part of that merger, AT&T issued AT&T common stock and Class A and Class B Liberty Media Group tracking stock. AT&T's Liberty Media Group tracking stock is designed to reflect the economic performance of the businesses and assets of AT&T attributed to the "Liberty Media Group." The Liberty Media

Group consists of the assets of TCI's "Liberty Media Group" and "TCI Ventures Group," which were combined after giving effect to certain asset transfers in connection with AT&T's acquisition of TCI. Liberty is included in the Liberty Media Group, and the businesses and assets of Liberty and its subsidiaries constitute substantially all of the businesses and assets of the Liberty Media Group.

     The following table lists the principal subsidiaries and business affiliates included in the Liberty Media Group and the Liberty Media Group's direct equity interests or indirect attributed equity interests based on ownership of capital stock. The Liberty Media Group's direct or attributed equity interest in a particular company does not necessarily represent a voting interest in that company. The Liberty Media Group's indirect attributed interest is determined by multiplying the Liberty Media Group's ownership interest in the holder of an equity interest by that equity holder's ownership interest in the listed subsidiary or business affiliate. The ownership percentages are approximate, calculated as of September 30, 1999 and, in the case of convertible securities the Liberty Media Group holds, assume conversion to common stock by the Liberty Media Group and, to the extent known by us, other holders. In some cases the Liberty Media Group's interest is subject to buy/sell procedures, rights of first refusal or other obligations.

                                                                                             ATTRIBUTED OWNERSHIP
SUBSIDIARY/BUSINESS AFFILIATE                                                                 PERCENTAGE
------------------------------------------------------------------------------------------   --------------------
Encore Media Group LLC....................................................................            100%
Liberty Digital, Inc......................................................................             95%
Discovery Communications, Inc.............................................................             49%
TV Guide, Inc.............................................................................             44%
QVC Inc...................................................................................             43%
Flextech, plc.............................................................................             37%
Sprint PCS Group*.........................................................................             23%
Telewest Communications plc...............................................................             22%
USA Networks, Inc.........................................................................             21%
General Instrument Corporation............................................................             21%
Time Warner, Inc..........................................................................              9%
The News Corporation Limited..............................................................            8.5%

------------------
* Held in trust.

     Although Liberty and the other members of the Liberty Media Group are each direct or indirect subsidiaries of AT&T, they enjoy a substantial degree of managerial autonomy from AT&T as a result of the corporate governance provisions of their charters and bylaws and contractual arrangements with AT&T. The board of directors of each member of the Liberty Media Group is controlled by persons designated by TCI prior to its acquisition by AT&T, and those boards will continue to be controlled by those persons, or others chosen by them, for at least the next six and a half years. The management of each member of the Liberty Media Group consists of individuals who managed the businesses of Liberty while it was a subsidiary of TCI prior to its acquisition by AT&T. Each member of the Liberty Media Group has entered into agreements with AT&T which provide it with a level of financial and operational separation from AT&T, define its tax sharing rights and obligations as a member of AT&T's consolidated tax group, enable the Liberty Media Group to finance its operations separately from those of AT&T and provide the Liberty Media Group with certain programming rights with respect to AT&T's cable systems.

                              THE PROPOSED MERGER

SPECIAL MEETING TO VOTE ON THE PROPOSED MERGER

     We are furnishing this proxy statement/prospectus to you in connection with the solicitation of proxies by Associated Group for use at the special meeting.

     The special meeting will be held at the Meeting Room of Gateway Towers, 320 Fort Duquesne Boulevard, Pittsburgh, Pennsylvania, on Thursday, December 9, 1999, at 10:00 a.m. local time. At the special meeting, you will be asked to vote upon a proposal to adopt the Amended and Restated Agreement and Plan of Merger, dated October 28, 1999, by and among Liberty, AT&T, A-Group Merger Corp. and Associated Group.

STRUCTURE OF THE MERGER; MERGER CONSIDERATION

     o MERGER. In accordance with the merger agreement and Delaware law, A-Group Merger Corp. will be merged with and into Associated Group. As a result of the merger, the separate corporate existence of A-Group Merger Corp. will cease and Associated Group will survive the merger as a wholly owned subsidiary of AT&T and a member of the Liberty Media Group (and immediately after the merger Associated Group will be converted to a limited liability company). Unless the context otherwise requires, references in this proxy statement/prospectus to "Liberty Media Group tracking stock" refer to the Class A Liberty Media Group tracking stock only and not to Class B Liberty Media Group tracking stock.

     o AGGREGATE MERGER CONSIDERATION. Pursuant to the merger, the holders of outstanding Associated Group common stock will receive on a pro rata basis:

       -- an aggregate of approximately 51,778,920 shares (appropriately adjusted for splits, combinations and the like) of Class A Liberty Media Group tracking stock, subject to reduction as described below; and

       -- an aggregate of approximately 19,719,274 shares (appropriately adjusted for splits, combinations and the like) of AT&T common stock.

       The above aggregate number of shares of Class A Liberty Media Group tracking stock to be received by Associated Group's stockholders in the merger will be reduced by

          (1) a number of shares of Class A Liberty Media Group tracking stock having a value equal to the amount by which

             -- the sum of (A) the indebtedness of Associated Group at the time of the merger, plus (B) the amount required to cash out, at the time of the merger, outstanding Associated Group stock options that have not been assumed at the time of the merger by AT&T and converted into options to purchase Class A Liberty Media Group tracking stock (such Associated Group options which are cashed out at the time of the merger are referred to as "cash out options," and those Associated Group options that have been assumed and converted into options to purchase Class A Liberty Media Group tracking stock are referred to as "roll over options"), plus (C) the amount required to pay severance obligations under existing employment agreements between Associated Group and its President and Executive Vice President (referred to as "severance amounts"), exceeds

             -- $187 million, increased by $4 million per month on the first day of each month beginning on August 1, 1999 (or $203 million as of November 1, 1999), and decreased by the cash proceeds (net of expenses and taxes actually paid) from any dispositions of a business or assets comprising a business by Associated Group prior to the merger (such amount being referred to as the "indebtedness threshold amount"),
             and

          (2) a number of shares of Class A Liberty Media Group tracking stock subject to roll over options immediately after the merger, minus a number of shares of Class A Liberty Media Group tracking stock having a value equal to the product of (A) the number of shares of Class A Liberty Media Group tracking stock subject to roll over options and (B) the per share exercise price(s) of those roll over options.

       The merger agreement provides that, for purposes of this adjustment, shares of Class A Liberty Media Group tracking stock are deemed to have a value of $34.50 per share.

     o LIBERTY MEDIA GROUP EXCHANGE RATIO. In the merger, holders of Associated Group common stock will receive, on a pro rata basis, a total of approximately 51,778,920 shares of Class A Liberty Media Group tracking stock subject to adjustment as described above. Accordingly, the number of shares of Class A Liberty Media Group tracking stock into which each share of Associated Group common stock will be converted at the time of the merger (referred to as the "Liberty Media Group exchange ratio") will be determined by dividing that total (as adjusted) number of shares of Class A Liberty Media Group tracking stock by the total number of shares of Associated Group common stock outstanding at the time of merger. Because that total (as adjusted) number of shares of Class A Liberty Media Group tracking stock is dependent on Associated Group's indebtedness at the closing of the merger as well as the extent to which holders of Associated Group options elect to exercise, rather than convert into roll over options or cash out, such options, and because the number of shares of Associated Group common stock that will be outstanding at the time of the merger will also vary depending on such elections by the holders of Associated Group options, the final Liberty Media Group exchange ratio can be determined only at the closing of the merger. Under the merger agreement, the number of shares of Associated Group common stock subject to options (currently 3,158,015) will not increase. We have set forth below the Liberty Media Group exchange ratio which would result based on specified assumptions and on the assumption that the aggregate severance amounts will be $5.4 million.

          o If the amount of Associated Group's indebtedness at the closing of the merger does not exceed the indebtedness threshold amount and the 38,571,183 shares of Associated Group common stock outstanding as of the record date for the special meeting remains unchanged through the closing of the merger (because all Associated Group options either become roll over options or cash out options), the Liberty Media Group exchange ratio would be 1.18226. If, instead, Associated Group options with respect to all 3,158,015 shares of Associated Group common stock for which such options are or will be exercisable prior to the merger were exercised in full prior to the merger, and the amount of Associated Group's indebtedness at closing and aggregate severance obligations are as assumed above, the Liberty Media Group exchange ratio would be 1.24083.

          o If Associated Group's indebtedness at the closing of the merger exceeds the indebtedness threshold amount by $20 million, and the 38,571,183 shares of Associated Group common stock outstanding as of the record date for the special meeting remains unchanged through the closing of the merger (because all Associated Group options either become roll over options or cash out options), the Liberty Media Group exchange ratio would be 1.16723. If, instead, Associated Group options with respect to all 3,158,015 shares of Associated Group common stock for which such options are or will be exercisable prior to the merger were exercised in full prior to the merger, and the amount of Associated Group's indebtedness at closing and aggregate severance obligations are as assumed above, the Liberty Media Group exchange ratio would be 1.22694.

          o If the amount of Associated Group's indebtedness at the closing of the merger exceeds the indebtedness threshold amount by $50 million, and the 38,571,183 shares of Associated Group common stock outstanding as of the record date for the special meeting remains unchanged through the closing of the merger (because all Associated Group options either become roll over options or cash out options) the Liberty Media Group exchange ratio would be 1.14468. If, instead, Associated Group options with respect to all 3,158,015 shares of Associated Group common stock for which such options are or will be exercisable prior to the merger were exercised in full prior to the merger, and the amount of Associated Group's indebtedness at closing and aggregate severance obligations are as assumed above, the Liberty Media Group exchange ratio would be 1.20610.

    Associated Group does not expect that the amount of its indebtedness at the closing of the merger will exceed the indebtedness threshold amount, although no assurance can be given in this regard. In addition, Associated Group does not expect the aggregate amount of severance obligations to exceed approximately $5.4 million. Accordingly, Associated Group expects that the Liberty Media Group exchange ratio will be not less than approximately 1.18226. In no event will the Liberty Media Group exchange ratio exceed 1.24083.

    No certificate or scrip representing fractional shares of Class A Liberty Media Group tracking stock or AT&T common stock will be issued in connection with the merger. Instead, each Associated Group stockholder otherwise entitled to a fractional share will receive cash, without interest, in lieu of a fraction of a share of Class A Liberty Media Group tracking stock or AT&T common stock. Specifically, the exchange agent in the merger will sell a number of shares of Class A Liberty Media Group tracking stock and AT&T common stock equal to the aggregate number of fractional shares that would otherwise be issuable in the merger and will remit to the Associated Group stockholder otherwise entitled to a fractional share an amount equal to that stockholder's pro rata portion of the net proceeds of those sales.

     o AT&T EXCHANGE RATIO. In the merger, holders of Associated Group common stock will receive, on a pro rata basis, a total of approximately 19,719,274 shares of AT&T common stock, which number is fixed by the merger agreement and will not change, except in the event of splits, combinations or similar events affecting AT&T common stock, or in the event that Associated Group disposes of shares of AT&T common stock prior to the merger (which, under the terms of the merger agreement, Associated Group is prohibited from doing). Accordingly, the fraction of a share of AT&T common stock into which each share of Associated Group common stock will be converted at the time of the merger (referred to as the "AT&T exchange ratio" and, together with the Liberty Media Group exchange ratio, the "merger exchange ratios") will be determined by dividing that total number of shares of AT&T common stock by the total number of shares of Associated Group common stock outstanding at the time of the merger. Because the total number of shares of Associated Group common stock that will be outstanding at the time of the merger will vary depending on the extent to which holders of Associated Group options elect to exercise, rather than convert into roll over options or cash out, such options, the final AT&T exchange ratio can be determined only at the closing of the merger. Under the merger agreement, the number of shares of Associated Group common stock subject to options (currently 3,158,015) will not increase. If the 38,571,183 shares of Associated Group common stock outstanding as of the record date for the special meeting remains unchanged through the closing of the merger (because all Associated Group options either become roll over options or are cashed-out), the AT&T exchange ratio would be .51124. If Associated Group options with respect to all 3,158,015 shares of Associated Group common stock for which such options are or will be exercisable prior to the merger were exercised in full prior to the merger, the AT&T exchange ratio would be .47255. Accordingly, the AT&T exchange ratio will be not less than .47255 nor more than .51124.

     o EFFECTIVE TIME OF THE MERGER. The merger will become effective when a Certificate of Merger is filed with the Secretary of State of Delaware or at such other later time as may be specified in the Certificate of Merger. The effective time of the merger will occur as soon as practicable after the last of the conditions in the merger agreement has been satisfied or waived. We expect the merger to occur in the first quarter of 2000. Because the merger is subject to governmental approvals, however, we cannot predict the exact timing.

TREATMENT OF ASSOCIATED GROUP STOCK OPTIONS

     At the effective time of the merger, each outstanding Associated Group option will automatically become fully vested and exercisable and, upon completion of the merger, will either be assumed by AT&T and converted into a roll over option to purchase shares of Liberty Media Group tracking stock, or canceled in exchange for a cash payment.

     Holders of Associated Group options will have until five business days prior to the closing of the merger to elect to have their options converted, effective upon consummation of the merger, into roll over options (such election being referred to as a "roll over election"). However, the maximum number of shares of Associated Group common stock subject to Associated Group options that may become roll over options is two million. If roll over elections are made as to Associated Group options with respect to more than a total of two million shares of Associated Group common stock, then the roll over elections of all Associated Group option holders will be reduced on a pro rata basis, so that Associated Group options with respect to no more than a total of two million shares of Associated Group common stock are rolled over. Each Associated Group stock option as to which a valid roll over election has been made shall, upon completion of the merger, become a roll over option to purchase a number of shares of Liberty Media Group tracking stock determined by multiplying the number of shares of Class B Associated Group common stock subject to such Associated Group option at the time of the merger by 2.04 (referred to as the "option conversion factor"), with the resulting number of shares rounded up to the nearest whole share. The per share exercise price of each roll over option will be equal to the per share exercise price of the corresponding Associated Group option divided by the option conversion factor, rounded down to the nearest whole cent. The option conversion factor was determined based on average closing prices per share of Class A Liberty Media Group tracking stock and AT&T common stock over an agreed period prior to May 28, 1999, the date the original merger agreement was signed, and on the assumptions that all Associated Group options would either become roll over options or be canceled in exchange for a cash payment (and thus that none of such options would be exercised) and that the amount of Associated Group's indebtedness at the closing of the merger would not exceed the indebtedness threshold amount. Each roll over option will continue to be exercisable for shares of Class A Liberty Media Group tracking stock for the duration of the original term of the related Associated Group option even if the option holder ceases to be an employee, director or consultant of Associated Group, Liberty or their respective subsidiaries, and may be pledged or transferred by the holder for charitable or estate or tax planning purposes.

     To the extent an Associated Group option is not exercised prior to the merger and does not become a roll over option, such option (referred to as a "cash out option") will be canceled at the time of the merger in exchange for a cash payment to be made by AT&T, or by Associated Group as the surviving entity in the merger, in an amount equal to the product of the number of shares of Associated Group common stock subject to such cash out option, multiplied by the difference between $71.45 (referred to below as the "option cash out amount") minus the exercise price per share of such cash out option. These cash payments will be made on the date which is the later of three months after completion of the merger and January 3, 2000, and the amount of such cash payments will be increased by an amount calculated from the time of the merger to the date of payment at a rate equal to 10% per annum, compounded quarterly. The option cash out amount was determined based on the same assumptions as described above regarding determination of the option conversion factor. If Associated Group options with respect to all 3,158,015 shares of Associated Group common stock for which such options are or will be exercisable prior to the merger become cash out options, with the cash payments in respect thereof being made three months after the merger as provided in the merger agreement, these cash payments would total approximately $213 million.

     Because the option conversion factor and the option cash out amount are each fixed, neither the number of shares of Class A Liberty Media Group tracking stock which, upon completion of the merger, will be subject to roll over options, nor the amounts payable in respect of cash out options will be subject to any reduction to the extent the amount of Associated Group's indebtedness at the closing of the merger exceeds the indebtedness threshold amount. In addition, because the total number of shares of Class A Liberty Media Group tracking stock to be received by Associated Group stock holders in the merger is also subject to reduction by the number of such shares subject to roll over options, less a number of such shares having a value (for this purpose using an assumed value per share of Class A Liberty Media Group tracking stock of $34.50) equal to the aggregate exercise price of such roll over options, and because the final per share exchange ratios in the merger with respect to both Class A Liberty Media Group tracking stock and AT&T common stock will be based on the total number of shares of Associated Group common stock outstanding at the time of the merger, such final per share exchange ratios will vary depending on the extent to which holders of Associated Group options elect to exercise, convert into roll over options or cash out such Associated Group options. For examples of how such final per share exchange ratios may vary depending on the amount of Associated Group's indebtedness at the closing of the merger and on such elections by the holders of Associated Group options, see "The Proposed Merger--Structure of the Merger; Merger Consideration."

BACKGROUND OF THE MERGER

     As a significant stockholder of TCI and its predecessors, principals of Associated Group had been familiar with principals of TCI for many years. In early 1998, Associated Group and TCI commenced informal discussions regarding a possible acquisition of Associated Group by TCI. In March 1998, representatives of the two companies, Associated Group's financial advisor, Salomon Smith Barney Inc., and Associated Group's legal advisors met on several occasions to explore possible frameworks for a transaction. In April 1998, representatives of TCI conducted preliminary due diligence regarding Associated Group. In May 1998, representatives of Associated Group and Salomon Smith Barney and representatives of TCI met again to discuss possible structures for an acquisition by TCI of the Associated Group. About this same time, TCI entered into discussions with AT&T regarding a possible business combination between them, and on June 23, 1998, TCI and AT&T entered into a definitive merger agreement. Following announcement of the AT&T/TCI merger agreement, while there were occasional contacts between principals of Associated Group and principals of TCI, there were no specific discussions or meetings between the parties to consider possible structures and terms for the acquisition of Associated.

     In the fall of 1998, as part of its ongoing review of various strategic and financing alternatives which might be available to Associated Group in light of its particular mix of assets, businesses and operations and relevant strategic, market and tax considerations, Associated Group met with Salomon Smith Barney to discuss possible transactions. These discussions focused on possible transactions that would enable Associated Group's stockholders to realize increased value in a manner which enhanced liquidity and was tax-efficient and that would also minimize the risk of market price fluctuations, and of market conditions generally, associated with its interest in Teligent and certain of its other assets. Associated Group authorized Salomon Smith Barney to contact a number of companies on a confidential basis to explore their interest in a possible transaction involving Associated Group. Certain of these companies conducted preliminary due diligence and/or engaged in preliminary discussions with Salomon Smith Barney regarding a possible transaction.

     In early January 1999, principals of Associated Group met with Dr. John C. Malone, then Chairman of TCI. At this meeting, Dr. Malone indicated an interest in a possible acquisition of Associated Group, but noted that, in light of TCI's pending merger with AT&T, the timing for such a possible transaction was unclear. Later that month, principals of Associated Group and

Associated Group's legal and financial advisors met with principals of TCI, including Dr. Malone, and discussed a possible structure and approaches to valuation for a possible acquisition of Associated Group by Liberty.

     In early February 1999, Liberty made a preliminary proposal to Associated Group regarding the key terms of a possible acquisition of Associated Group in a tax-free merger whereby Associated Group stockholders would receive, on a pro rata basis, an aggregate number of shares of AT&T common stock equal to the number of such shares which would be held by Associated Group after the AT&T/TCI merger, and shares of Class A Liberty Media Group tracking stock. The proposal was subject to, among other things, completion of the AT&T/TCI merger and approval by AT&T. Also in early February, Dr. Malone informed Michael C. Armstrong, Chairman and Chief Executive Officer of AT&T, that Liberty was considering a possible acquisition of Associated Group after completion of the TCI merger, whereby Associated Group stockholders would receive shares of AT&T common stock and Liberty Media Group tracking stock. In mid-February, principals of Liberty met with principals of Associated Group to discuss Liberty's acquisition proposal and the possible timing for a transaction. These discussions continued by phone on an intermittent basis thereafter.

     On March 9, 1999, the AT&T/TCI merger was consummated. Thereafter, officers of Associated Group had telephone conversations and met with senior executives of Liberty to discuss further the terms of a possible acquisition transaction. In late March, a preliminary draft of a merger agreement was delivered to Associated Group and its legal advisors. From this time through May 28, 1999, Associated Group continued negotiations with Liberty and AT&T regarding the terms of the merger agreement. These negotiations were conducted principally at a number of meetings, including telephonic meetings, attended by one or more officers of Associated Group, Liberty and AT&T and/or their respective legal advisors. During several telephonic discussions in early April 1999 between officers of Associated Group and officers of Liberty, Associated Group and Liberty tentatively agreed, subject to negotiation of definitive documents and approval by AT&T, on the aggregate number of shares of Class A Liberty Media Group tracking stock that would be issued in the proposed merger, and the level of Associated Group's indebtedness at the closing of the merger which, if exceeded, would result in a reduction of that number of shares of Class A Liberty Media Group tracking stock.

     The discussions and negotiations between Associated Group, Liberty and AT&T concerning the terms of the merger agreement and related documents, which were conducted principally by the parties' respective legal advisors, included discussions and negotiations regarding the following:

     o termination rights under the merger agreement

     o the ability of Associated Group to solicit and accept alternative acquisition proposals

     o the conditions upon which any breakup fee would be payable

     o the duration of the voting agreement beyond the termination of the merger agreement

     o Liberty's conditions to consummation of the merger

     o the representations, warranties and covenants to be made

     o the ability of AT&T to delay or prevent consummation of the merger or to terminate the merger agreement

     o AT&T's conditions to consummation of the merger

     o the representations, warranties and covenants to be made by Associated Group to AT&T

     o the terms of amendments to the inter-group agreement and the tax sharing agreement among Liberty, AT&T and certain other direct and indirect subsidiaries of AT&T in connection with the merger

     On May 20, 1999, Associated Group's board of directors met and the senior management and legal and financial advisors of Associated Group reviewed the following:

     o the status of the negotiations of the proposed transaction

     o the benefits and potential risks of the proposed transaction

     o the principal terms of the merger agreement and related documents

     Associated Group's legal advisors discussed the board's fiduciary duties in considering the merger and further discussed the terms of the merger agreement and related documents to the extent then negotiated and the key provisions which remained to be finalized, including those providing Associated Group with certain termination rights or rights to solicit alternative acquisition proposals in circumstances where the merger was delayed or jeopardized due to actions by Liberty or AT&T. Salomon Smith Barney presented financial analyses relating to the proposed merger and to its evaluation as to the fairness from a financial point of view, to Associated Group's stockholders, of the merger exchange ratios, taken together. At the conclusion of the meeting, Associated Group's board of directors directed Associated Group's legal advisors to continue the negotiations with Liberty and AT&T with a view to finalizing a merger agreement that could be presented for board approval.

     During the evening of May 20, 1999 and into Friday, May 21, 1999, Associated Group's legal advisors met with Liberty's and AT&T's legal advisors to continue the negotiations. These negotiations continued by telephone the following week, and from May 26, 1999 through May 28, 1999 the parties' respective legal advisors met and negotiated the final terms of the merger agreement and related transaction documents.

     On May 19, 1999, the Capital Stock Committee of AT&T's board of directors approved the issuance of shares of Class A Liberty Media Group tracking stock in connection with the merger by unanimous written consent. Subsequently, on that same day, AT&T's board of directors approved the merger agreement and authorized the issuance of shares of Class A Liberty Media Group tracking stock and AT&T common stock in connection with the merger by unanimous written consent.

     On May 28, 1999, Associated Group's board of directors met again. At the meeting, Associated Group's management and legal advisors reviewed for the board the final terms of the merger agreement and related documents. In addition, Salomon Smith Barney rendered its oral opinion, which was subsequently confirmed in writing (which opinion is attached to this proxy statement/prospectus as Appendix B), that, based upon and subject to the considerations set forth in the opinion, as of the date of the opinion, the merger exchange ratios, taken together, were fair, from a financial point of view, to Associated Group's stockholders. Following discussion, Associated Group's board of directors unanimously determined that the proposed merger was advisable and approved the merger agreement and resolved to recommend that Associated Group stockholders adopt the merger agreement.

     On May 28, 1999, Associated Group, Liberty, AT&T and Merger Sub entered into the merger agreement, and certain stockholders of Associated Group entered into the voting agreement with Liberty and AT&T. On June 1, 1999, Associated Group and Liberty issued a joint press release announcing the merger agreement.

     On October 28, 1999, the merger agreement was amended and restated (1) to provide for the rounding of the merger exchange ratios to the nearest one-one hundred thousandth (rather than one-one thousandth) of a share, (2) to provide for the conversion of Associated Group, as the surviving corporation in the merger, directly into a Delaware limited liability company (rather than first being converted into a Cayman Islands limited liability company and then into a Delaware limited liability company), and (3) to reflect the parties' agreement reached after execution of the original merger agreement that, as a condition to Liberty's obligation to consummate the merger, up to two

(rather than three) persons designated by Liberty must have been elected to Teligent's board of directors.

ASSOCIATED GROUP'S REASONS FOR THE MERGER

     In arriving at its decision to approve, and to recommend that Associated Group stockholders approve and adopt, the merger agreement, Associated Group's board of directors considered certain affirmative and negative factors. The affirmative factors considered by Associated Group's board of directors included the following:

     o the AT&T exchange ratio and the expected Liberty Media Group exchange ratio represented, as of April 5, 1999, the approximate date Associated Group and Liberty Media Group reached tentative agreement on the consideration to be received by Associated Group stockholders in the merger, approximately a 30% premium over the average of the respective closing prices per share of Associated Group's Class A and Class B common stock on April 5, 1999

     o the merger consideration, and the Liberty Media Group exchange ratio, allow Associated Group stockholders to realize value and liquidity with respect to Associated Group's interest in Teligent and its other assets (in addition to its holdings of AT&T common stock and Liberty Media Group tracking stock) on terms which minimize the risk of price fluctuations, and of market conditions generally, associated with that interest and certain of those other assets

     o the merger should allow Associated Group stockholders to exchange their shares of Associated Group common stock for shares of Class A Liberty Media Group tracking stock and AT&T common stock without the recognition of taxable income by Associated Group stockholders

     o the merger would provide Associated Group stockholders with increased liquidity generally given the higher trading volumes and greater number of holders of Class A Liberty Media Group tracking stock and AT&T common stock as compared to Associated Group common stock

     o Associated Group's stockholders would have the opportunity to continue to participate in any increase in value of AT&T and of Liberty Media Group, including any increase in value of Liberty Media Group that may be attributable to the acquisition of Associated Group's interest in Teligent, its ownership of TruePosition and its other assets and interests. Associated Group believes that Liberty Media Group's technological expertise, investments, business reputation and extensive relationships in the rapidly changing communications industry, and its financial resources and access to capital markets, provide it with the ability to grow and position, and thereby enhance the value of, these assets and interests more effectively than Associated Group could as an independent company

     o Associated Group's management and its advisors have from time to time solicited, and engaged in discussions with, a number of significant participants in the communications industry regarding a possible business combination involving Associated Group, and, under the merger agreement, prior to the mailing of this proxy statement/prospectus, Associated Group was permitted to solicit and accept alternative acquisition proposals

     In the course of its deliberations, the Associated Group board of directors reviewed with Associated Group's management and outside advisors a number of additional factors relevant to the merger, including:

     o historical information concerning Liberty Media Group's, AT&T's and Associated Group's respective businesses, financial performance and condition, operations and competitive position, including public reports concerning results of operations during the most recent fiscal year for each company filed with the SEC

     o current market conditions and historical market prices, volatility, liquidity and trading information with respect to AT&T common stock, Liberty Media Group tracking stock, Associated Group common stock and Teligent common stock

     o detailed financial analyses and other information with respect to Liberty Media Group, Associated Group and Teligent presented by Salomon Smith Barney in a presentation to the Associated Group board of directors, including Salomon Smith Barney's oral opinion, which was subsequently confirmed in writing (which opinion is attached to this proxy statement/prospectus as Appendix B), that, based upon and subject to the considerations, qualifications and limitations set forth in the opinion, as of the date of the opinion, the exchange ratios, taken together, were fair, from a financial point of view, to Associated Group stockholders

     o the communications and other regulatory approvals required for the merger and the process and timing associated with these approvals

     o the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to the parties' respective obligations, are reasonable

     Associated Group's board of directors also considered, in particular, the terms of the merger agreement regarding Associated Group's rights to solicit, consider, negotiate and accept other acquisition proposals, and to terminate the merger agreement, in various circumstances where the merger is delayed or jeopardized due to actions by Liberty Media Group or AT&T, as well as the possible effects of the provisions regarding termination fees and of the voting agreement. Associated Group's board of directors also reviewed with Associated Group's management and outside advisors various alternatives to the merger, including remaining as an independent company. Associated Group's board of directors also took into account constraints in light of, and potential implications to Associated Group were it to be required to register as an investment company under, the Investment Company Act of 1940. In this regard, Associated Group's board of directors noted Associated Group's management's views as to its ability to continue achieving the rates of return reflected in Associated Group's historical stock price appreciation given the existing structure of Associated Group, the scope and expertise of its management, and the increase in the value of its assets.

     Associated Group's board of directors believed that these factors, including the board of director's review of the terms of the merger agreement, supported the board of directors' recommendation of the merger when viewed together with the risks and potential benefits of the merger.

     Associated Group's board of directors also identified and considered some potentially negative factors in its deliberations concerning the merger, including, but not limited to:

     o the potentially lengthy period of time that may be required to complete the merger, particularly in light of the fact that the merger agreement does not prohibit Liberty and AT&T from engaging in transactions that could impede or prevent consummation of the merger, and entitles AT&T to delay consummation of the merger if it determines that such consummation would prevent it from obtaining a governmental approval required in connection with AT&T's proposed acquisition of MediaOne Group or certain other pending transactions of AT&T with Comcast Corporation and Lenfest Communications, Inc. or the recently completed transaction with Microsoft Corporation, or would result in that approval being subject to a condition, limitation or restriction adverse to AT&T, or, subject to certain cure periods and other conditions, to terminate the merger agreement if prior regulatory approval of the merger prevents obtaining regulatory approval required in connection with AT&T's acquisition of MediaOne Group or certain other pending transactions of AT&T with Comcast Corporation and Lenfest Communications, Inc. or the recently completed transaction with Microsoft Corporation

     o the risk of a decline in the market value of Class A Liberty Media Group tracking stock and AT&T common stock during the period between signing the merger agreement and consummating the merger

     o the restrictions on Associated Group imposed by the merger agreement and the potential business opportunities that might be foregone due to these restrictions or the pendency of the merger generally

     o the possibility that the merger might not be completed and the impact that might have on Associated Group's businesses and assets and its ability to complete an alternative transaction on similar or equally advantageous terms

     o the other risks described under "Risk Factors Relating to the Merger"

     Associated Group's board of directors believed that these risks were outweighed by the potential benefits of the merger.

     The foregoing discussion is not exhaustive of all factors considered by Associated Group's board of directors. Each member of Associated Group's board of directors may have considered different factors, and Associated Group's board of directors evaluated these factors as a whole and did not quantify or otherwise assign relative weights to the factors considered.

RECOMMENDATION OF ASSOCIATED GROUP'S BOARD OF DIRECTORS

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THE MERGER TO BE FAIR TO YOU AND IN YOUR BEST INTEREST AND DECLARED THE MERGER ADVISABLE. ASSOCIATED GROUP'S BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS YOUR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     In considering the recommendation of Associated Group's board of directors with respect to the merger agreement, you should be aware that certain directors and officers of Associated Group have certain interests in the merger that are different from, or are in addition to, the interests of Associated Group stockholders generally. Please see the section entitled "Interests of Certain Persons in the Transactions" in this proxy statement/prospectus.

OPINION OF ASSOCIATED GROUP'S FINANCIAL ADVISOR

     Associated Group retained Salomon Smith Barney to act as its financial advisor for, among other things, a possible strategic combination with Liberty and AT&T. Pursuant to Salomon Smith Barney's engagement letter, Salomon Smith Barney rendered an oral opinion to the Associated Group board of directors on May 28, 1999 to the effect that, based upon and subject to the considerations set forth in the opinion, as of such date, the exchange ratios, taken together, were fair, from a financial point of view, to the holders of Associated Group common stock. Salomon Smith Barney subsequently confirmed its oral opinion in a written opinion dated May 28, 1999.

     Appendix B contains the full text of Salomon Smith Barney's opinion, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken. This summary of Salomon Smith Barney's opinion is qualified in its entirety by the full text of such opinion. ASSOCIATED GROUP STOCKHOLDERS ARE URGED TO READ THE SALOMON SMITH BARNEY OPINION CAREFULLY AND COMPLETELY.

     Although Salomon Smith Barney evaluated the fairness, from a financial point of view, of the exchange ratios, taken together, to holders of Associated Group common stock, the exchange ratios were determined by Associated Group, Liberty and AT&T through arm's-length negotiations. Neither Associated Group nor the Associated Group board of directors imposed any limitations with respect to the investigations made or procedures followed by Salomon Smith Barney in rendering its opinion.

     In the process of rendering its opinion, Salomon Smith Barney reviewed, among other things, the following:

          o the merger agreement

          o publicly available information concerning Associated Group, Teligent, Liberty and AT&T

          o internal information, including projections for TruePosition and Grupo Portatel S.A. de C.V., a Mexican corporation in which Associated Group owns an approximate 24% stake, concerning the business and operations of Associated Group furnished to Salomon Smith Barney by Associated Group for purposes of Salomon Smith Barney's analysis

          o publicly available information concerning the trading of, and the trading market for, Associated Group common stock, Teligent Class A common stock, AT&T common stock, Class A Liberty Media Group tracking stock, Class B Liberty Media Group tracking stock and the equity securities of entities in which Liberty holds a substantial equity interest

          o publicly available information with respect to a number of other companies that Salomon Smith Barney believed to be comparable to Teligent, to AT&T and to some of the operations, businesses and investments of Associated Group and the Liberty Media Group, and the trading markets for the securities of those other companies

          o publicly available information concerning the nature and terms of other transactions that Salomon Smith Barney considered relevant to its inquiry

     Salomon Smith Barney also considered other information, financial studies, analyses, investigations and financial, economic and market criteria that it deemed relevant. Salomon Smith Barney met or had discussions with various officers and employees of Associated Group to discuss the foregoing as well as other matters Salomon Smith Barney believed relevant to its inquiry but did not meet or have discussions with management of Liberty, AT&T or Teligent.

     In its review and analysis and in arriving at its opinion, Salomon Smith Barney assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed any responsibility for verifying any of such information. Salomon Smith Barney did not conduct a physical inspection of any of the properties or facilities of Associated Group, Teligent, Liberty or AT&T nor did it obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any such properties or facilities.

     Salomon Smith Barney assumed that the merger will be consummated in all material respects in accordance with the terms of the merger agreement and will qualify as a tax-free reorganization for U.S. federal income tax purposes. In addition, Salomon Smith Barney assumed that all projections provided to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Associated Group as to the future financial performance of the respective businesses of Associated Group for which projections were provided. Salomon Smith Barney expressed no view with respect to such projections or the assumptions on which they were based.

     In conducting its analysis and arriving at its opinion, Salomon Smith Barney considered such financial and other factors as it deemed appropriate under the circumstances including, among others, the following:

     o the historical and current financial position and results of operations of Associated Group, Teligent and the Liberty Media Group

     o the business prospects of Associated Group, Teligent and the Liberty Media Group

     o the historical and current market for Associated Group common stock, Teligent Class A common stock, Class A Liberty Media Group tracking stock,
Class B Liberty Media Group
tracking stock, and the equity securities of certain other companies that Salomon Smith Barney believed to be comparable to Teligent and to some of the operations, businesses and investments of Associated Group and the Liberty Media Group

     o the nature and terms of other acquisition transactions that Salomon Smith Barney believed to be relevant

     Salomon Smith Barney also took into account its assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuation generally. Salomon Smith Barney's opinion does not address the relative merits of the merger compared to any alternative business strategy that might exist for Associated Group, its business or investments.

     Salomon Smith Barney's opinion does not constitute an opinion or imply any conclusions as to the likely trading range for Class A Liberty Media Group tracking stock or AT&T common stock following consummation of the merger. Salomon Smith Barney's opinion necessarily was based on conditions as they existed and could be evaluated on the date of the opinion. Salomon Smith Barney assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after the date of its opinion. Salomon Smith Barney's opinion is, in any event, limited to the fairness, from a financial point of view, of the exchange ratios, taken together, to the holders of Associated Group common stock. Salomon Smith Barney's opinion does not address Associated Group's underlying business decision to effect the merger or constitute a recommendation to any holder of Associated Group common stock as to how such holder should vote with respect to the merger.

     Salomon Smith Barney made a presentation to the Associated Group board of directors on May 20, 1999, at which time Salomon Smith Barney informed Associated Group's board of directors that it was prepared to render an opinion that the proposed exchange ratios, taken together, were fair from a financial point of view, to holders of Associated Group common stock. At the May 28, 1999 Associated Group board of directors meeting, Salomon Smith Barney updated the analyses presented at the May 20 meeting and rendered its oral opinion, subsequently confirmed in writing, that, based upon and subject to the considerations set forth therein, the exchange ratios, taken together, were fair, from a financial point of view, to the holders of Associated Group common stock. The following is a summary of Salomon Smith Barney's May 20, 1999 presentation. Unless otherwise noted below, to the extent Salomon Smith Barney used earnings forecasts for Associated Group, its businesses or investments in its analyses, Salomon Smith Barney relied on estimates provided by management of Associated Group. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to the close of business on May 14, 1999 and is not necessarily indicative of current or future market conditions.

       The following summary of financial analyses includes information presented in tabular format. THE TABLES SHOULD BE READ TOGETHER WITH THE TEXT.

     Associated Group is comprised primarily of the following assets and businesses:

     o Liberty and AT&T. Associated Group owns approximately 23.4 million shares of Class A Liberty Media Group tracking stock and approximately 5.3 million shares of Class B Liberty Media Group tracking stock. Associated Group also owns approximately 19.7 million shares of AT&T common stock.

     o Teligent. Associated Group owns approximately 21.4 million shares of Teligent Class B-Series 1 common stock.

     o Other Assets. Associated Group owns 100% of TruePosition without giving effect to any exercise of outstanding TruePosition options, and approximately 90% on a fully diluted basis. TruePosition develops technology and applications for locating wireless telephones and transmitters. Associated Group also owns an approximate 24% equity interest in (with the contractual right to receive approximately 35% of the proceeds of any sale of) Grupo Portatel, an approximate 3.3% interest in Omnipoint Communications, Inc., a subsidiary of Omnipoint Corporation, minority equity interests in publicly-traded companies including TCI Satellite Entertainment, Inc. and General Communication, Inc., as well as an art gallery and a number of radio stations.

     Using both publicly available information and information provided by Associated Group management, Salomon Smith Barney analyzed each of these assets and businesses as components in determining, after making certain adjustments for embedded tax costs related to investments in non-operating assets, assumed net debt of $187 million and net operating losses with an estimated present value of $68 million, a valuation range for Associated Group as a whole. The following table presents the valuation ranges derived by Salomon Smith Barney:

                                                                                          VALUATION RANGE
                                                                                            (DOLLARS IN
                                                                                         MILLIONS, EXCEPT
                                                                                            PER SHARE)
                                                                                        -------------------
ASSOCIATED GROUP COMPONENT (PRE-TAX VALUE)                                               LOW         HIGH
-------------------------------------------------------------------------------------   ------      -------
Class A and Class B Liberty Media Group
  tracking stock and AT&T common stock...............................................   $2,173      $ 2,173
Teligent Class B-Series 1 common stock...............................................    1,091        1,228
Other Assets.........................................................................      126          362
Net Operating Losses.................................................................       68           68
Net Debt.............................................................................     (187)        (187)
                                                                                        ------      -------
TOTAL................................................................................   $3,271      $ 3,644
                                                                                        ------      -------
                                                                                        ------      -------
Embedded Tax Cost....................................................................     (856)        (876)
ASSOCIATED GROUP VALUE...............................................................    2,415        2,768
ASSOCIATED GROUP VALUE PER SHARE*....................................................   $58.24      $ 66.75
IMPLIED TRANSACTION VALUE PER SHARE*.................................................   $71.89      $ 71.89
PREMIUM OF IMPLIED TRANSACTION VALUE PER SHARE TO ASSOCIATED GROUP VALUE PER
  SHARE*.............................................................................    23.4%         7.7%

------------------

* Based on fully diluted shares of Associated Group common stock outstanding on or about May 14, 1999.

     Liberty and AT&T. Salomon Smith Barney derived a value for Associated's investment in Class A Liberty Media Group tracking stock, Class B Liberty Media Group tracking stock and AT&T common stock by multiplying the closing stock price for each security on May 14, 1999 by the number of shares held by Associated Group. Based on this analysis, Salomon Smith Barney derived a value of approximately $2,173 million for Associated Group's investment in Class A Liberty Media Group tracking stock, Class B Liberty Media Group tracking stock and AT&T common stock.

     Teligent. Salomon Smith Barney performed a number of different analyses to derive a range of values for Associated Group's investment in Teligent.

     Based on the $50.88 closing price per share of Teligent Class A common stock on May 14, 1999, Salomon Smith Barney noted that the value of Associated Group's investment in Teligent was approximately $1,091 million. Salomon Smith Barney noted that Associated Group owns shares of Teligent Class B-Series 1 common stock but, because these shares are not publicly traded, it relied in its analysis on the market prices, trading history and relative valuation of the Teligent Class A common stock into which the Class B-Series 1 shares are convertible, at the stockholder's option, on a one-for-one basis.

     Salomon Smith Barney performed discounted cash flow analyses, based on a composite case of publicly available Wall Street analyst financial projections for Teligent, to establish a range of equity values per Teligent share without taking into account any potential synergies that might be available to Teligent or another company as a result of a strategic combination involving Teligent.

The discounted cash flow was calculated assuming a weighted average cost of capital ranging from 14.0% to 16.0% and was comprised of the sum of the present value of (1) Teligent's projected unlevered free cash flows for the last three fiscal quarters of 1999 and the nine fiscal years 2000 to 2008 and (2) the fiscal year 2008 terminal value of Teligent based on a range of multiples from 9.0x to 11.0x projected earnings before interest, taxes, depreciation and amortization ("EBITDA") for fiscal year 2008. In particular, Salomon Smith Barney focused on the results obtained by utilizing a weighted average cost of capital ranging from 14.5% to 15.5% and multiples ranging from 9.5x to 10.5x.

     Based upon the foregoing analyses, Salomon Smith Barney derived a valuation range for Associated Group's approximately 21.4 million shares of Teligent
Class B-Series 1 common stock of approximately $1,091 million to $1,228 million. The low was based on the May 14, 1999 closing price of $50.88 per share of Teligent Class A common stock, while the high was based on the midpoint of the range of equity values per share implied by the pre-synergy discounted cash flow analysis.

     Other Assets. Salomon Smith Barney performed discounted cash flow analyses, based on financial projections for TruePosition provided by Associated Group's management, to establish a range of net present asset values for Associated Group's fully diluted interest in TruePosition. The discounted cash flow was calculated assuming a weighted average cost of capital ranging from 17.0% to 23.0% and was comprised of the sum of the present value of (1) TruePosition's projected unlevered free cash flows for the last three fiscal quarters of 1999 and the nine fiscal years 2000 to 2008 and (2) the fiscal year 2008 terminal value of TruePosition based on a range of multiples from 9.0x to 11.0x projected EBITDA for fiscal year 2008. In particular, Salomon Smith Barney focused on the results obtained by utilizing a weighted average cost of capital ranging from 18.5% to 21.5% and multiples ranging from 9.5x to 10.5x.

     Salomon Smith Barney compared financial information of Grupo Portatel and Omnipoint Communications, Inc. with similar information for companies that Salomon Smith Barney believed were appropriate for comparison in order to derive a valuation range for Associated Group's investment in these businesses. In addition, Salomon Smith Barney valued Associated Group's investment in other publicly traded equity securities based on their current trading prices and valued Associated Group's radio station and art gallery businesses based on Associated Group's basis in these assets as well as, in the case of the radio stations, a recent offer to purchase two of the stations.

     These analyses resulted in a valuation range for Associated Group's other assets of approximately $126 million to $362 million.

     Net Operating Losses. Based on management estimates of current Associated Group net operating losses of $125 million and an additional $237 million of net operating losses expected by Associated Group management to result from the exercise of outstanding Associated Group stock options, assuming that these net operating losses could be used without limitation in seven to nine years and a 39% tax rate, Salomon Smith Barney derived an implied present value of $68 million for Associated Group's net operating losses.

     Embedded Tax Cost. In order to assess the value of Associated Group's operating investments and the realizable value for its non-operating investments, Salomon Smith Barney derived the tax cost that would result if Associated Group sold its portfolio of Class A Liberty Media Group tracking stock, Class B Liberty Media Group tracking stock, AT&T common stock and the investments (other than TruePosition) described under "other assets" above. Assuming a 39% tax rate, Salomon Smith Barney derived a range of embedded tax cost of approximately $856 million to $876 million.

LIBERTY MEDIA GROUP

     Approximately 75% of the Liberty Media Group's total asset value is comprised of publicly traded securities and the remainder consists of investments in various private market assets. Using publicly available information, Salomon Smith Barney analyzed each of these investments to determine valuation ranges for each investment separately and, after making certain adjustments for the present value of approximately $1.7 billion of net operating losses, approximately $5.2 billion in cash and approximately $1.7 billion in debt, a valuation range for the Liberty Media Group as a whole. The following table presents the valuation ranges derived by Salomon Smith Barney:

                                                                                        VALUATION RANGE
                                                                                     (DOLLARS IN MILLIONS,
                                                                                       EXCEPT PER SHARE)
                                                                                   --------------------------
LIBERTY COMPONENT                                                                     LOW           HIGH
--------------------------------------------------------------------------------   -----------    -----------
Public Investments..............................................................     $35,715        $35,715
Private Market Assets...........................................................      10,413         11,758
Net Operating Losses............................................................         481            481
                                                                                     -------        -------
TOTAL ASSET VALUE...............................................................     $46,609        $47,954
                                                                                     -------        -------
                                                                                     -------        -------
Plus: Cash......................................................................       5,154          5,154
Less: Debt......................................................................      (1,655)        (1,655)
                                                                                     -------        -------
TOTAL LIBERTY NET EQUITY VALUE..................................................     $50,108        $51,453
                                                                                     -------        -------
                                                                                     -------        -------
Fully Diluted Shares Outstanding................................................   661 million    661 million
NET EQUITY VALUE PER CLASS A LIBERTY MEDIA
  GROUP TRACKING SHARE..........................................................     $ 75.81        $ 77.84
May 14, 1999 Class A Liberty Media Group
  Tracking Stock Price per Share................................................     $ 70.25        $ 70.25
IMPLIED PREMIUM TO CURRENT PRICE................................................         7.9%          10.8%

     Salomon Smith Barney noted that the Class A Liberty Media Group tracking stock and Class B Liberty Media Group tracking stock trade at a discount to the Liberty Media Group's sum-of-the-parts valuation.

     Liberty Media Group Public Investments. The Liberty Media Group holds positions ranging from 8% to 94% in 12 publicly traded companies including Liberty Digital, Inc. (formerly TCI Music, Inc.), Time Warner, Inc. and Sprint PCS Group. Salomon Smith Barney derived a value for the Liberty Media Group's investments in publicly traded securities, by multiplying the May 14, 1999 closing stock price for each public security in the Liberty Media Group's portfolio by the number of shares held by the Liberty Media Group. Based on this analysis, Salomon Smith Barney derived a value of approximately $35,715 million for the Liberty Media Group's portfolio of publicly traded securities.

     Liberty Media Group Private Market Assets. The Liberty Media Group also holds equity positions ranging from 10% to 100% in numerous private companies including Discovery Communications, Inc., QVC, Inc. and Encore Media Group LLC. Using a combination of publicly available financial information for comparable companies and Wall Street research analyst valuations, Salomon Smith Barney derived a valuation range of approximately $10,413 million to $11,758 million for the Liberty Media Group's investments in these private market assets.

REVIEW OF AT&T

     Because the AT&T exchange ratio provides for holders of Associated Group common stock to receive a number of shares of AT&T common stock equal to their pro rata portion of the number of shares of AT&T common stock owned by Associated Group, Salomon Smith Barney provided the Associated Group board with summary information regarding AT&T but did not discuss the relative value of the AT&T common stock.

ADDITIONAL INFORMATION

     The foregoing is a summary of all material analyses performed by Salomon Smith Barney in connection with the preparation of its opinion and presented to the Associated Group board on May 20, 1999, but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentation to the Associated Group board. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and it is not necessarily susceptible to partial analysis or summary description.

     Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of the analyses and factors considered. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Salomon Smith Barney, without considering all of such analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion.

     With regard to the comparable public company analysis summarized above, Salomon Smith Barney selected comparable public companies on the basis of various factors, including the similarity of the line of business and the size of the public company. However, no public company used as a comparison is identical to Associated Group, Teligent, Liberty or any of their business segments. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the comparable companies and other factors that could affect the transaction or public trading value of the comparable companies to which Associated Group, Teligent, Liberty and their respective business segments are being compared.

     In its analyses, Salomon Smith Barney made numerous assumptions with respect to Associated Group, AT&T, Teligent, Liberty, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Associated Group. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, none of Associated Group, the Associated Group board, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates. Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the exchange ratios, taken together, and were provided to the Associated Group board in that connection. The opinion of Salomon Smith Barney was one of the factors taken into consideration by the Associated Group board in making its determination to approve the merger agreement and the merger.

     Salomon Smith Barney is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Associated Group selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's reputation and Salomon Smith Barney's familiarity with Associated Group and the communications industry.

     Salomon Smith Barney and its predecessors have previously rendered certain investment banking and financial advisory services to Associated Group, Liberty, AT&T and Teligent for which they received substantial compensation. Salomon Smith Barney and its affiliates (including Citigroup Inc.) may have other business relationships with Liberty and AT&T. In the ordinary course of its business, Salomon Smith Barney trades the equity securities of Associated Group and the debt and equity securities of AT&T (including Liberty) and Teligent for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in the securities of these companies.

     Pursuant to Salomon Smith Barney's engagement letter, Associated Group agreed to pay Salomon Smith Barney $10 million in cash upon consummation of the merger. Associated Group has also agreed to reimburse Salomon Smith Barney for its reasonable travel and other out-of-pocket expenses incurred in connection with its engagement (including the reasonable fees and disbursements of its counsel) and to indemnify Salomon Smith Barney against certain liabilities and expenses relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting, with AT&T treated as the acquiror. As a result, AT&T will record the assets and liabilities of Associated Group at their estimated fair values and will record as goodwill the excess of the purchase price over such estimated fair values. From the date of the merger, the operating results of Associated Group will be combined with the results of AT&T as part of the Liberty Media Group, which is accounted for as an equity investment by AT&T since AT&T does not possess a "controlling financial interest" in the Liberty Media Group for financial accounting purposes. See "Summary--Selected Pro Forma Condensed Financial Information."

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

     Members of Associated Group's management and board of directors may be deemed to have interests in the merger that are different from, or in addition to, the interests of Associated Group stockholders generally. The Associated Group board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

  Treatment of Associated Group Stock Options

     The directors and executive officers of Associated Group hold options to purchase Class B Associated Group common stock. As described above under "The Proposed Merger--Treatment of Associated Group Stock Options," at the effective time of the merger, each outstanding Associated Group option will automatically become fully vested and exercisable and, upon completion of the merger, will either be assumed by AT&T and converted into a roll over option to purchase shares of Class A Liberty Media Group tracking stock (subject to a maximum of two million shares of Associated Group common stock covered by Associated Group options that may become roll over options), or cancelled in exchange for a cash payment. If roll over elections are made as to Associated Group options with respect to more than a total of two million shares of Associated Group common stock, then the roll over elections of all Associated option holders will be reduced on a pro rata basis, so that Associated Group options with respect to no more than a total of two million shares of Associated Group common stock are rolled over. Each roll over option will continue to be exercisable for shares of Class A Liberty Media Group tracking stock for the duration of the original term of the related Associated Group option even if the option holder ceases to be an employee, director or consultant of Associated Group, Liberty or their respective subsidiaries, and may be pledged or transferred by the holder for charitable or estate or tax planning purposes.

     The number of shares of Class B Associated Group common stock subject to unvested Associated Group options held by directors and executive officers of Associated Group that will vest upon completion of the merger totaled 175,875 as of October 29, 1999, comprised of unvested options with respect to 7,500, 7,500, 69,375, 55,500 and 36,000 shares held by Donald H. Jones, a non-employee director of Associated Group, Joseph A. Katarincic, a non-employee director of Associated Group, Richard I. Goldstein, Vice President of Associated Group, Scott G. Bruce, Vice President, General Counsel and Secretary of Associated Group, and Kent R. Sander, Vice President of Associated Group, respectively.

     If all the Associated Group options held by the directors and executive officers of Associated Group (with respect to a total of 1,821,916 shares of Class B Associated Group common stock) became roll over options, then Myles P. Berkman, Chairman, President, Chief Executive Officer and Treasurer of Associated Group, David J. Berkman, Executive Vice President and a director of Associated Group, Donald H. Jones, Joseph A. Katarincic, Richard I. Goldstein, Scott G. Bruce and Kent R. Sander would receive roll over options with respect to 1,103,028, 1,050,192, 155,550, 61,200, 755,290, 469,049 and 122,400 shares, respectively, of Class A Liberty Media Group tracking stock, at a weighed average exercise price for all such roll over options of $2.88 per share of Class A Liberty Media Group tracking stock.

     If all the Associated Group stock options held by the directors and executive officers of Associated Group became cash out options (and thus none were exercised and none became roll over options), with the cash payments in respect of those options being made three months after completion of the merger as described above, Myles P. Berkman, David J. Berkman, Donald H. Jones, Joseph
A. Katarincic, Richard I. Goldstein, Scott G. Bruce and Kent R. Sander would receive cash payments of approximately $36.5 million, $35.3 million, $4.7 million, $1.4 million, $25.3 million, $15.8 million and $3.4 million, respectively.

  Treatment of TruePosition Stock Options

     The directors and executive officers of Associated Group also hold options granted pursuant to the Amended and Restated TruePosition, Inc. 1995 Stock Incentive Plan (the "TruePosition Stock Plan") to purchase an aggregate of 800,000 shares of TruePosition common stock, representing approximately 4.0% of TruePosition's equity on a fully-diluted basis. The merger agreement contemplates, and, in accordance with the TruePosition Stock Plan, the committee of non-employee directors which administers that plan has determined, that upon consummation of the merger all options granted pursuant to the TruePosition Stock Plan will remain outstanding and unchanged. Accordingly, following the merger Myles P. Berkman, David J. Berkman, Donald H. Jones, Joseph A. Katarincic, Richard I. Goldstein, Scott G. Bruce and Kent R. Sander will continue to hold options with respect to 100,000, 100,000, 50,000, 50,000, 75,000, 75,000 and 350,000 shares, respectively, of TruePosition common stock, at a weighted average exercise price for all such options of $3.02 per share. These shares represent, as of the date of this proxy statement/prospectus, approximately 0.5%, 0.5%, 0.25%, 0.25%, 0.37%, 0.37% and 1.75%, respectively, of
TruePosition's equity on a fully-diluted basis. These options will expire ninety days (one year in the case of non-employee directors) after the optionholder ceases to be an employee or director of, or consultant to, TruePosition and Associated Group, except that they will continue to be exercisable for thirty months after the date of the merger if the optionholder has ceased to be an employee, director or consultant of TruePosition and Associated Group solely as a consequence of (including resignation of the optionholder in connection with) the merger.

  Employment Agreements

     Associated Group has preexisting employment agreements with Myles P. Berkman and David J. Berkman. Each employment agreement provides that, if following a "Change of Control" (as defined in the employment agreements) of Associated Group, Associated Group terminates (except for "Cause" or "Disability" (both as defined in the employment agreements)) the executive's employment or the executive voluntarily terminates his employment for "Good Reason" (as defined in the employment agreements), the executive will be entitled to a lump sum severance payment. In the Merger Agreement, each of Liberty, AT&T and Associated Group have acknowledged that consummation of the Merger will constitute "Good Reason" for purposes of the employment agreements. Accordingly, upon consummation of the merger, Myles P. Berkman and David J. Berkman will be entitled to receive such severance payments, which are estimated to be approximately $3.4 million and $2.0 million, respectively.

  Certain Employee Matters

     The merger agreement provides that each person who was an employee of Associated Group immediately prior to the time of the merger who continues employment with Associated Group following the merger will generally be entitled to participate in the employee benefit plans maintained by Liberty or AT&T for the benefit of Liberty employees, and will receive credit for their past service to Associated Group as of the time of the merger for purposes of eligibility, vesting and entitlement under those plan(s). Liberty has indicated that after the merger it may seek the assistance of current Associated Group employees in connection with the continued operation or administration of certain Associated Group assets or businesses. However, no agreements or understandings have been reached in this regard.

  Indemnification and Insurance

     Under the merger agreement, after completion of the merger:

     o Liberty and the surviving entity in the merger, jointly and severally, will indemnify, to the extent insurance of the type mentioned below does not provide coverage and actual payment, and advance expenses, including fees of counsel, to, present and former officers, directors and employees of Associated Group and its subsidiaries against liabilities for acts or omissions in those capacities occurring prior to the completion of the merger or pertaining to the merger agreement or the merger, to the fullest extent permitted under the Delaware General Corporation Law; and

     o for three years, Liberty is required to cause the surviving entity in the merger to maintain in effect Associated Group's existing officers' and directors' liability insurance, or provide equivalent insurance, covering acts or omissions occurring prior to completion of the merger. However, the surviving entity in the merger is not required to pay an annual premium for this insurance in excess of 300% of the last annual premium paid by Associated Group prior to May 28, 1999.

  Split Dollar Agreements

     Associated Group is a party to two split-dollar life insurance agreements with the Berkman Family Trust, a trust made by and for the benefit of the children of Myles P. Berkman who are also the trustees, including David J. Berkman, Executive Vice President of Associated Group. This trust owns two insurance policies on the life of Myles P. Berkman. These agreements were entered into as a part of Myles P. Berkman's overall compensation arrangements and were intended to provide long-term life insurance benefits to him with his children as the beneficiaries. Under these agreements Associated Group pays the insurance policy premiums and has a security interest in the insurance policies to secure the repayment to it of the greater of the cash surrender value of the policies and the aggregate premium payments made by Associated Group. In the merger agreement Associated Group has agreed to take all necessary action so that after the merger neither Associated Group, Liberty or AT&T will have any obligations or liability arising out of these agreements. Accordingly, these agreements will be terminated immediately prior to the merger. Such a termination would entitle the Berkman Family Trust, as the owner of the insurance policies, to obtain a release of Associated Group's security interest in the insurance policies, and thus retain unencumbered ownership of the policies, by paying Associated Group, within sixty (60) days after termination, the greater of the cash surrender value of the policies and the aggregate premium payments made by Associated Group. If this amount is not timely paid, Associated Group may obtain ownership of the insurance policies and surrender them to the insurer for their cash surrender value. The aggregate cash surrender value of the insurance policies immediately after the next premium payment scheduled to be made on December 15, 1999 is estimated to be approximately $2.4 million, while the aggregate premiums paid by Associated Group immediately after giving effect to that next premium payment are estimated to total approximately $4.0 million.

     In light of the original purpose of the split dollar life insurance agreements, to eliminate any continuing obligations of Associated Group under these agreements as contemplated by the merger agreement, and to enable Associated Group to receive payment in respect of the termination of these agreements at the time of termination without any delay of an amount not less than it would receive if it obtained ownership of the insurance policies and surrendered them to the insurer as described above, the parties to these agreements have agreed that upon such termination immediately prior to the merger and the payment by the owner of the policies to Associated Group of the cash surrender value thereof, Associated Group will release its security interest in the policies and no party will have any further right or obligations under these agreements.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

  General

     The following discussion summarizes the material United States federal income tax consequences of the merger and certain post-merger restructuring transactions. It is based on and subject to the Internal Revenue Code of 1986, as amended, the regulations promulgated under the Internal Revenue Code, existing administrative interpretations and court decisions as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. The tax opinions described below will be based on agreed assumptions, limitations, representations and covenants, including those contained in certificates of officers of Associated Group, Liberty and AT&T expected to be executed as of the date of the merger. This discussion does not address all aspects of United States federal income taxation that may be important to you either in light of your particular circumstances or because you are subject to special rules, such as rules relating to:

     o individual stockholders who are not citizens or residents of the United States

     o financial institutions

     o tax-exempt organizations

     o insurance companies

     o dealers in securities

     o stockholders who acquired their shares of Associated Group common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation

     o stockholders who hold their shares of Associated Group common stock as part of a hedge, constructive sale, straddle or conversion transaction

     This discussion assumes you hold your shares of Associated Group common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

     It is a non-waivable condition to Associated Group's obligation to consummate the merger that Associated Group receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, U.S. federal income tax counsel to Associated Group, that:

     o the merger and certain post-merger restructuring transactions should be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     o each of AT&T and Associated Group should be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and

     o no gain or loss should be recognized for U.S. federal income tax purposes by a stockholder of Associated Group as a result of the merger and certain post-merger restructuring transactions with respect to shares of Associated Group common stock converted solely into Class A Liberty Media Group tracking stock and AT&T common stock.

     It is a non-waivable condition to AT&T's obligation to consummate the merger that AT&T receive an opinion, and it is a non-waivable condition to Liberty's obligation to consummate the merger that Liberty be entitled to rely on such opinion, from Baker & Botts, L.L.P., that:

     o the merger and certain post-merger restructuring transactions should be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     o each of AT&T and Associated Group should be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

     o no gain or loss should be recognized for U.S. federal income tax purposes by AT&T or any member of its consolidated group as a result of the merger and the issuance of shares of Class A Liberty Media Group tracking stock and AT&T common stock in connection therewith (with certain specified exceptions); and

     o no gain or loss should be recognized for U.S. federal income tax purposes by Associated Group as a result of the merger (with certain specified exceptions).

     The effect of any cash received by an Associated Group stockholder in lieu of a fractional share of Class A Liberty Media Group tracking stock or AT&T common stock is discussed below.

     Opinions of counsel are not equivalent to rulings from the IRS, and the conclusions expressed in such opinions could be challenged by the IRS. Certain of the conclusions expressed by counsel in their opinions are based on the view that Class A Liberty Media Group tracking stock is voting common stock of AT&T. There are, however, no Internal Revenue Code provisions, U.S. federal income tax regulations, court decisions or published IRS rulings bearing directly on the treatment of tracking stocks for purposes of the matters to be addressed in the opinions. In addition, the IRS announced during 1987 that it was studying the U.S. federal income tax consequences of stock that has certain voting and liquidation rights in an issuing corporation, but has dividend rights that are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, and that it would not issue any advance rulings regarding such stock. Although the IRS has since withdrawn such stock from its list of matters under consideration, it has reiterated that it will not issue advance rulings regarding such stock. The Clinton Administration's Fiscal Year 2000 Budget Proposal, released in February 1999, included a provision that would, if enacted in its proposed form, require recognition of gain by the issuer upon its issuance of tracking stock and would authorize the Secretary of the Treasury to treat tracking stock as nonstock or as stock of another entity, as appropriate. Although Skadden, Arps, Slate, Meagher & Flom LLP and Baker & Botts, L.L.P. believe that Class A Liberty Media Group tracking stock should be treated as voting stock of AT&T, in the absence of authorities directly on point for the above-described purposes or an advance ruling from the IRS, this issue is not entirely free from doubt and there is a risk that the IRS could assert that such tracking stock represents property other than voting stock of AT&T (which position, if sustained, could render the issuance and receipt of such stock taxable to AT&T and the stockholders of Associated Group). If the IRS were to assert that Class A Liberty Media Group tracking stock were property other than voting stock of AT&T, Skadden, Arps, Slate, Meagher & Flom LLP and Baker & Botts, L.L.P. believe, in reliance upon general principles of law, that the IRS should not prevail in a court of law on this issue due to the particular rights inherent in such tracking stock. See "Risk Factors Relating to the Merger--Lack of certainty that merger will be tax free."

  Tax Implications to Associated Group Stockholders.

     Assuming that the merger and certain post-merger restructuring steps qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code:

     o no gain or loss will be recognized for U.S. federal income tax purposes by a stockholder of Associated Group as a result of the merger and the specified post-merger restructuring transactions with respect to shares of Associated Group common stock converted solely into Class A Liberty Media Group tracking stock and AT&T common stock;

     o the aggregate tax basis of the Class A Liberty Media Group tracking stock and AT&T common stock received by Associated Group stockholders in the merger will be the same, in each instance, as the aggregate tax basis of the Associated Group common stock surrendered in exchange for Class A Liberty Media Group tracking stock and AT&T common stock, excluding any basis allocable to fractional share interests in Class A Liberty Media Group tracking stock or AT&T common stock for which cash is received; and

     o the holding period of the Class A Liberty Media Group tracking stock and AT&T common stock received by Associated Group stockholders in the merger will include the period during which the Associated Group common stock surrendered in exchange for Class A Liberty Media Group tracking stock and AT&T common stock was held, provided that such Associated Group shares were held as capital assets at the time of the completion of the merger.

     An Associated Group stockholder who receives cash in the merger in lieu of a fractional share interest in Class A Liberty Media Group tracking stock or AT&T common stock will be treated as having received the fractional share interest and then having sold such interest for the cash received. This sale will generally result in the recognition of gain or loss for U.S. federal income tax purposes, measured by the difference between the amount of cash received and the tax basis of the shares of Associated Group common stock allocable to such fractional share interests, which gain or loss will be capital gain or loss, provided that the shares of Associated Group common stock were held as a capital asset at the time of the completion of the merger. In addition, in the case of an individual holder of shares of Associated Group common stock, any such capital gain will generally be subject to a maximum U.S. federal income tax rate of 20% if the stockholder's holding period in such shares was more than one year at the time of the completion of the merger.

     THE FOREGOING IS A GENERAL DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS INCLUDED FOR GENERAL INFORMATION ONLY. THE FOREGOING DISCUSSION DOES NOT TAKE INTO ACCOUNT THE PARTICULAR FACTS AND CIRCUMSTANCES OF YOUR STATUS AND ATTRIBUTES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES ADDRESSED IN THE FOREGOING DISCUSSION MAY NOT APPLY TO YOU. IN VIEW OF THE INDIVIDUAL NATURE OF INCOME TAX CONSEQUENCES, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL AND OTHER TAX LAWS.

REGULATORY MATTERS

  HSR Act and Antitrust

     The merger is subject to the requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated under that Act by the Federal Trade Commission, which prevent certain transactions from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and certain waiting periods end or expire. On October 20, 1999, the parties filed the requisite Pre-Merger Notification and Report Forms under that Act with the U.S. Federal Trade Commission and the U.S. Department of Justice. The waiting period initiated by these filings is scheduled to expire at 11:59 p.m. on November 19, 1999, unless a request for additional information is made by either agency.

     The Antitrust Division of the Department of Justice, the Federal Trade Commission and others may challenge the merger on antitrust grounds either before or after expiration of the applicable waiting periods. Accordingly, at any time before or after the completion of the merger, the Antitrust Division of the Department of Justice, the Federal Trade Commission or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the consummation of the merger or permitting such consummation subject to certain regulatory concessions or conditions. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, that such challenge will not prevail.

  Federal Communications Commission

     Teligent subsidiaries hold authorizations issued by the Federal Communications Commission that permit them to provide telecommunications services to customers. The FCC has previously recognized that the Associated Group has de facto control over Teligent due to its right to elect a majority of Teligent's board of directors. Pursuant to the rules and prior decisions of the FCC, the merger and related transactions will result in the relinquishment by Associated Group of de facto control of Teligent's FCC-issued authorizations due to Associated Group ceasing to have the right to elect members of Teligent's board of directors. See "The Merger Agreement--Changes to Teligent's board of directors." Additionally, a wholly-owned subsidiary of Associated Group, Associated Radio, Inc., holds three broadcast and related licenses. The proposed transactions will result in a transfer of control of Associated Radio's AM, FM and related licenses to Liberty and will require prior FCC consent. Accordingly, Associated Group and Liberty must file applications and notices with the FCC seeking its approval of the changes in control of the various FCC-issued licenses resulting from the merger and the contemplated post-merger transactions. In evaluating these filings, the FCC will consider whether Liberty is qualified to hold the interests in the licenses and whether the public interest, convenience and necessity will be served by the merger and related transactions.

     The FCC is required to issue a public notice of both the Associated Radio and Teligent applications and notices regarding the proposed transactions. In connection with certain of the filings, interested parties will have thirty days in which to file comments, after which the applicants may file responses to any oppositions.

     There can be no assurance that the FCC will approve the changes in control of the various FCC-issued licenses or that the FCC will not impose conditions on such approval which could jeopardize or delay completion of the merger and related transactions.

  State Governmental Authorities

     Teligent provides intrastate telecommunications as part of the package of services that it offers to its customers. Therefore, Teligent is subject to regulation by the states in which it provides such services. In various states, the respective public utilities commissions must determine whether the merger and related transactions are in the public interest. Procedures for obtaining required consents vary among the states, but are generally comparable to those described above regarding the FCC. There can be no assurance that each state that requires its prior approval will grant its consent to the merger and related transactions in a timely manner or that such consent will not include conditions that could lessen the anticipated benefits of the proposed transactions.

     State approval is not required for the transfer of the Associated Radio broadcast and related licenses.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF ASSOCIATED GROUP OR AT&T

     The shares of Class A Liberty Media Group tracking stock and AT&T common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act except for shares of Class A Liberty Media Group tracking stock or AT&T common stock issued to any person who is deemed to be an "affiliate" of either Associated Group or AT&T at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control of Associated Group or AT&T and may include some of their officers and directors, as well as their principal stockholders. Any person deemed to be an affiliate of Associated Group or AT&T at the time of the special meeting may not sell their shares of Class A Liberty Media Group tracking stock or AT&T common stock acquired in the merger except pursuant to:

     o an effective registration statement under the Securities Act covering the resale of those shares;

     o an exemption under paragraph (d) of Rule 145 under the Securities Act; or

     o any other applicable exemption under the Securities Act.

AT&T's Registration Statement, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Class A Liberty Media Group tracking stock or AT&T common stock to be received by affiliates of Associated Group in the merger.

LISTING ON THE NEW YORK STOCK EXCHANGE OF CLASS A LIBERTY MEDIA GROUP TRACKING STOCK AND AT&T COMMON STOCK TO BE ISSUED IN THE MERGER

     AT&T will use reasonable efforts to cause the shares of Class A Liberty Media Group tracking stock and AT&T common stock to be issued in the merger to be authorized for listing on the New York Stock Exchange, subject to official notice of issuance, before completion of the merger. It is a condition to the closing of the merger that this listing authorization be obtained.

NO APPRAISAL RIGHTS

     You are not entitled to exercise dissenter's or appraisal rights as a result of the merger or to demand payment for your shares under Delaware law.

DELISTING AND DEREGISTRATION OF ASSOCIATED GROUP COMMON STOCK AFTER THE MERGER

     If the merger is completed, both classes of Associated Group common stock will be delisted from the Nasdaq National Market and will be deregistered under the Exchange Act.

                              THE MERGER AGREEMENT

     The following description summarizes the material provisions of the merger agreement. You should read carefully the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.

     Please note that the italicized terms Material Adverse Effect, Liberty Material Adverse Effect, Parent Material Adverse Effect, Teligent Interest Material Adverse Effect, Teligent Material Adverse Effect and Transaction Adverse Effect used in this section are defined on page 61.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Conditions to the obligations of each party. Our respective obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

     o the merger agreement must be approved and adopted by the holders of a majority of the voting power of all outstanding shares of Associated Group common stock;

     o AT&T's Registration Statement relating to the merger must be effective and must not be the subject of any stop order or proceedings seeking a stop order;

     o AT&T must have received all state securities law or blue sky permits and authorizations necessary to issue the merger consideration;

     o any waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated; and

     o the shares of Class A Liberty Media Group tracking stock and AT&T common stock to be issued in the merger must have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.

     Conditions to the obligations of AT&T for the benefit of Liberty. AT&T's obligation to complete the merger is subject to the satisfaction of each of the following additional conditions, which are for the benefit of Liberty and may be asserted or waived solely by Liberty acting alone:

     o the aggregate effect of (1) all inaccuracies in Associated Group's representations and warranties, without giving effect to any included qualifications as to materiality, with certain exceptions, or as to Material Adverse Effect, and (2) any undisclosed adverse changes relating to Associated Group since December 31, 1998 must not have had or be reasonably likely to have a Material Adverse Effect or a Transaction Adverse Effect;

     o Associated Group's representations and warranties regarding its organization, qualification and capitalization and regarding the authorization and validity of the merger agreement, if qualified by materiality or Material Adverse Effect, must be true and correct and, if not so qualified, must be true and correct in all material respects, in either case as of May 28, 1999 and, unless the representation or warranty speaks as of an earlier date, as of the date the merger is to be completed as if made at that time;

     o Associated Group must have performed or complied in all material respects with all of its obligations, agreements and covenants required by the merger agreement;

     o Associated Group must have delivered to Liberty a compliance certificate signed by an appropriate officer of Associated Group;

     o there must not be any action or proceeding by any governmental entity seeking a permanent or preliminary injunction, restraining order or other order by any court or other governmental entity of competent jurisdiction pending that, if determined in a manner adverse to Associated Group, Liberty or AT&T, would have the effect of, and there must not be any permanent or preliminary injunction, restraining order or other order in effect:

          o preventing the completion of the merger and the other transactions contemplated by the merger agreement or permitting completion only subject to any condition or restriction that has had or would have a Transaction Adverse Effect, a Teligent Material Adverse Effect, a Teligent Interest Material Adverse Effect or a Material Adverse Effect;

          o requiring the divesture, as a result of the completion of the merger, of a material portion of the business or assets of Liberty and its subsidiaries and affiliates taken as a whole;

          o imposing material limitations on the ability of Liberty to exercise full rights of ownership of shares of capital stock or other equity interests in the surviving entity in the merger or making that ownership illegal or subject to any materially burdensome requirement or condition or prohibiting the completion of specified post-merger restructuring transactions; or

          o requiring Liberty, its subsidiaries and affiliates, or Associated Group or any of its material subsidiaries (excluding Teligent and its subsidiaries) to cease or refrain from engaging in any material business as a result of the completion of the merger;

     o there must not be in effect any applicable law, regulation, order or judgment of any foreign or United States federal, state or local governmental entity of competent jurisdiction that:

          o makes the merger agreement or the merger illegal or imposes or is reasonably likely to impose material damages or penalties in connection with the merger agreement or the merger;

          o requires or is reasonably likely to require, as a result of the completion of the merger, the divesture of or any restrictions or conditions on the conduct of (1) a portion of the business or assets of Associated Group and its subsidiaries (excluding Teligent and its subsidiaries), taken as a whole, which would have a Material Adverse Effect, or (2) a material portion of the business or assets of Liberty and its subsidiaries and affiliates taken as a whole;

          o imposes or is reasonably likely to impose material limitations on the ability of Liberty effectively to exercise full rights of ownership of shares of capital stock or other equity interests in the surviving entity in the merger or makes that ownership illegal or subject to any materially burdensome requirement or condition or prohibits the completion of specified post-merger restructuring transactions; or

          o requires or is reasonably likely to require Liberty, its subsidiaries or affiliates, or Associated Group or any of its material subsidiaries (excluding Teligent and its subsidiaries), to cease or refrain from engaging in any material business, including in the case of Liberty, any material business conducted by Associated Group or any of its subsidiaries (excluding Teligent and its subsidiaries) prior to the merger, as a result of the consummation of the merger;

     o all consents or approvals of the Federal Communications Commission required to complete the merger must have been granted without any condition, limitation or restriction that would have a Teligent Interest Material Adverse Effect, a Teligent Material Adverse Effect or a Material Adverse Effect;

     o all other governmental consents required to complete the merger must have been obtained, without any condition, limitation or restriction, and all required governmental filings must have been made, other than those which if not obtained or made would not have a Material Adverse Effect, a Teligent Material Adverse Effect or a Transaction Adverse Effect;

     o up to two persons designated by Liberty must have been elected to the board of directors of Teligent to replace an equivalent number of current directors designated by Associated Group. See "Changes to Teligent's board of directors."

     o the aggregate impact of (1) any inaccuracies in Associated Group's representation and warranty regarding Teligent's SEC filings, without regard to qualifications based on the knowledge of Associated Group, and
       (2) any undisclosed adverse changes to Teligent since December 31, 1998, must not have had or be reasonably likely to have a Teligent Material Adverse Effect;

     o there must not have been any changes, events or conditions that, individually or in the aggregate, or are reasonably likely to represent, a Teligent Interest Material Adverse Effect;

     o Liberty must have received a "reliance letter" from Baker & Botts, L.L.P. entitling Liberty to rely on the opinion of that firm, to be delivered to AT&T, to the effect that for U.S. federal income tax purposes, among other things, the merger and specified post-merger restructuring transactions to be completed by Liberty and AT&T or their respective subsidiaries should qualify as a reorganization within the meaning of
       Section 368(a) of the Internal Revenue Code;

     o there must not have been any acquisition of, or of a 25% or greater equity interest in or a substantial portion of the assets of, Teligent, or any definitive agreement for such an acquisition entered into by Teligent or its affiliates, including Associated Group and its subsidiaries, except in specified limited circumstances; and

     o prior to completion of the merger, Associated Group must have
       (1) contributed all of the outstanding capital stock of its subsidiary Microwave Services, Inc. to a newly-formed limited liability company subsidiary of Associated Group and (2) caused its subsidiary Associated Group Investments, Inc. to be merged into Associated Group.

     Conditions to the obligations of AT&T for the benefit of AT&T. AT&T's obligation to complete the merger is subject to the satisfaction of each of the following additional conditions, which are for the benefit of AT&T and may be waived solely by AT&T acting alone:

     o the aggregate effect of all inaccuracies in certain of Associated Group's representations and warranties, without giving effect to any included qualifications as to materiality, with certain exceptions, or as to Material Adverse Effect must not have had or be reasonably likely to have a Parent Adverse Effect or a Transaction Adverse Effect;

     o Associated Group's representations and warranties regarding its organization, qualification and capitalization and regarding the authorization and validity of the merger agreement, if qualified by materiality or Material Adverse Effect, must be true and correct and, if not so qualified, must be true and correct in all material respects, in either case as of May 28, 1999 and, unless the representation or warranty speaks as of an earlier date, as of the date the merger is to be completed as if made at that time;

     o Associated Group must have performed or complied in all material respects with all of its obligations, agreements and covenants required by the merger agreement, with certain exceptions;

     o Associated Group must have delivered to AT&T a compliance certificate signed by an appropriate officer of Associated Group;

     o there must not be any action or proceeding by any governmental entity seeking a permanent or preliminary injunction, restraining order or other order by any court or other governmental entity of competent jurisdiction pending that, if determined in a manner adverse to Associated Group, Liberty or AT&T, could have the effect of, and there must not be any permanent or preliminary injunction, restraining order or other order in effect, preventing the completion of the merger and the other transactions contemplated by the merger agreement, or permitting completion only subject to any condition or restriction that has had or would have a Transaction Adverse Effect or a Parent Adverse Effect;

     o there must not be in effect any applicable law, regulation, order or judgment of any foreign or United States federal, state, local or governmental entity of competent jurisdiction that

          o makes the merger agreement or the merger illegal or imposes or is reasonably likely to impose material damages or penalties in connection with the merger agreement or the merger;

          o requires or is reasonably likely to require, in AT&T's reasonable judgment, the divesture of or any restrictions or conditions on the conduct of any portion of the business or assets of AT&T or any of its subsidiaries (excluding Liberty and its subsidiaries), which would have a Parent Adverse Effect, as a result of the completion of the merger;

          o imposes or is reasonably likely to impose material limitations on the ability of Liberty or AT&T effectively to exercise full rights of ownership of shares of capital stock or other equity interests in the surviving entity in the merger to the extent necessary to complete specified post-merger restructuring transactions or makes that ownership illegal or subject to any materially burdensome requirement or condition or in any way limits, prohibits or places any burdens upon the completion of specified post-merger restructuring transactions;

          o requires or is reasonably likely to require AT&T or any of its material subsidiaries (excluding Liberty and its subsidiaries) to cease or refrain from engaging in any material business, whether or not such business is conducted by Associated Group or any of its subsidiaries (excluding Teligent and its subsidiaries), as a result of the completion of the merger; or

          o in AT&T's reasonable judgment, otherwise would have a Parent Adverse Effect as a result of the completion of the merger;

     o all consents or approvals of the Federal Communications Commission required to complete the merger must have been granted without any condition, limitation or restriction that would have, in AT&T's reasonable judgment, a Parent Adverse Effect;

     o all other governmental consents required to complete the merger must have been obtained, without any condition, limitation or restriction, and all required governmental filings must have been made, other than those which if not so obtained or made would not have, in AT&T's reasonable judgment, a Transaction Adverse Effect or a Parent Adverse Effect;

     o AT&T must have received an opinion from Baker & Botts, L.L.P., to the effect that for U.S. federal income tax purposes, among other things, the merger and specified post-merger restructuring transactions to be completed by Liberty and AT&T or their respective subsidiaries should qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     o none of Associated Group, Teligent or Grupo Portatel or any of their subsidiaries shall be a party to any contract, agreement or understanding that at the completion of the merger would be legally enforceable against AT&T or any of its subsidiaries (other than Liberty, Liberty's affiliates, Associated Group, Teligent, Portatel and any of their subsidiaries), except as would not have a Parent Adverse Effect;

     o Associated Group, Teligent, Grupo Portatel and their subsidiaries must hold and be in compliance with the terms of, and have filed all reports and information in connection with, all licenses, franchises, orders and similar approvals of governmental entities required for the ownership and operation of the assets of their respective businesses, except for any failure to so hold, be in compliance with, or have filed that, in AT&T's reasonable judgment, would not have a Parent Adverse Effect;

     o prior to completion of the merger, (1) Associated Group must have caused its subsidiary, Associated Group Investments, Inc., to be merged into Associated Group; and (2) Liberty must have distributed to Liberty Ventures Group LLC, Liberty's sole stockholder and an indirect wholly owned subsidiary of AT&T, the amount in cash required to repay the indebtedness of Associated Group;

     o AT&T must not have been notified by Liberty that any of the conditions of Liberty or AT&T to complete the merger remain unsatisfied;

     o Liberty must have performed or complied in all material respects with all of its obligations, agreements and covenants required by the merger agreement, and Liberty must have delivered to AT&T a certificate signed by an appropriate officer to that effect; and

     o there must be no material legal impediment to the completion of certain specified post-merger restructuring transactions contemplated by Liberty and AT&T or their subsidiaries.

     Conditions to the obligations of Associated Group. Associated Group's obligation to complete the merger is subject to the satisfaction or waiver of each of the following conditions:

     o the aggregate effect of (1) all inaccuracies in the representations and warranties of Liberty and AT&T, without giving effect to any included qualifications as to materiality, with certain exceptions, or as to a material adverse effect with respect to AT&T and its subsidiaries (excluding Liberty and its subsidiaries) taken as a whole or Liberty Material Adverse Effect, and (2) any undisclosed adverse changes relating to Liberty since December 31, 1998 must not have had and will not have, insofar as can be reasonably foreseen, a material adverse effect with respect to AT&T and its subsidiaries (excluding Liberty and its subsidiaries) taken as a whole, a Liberty Material Adverse Effect or a Transaction Adverse Effect;

     o AT&T's representations and warranties regarding its organization, qualification and capitalization, the authorization and validity of the merger agreement, and the Registration Statement, and Liberty's representations and warranties regarding its organization, qualification and capitalization, the authorization and validity of the merger agreement, and its ownership of capital stock of Associated Group, if qualified by materiality, must be true and correct and, if not so qualified, must be true and correct in all material respects, in either case as of May 28, 1999 and, unless the representation or warranty speaks as of an earlier date, as of the date the merger is to be completed as if made at that time;

     o each of Liberty, AT&T and Merger Sub must have performed or complied in all material respects with all of their obligations, agreements and covenants required by the merger agreement;

     o each of Liberty and AT&T must have delivered to Associated Group a compliance certificate signed by an appropriate officer;

     o there must not be in effect any permanent or preliminary injunction, restraining order or other order by any court or other governmental entity of competent jurisdiction in effect preventing the completion of the merger and the other transactions contemplated by the merger agreement, or permitting completion only subject to any condition or restriction that would have a Liberty Material Adverse Effect or a Transaction Adverse Effect;

     o there must not be in effect any applicable law, regulation, order or judgment of any foreign or United States federal, state or local governmental entity of competent jurisdiction, and there must be no action brought by any governmental entity and pending that (1) makes or may make the merger agreement or the merger illegal or (2) has or is reasonably likely to have a Liberty Material Adverse Effect;

     o all consents or approvals of the Federal Communications Commission required to complete the merger must have been granted without any condition, limitation or restriction that has or would have a Liberty Material Adverse Effect;

     o all other governmental consents required to complete the merger must have been obtained and all required governmental filings must have been made other than those that if not so obtained or made would not have a Liberty Material Adverse Effect or a Transaction Adverse Effect;

     o Associated Group must have received an opinion from its U.S. federal income tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP, to the effect that for U.S. Federal income tax purposes, among other things, the merger and specified post-merger restructuring transactions to be completed by Liberty and AT&T or their respective subsidiaries should qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

     o all documents necessary to complete the conversion of Associated Group after the merger to a limited liability company, including required governmental filings, must be reasonably satisfactory to Associated Group, and except for making these filings, all actions necessary to complete the conversion must have been duly taken.

     Certain terms. As used in the discussion of the parties' conditions to the completion of the merger and the discussion under "Termination" below, the following terms have the indicated meanings:

     o a Material Adverse Effect means a material adverse effect on the business, assets or financial condition of Associated Group and its subsidiaries (other than Teligent and its subsidiaries), taken as a whole, excluding certain specified circumstances, events or conditions that are not deemed to constitute a Material Adverse Effect;

     o a Liberty Material Adverse Effect means a material adverse effect on the business, assets or financial condition of Liberty and its subsidiaries, taken as a whole, excluding certain specified circumstances, events or conditions that are not deemed to constitute a Liberty Material Adverse Effect;

     o a Parent Adverse Effect means, with certain specified limited exceptions, any of (1) an effect which is adverse or burdensome with respect to, or could reasonably be expected to prevent, interfere with or delay, AT&T's proposed acquisition of MediaOne Group or certain other pending transactions of AT&T with Comcast Corporation and Lenfest Communications, Inc. and or the recently completed transaction with Microsoft Corporation (collectively with AT&T's proposed acquisition of MediaOne Group, the "Pending AT&T Transactions"), (2) an effect which is adverse to, or burdensome on any material business of AT&T or its subsidiaries (excluding Liberty and its subsidiaries) being conducted on the date of the merger agreement or contemplated by the Pending AT&T Transactions (other than an effect that is insignificant in nature or consequence) or
       (3) an adverse effect on the relationship between AT&T or any of its subsidiaries (excluding Liberty and its subsidiaries) and any federal or state governmental entity having jurisdiction over any material business, operations or assets of AT&T or its subsidiaries (other than such an effect which is insignificant in nature or consequence);

     o a Teligent Interest Material Adverse Effect means a material adverse effect on the validity or nature of Associated Group's direct or indirect interest in Teligent and/or the rights and obligations associated with that interest (including any material liens or restrictions on that interest), excluding certain specified circumstances, events or conditions that are not deemed to constitute a Teligent Interest Material Adverse Effect;

     o a Teligent Material Adverse Effect means a material adverse effect on the business, assets or financial condition of Teligent and its subsidiaries, taken as a whole, excluding certain specified circumstances, events or conditions that are not deemed to constitute a Teligent Material Adverse Effect; and

     o a Transaction Adverse Effect means a condition, event or effect which prohibits the parties from consummating the transactions contemplated by the merger agreement, including without limitation certain pre-merger restructuring transactions contemplated by the parties or the post-merger restructuring transactions contemplated by Liberty and AT&T, or eviscerates the effectiveness of those transactions, excluding certain specified circumstances, events or conditions that are not deemed to constitute a Transaction Adverse Effect.

TERMINATION

     The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after adoption of the merger agreement by Associated Group's stockholders, in the following situations:

     o by mutual consent of Liberty, AT&T and Associated Group;

     o by any of Liberty, AT&T or Associated Group

          (1) if the merger has not been completed on or before March 31, 2000; however:

             -- if the failure to complete the merger is due to any party's failure to perform any of its obligations under the merger agreement, this termination right will not be available to the nonperforming party;

             -- if the merger has not been completed on or before March 31, 2000 solely because certain conditions in the merger agreement regarding required governmental consents and approvals, and the absence of any enactments or injunctions preventing the merger, have not been satisfied, any party by written notice to each other party may extend the termination date up to June 30, 2000. In addition, if these conditions have not been satisfied due to Liberty or AT&T completing, or entering into an agreement for, a material acquisition or other transaction, whether prior to or after the date of the merger agreement, Associated Group may extend the termination date up to December 31, 2000;

          (2) if there has been a material breach of any representation, warranty, covenant or agreement on the part of any other party contained in the merger agreement, in each case that is not curable, which would prevent the satisfaction of the applicable conditions to closing requiring that the party's representations and warranties be accurate and its covenants and agreements be performed;

          (3) if any court of competent jurisdiction or other competent governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger or any of the post-merger restructuring transactions to be completed by Liberty and AT&T or their subsidiaries and the order, decree, ruling or other action has become final and nonappealable; or

          (4) the stockholders of Associated Group fail to adopt the merger agreement (1) at the special meeting called for that purpose, or
              (2) by the date one day prior to the termination date as extended as described above, but only if AT&T's Registration Statement on Form S-4 relating to the merger became and remained effective (unless the failure of the Registration Statement to become effective is the result of Associated Group's material breach of its agreement to cooperate with the filing of the Registration Statement) such that this proxy statement could be mailed to Associated Group stockholders and the special meeting held prior to that date. AT&T may not terminate the merger agreement pursuant to this provision without Liberty's agreement.

     o by Liberty if Associated Group's board of directors withdraws or modifies, in a manner adverse to Liberty or AT&T, its approval or recommendation of the merger, or approves or recommends, or authorizes Associated Group to enter into an agreement regarding, an Alternative Proposal (which italicized term is defined on page 64), as described below under "--No solicitation";

     o by Associated Group (1) if Associated Group determines in good faith that it is reasonably likely that certain conditions concerning governmental consents and approvals, and the absence of any enactments and injunctions preventing the merger, will not be satisfied, (2) in connection with entering into a definitive agreement with respect to an Alternative Proposal at a time when, immediately prior to the termination, Associated Group's obligation to refrain from soliciting Alternative Proposals was not in effect, (3) in certain cases where AT&T has exercised its right to delay the merger, (4) in certain cases where Associated Group determines in good faith that the merger will not be completed due to Liberty or AT&T entering into other transactions which impede the merger or (5) if Associated Group determines in good faith that it is reasonably likely that AT&T will not receive from Baker & Botts, L.L.P. the required opinion regarding the tax-free nature of the merger and the post-merger restructuring transactions to be completed by Liberty and AT&T or their subsidiaries; or

     o by AT&T, in certain cases where it determines in good faith that, as a result of the issuance of a regulatory approval for the merger, it is reasonably likely that AT&T will not receive regulatory approval necessary in connection with any of the Pending AT&T Transactions, and the parties have been unable to remove the impediment to AT&T's ability to receive the required approval.

TERMINATION FEES

     Until the merger is completed or the merger agreement is terminated, Associated Group has agreed not to directly or indirectly solicit or initiate Alternative Proposals. Associated Group will pay Liberty a termination fee of $50 million if, at a time that Associated Group's obligation to refrain from soliciting Alternative Proposals is in effect:

     o a bona fide Alternative Proposal has been made directly to the stockholders of Associated Group generally or has otherwise become publicly known or any person has publicly announced an intention, whether or not conditional, to make an Alternative Proposal and after any of these events the merger agreement is terminated because Associated Group's stockholders fail to approve the merger; or

     o the merger agreement is terminated by Liberty because Associated Group's board of directors withdraws or modifies, in a manner adverse to Liberty or AT&T, its recommendation of the merger or authorizes Associated Group to enter into an agreement with respect to an Alternative Proposal.

     The $50 million fee described in the prior paragraph is not payable to Liberty in connection with a termination of the merger agreement unless, within six months after the termination, Associated Group enters into a definitive agreement with respect to, or consummates, a transaction pursuant to an Alternative Proposal (as defined below, except that references to "25%" are deemed to be references to "50%" for this purpose). If an Alternative Proposal has been made as described in the preceding sentence and has then been publicly unconditionally withdrawn by the person making the proposal prior to the event giving rise to the termination of the merger agreement, no termination fee will be payable by Associated Group to Liberty unless Associated Group enters into any definitive agreement with respect to, or completes, any Alternative Proposal (as defined below, except that references to "25%" are deemed to be references to "50%" for this purpose) with the same person or any of its affiliates within six months after the termination of the merger agreement. No termination fee will be paid by Associated Group in connection with any definitive agreement regarding, or the completion of, an Alternative Proposal if the agreement is entered into at any time that Associated Group's obligation to refrain from soliciting or initiating Alternative Proposals is not in effect.

     Associated Group has agreed that if a $50 million termination fee becomes payable as described in the two preceding paragraphs, it will convert all of the Class B Liberty Media Group tracking stock held by it and its subsidiaries (excluding Teligent and its subsidiaries) into shares of Class A Liberty Media Group tracking stock.

     If Associated Group terminates the merger agreement because it is reasonably likely that the merger will not be consummated because certain conditions relating to government approvals and consents, the absence of any enactments or injunctions preventing the merger or the receipt of the required tax opinion cannot be satisfied due to Liberty entering into an acquisition or other transaction, then Liberty will pay to Associated Group on the date of the termination a fee of $50 million.

     If Associated Group terminates the merger agreement because (1) Associated Group determines in good faith that it is reasonably likely that certain conditions to the obligations of the parties to complete the merger relating to governmental approvals and consents, and the absence of any enactments or injunctions preventing the merger will not be satisfied or (2) at any time in connection with entering into a definitive agreement with respect to an Alternative Proposal at a time when, immediately prior to the termination, Associated Group's obligation to refrain from initiating Alternative Proposals was not in effect or (3) in certain cases where AT&T has exercised its right to delay the consummation of the merger, and Associated Group enters into an agreement prior to or within six months following termination of the merger agreement with respect to an Alternative Proposal, and the contemplated transaction is completed, Associated Group will pay to Liberty on the date of the completion of such transaction a fee of $10 million.

NO SOLICITATION

     Associated Group has agreed with Liberty that, except as described below, Associated Group will not, directly or indirectly, take any of the following actions:

     o solicit or initiate the submission of an Alternative Proposal;

     o cooperate with or disclose any non-public information concerning Associated Group or any of its subsidiaries (excluding Teligent and its subsidiaries) to any person other than Liberty or AT&T in connection with any Alternative Proposal;

     o negotiate with any person other than Liberty or AT&T with respect to any Alternative Proposal; or

     o approve, recommend or enter into an agreement or understanding with any person other than Liberty or AT&T relating to any Alternative Proposal.

Associated Group has agreed that it will immediately give written notice to Liberty and AT&T if it receives an Alternative Proposal or an inquiry with respect to making an Alternative Proposal, and will provide Liberty and AT&T with information regarding the person making the Alternative Proposal or inquiry as Liberty or AT&T may reasonably request.

     An "Alternative Proposal" generally means any proposal, other than the merger or any other transaction proposed by Liberty, AT&T or their affiliates,
(1) for a merger, other business combination or a recapitalization involving Associated Group, (2) for the acquisition of a 25% or greater interest in the equity of Associated Group, (3) for the acquisition of the right to cast 25% or more of the votes on any matter with respect to Associated Group, or (4) for the acquisition of more than 25% of the assets of Associated Group and its subsidiaries (excluding Teligent and its subsidiaries), taken as a whole.

     However, the prohibitions described above will not apply to any action or inaction by Teligent, any of its subsidiaries or officer, director, employee, agent or representative of Teligent or any of its subsidiaries acting as such. In addition, if, at any time prior to adoption of the merger agreement by Associated Group's stockholders, Associated Group's board of directors reasonably determines in good faith, after consultation with Associated Group's outside legal counsel, that it is, or is reasonably likely to be, required to do so in order to discharge properly its fiduciary duties, Associated Group may, in response to a "superior proposal," as described below, take any or all of the action referred to in the final three bullet points of the first paragraph of this section with regard to the superior proposal. In response to a superior proposal which was not solicited or initiated in violation of Associated Group's obligations, Associated Group may withdraw or modify its recommendation of the merger agreement and the merger if it reasonably determines in good faith, after consultation with Associated Group's outside legal counsel, that it is, or is reasonably likely to be, required to do so in order to discharge properly its fiduciary duties under applicable law, although in any event Associated Group will be required to submit the merger agreement and the merger to a vote of Associated Group's stockholders at the special meeting.

     As used in this section, a "superior proposal" means any proposal made by a third party to acquire by any means more than 50% of the shares of the then outstanding shares of Associated Group common stock or all or substantially all the assets of Associated Group on terms which Associated Group's board of directors reasonably determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to Associated Group's stockholders than the merger with AT&T and for which financing, to the extent required, is then committed or which, in the good faith judgment of Associated Group's board of directors, is reasonably capable of being obtained by such third party.

     The obligations of Associated Group described in the foregoing two paragraphs will not apply and Associated Group may engage in the acts described above, including solicitation or initiation of an Alternative Proposal involving a party other than Liberty or AT&T, if any of the following occurs:

     o AT&T gives Associated Group notice that it intends to delay consummation of the merger because AT&T has determined in good faith that there is a reasonable possibility that, as a result of completion of the merger, AT&T would not obtain any governmental or other third-party consent or approval required in connection with AT&T's proposed acquisition of MediaOne Group or certain other pending transactions of AT&T with Comcast Corporation and Lenfest Communications, Inc. or the recently completed transaction with Microsoft Corporation (or would obtain such consent or approval only subject to a condition, limitation or restriction that could reasonably be expected to have a Parent Adverse Effect), until those transactions are completed or AT&T gives the Associated Group notice that it no longer is delaying completion of the merger;

     o AT&T gives Associated Group notice of AT&T's good faith determination that it is reasonably likely that AT&T will not obtain any governmental or other third-party consent or approval required in connection with AT&T's proposed acquisition of MediaOne Group or certain other pending transactions of AT&T with Comcast Corporation and Lenfest Communications, Inc. or the recently completed transaction with Microsoft Corporation (or would obtain such consent or approval only subject to a condition, limitation or restriction that could reasonably be expected to have a Parent Adverse Effect) because of a prior approval obtained in connection with the Associated Group merger, until those transactions are completed or the third party consent or approval is obtained by AT&T;

     o AT&T enters into any agreement for a transaction, such as an acquisition of another company, excluding AT&T's proposed acquisition of MediaOne Group or certain other pending transactions of AT&T with Comcast Corporation and Lenfest Communications, Inc. or the recently completed transaction with Microsoft Corporation, that, in the good faith judgment of Associated Group, makes it reasonably likely that certain of the conditions to the closing of the merger will not be satisfied until one business day after Associated Group receives notice of the termination of that transaction or, in the good faith judgment of Associated Group, it is no longer reasonably likely that those conditions will not be satisfied; or

     o All material governmental filings required to be made on the part of AT&T to complete the merger have not been made by November 25, 1999, until such filings are made and provided the failure to make these filings is not the result of Associated Group breaching its obligation to use reasonable efforts to do all things necessary to complete the merger.

     Associated Group has agreed that it will not, and will not cause or permit any of its subsidiaries to:

     o voluntarily sell, dispose of, tender or exchange or agree to sell, dispose of, tender or exchange any shares of the capital stock of Teligent owned by Associated Group or its subsidiaries;

     o vote, or execute a written consent or proxy with respect to, any shares of the capital stock of Teligent in favor of any acquisition by any person (other than a direct or indirect wholly owned subsidiary of Teligent) of Teligent, of a 25% or greater equity interest in Teligent, or of a substantial portion of the assets of Teligent, or agree with any other person to vote, or execute a written consent or proxy, with respect to any capital stock of Teligent; or

     o publicly express support for any transaction described in the foregoing bullet point by any means including, without limitation, by publicly expressing an intention to take any of the actions otherwise prohibited by this paragraph.

REPRESENTATIONS AND WARRANTIES

     Associated Group, Liberty and AT&T each made a number of representations and warranties in the merger agreement, including representations and warranties relating to, among other things:

     o corporate organization, qualification to do business and similar corporate matters of AT&T, Associated Group and Liberty;

     o subsidiaries of Associated Group;

     o Associated Group's certificate of incorporation and bylaws;

     o authorization, execution, delivery, performance and enforceability of the merger agreement and related matters of AT&T, Associated Group and Liberty;

     o capital structure of AT&T and Associated Group;

     o formation and ownership of Merger Sub by AT&T;

     o ownership of capital stock of Associated Group by Liberty and AT&T;

     o filings by Associated Group and Teligent with the SEC, the accuracy of the information contained in those filings and the absence of undisclosed liabilities in those filings;

     o required consents, approvals, orders and authorizations of governmental authorities relating to execution and delivery of the merger agreement and related matters;

     o required consents and notices under Associated Group's contracts;

     o absence of material adverse changes or events concerning Associated Group's and Liberty's respective businesses since December 31, 1998;

     o the accuracy of the information supplied by Associated Group, Liberty and AT&T in connection with this proxy statement/prospectus and the Registration Statement;

     o material litigation involving Associated Group;

     o possession of and compliance with all licenses required to conduct Associated Group's business and compliance with applicable regulatory requirements by Associated Group;

     o engagement and payment of fees of brokers, investment bankers and financial advisors by Associated Group;

     o filing of tax returns and payment of taxes by Associated Group;

     o Associated Group's employee matters and benefits;

     o receipt by Associated Group of a fairness opinion of Salomon Smith Barney regarding the merger exchange ratios;

     o approval and recommendation of the merger agreement by Associated Group's board of directors;

     o required stockholder vote of Associated Group;

     o Associated Group's intellectual property;

     o Associated Group's investment securities;

     o transactions and contracts with affiliates of Associated Group;

     o Associated Group not being subject to regulation as an investment company;

     o exemption of Liberty and AT&T from Section 203 of the Delaware General Corporation Law as applied to Associated Group;

     o amendment of Associated Group's stockholder rights agreement so as to render it inapplicable to the merger agreement, the merger and the voting agreement;

     o no appraisal rights for any Associated Group stockholder in the merger;
       and

     o no excise tax obligations of Associated Group and the surviving entity in the merger.

     The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully the articles of the merger agreement entitled "Representations and Warranties of the Company," "Representations and Warranties of Parent" and "Representations and Warranties of Liberty."

CONDUCT OF ASSOCIATED GROUP'S BUSINESS PENDING THE MERGER

     Associated Group agreed in the merger agreement that, except as specifically contemplated by the merger agreement, until the completion of the merger or unless Liberty (and AT&T, as necessary) consents in writing, Associated Group and its subsidiaries (excluding Teligent and its subsidiaries) will operate their businesses in the ordinary and usual course of business consistent with past practices and use reasonable efforts to:

     o preserve intact its business organization;

     o preserve its licenses in full force and effect;

     o keep available the services of its present officers and key employees;
       and

     o preserve the good will of those having business relationships with it.

     Associated Group also agreed that until the completion of the merger or unless Liberty (and AT&T, as necessary) consents in writing, Associated Group and its subsidiaries (excluding Teligent and its subsidiaries) would conduct their businesses in compliance with specific restrictions relating to the following:

     o amending Associated Group's certificate of incorporation or bylaws;

     o issuing or redeeming of equity interests or other securities;

     o stock splits, combinations, reclassifications or exchanges of any outstanding shares of its capital stock or other changes to equity capital structure;

     o modifying outstanding options or other securities convertible into shares of capital stock, or amending, or authorizing of any new stock or equity appreciation rights, restricted stock or equity, stock or equity purchase, stock or equity bonus or similar plan, arrangement or agreement;

     o dividends or other distributions;

     o disposing of any stock or other equity interest owned by Associated Group in any of its subsidiaries;

     o disposing of any investment securities or Associated Group's interest in Teligent;

     o modifying or changing of material licenses or contracts;

     o entering into or amending employment, consulting or agency agreements;

     o establishing any new employee benefit plan or amending any existing employee benefit plan except as required by any applicable law;

     o providing additional security for secured indebtedness or granting or creating any lien on any property, assets or rights except for certain permitted encumbrances;

     o paying claims, liabilities or obligations;

     o canceling indebtedness or waiving claims or rights;

     o capital expenditures;

     o prepaying indebtedness, other than margin debt;

     o making loans to or engaging in any material transactions with any director, officer, partner or affiliate not required by the terms of an existing contract;

     o contributing additional capital to or acquiring any additional interests in Portatel or its affiliates;

     o acquiring assets or entities which are material;

     o engaging in new businesses;

     o sales, leases or other dispositions of material assets;

     o incurring indebtedness;

     o (1) disposing of AT&T common stock or property, other than regular cash dividends, received as a dividend or distribution in respect of AT&T common stock; (2) authorizing or issuing securities convertible into or exchangeable for AT&T common stock; or (3) entering into agreements that purport to bind AT&T or any of its subsidiaries (other than Associated Group or any of its subsidiaries) after the merger;

     o taking actions that would cause certain specified representations and warranties contained in the merger agreement to be untrue in any respect; or

     o changing its corporate structure.

     Associated Group's agreement regarding the conduct of Associated Group's and its subsidiaries' (excluding Teligent and its subsidiaries) businesses until the completion of the merger is complicated and not easily summarized. You are urged to read carefully the article of the merger agreement entitled "Additional Covenants and Agreements."

AMENDMENT, EXTENSION AND WAIVER

     The merger agreement may be amended by agreement of the parties in writing either before or after adoption of the merger agreement by the stockholders of Associated Group. No amendment may be entered into which requires further approval by Associated Group stockholders unless that further approval has been obtained. Certain provisions of the merger agreement may be amended by written consent of Associated Group and Liberty only, without any action on the part of AT&T or Merger Sub.

     At any time prior to the completion of the merger, the parties may, by written instrument signed on behalf of the party, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement and, except as provided in the merger agreement, waive compliance by any other party with any agreements or conditions in the merger agreement.

EXPENSES

     Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such cost or expense, except as otherwise provided in the merger agreement and except that Associated Group and AT&T shall share equally the costs and expenses incurred in connection with printing and mailing this proxy statement/prospectus, AT&T's Registration Statement of which this proxy statement/prospectus forms a part (and any amendment or supplement to the Registration Statement) and any prospectus included in the Registration Statement (and any amendment or supplement to the Registration Statement) and the costs of filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

CHANGES TO TELIGENT'S BOARD OF DIRECTORS

     Associated Group's equity interest in Teligent is comprised of Class B-Series 1, common stock, all of the outstanding shares of which are held by a wholly owned subsidiary of Associated Group. Ownership of these shares, which are convertible on a share-for-share basis into Class A common stock of Teligent, entitles this Associated Group subsidiary to designate and elect a majority of the members of Teligent's board of directors. However, pursuant to an agreement entered into by Associated Group in September 1997 with another Teligent stockholder, upon consummation of the merger Associated Group (through its subsidiary) will be required to convert or cause to be converted all of the Class B-Series 1, common stock of Teligent into Class A common stock of Teligent, cause its designees on Teligent's board of directors to convene a meeting of Teligent's stockholders and cause a number of its designees on Teligent's board of directors to resign such that its designees no longer constitute a majority of Teligent's board of directors. Upon conversion of the Class B-Series 1, common stock of Teligent into Class A common stock of Teligent, neither Associated Group, Liberty nor any subsidiaries of Associated Group or Liberty will be entitled by virtue of their stock ownership to designate any directors of Teligent.

     Teligent's board of directors currently consists of seven directors, four of whom are designees of Associated Group. The merger agreement provides that Associated Group will cause up to two persons designated by Liberty to be elected to Teligent's board of directors, effective immediately prior to the merger. The two directors selected by Liberty will replace two of the four current Teligent directors previously designated by Associated Group. It is a condition to the closing of the merger that Liberty's designees have been elected to (and not removed from) Teligent's board of directors. As described above, Associated Group and Liberty anticipate that, upon completion of the merger, at least one of the two then remaining members of Teligent's board of directors previously designated by Associated Group will resign, so that designees of Associated Group, including the two directors selected by Liberty pursuant to the merger agreement, will no longer comprise a majority of Teligent's board of directors.

RESTRUCTURING TRANSACTIONS

     Pre-merger restructuring transactions. The merger agreement provides that prior to the merger the following transactions will occur:

     o Associated Group will contribute all of the outstanding capital stock of its wholly owned subsidiary, Microwave Services, Inc., to a newly formed, wholly owned limited liability company;

     o Associated Group's wholly owned subsidiary, Associated Investments, Inc., will sell all shares of stock of TCI Satellite Entertainment, Inc. and General Communications, Inc. held by it;

     o Associated Investments will merge with and into Associated Group; and

     o immediately prior to the merger, Liberty will cause an amount of cash to be forwarded to AT&T to extinguish the indebtedness of Associated Group.

     Post-merger restructuring transactions. Following the merger, Liberty and AT&T will take certain actions (referred to herein as the "post-merger restructuring transactions"), including causing:

     o the surviving entity in the merger to be converted to a limited liability company pursuant to Section 266 of the Delaware General Corporation Law;

     o the shares of AT&T common stock and Class A Liberty Media Group tracking stock held by the surviving entity to be retired; and

     o the assets of the surviving entity to be a part of the Liberty Media
       Group.

                          OTHER TRANSACTION AGREEMENTS

VOTING AGREEMENT

     As inducement for it to enter into the merger agreement, Liberty required certain significant stockholders of Associated Group to enter into a voting agreement with Liberty and AT&T. In the voting agreement, these stockholders agreed with Liberty to vote their shares of Associated Group common stock in favor of the merger and against any alternative acquisition of Associated Group.

     As of the record date for the special meeting, these stockholders collectively held 4,200,226 shares of Class A Associated Group common stock and 4,056,076 shares of Class B Associated Group common stock, representing in the aggregate approximately 22.3% of the total number of votes entitled to be cast at the special meeting by all holders of shares of Associated Group common stock. None of the stockholders who are parties to the voting agreement was paid additional consideration in connection with the voting agreement.

     Each Associated Group stockholder who is a party to the voting agreement agreed not to sell or otherwise transfer the shares of Class A Associated Group common stock directly or indirectly controlled or owned by the stockholder that are covered by the voting agreement, except for any transfer in which the stockholder retains full voting rights with respect to the shares or a transfer to any person who has agreed in writing to be bound by the voting agreement.

     The voting agreement will terminate upon the earlier of the completion of the merger and the termination of the merger agreement in accordance with its terms. However, if the merger agreement is terminated (1) by any party to the merger agreement after Associated Group's stockholders vote not to approve the merger or (2) by Liberty if Associated Group's board of directors withdraws or modifies, in a manner adverse to Liberty or AT&T, its approval or recommendation of the merger or the Associated Group's board of directors approves, recommends or authorizes an agreement for to an alternative acquisition transaction other than the merger, then the voting agreement will terminate on the earlier of (1) the date that is six months after that termination or (2) the date on which a $50 million termination fee is paid by Associated Group to Liberty, as described in "The Merger Agreement--Termination fees."

AMENDMENT TO TAX SHARING AGREEMENT

     Liberty, AT&T and certain other direct and indirect subsidiaries of AT&T have entered into an amendment to the existing tax sharing agreement governing the sharing, allocation and reimbursement of taxes by the members of the AT&T Common Stock Group and the Liberty Media Group. Pursuant to this amendment, all tax items of the Associated Group and all tax items arising out of the merger and the contemplated restructuring transactions are generally allocated to the Liberty Media Group.

SUPPLEMENT TO INTER-GROUP AGREEMENT

     Liberty, AT&T and certain other members of the Liberty Media Group have entered into a supplement to the existing inter-group agreement, which governs certain matters between the AT&T Common Stock Group and the Liberty Media Group. This supplement provides for the completion of certain restructuring transactions by the AT&T Common Stock Group and the Liberty Media Group, the division of certain potential liabilities arising out of the merger and certain other matters.

                       DESCRIPTION OF AT&T CAPITAL STOCK

     The following description of certain terms of the capital stock of AT&T does not purport to be complete and is qualified in its entirety by reference to the description of AT&T capital stock incorporated herein by reference and to AT&T's charter. For more information as to how you can obtain these documents, see "Summary--Where you can find more information" on page 21.

AUTHORIZED CAPITAL STOCK

     AT&T's charter provides that AT&T is authorized to issue 8.85 billion shares of capital stock, consisting of 100 million shares of preferred stock, par value $1.00 per share, and 8.75 billion shares of common stock, of which 6 billion shares are common stock, par value $1.00 per share, 2.5 billion shares are Class A Liberty Media Group common stock, par value $1.00 per share, and 250 million shares are Class B Liberty Media Group common stock, par value $1.00 per share. The Class A Liberty Media Group common stock and the Class B Liberty Media Group common stock are referred to in this proxy statement/prospectus as "Class A Liberty Media Group tracking stock" and "Class B Liberty Media Group tracking stock," respectively, and, collectively, as "Liberty Media Group tracking stock." As of September 30, 1999, 3,195,633,438 shares of AT&T common stock, 1,156,751,950 shares of Class A Liberty Media Group tracking stock, 108,421,708 shares of Class B Liberty Media Group tracking stock and no shares of AT&T preferred stock were issued and outstanding.

AT&T COMMON STOCK

  Voting Rights

     After adjustments for recent stock splits, holders of AT&T common stock are entitled to one vote for each share of such stock held, holders of Class B Liberty Media Group tracking stock are entitled to 3/4 of a vote for each share of such stock held, and holders of Class A Liberty Media Group tracking stock are entitled to 3/40 of a vote for each share of such stock held, on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by AT&T's board of directors with respect to any series of AT&T preferred stock, the holders of such shares possess all voting power. AT&T's charter does not provide for cumulative voting in the election of directors.

     AT&T's charter provides that, except as otherwise required by New York law or any special voting rights of AT&T preferred stock, the holders of AT&T common stock, Liberty Media Group tracking stock and AT&T preferred stock, if any, entitled to vote with the common stockholders will vote together as one class. No separate class vote is required for the approval of any matter except under the following circumstances that require the separate class approval of the Liberty Media Group tracking stock:

     o any amendment to AT&T's charter that would change the total number of authorized shares or the par value of Liberty Media Group tracking stock or that would adversely change the rights of Liberty Media Group tracking stock;

     o a Covered Disposition (as defined in AT&T's charter), which generally includes a sale or transfer by AT&T of its equity interest in Liberty or Liberty Media Group LLC or a grant of a pledge or other security interest in the equity interest of AT&T in Liberty or Liberty Media Group LLC; and

     o any merger or similar transaction in which Liberty Media Group tracking stock is converted, reclassified or changed into or otherwise exchanged for any consideration unless specified requirements are met that are generally intended to ensure that the rights of the holders are not materially altered and the composition of the holders is not changed.

Notwithstanding the foregoing, the separate approval of the holders of Liberty Media Group tracking stock is not required in the case of a redemption of Liberty Media Group tracking stock under certain circumstances.

     AT&T's charter also includes an anti-dilution adjustment provision so that the aggregate voting rights of AT&T common stock, on the one hand, and Liberty Media Group tracking stock, on the other hand, will not change as a result of stock splits, reverse stock splits, stock dividends or distributions.

  Dividends

     General. Provided that AT&T has sufficient assets to pay a dividend, AT&T's charter provides that dividends on Liberty Media Group tracking stock are limited to an "available dividend amount" that is designed to be equivalent to the amount that would legally be available for dividends on that stock if the Liberty Media Group were a stand-alone corporation. Dividends on AT&T common stock are limited to the amount of legally available funds less the "available dividend amount" for the Liberty Media Group tracking stock. AT&T's charter also generally provides that holders of Class A Liberty Media Group tracking stock and Class B Liberty Media Group tracking stock receive equal dividends per share. The exceptions to this are described under "--Share Distributions--Distributions on Liberty Media Group Tracking Stock."

     Discrimination between Classes of Common Stock. AT&T's charter does not provide for mandatory dividends. Provided that there are sufficient assets to pay a dividend on a class of stock as described in the preceding paragraph, AT&T's board of directors has the sole authority and discretion to declare and pay dividends, in equal or unequal amounts, on Liberty Media Group tracking stock or AT&T common stock. AT&T's board of directors has this power, regardless of the respective available dividend amounts, prior dividend amounts declared, liquidation rights or any other factor. This means that AT&T's board of directors could declare dividends on AT&T common stock while not declaring dividends on Liberty Media Group tracking stock or vice versa.

     Dividend Policy as to Liberty Media Group Tracking Stock. The dividend policy of AT&T's board of directors as it relates to Liberty Media Group tracking stock generally provides that AT&T will distribute, subject to limitations in AT&T's charter, any dividends AT&T receives from an entity included in the Liberty Media Group to the holders of Liberty Media Group tracking stock. This dividend policy may be amended, modified or rescinded only by the unanimous consent of AT&T's board of directors.

  Share Distributions

     AT&T may declare and pay a distribution consisting of shares of AT&T common stock, Liberty Media Group tracking stock or any other securities of AT&T or any other person (sometimes referred to in this section as a "share distribution") only as set forth below.

     Distributions on AT&T Common Stock. AT&T may declare and pay share distributions to holders of AT&T common stock that consist of any securities of AT&T, any subsidiary of AT&T or any other person, except for shares of Liberty Media Group tracking stock, securities attributed to the Liberty Media Group, securities of any person included in the Liberty Media Group or securities convertible, exercisable or exchangeable for any of the Liberty Media Group securities described in this paragraph.

     Distributions on Liberty Media Group Tracking Stock. AT&T may declare and pay share distributions to holders of Liberty Media Group tracking stock that consist of shares of (1) Class A Liberty Media Group tracking stock on an equal per-share basis to all holders, (2) AT&T common stock on an equal per-share basis to all holders, (3) Class A Liberty Media Group tracking stock to Class A holders and Class B Liberty Media Group tracking stock to Class B holders, in each case, on an equal per-share basis, and (4) other AT&T securities or stock of any other person on an equal per-share basis or, to the extent practicable, on a basis that gives shares having greater relative voting rights and related differences to holders of Class B Liberty Media Group tracking stock.

  Liquidation Rights

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of AT&T (collectively, "liquidation"), payment or provision for payment shall first be made for the debts and other liabilities of AT&T, including the liquidation preferences of AT&T preferred stock. Thereafter, holders of AT&T common stock and holders of Liberty Media Group tracking stock will share in the funds of AT&T remaining for distribution to its common stockholders in proportion to the aggregate market capitalization of AT&T common stock, or the aggregate market capitalization of Liberty Media Group tracking stock, as applicable, to the aggregate market capitalization of the AT&T common stock and the Liberty Media Group tracking stock. The market capitalizations will be calculated based on the 20-trading day period ending on the trading day prior to the public announcement of the liquidation. Holders of Class A Liberty Media Group tracking stock and Class B Liberty Media Group tracking stock will share equally, on a share-for-share basis.

     Neither the consolidation or merger of AT&T with another corporation nor the sale, transfer or lease of all or substantially all of the assets of AT&T will itself constitute a liquidation. In addition, any transaction or series of related transactions that results in all of the assets and liabilities included in the Liberty Media Group being held by one or more "qualifying subsidiaries" (as defined in AT&T's charter) included in the Liberty Media Group, and the distribution of such "qualifying subsidiary" (and no other material assets or liabilities) to the holders of Liberty Media Group tracking stock will not constitute a liquidation, but will be subject to the provisions in AT&T's charter regarding the redemption of Liberty Media Group tracking stock.

  Other Classes of Common Shares

     There currently are no other classes of common stock of AT&T outstanding. If any such other classes were created, references to the rights of AT&T common stock would, as a general matter, also include rights for such other class of common stock of AT&T.

  Determinations by AT&T's Board of Directors

     Any determinations made by AT&T's board of directors under any provision described under this section, "Description of AT&T Capital Stock," will be final and binding on all stockholders of AT&T, except as may otherwise be required by law. AT&T will prepare a statement of any such determination by AT&T's board of directors respecting the fair market value of any properties, assets or securities and will file such statement with the Secretary of AT&T.

  Relationship between the Groups

     Neither the Liberty Media Group, on the one hand, nor the AT&T Common Stock Group, on the other hand, has any duty, responsibility or obligation to refrain from (1) engaging in the same or similar activities or lines of business as any member of the other group, (2) doing business with any potential or actual supplier or customer of any member of the other group, or (3) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the other group. None of the directors or officers of the AT&T Common Stock Group or the Liberty Media Group will have any duty, responsibility or obligation to cause the respective groups to refrain from doing any of the foregoing.

     Neither the Liberty Media Group, on the one hand, nor the AT&T Common Stock Group, on the other hand, has any duty, responsibility or obligation (1) to communicate or offer any business or other corporate opportunity to any other person (including any business or other corporate opportunity that may arise that either group may be financially able to undertake, and that is, from its nature, in the line of more than one group's business and is of practical advantage to more than one group), (2) to provide financial support to the other group (or any member thereof), or (3) otherwise to assist the other group. None of the directors or officers of the AT&T Common Stock Group or the Liberty Media Group has any duty, responsibility or obligation to cause the respective groups to do any of the foregoing.

     No director or officer of AT&T will be liable to AT&T or any holder of any securities of AT&T in respect of any failure or alleged failure of such officer or director to offer to (or to cause the Liberty Media Group or the AT&T Common Stock Group to offer to) either group any corporate opportunity of any kind or nature that is pursued by the other group.

     Nothing set forth in the three immediately preceding paragraphs will prevent any member of the Liberty Media Group from entering into written agreements with the AT&T Common Stock Group to define or restrict any aspect of the relationship between the groups.

  No Preemptive Rights

     Holders of Liberty Media Group tracking stock or AT&T common stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that may hereafter be issued by AT&T.

  Transfer Agent and Registrar

     Boston Equiserve Trust Company, N.A. is the transfer agent and registrar for the AT&T common stock and the Class A Liberty Media Group common stock

AT&T PREFERRED STOCK

     AT&T preferred stock may be issued from time to time in one or more series. AT&T's board of directors is authorized to fix the number of shares of each series, the designation of such series, and, subject to the other provisions of AT&T's charter, the relative rights, preferences and limitations of each series and the variations in such rights, preferences and limitations as between series. There are currently no shares of AT&T preferred stock outstanding, and AT&T's board of directors has not fixed the designations of any series of such shares of AT&T preferred stock.

     The merger agreement for the MediaOne Group merger provides that AT&T will file certificates of designation with the Secretary of State of the State of New York prior to the effective time of the MediaOne Group merger to create three new series of AT&T preferred stock: the "AT&T Series C preferred stock," the "AT&T Series D preferred stock" and the "AT&T Series E preferred stock," each of which is described below. However, if no shares of Class C preferred stock of MediaOne Group or Class D preferred stock of MediaOne Group remain outstanding immediately prior to the effective time of the MediaOne Group merger, AT&T will not file a certificate of designation for the corresponding series of AT&T preferred stock.

  AT&T Series C Preferred Stock.

     Voting Rights. Holders of AT&T Series C preferred stock will not be entitled to voting rights, except as provided by the certificate of designation, AT&T's charter or applicable law.

     The certificate of designation will provide that, without the written consent or affirmative vote of holders of at least 66 2/3% of the outstanding shares of AT&T Series C preferred stock, AT&T may not modify the preferences, rights or powers of AT&T Series C preferred stock so as to affect AT&T Series C preferred stock adversely. However, the approval of holders of AT&T Series C preferred stock will not be required to authorize or issue additional shares of AT&T common stock or AT&T preferred stock.

     Dividend Rights; Rights upon Liquidation. Holders of AT&T Series C preferred stock will be entitled to receive, from legally available funds, quarterly cash dividends at the annual rate of $70 per share. In the event of the liquidation, dissolution or winding up of AT&T, holders of AT&T Series C preferred stock will be entitled to receive $1,000 per share, together with accrued and unpaid dividends.

     Redemption Rights. AT&T Series C preferred stock will be redeemable, at AT&T's option, in whole or in part at any time at the following redemption prices per share, together with accrued and unpaid dividends:

IF REDEEMED DURING THE 12-MONTH PERIOD BEGINNING SEPTEMBER 2,                                 PRICE
-----------------------------------------------------------------------------------------   ---------
1999.....................................................................................   $1,035.00
2000.....................................................................................   $1,028.00
2001.....................................................................................   $1,021.00
2002.....................................................................................   $1,014.00
2003.....................................................................................   $1,007.00

     In addition, from and after the time of any exercise by holders of AT&T Series C preferred stock of certain options to acquire shares of common stock of Financial Security Assurance Ltd., AT&T may, at its option, redeem at a redemption price of $1,000 per share, payable in cash, together with accrued and unpaid dividends, a number of shares of AT&T Series C preferred stock equal to the product of 50,000 and a fraction, the numerator of which is the number of options exercised at such time and the denominator of which is the aggregate number of options initially issued.

     AT&T Series C preferred stock will be mandatorily redeemable on September 2, 2004, at a redemption price of $1,000 per share, payable in cash, together with accrued and unpaid dividends.

     Conversion Rights.  AT&T Series C preferred stock will not be convertible.

  AT&T Series D Preferred Stock

     Voting Rights. Holders of AT&T Series D preferred stock will not be entitled to voting rights, except as provided by the certificate of designation, AT&T's charter or applicable law.

     The certificate of designation will provide that, without the written consent or affirmative vote of holders of at least 66 2/3% of the outstanding shares of AT&T Series D preferred stock, AT&T may not:

     o authorize any senior stock or reclassify any junior stock or parity stock as senior stock; or

     o amend the certificate of designation or AT&T's charter so as to adversely affect the preferences, rights or powers of the AT&T Series D preferred stock.

     In addition, if at any time dividends payable on shares of AT&T Series D preferred stock have not been paid in an aggregate amount equal to or greater than the amount of dividends payable for six quarters, the number of directors on the AT&T Board will be increased by two. Holders of shares of AT&T Series D preferred stock, voting as a single class with any other shares of AT&T preferred stock entitled to this right, will be entitled to elect the two additional directors. Holders of shares of AT&T Series D preferred stock will have the right to elect the additional directors until all dividends in arrears have been paid in full and dividends for four subsequent quarters have been paid or declared and set aside for payment. At that time, the terms of office of the two additional directors will terminate and the number of directors on the AT&T Board will be reduced accordingly.

     Dividend Rights; Rights Upon Liquidation. Holders of AT&T Series D preferred stock will be entitled to receive, from legally available funds, quarterly cash dividends at the annual rate of 4.50% of the liquidation preference of $50 per share. In the event of the liquidation, dissolution or winding up of AT&T, holders of AT&T Series D preferred stock will be entitled to receive the liquidation preference in cash, together with accrued and unpaid dividends.

     Redemption Rights. AT&T Series D preferred stock will not be redeemable or exchangeable prior to November 15, 1999. On and after November 15, 1999 and before November 15, 2001, each share of AT&T Series D preferred stock will be exchangeable, at the option of AT&T, into a number of shares of AT&T common stock equal to $50, plus accrued and unpaid dividends, divided by 95% of the market price of AT&T common stock on the date of exchange if the last reported sales price of AT&T common stock is greater than the conversion price multiplied by 1.35 on 20 of the 30 trading days immediately prior to the date AT&T provides notice of redemption and/or exchange of the AT&T Series D preferred stock.

     On and after November 15, 2001, each share of AT&T Series D preferred stock will be redeemable at the option of AT&T and, on November 15, 2016, will be mandatorily redeemable, in each case at the election of AT&T, for:

     o an amount in cash equal to $50, together with accrued and unpaid dividends;

     o a number of shares of AT&T common stock equal to $50, together with accrued and unpaid dividends, divided by 95% of the current market price of AT&T common stock; or

     o a combination of the consideration described in the two bullet points above.

     Conversion Rights. Until the date AT&T effects a redemption or exchange of all or any part of the outstanding AT&T Series D preferred stock, each share of AT&T Series D preferred stock will be convertible, at any time, at the option of the holder, into the consideration the holder would have received in the MediaOne Group merger if that holder had converted its MediaOne Group Series D preferred stock into MediaOne Group common stock immediately prior to the MediaOne Group merger.

     The conversion rate will be adjusted if certain events occur, including:

     o the issuance of shares of AT&T common stock as a dividend or distribution;

     o the subdivision, reclassification or combination of AT&T common stock;

     o the issuance to all holders of AT&T common stock of rights, options or warrants to subscribe for or purchase shares of AT&T common stock at a price less than its then-current market value; or

     o the payment or distribution to all holders of AT&T common stock of capital stock, cash, evidences of AT&T's indebtedness or other assets, excluding regular cash dividends or distributions and dividends or distributions referred to in the first bullet point above.

     In addition, the conversion rate may be increased:

     o if necessary to ensure that any dividend or distribution payable in any reclassification or combination of, or any issuance of rights or warrants to purchase, shares of AT&T common stock is not taxable to holders of AT&T common stock; or

     o from time to time for a period of at least 20 trading days if determined by AT&T's board of directors to be in AT&T's best interest.

     In the event of a merger, a consolidation or a sale of all or substantially all of AT&T's assets, each share of AT&T Series D preferred stock that is not converted in the transaction will be convertible after the transaction, during the period such share is convertible, into the kind and amount of consideration that its holder would have received had that holder converted such share into AT&T common stock immediately prior to the transaction. If holders of AT&T common stock are entitled to elect the consideration to be received, the kind and amount of consideration into which shares of AT&T Series D preferred stock will be convertible after the transaction will be based on the election of the record holder of the largest number of shares of AT&T Series D preferred stock. If no such election is timely made, each holder of AT&T Series D preferred stock will be deemed to have failed to make such an election. This provision is inapplicable if AT&T is the surviving corporation in the transaction, and, with certain exceptions, if the transaction does not result in a reclassification of, or other changes in, the outstanding shares of AT&T common stock.

  AT&T Series E Preferred Stock

     Voting Rights. Holders of AT&T Series E preferred stock will not be entitled to voting rights, except as provided by the certificate of designation, AT&T's charter or applicable law.

     The certificate of designation will provide that, without the approval of holders of at least 66 2/3% of the outstanding shares of AT&T Series E preferred stock, AT&T may not:

     o authorize any senior stock or reclassify any junior stock or parity stock as senior stock; or

     o amend the certificate of designation or AT&T's charter so as to adversely affect the preferences, rights or powers of the AT&T Series E preferred stock.

     Dividend Rights; Rights Upon Liquidation. Holders of AT&T Series E preferred stock will be entitled to receive, from legally available funds, quarterly cash dividends at the annual rate of 6.342% of the liquidation preference of $50 per share. In the event of the liquidation, dissolution or winding up of AT&T, holders of AT&T Series E preferred stock will be entitled to receive the liquidation preference in cash, together with accrued and unpaid dividends.

     Redemption Rights. AT&T may, at its option, redeem shares of AT&T Series E preferred stock as follows:

     o beginning on June 30, 2002, AT&T may redeem all or part of such shares at a redemption price of $50 per share, payable in cash, together with any accrued and unpaid dividends; and

     o on an annual basis, beginning on August 1, 2007 and continuing through August 1, 2016, AT&T may redeem 49,704 shares at a redemption price of $50 per share, payable in cash, together with an amount equal to any accrued and unpaid dividends, or such lesser number of shares that are then outstanding.

     AT&T must redeem shares of AT&T Series E preferred stock as follows:

     o on an annual basis, beginning on August 1, 2007 and continuing through August 1, 2016, AT&T must redeem 49,704 shares at a redemption price of $50 per share, payable in cash, together with an amount equal to any accrued and unpaid dividends, or such lesser number of shares that are then outstanding; and

     o on June 30, 2017, AT&T must redeem all outstanding shares at a redemption price of $50 per share, payable in cash, together with any accrued and unpaid dividends.

     Conversion Rights. After receipt from AT&T of a notice of redemption under the circumstances described in the first bullet point under "--Redemption Rights" and until the date of such redemption, each share of AT&T Series E preferred stock will be convertible, at the option of the holder, into the consideration the holder would have received in the MediaOne Group merger if that holder had converted its MediaOne Group Series E preferred stock into MediaOne Group common stock immediately prior to the MediaOne Group merger.

     The conversion rate may be increased:

     o if necessary to ensure that any dividend or distribution payable in, any reclassification or combination of, or any issuance of rights or warrants to purchase, shares of AT&T common stock is not taxable to holders of AT&T common stock; or

     o from time to time for a period of at least 20 trading days if determined by AT&T's board of directors to be in AT&T's best interest.

     In the event of a merger, a consolidation or a sale of all or substantially all of AT&T's assets, each share of AT&T Series E preferred stock that is not converted in the transaction will be convertible, assuming shares of AT&T
Series E preferred stock are then by their terms convertible into AT&T common stock, after the transaction, during the period such share is convertible, into the kind and amount of consideration to which its holder would have received had that holder converted such share into AT&T common stock immediately prior to the transaction. If holders of AT&T common stock are entitled to elect the consideration to be received, the kind and amount of consideration into which shares of AT&T Series E preferred stock will be convertible after the transaction will be based on the election of the record holder of the largest number of shares of AT&T Series E preferred stock. If no such election is timely made, each holder of AT&T Series E preferred stock will be deemed to have failed to make such an election. This provision is inapplicable if AT&T is the surviving corporation in the transaction, and, with certain exceptions, if the transaction does not result in a reclassification of, or other changes in, the outstanding shares of AT&T common stock.

                  COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS
                          OF ASSOCIATED GROUP AND AT&T

     If the merger is completed, stockholders of Associated Group will hold shares of Class A Liberty Media Group tracking stock and AT&T common stock, and their rights will be governed by AT&T's charter and AT&T's bylaws, which differ in certain material respects from Associated Group's charter and Associated Group's bylaws. As holders of Class A Liberty Media Group tracking stock and AT&T common stock, the rights of former Associated Group stockholders will also be governed by the New York Business Corporation Law instead of the Delaware General Corporation Law. New York is the jurisdiction of incorporation of AT&T and Delaware is the jurisdiction of incorporation of Associated Group.

     The following comparison of the New York Business Corporation Law, AT&T's charter and AT&T's bylaws, on the one hand, and the Delaware General Corporation Law, Associated Group's charter and Associated Group's bylaws, on the other hand, summarizes the material differences but is not intended to list all differences.

BUSINESS COMBINATIONS

     Generally, under the Delaware General Corporation Law, the approval by the affirmative vote of the holders of a majority of the outstanding stock (or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock) of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated.

     Under the New York Business Corporation Law, a plan of merger or consolidation, a plan of share exchange or the sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation is required to be approved (1) in the case of corporations like AT&T that were in existence on February 22, 1998 and that do not expressly provide in their certificates of incorporation for majority approval of such transactions, by two-thirds of the votes of all outstanding shares entitled to vote thereon and
(2) in the case of all other corporations, by a majority of the votes of all outstanding shares entitled to vote thereon. AT&T's charter does not contain a provision expressly providing for majority approval of such transactions.

     The New York Business Corporation Law also provides that the holders of shares of a class, or series of a class, of capital stock of a corporation shall be entitled to vote together and to vote as a separate class on any merger or consolidation in which (1) such shares will remain outstanding after the merger or consolidation or will be converted into the right to receive shares of stock of the surviving or consolidated corporation or another corporation and (2) the charter of the surviving or consolidated corporation or such other corporation immediately after the effectiveness of the merger or consolidation would contain any provision that is not contained in the charter of the pre-merger corporation and that, if contained in an amendment thereto, would entitle the holders of shares of such class or series of a class to vote as a separate class pursuant to the procedures under the New York Business Corporation Law for class voting on charter amendments discussed under "--Amendments to charters."

STATE TAKEOVER LEGISLATION

  DELAWARE BUSINESS COMBINATION LAW

     Delaware General Corporation Law Section 203, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless

     o prior to such time the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     o upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or

     o at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     The term "business combination" is defined to include, among other transactions between an interested stockholder and the corporation or any direct or indirect majority owned subsidiary thereof, a merger or consolidation; a sale, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would increase the interested stockholder's proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary. In general, and subject to certain exceptions, an "interested stockholder" is any person who is the owner of 15% or more of the outstanding voting stock (or, in the case of a corporation with classes of voting stock with disparate voting power, 15% or more of the voting power of the outstanding voting stock) of the corporation, and the affiliates and associates of such person. The term "owner" is broadly defined to include any person that individually or with or through such person's affiliates or associates, among other things, beneficially owns such stock, or has the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote such stock pursuant to any agreement or understanding, or has an agreement or understanding with the beneficial owner of such stock for the purpose of acquiring, holding, voting or disposing of such stock.

     The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided therein, not to be subject to the Delaware Business Combination Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq National Market or held of record by more than 2,000 stockholders. Because Associated Group's charter and Associated Group's bylaws do not opt out of the Delaware Business Combination Law, the Delaware Business Combination Law is applicable to the merger. Associated Group's board of directors has unanimously approved the merger and the transactions contemplated by the merger agreement and resolved that AT&T and Merger Sub shall not be interested stockholders as a result thereof for purposes of the Delaware Business Combination Law. See "The Merger Agreement--Representations and warranties."

  NEW YORK BUSINESS COMBINATION LAW

     Section 912 of the New York Business Corporation Law prohibits any "business combination" (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) with, involving or proposed by any "interested stockholder" for a period of five years after the date on which the interested stockholder became an interested stockholder. "Interested stockholder" is defined generally as any person who, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a New York corporation. After such five-year period, a business combination between a New York corporation and such interested stockholder is prohibited unless either certain "fair price" provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested stockholder or its affiliates and associates. These restrictions do not apply, however, to any business combination with an interested stockholder if such business combination, or the purchase of stock by the interested stockholder that caused such stockholder to become an interested stockholder was approved by the board of directors of the New York corporation prior to the date on which the interested stockholder became an interested stockholder.

     A New York corporation may adopt an amendment to its bylaws, approved by the affirmative vote of a majority of votes of the outstanding voting stock, excluding the voting stock of interested stockholders and their affiliates and associates, expressly electing not to be governed by the New York Business Combination Law. Such amendment will not, however, be effective until 18 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment. AT&T's bylaws do not contain a provision electing not to be governed by the New York Business Combination Law.

STOCKHOLDER RIGHTS PLAN

     Associated Group has entered into a stockholder rights agreement. As with most stockholder rights agreements, the terms of the Associated Group rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of Associated Group common stock and to exerciseability. This summary may not contain all of the information that is important to you. Accordingly, you should carefully read the Associated Group rights agreement and the amendments thereto, which are exhibits to Associated Group's Form 10/A which is incorporated by reference into this proxy statement/prospectus.

     The rights under the Associated Group rights agreement are attached to outstanding shares of Associated Group common stock, and do not separate and become exercisable unless a "triggering event" has occurred and at least ten business days have elapsed. These triggering events generally include a public announcement of the acquisition of 30% or more of the outstanding Associated Group common stock or of Associated Group common stock entitled to cast 30% or more of the total number of votes represented by all outstanding Associated Group common stock, or the commencement of a tender offer for 20% or more of the outstanding Associated Group common stock or for Associated Group common stock entitled to cast 20% or more of the total number of votes represented by all outstanding Associated Group common stock. All shares of Associated Group common stock issued prior to the date the rights separate will be issued with the rights attached. The rights will expire on December 14, 2004, unless earlier redeemed, and will cease to be outstanding upon completion of the merger.

     In general, if an acquiror obtains or has the right to obtain ownership of 30% or more of the outstanding Associated Group common stock or of Associated Group common stock entitled to cast 30% or more of the total number of votes represented by all outstanding Associated Group common stock, the rights entitle the holders (other then the acquiror whose rights are voided) to purchase shares of Associated Group common stock at approximately one-half their then market value. Accordingly, the rights under the Associated Group rights agreement may have anti-takeover effects. They may cause substantial dilution to a person or group that attempts to acquire Associated Group without conditioning the offer on a substantial number of rights being acquired and thus may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of Associated Group's board of directors to negotiate with an acquiror on behalf of all stockholders. In addition, the rights should not interfere with a proxy contest.

     Pursuant to a Second Amendment to Rights Agreement entered into in connection with and prior to execution of the merger agreement and the voting agreement, neither the merger agreement, the voting agreement nor the transactions contemplated thereby resulted or will result in a triggering of the rights under the Associated Group right agreement. As noted above, the rights will cease to be outstanding upon completion of the merger.

     AT&T has not entered into a stockholder rights agreement.

APPRAISAL RIGHTS

     Under the Delaware General Corporation Law, except as otherwise provided by the Delaware General Corporation Law, stockholders of a constituent corporation in a merger or consolidation have the right to demand and receive payment of the fair value of their stock in a merger or consolidation. However, except as otherwise provided by the Delaware General Corporation Law, stockholders do not have appraisal rights in a merger or consolidation if, among other things, their shares are:

     o listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD; or

     o held of record by more than 2,000 stockholders;

and, in each case, the consideration such stockholders receive for their shares in a merger or consolidation consists solely of:

     o shares of stock of the corporation surviving or resulting from such merger or consolidation;

     o shares of stock of any other corporation that at the effective date of the merger or consolidation will be either listed on a national securities exchange, which is true in the case of each class of AT&T common stock to be issued pursuant to the merger, or designated as a national market system security on an inter-dealer quotation system by the NASD or held of record by more than 2,000 stockholders;

     o cash in lieu of fractional shares of the corporations described in the two immediately preceding bullet points; or

     o any combination of shares of stock and cash in lieu of fractional shares described in the three immediately preceding bullet points.

See "The Proposed Merger--No Appraisal Rights."

     Stockholders of a New York corporation whose shares are not listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD have the right to dissent and receive payment of the fair value of their shares, except as otherwise provided by the New York Business Corporation Law, in the event of certain amendments or changes to the certificate of incorporation adversely affecting their shares, certain mergers or consolidations, certain sales, leases, exchanges or other dispositions of all or substantially all the corporation's assets and certain share exchanges. Holders of AT&T common stock and Liberty Media Group tracking stock do not have such rights to dissent because AT&T common stock and Liberty Media Group tracking stock are listed on a national securities exchange. In addition, holders of AT&T Series D preferred stock will not have such rights to dissent because AT&T Series D preferred stock will be listed on a national securities exchange. Holders of AT&T Series C preferred stock and holders of AT&T Series E preferred stock will have such rights to dissent.

AMENDMENTS TO CHARTERS

     Under the Delaware General Corporation Law, unless the certificate of incorporation requires a greater vote, a proposed amendment to the certificate of incorporation requires an affirmative vote of a majority of the voting power of the outstanding stock entitled to vote thereon and a majority of the voting power of the outstanding stock of each class entitled to vote thereon. The approval of the holders of a majority of the outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required under the Delaware General Corporation Law to approve a proposed amendment to a corporation's certificate of incorporation, whether or not entitled to vote on such amendment by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class (except as provided in the last sentence of this paragraph), increase or decrease the par value of the shares of such class, or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. For this purpose, if a proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment would be entitled to vote as a separate class on the amendment. Accordingly, a proposed amendment the adverse effect of which on the powers, preferences or special rights of any series of common stock does not differ from its adverse effect on the powers, preferences or special rights of any other series of common stock would not entitle such series to vote as a class separately from the other series of common stock. The authorized number of shares of any class of stock may be increased or decreased (but not below the number of shares of such class outstanding) by the requisite vote described above if so provided in the original certificate of incorporation or in any amendment thereto that created such class of stock or that was adopted prior to the issuance of any shares of such class, or in an amendment authorized by a majority vote of the holders of shares of such class.

     Associated Group's charter requires the affirmative vote of 66 2/3% of the total number of votes entitled to be cast by stockholders to approve any replacement or amendment of any provision of the section of Associated Group's charter relating to the board of directors.

     Under the New York Business Corporation Law, amendments to a certificate of incorporation generally must be approved by vote of a majority of all outstanding shares entitled to vote thereon at a meeting of stockholders. The approval of a majority of the votes of all outstanding shares of any class of capital stock of a corporation, voting separately as a class, is required to approve a proposed amendment to a corporation's certificate of incorporation, whether or not such holders are otherwise entitled to vote on such amendment by the certificate of incorporation, that:

     o would decrease the par value of the shares of such class, change any shares of such class into a different number of shares of the same class or into the same or a different number of shares of a different class, alter or change the designation, relative rights, preferences or limitations of the shares of such class or provide new conversion rights or the alteration of any existing conversion rights, so as to affect them adversely;

     o would exclude or limit the voting rights of the shares of such class, except as such rights may be limited by voting rights given to new shares then being authorized of any existing or new class or series of shares; or

     o would subordinate the rights of the shares of such class by authorizing shares having preferences superior to the rights of such existing shares.

     For this purpose, if a proposed amendment would have any of the effects listed in the immediately preceding sentence on one or more series of any class so as to affect them adversely, but would not so affect the entire class, then only the shares of the series so affected by the amendment would be entitled to vote as a separate class on the amendment. Accordingly, a proposed amendment the adverse effect of which on the powers, preferences or special rights of any series of common stock of AT&T does not differ from its adverse effect on the powers, preferences or special rights of any other series of common stock of AT&T would not entitle such series to vote separately from the other classes of common stock of AT&T. The holders of Liberty Media Group tracking stock also have a class vote under certain other circumstances.

AMENDMENTS TO BYLAWS

     Under the Delaware General Corporation Law, the power to adopt, alter and repeal bylaws is vested in the stockholders, except to the extent that a corporation's certificate of incorporation vests concurrent power in the board of directors.

     Associated Group's charter provides that the board of directors is authorized and empowered to adopt, amend or repeal any provisions of Associated Group's bylaws. Associated Group's bylaws may also be adopted, amended or repealed by the affirmative vote of stockholders who are entitled to at least 66 2/3% of the total number of votes entitled to be cast.

     Under the New York Business Corporation Law, except as otherwise provided in the certificate of incorporation, bylaws may be amended, repealed or adopted by a majority of the votes cast by the shares at the time entitled to vote in the election of any directors. When so provided in the certificate of incorporation or a bylaw adopted by the stockholders, bylaws also may be amended, repealed or adopted by the board of directors by such vote as may be therein specified, which vote may be greater than the vote otherwise prescribed by the New York Business Corporation Law, but any bylaw adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon as provided by the New York Business Corporation Law.

     AT&T's bylaws may be amended by the stockholders of AT&T at any meeting, or by AT&T's board of directors at any meeting by a majority vote of the full AT&T board or at two successive meetings by a majority vote of a quorum present.

NO PREEMPTIVE RIGHTS

     Under the Delaware General Corporation Law, a stockholder does not possess preemptive rights unless such rights are specifically granted in the certificate of incorporation. Associated Group's charter does not provide for preemptive rights to stockholders to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that may be issued by Associated Group.

     Under the New York Business Corporation Law, except as otherwise provided in the New York Business Corporation Law or in the certificate of incorporation, holders of equity shares of any corporation, like AT&T, incorporated prior to February 22, 1998, are granted certain preemptive rights. AT&T's charter provides that no holder of AT&T common stock has any preemptive rights to purchase any shares or other securities of AT&T.

REDEMPTION OF CAPITAL STOCK

     Under the Delaware General Corporation Law, subject to certain limitations, a corporation's capital stock may be made subject to redemption by the corporation at its option, at the option of holders of such stock or otherwise.

     Under the New York Business Corporation Law, subject to certain limitations, a corporation's certificate of incorporation may provide for one or more classes or series of shares to be redeemable at the option of the corporation, the holders thereof, other persons or upon the happening of a specified event for cash, other property, indebtedness or other securities of the same or another corporation, at such time or times, price or prices, or rate or rates, and with such adjustments, as are stated in the certificate of incorporation. AT&T's charter does not contain such a provision. However, the certificate of designation relating to each of the AT&T Series D preferred stock and AT&T Series E preferred stock to be issued in the MediaOne Group merger will contain provisions relating to the redemption of each of these series of AT&T preferred stock. See "--Description of AT&T Capital Stock--AT&T Preferred Stock" on page 74.

DIVIDEND SOURCES

     Under the Delaware General Corporation Law, a board of directors may authorize a corporation to make dividends and other distributions to its stockholders, subject to any restrictions contained in the corporation's certificate of incorporation, either out of surplus (defined as net assets less statutory capital), or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the Delaware General Corporation Law, no distribution out of net profits is permitted, however, if a corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired.

     Under the New York Business Corporation Law, except as otherwise provided in the New York Business Corporation Law, dividends may be declared and paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after such declaration, payment or distribution must at least equal the amount of its stated capital. A corporation may declare and pay dividends or make other distributions, except when the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the corporation's certificate of incorporation.

     Following the merger, AT&T expects to continue to pay its regular quarterly dividend on AT&T common stock at its current rate, subject to any change that AT&T's board of directors may determine. No cash dividends have ever been paid on Class A Liberty Media Group tracking stock and it is not expected that any cash dividends will be paid on Class A Liberty Media Group tracking stock in the foreseeable future.

DURATION OF PROXIES

     Under the Delaware General Corporation Law, no proxy is valid more than three years after its date unless otherwise provided in the proxy. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

     Under the New York Business Corporation Law, no proxy is valid more than 11 months after its date unless otherwise provided in the proxy. Irrevocable proxies may be created for:

     o a pledgee;

     o a person who has purchased or agreed to purchase the shares;

     o a creditor of the corporation who extends credit in consideration of the proxy;

     o a person who has contracted to perform services as an officer of the corporation if a proxy is required by the employment contract; and

     o a person designated under a voting agreement.

STOCKHOLDER ACTION

     Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. Associated Group's charter provides that stockholder action may be taken only at a stockholder meeting and stockholders may not act by written consent.

     The New York Business Corporation Law provides that stockholder action may be taken without a meeting upon the written consent of the holders of all outstanding shares entitled to vote, and also allows, if the certificate of incorporation so provides, stockholder action without a meeting upon the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. AT&T's charter does not contain such a provision.

NOMINATION PROCEDURES AND STOCKHOLDER PROPOSALS

     Associated Group's bylaws require that written notice of a nomination for the election of directors at a meeting of stockholders that contains certain specified information must be received by the Secretary of Associated Group not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that if the annual meeting is called for a date that is not within 30 days before or after such anniversary date, a stockholder's notice of nomination must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or that public disclosure of the date of the annual meeting was made, whichever first occurs. This requirement is separate and apart from and in addition to the requirements that a stockholder must meet to have a stockholder proposal included in Associated Group's proxy statement under SEC Rule 14a-8.

     AT&T's bylaws require that, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have delivered notice thereof to AT&T (containing certain information specified in AT&T's bylaws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. This requirement is separate and apart from and in addition to the requirements that a stockholder must meet to have a stockholder proposal included in AT&T's proxy statement under SEC Rule 14a-8.

SPECIAL STOCKHOLDER MEETINGS

     The Delaware General Corporation Law provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

     Associated Group's bylaws provide that a special meeting of stockholders may only be called by a majority of the board of directors.

     The New York Business Corporation Law provides that, if, for a period of one month after the date fixed by or under the bylaws for the annual meeting of stockholders or, if no date has been so fixed, for a period of 13 months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board of directors shall call a special meeting for the election of directors. If such special meeting is not called by the board of directors within two weeks after the expiration of such period or if it is called but there is a failure to elect such directors for a period of two months after the expiration of such period, holders of 10% of the votes of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting for the election of directors. The New York Business Corporation Law provides that special meetings of stockholders may be called by the board of directors and by such persons as may be authorized in the certificate of incorporation or the bylaws. AT&T's bylaws provide that special meetings of the stockholders may be called at any time by the Chairman of AT&T's board of directors, by AT&T's board of directors or upon a request signed by stockholders representing at least one-third of the AT&T common stock.

CUMULATIVE VOTING

     Under the Delaware General Corporation Law, the certificate of incorporation may provide that at all elections of directors, or at elections held under specified circumstances, each stockholder is entitled to cumulate such stockholder's votes. Associated Group's charter does not provide for cumulative voting for the election of directors.

     Under the New York Business Corporation Law, the certificate of incorporation may provide that in all elections of directors each stockholder is entitled to cumulate such stockholder's votes. AT&T's charter does not contain such a provision.

SIZE OF THE BOARD OF DIRECTORS; STAGGERED BOARD

     The Delaware General Corporation Law permits the certificate of incorporation or the bylaws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. The Delaware General Corporation Law permits the certificate of incorporation of a corporation or a bylaw adopted by the stockholders to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year. The Delaware General Corporation Law also permits the certificate of incorporation to confer upon holders of any class or series of stock the right to elect one or more directors to serve for such terms and have such voting powers as are stated in the certificate of incorporation. The terms of office and voting powers of directors so elected may be greater or less than those of any other director or class of directors. Associated Group's charter provides for a board of directors of not less than three nor more than 15 members, divided into three classes of approximately equal size, with each class to be elected for a three-year term. The exact number of directors is fixed by Associated Group's board of directors by resolution.

     Subject to certain limitations, the New York Business Corporation Law permits the number of directors of a corporation to be fixed by its bylaws, by action of the stockholders or by action of the board of directors under the specific provision of a bylaw adopted by the stockholders. At each annual meeting of the stockholders, directors are to be elected to hold office until the next annual meeting, except as described below for corporations with classified boards. In addition, the New York Business Corporation Law permits the certificate of incorporation or the specific provisions of a bylaw adopted by the stockholders to provide that directors be divided into either two, three or four classes. All classes must be as nearly equal in number as possible. The term of office of one class of directors shall expire each year, with the terms of office of no two classes expiring the same year. New amendments to the New York Business Corporation Law delete the requirement of at least three directors in any class. AT&T's charter provides that the number of directors shall be as provided for in AT&T's bylaws. AT&T's bylaws provide that the number of directors shall be not less than 10 nor more than 25, the exact number of directors within such minimum and maximum limits to be fixed and determined by the vote of a majority of AT&T's entire board of directors. AT&T does not have a classified board of directors.

REMOVAL OF DIRECTORS

     The Delaware General Corporation Law provides that a director or directors may be removed with or without cause by the holders of a majority in voting power of the shares then entitled to vote at an election of directors, except that (1) members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise, and (2) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part. Associated Group's charter provides that directors may be removed only for cause upon the affirmative vote of 66 2/3% of the total number of votes entitled to be cast by the stockholders.

     The New York Business Corporation Law provides that any or all of the directors may be removed for cause by vote of the stockholders, and, if the certificate of incorporation or the specific provisions of a bylaw adopted by the stockholders so provides, directors may be removed for cause by action of the board of directors. If the certificate of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the stockholders. The removal of directors, with or without cause, is subject to the following: (1) in the case of a corporation having cumulative voting, no director may be removed when the votes cast against such director's removal would be sufficient to elect the director if voted cumulatively and (2) if a director is elected by the holders of shares of any class or series, such director may be removed only by the applicable vote of the holders of the shares of that class or series voting as a class. An action to procure a judgment removing a director for cause may be brought by the Attorney General of the State of New York or by the holders of 10% of the outstanding shares, whether or not entitled to vote. Neither AT&T's charter nor AT&T's bylaws provide that directors may be removed without cause by action of the stockholders or that directors may be removed by AT&T's board of directors.

VACANCIES

     Under the Delaware General Corporation Law, unless otherwise provided in the certificate of incorporation or the bylaws, vacancies on a board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board of directors, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class or by the sole remaining director so elected. In the case of a classified board of directors, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board of directors (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office. Associated Group's charter and Associated Group's bylaws provide that, subject to the rights of the holders of any class or series of Associated Group Preferred Stock, any vacancies on Associated Group's board of directors caused by death, resignation, retirement, disqualification or removal from office and newly created directorships resulting from an increase in the number of directors, shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or the sole remaining director. Associated Group's charter provides that any directors chosen to fill a vacancy on Associated Group's board of directors or newly created directorship will serve a term that will coincide with the remaining term of that class of directors.

     Under the New York Business Corporation Law, newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board of directors for any reason, except the removal of directors without cause, may be filled by vote of the board of directors. Unless the certificate of incorporation or bylaws provide otherwise, a vacancy in a directorship elected by holders of a particular class of shares shall be filled by the vote of the other directors elected by holders of the same class of shares. However, the certificate of incorporation or bylaws may provide that such newly created directorships or vacancies are to be filled by vote of the stockholders. Unless the certificate of incorporation or the specific provisions of a bylaw adopted by the stockholders provide that the board of directors may fill vacancies occurring on the board of directors by reason of the removal of directors without cause, such vacancies may be filled only by vote of the stockholders. A director elected to fill a vacancy, unless elected by the stockholders, will hold office until the next meeting of stockholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified. Notwithstanding the foregoing, unless otherwise provided in the certificate of incorporation or bylaws, whenever the holders of one or more classes or series of shares are entitled to elect one or more directors by certificate of incorporation, any vacancy that may be filled by the board or a majority of the directors then in office shall be filled by a majority of the directors then in office that were elected by such class or series. AT&T's bylaws provide that any vacancy on AT&T's board of directors may be filled by a majority vote of the remaining directors, though less than a quorum.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware law generally permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense or settlement of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Such determination shall be made, in the case of an individual who is a director or officer at the time of such determination:

     o by a majority of the disinterested directors, even though less than a quorum;

     o by a committee of such directors designated by a majority vote of such directors, even though less than a quorum;

     o by independent legal counsel, regardless of whether a quorum of disinterested directors exists; or

     o by a majority vote of the stockholders, at a meeting at which a quorum is present.

     Without court approval, however, no indemnification may be made in respect of any derivative action in which such individual is adjudged liable to the corporation. Delaware law requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Delaware law permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers contingent upon such individuals' commitment to repay any advances unless it is determined ultimately that such individuals are entitled to be indemnified. Under Delaware law, the rights to indemnification and advancement of expenses provided in the law are non-exclusive, in that, subject to public policy issues, indemnification and advancement of expenses beyond that provided by statute may be provided by bylaw, agreement, vote of stockholders, disinterested directors or otherwise. Associated Group's charter and Associated Group's bylaws provide that Associated Group officers and directors shall be indemnified to the fullest extent permitted by applicable law, and that Associated Group shall pay the expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon the receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

     Under the New York Business Corporation Law, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director or officer acted in good faith, for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in criminal proceedings, in addition, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose that he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (1) a threatened action, or a pending action that is settled or otherwise disposed of, or
(2) any claim, issue or matter as to which such individual has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines, upon application, that, in view of all the circumstances of the case, the individual is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Any individual who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the New York Business Corporation Law, any indemnification under the New York Business Corporation Law pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the applicable standard of conduct by the disinterested directors if a quorum is available, or, if such a quorum so directs or is unavailable, (1) the board of directors upon the written opinion of independent legal counsel or (2) the stockholders. A corporation may advance expenses incurred by a director or officer in defending any action or proceeding prior to its final disposition upon receipt of an undertaking by or on behalf of such individual to repay such advance to the extent that it exceeds the indemnification to which such individual is entitled.

     The indemnification described above under the New York Business Corporation Law is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or bylaws, or, when authorized by such certificate of incorporation or bylaws,
(1) a resolution of stockholders, (2) a resolution of directors or (3) an agreement providing for indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. AT&T's bylaws provide that AT&T is authorized, by (1) a resolution of stockholders, (2) a resolution of directors or (3) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with the corporation or at the request of AT&T in any capacity with any other enterprise. AT&T has entered into indemnification agreements with certain of its officers and directors in accordance with AT&T's bylaws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling AT&T or Associated Group pursuant to the foregoing provisions, AT&T and Associated Group have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The Delaware General Corporation Law provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for:

     o any breach of the director's duty of loyalty to the corporation or its stockholders;

     o acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

     o violation of certain provisions of the Delaware General Corporation Law;

     o any transaction from which the director derived an improper personal benefit; or

     o any act or omission prior to the adoption of such a provision in the certificate of incorporation.

     The New York Business Corporation Law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for damages for any breach of duty in such capacity. However, no such provision can eliminate or limit the liability of any director:

     o if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that the director personally gained in fact a financial profit or other advantage to which such director was not legally entitled, or that the director's acts violated certain provisions of the New York Business Corporation Law; or

     o for any act or omission prior to the adoption of such a provision in the certificate of incorporation.

     AT&T's charter provides that no director will be personally liable to AT&T or any of its stockholders for damages for any breach of duty as a director; provided, however, that the liability of a director will not be eliminated or limited:

     o if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, or that his or her acts violated Section 719 of the New York Business Corporation Law (which includes declaration of dividends, purchase of capital stock, distribution of assets to stockholders after dissolution of the corporation and loans to directors to the extent contrary to New York law); or

     o for any act or omission prior to the adoption of this provision by the stockholders of AT&T.

CASE LAW AND COURT SYSTEMS

     There is a substantial body of case law in Delaware interpreting the corporation laws of that state. The body of case law interpreting the corporation laws of New York is not as developed as that of Delaware. Delaware also has established a system of Chancery Courts to adjudicate matters arising under Delaware corporate law. New York does not have an equivalent court system. As a result of these factors, there may be less certainty as to the outcome of certain matters governed by New York corporate law, and, therefore, it may be more difficult to obtain legal guidance as to such matters than would be the case under Delaware corporate law.

                   OWNERSHIP OF ASSOCIATED GROUP COMMON STOCK
                   BY PRINCIPAL STOCKHOLDERS, MANAGEMENT AND
                         DIRECTORS OF ASSOCIATED GROUP

     The following table sets forth information concerning the beneficial ownership of the Class A Associated Group common stock and Class B Associated Group common stock as of October 20, 1999, for each of the following:

     o each person or entity who is known by Associated Group to own beneficially more than 5% of the outstanding shares of Class A Associated Group common stock or Class B Associated Group common stock;

     o each of Associated Group's current directors;

     o certain executive officers of Associated Group; and

     o all directors and executive officers of Associated Group as a group.

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of October 20, 1999 through the exercise of any stock option or other right. Unless otherwise indicated, each person or entity listed in the table has an address of c/o The Associated Group, Inc., 200 Gateway Towers, Pittsburgh, Pennsylvania 15222.

     Certain stockholders of Associated Group, as indicated below, have entered into a voting agreement with Liberty and AT&T, whereby they have agreed with Liberty to vote their shares of Associated Group common stock in favor of approval and adoption of the merger agreement and against any alternative acquisition of Associated Group.

                                                                              PERCENT OF
                                                 NUMBER OF SHARES            OUTSTANDING
                                                BENEFICIALLY OWNED              SHARES           PERCENT OF
                                              ----------------------     --------------------    OUTSTANDING
             BENEFICIAL OWNER                 CLASS A      CLASS B       CLASS A      CLASS B    VOTING POWER
-------------------------------------------   ---------    ---------     -------      -------    ------------
Liberty Media Corporation(1) ..............   4,200,226    4,056,076       22.4         20.5         22.3
  9197 South Peoria Street
  Englewood, CO 80112
Estate of Jack N. Berkman(2) ..............   2,332,416    2,410,266       12.4         12.2         12.4
  c/o Myles P. Berkman
  The Associated Group, Inc.
  200 Gateway Towers
  Pittsburgh, PA 15222
The Louis Berkman Company(3) ..............   1,500,000    1,400,000        8.0          7.1          8.0
  330 North 7th Street
  Steubenville, OH 43952
Allen H. Berkman(4) .......................   1,054,308    1,054,308        5.6          5.3          5.6
  1500 Oliver Building
  Pittsburgh, PA 15222
OZ Management, L.L.C.(5) ..................     955,700           --        5.1           --          4.9
  c/o Daniel S. Och
  153 East 53rd Street, 44th Floor
  New York, NY 10022
Myles P. Berkman(6) .......................     952,580    1,471,280        5.1          7.2          5.2
David J. Berkman(7) .......................      13,626      528,426          *          2.6            *
Donald H. Jones(8) ........................      80,622      159,372          *            *            *
Joseph A. Katarincic.......................      26,500      113,370(9)       *            *            *

                                                                              PERCENT OF
                                                 NUMBER OF SHARES            OUTSTANDING
                                                BENEFICIALLY OWNED              SHARES           PERCENT OF
                                              ----------------------     --------------------    OUTSTANDING
             BENEFICIAL OWNER                 CLASS A      CLASS B       CLASS A      CLASS B    VOTING POWER
-------------------------------------------   ---------    ---------     -------      -------    ------------
Richard I. Goldstein.......................          --      300,865(10)      *          1.5            *
Scott G. Bruce.............................          --      174,426(10)      *            *            *
Kent R. Sander.............................          --       24,000(10)      *            *            *
All directors and executive officers as a
  group (7 persons)........................   1,073,328    2,771,739(11)    5.7         12.9          6.0

------------------
* Less than 1%.

     (1) Information is based upon the Schedule 13D dated June 10, 1999 filed by Liberty with the Securities and Exchange Commission. The shares indicated are subject to a voting agreement, dated as of May 28, 1999, among Liberty, AT&T and certain Associated Group stockholders, including Myles P. Berkman, David J. Berkman and the Estate of Jack N. Berkman, pursuant to which the stockholders party to the voting agreement have agreed with Liberty to vote their shares of Associated Group common stock in favor of approval and adoption of the merger agreement and against any alternative acquisition of Associated Group. For a more complete description of the voting agreement, see the section entitled "Other Transaction Agreements--Voting agreement" on page 70. Excludes 45,000 shares of each class of Associated Group common stock held by Liberty Ventures Group LLC, an indirect wholly owned subsidiary of AT&T not included in the Liberty Media Group.

     (2)  Mr. Jack N. Berkman died on August 3, 1995. Myles P. Berkman, Lillian
          R. Berkman (Jack N. Berkman's wife) and Donald H. Jones are the co-executors of Mr. Berkman's estate. The shares of Associated Group common stock beneficially owned by the Estate of Jack N. Berkman are subject to the provisions of the voting agreement referred to in note 1 above.

     (3) Louis Berkman is president and the principal stockholder of The Louis Berkman Company. Louis Berkman is the uncle of Myles P. Berkman. Excludes 100,000 shares of Class B Associated Group common stock that Louis Berkman donated to the Louis and Sandra Berkman Foundation, of which Louis Berkman is a trustee, as reported on his Schedule 13D filed with the Securities and Exchange Commission and dated as of July 1, 1997.

     (4)  Allen H. Berkman is the uncle of Myles P. Berkman.

     (5) Information is based upon the Schedule 13G dated August 6, 1999 filed by OZ Management, L.L.C., OZ Master Fund, Ltd., Lexington (IMA), Ltd. and ZAM Arbitrage, L.P. with the Securities and Exchange Commission.

     (6) Includes (i) 9,450 shares of each class of Associated Group common stock held of record jointly with Myles P. Berkman's wife,
          (ii) 225,000 shares of Class B Associated Group common stock held by The Myles P. Berkman 1999 Annuity Trust, a private trust of which Myles P. Berkman is the sole trustee, (iii) 273,674 shares of Class A Associated Group common stock and 251,674 shares of Class B Associated Group common stock held by the Monroe E. Berkman Family Limited Partnership, of which Myles P. Berkman is the sole general partner, and (iv) 540,700 shares of Class B Associated Group common stock underlying stock options exercisable within 60 days. Excludes
          (i) 1,026 shares of each class of Associated Group common stock owned of record by Myles P. Berkman's wife, (ii) 200,000 shares of Class A Associated Group common stock held by the Sybiel B. Berkman Foundation, of which Myles P. Berkman is a trustee and as to which Myles P. Berkman disclaims beneficial ownership, and (iii) shares of Associated Group common stock held by the Estate of Jack N. Berkman, of which Myles P. Berkman is a co-executor and as to which Myles P. Berkman disclaims beneficial ownership. See note 1 above. The shares of Associated Group common stock indicated as beneficially owned by Myles P. Berkman (excluding shares of Class B Associated Group common stock underlying unexercised stock options), as well as shares of Associated Group common stock noted above as to which Myles P. Berkman disclaims beneficial ownership, are subject to the provisions of the voting agreement referred to in note 1 above.

     (7) Excludes 900 shares of each class of Associated Group common stock owned of record by David J. Berkman's wife. The shares of Class B Associated Group common stock include 514,800 shares underlying stock options exercisable within 60 days. The shares of Associated Group common stock beneficially owned by David J. Berkman (excluding shares of Class B Associated Group common stock underlying unexercised stock options) are subject to the provisions of the voting agreement referred to in note 1 above.

     (8) Includes 68,750 shares of Class B Associated Group common stock underlying options exercisable within 60 days. Excludes shares of Associated Group common stock held by the Estate of Jack N. Berkman, of which Mr. Jones is co-executor and as to which Mr. Jones disclaims beneficial ownership. See note 1 above.

     (9) Includes 22,500 shares of Class B Associated Group common stock underlying options exercisable within 60 days.

     (10) Represents shares of Class B Associated Group common stock underlying options exercisable within 60 days.

     (11) Includes 1,646,041 shares of Class B Associated Group common stock underlying options exercisable within 60 days.

                              THE SPECIAL MEETING

     We are furnishing this proxy statement/prospectus to stockholders of Associated Group as part of the solicitation of proxies by Associated Group's board of directors for use at the special meeting. We are first mailing this proxy statement/prospectus and the accompanying form of proxy to Associated Group stockholders on or about November 3, 1999.

MATTERS RELATING TO THE SPECIAL MEETING

Date, Time and Place

     We will hold the special meeting at the Meeting Room of Gateway Towers, 320 Fort Duquesne Boulevard, Pittsburgh, Pennsylvania, at 10:00 a.m., local time, on Thursday, December 9, 1999.

Purpose of the Special Meeting

     At the special meeting, we are asking holders of Associated Group common stock to approve and adopt the merger agreement. Associated Group's board of directors has determined that the merger is fair to, and in the best interests of, Associated Group stockholders, has unanimously approved the merger agreement and the merger and declared the advisability of the merger, and unanimously recommends that Associated Group stockholders vote FOR approval and adoption of the merger agreement.

Record Date

     The record date for shares entitled to vote is October 20, 1999.

Outstanding Shares on Record Date

     On the record date, 18,765,924 shares of Class A Associated Group common stock and 19,805,259 shares of Class B Associated Group common stock were outstanding, held by approximately 402 and 280 stockholders of record, respectively, which numbers do not include stockholders who beneficially own shares held in street name by brokers.

List of Stockholders

     A list of Associated Group stockholders entitled to vote at the meeting will be available for inspection by any stockholder for purposes germane to the special meeting during normal business hours at the offices of Associated Group identified on page 1. The list will also be available for inspection by stockholders present at the special meeting.

Shares Entitled to Vote

     Only shares of Associated Group common stock held at the close of business on the record date, October 20, 1999, are entitled to vote at the meeting. Each Associated Group stockholder is entitled to one vote for each share of Class A Associated Group common stock held by the stockholder on the record date and one twenty-fifth (1/25) of a vote for each share of Class B Associated Group common stock held by the stockholder on the record date. On the record date, holders of Class A Associated Group common stock were entitled to cast a total of 18,765,924 votes, holders of Class B Associated Group common stock were entitled to cast a total of 792,210 9/25 votes, and the two classes together represented a total of 19,558,134 9/25 votes. Holders of Class A Associated Group common stock and Class B Associated Group common stock will vote together without regard to class on the proposal to approve and adopt the merger agreement and any other proposal that properly comes before the meeting.

Quorum Requirement

     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the total number of votes entitled to be cast by holders of Associated Group's Class A and Class B common stock on the record date are represented in person or by proxy. If a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Abstentions and broker "non-votes" count as present for establishing a quorum. Any shares held by Associated Group in its treasury are not counted as outstanding for quorum or voting purposes. A broker "non-vote" occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Shares beneficially owned by Directors and Executive Officers on the Record Date

     On the record date, directors and executive officers of Associated Group beneficially owned and were entitled to vote approximately 1,073,328 shares of Class A Associated Group common stock, representing approximately 5.7% of the shares of Class A Associated Group common stock outstanding and approximately 5.5% of the total number of votes entitled to be cast at the special meeting by all holders of shares of Associated Group common stock, and approximately 1,125,698 shares of Class B Associated Group common stock, representing approximately 5.7% of the shares of Class B Associated Group common stock outstanding and approximately 0.2% of the total number of votes entitled to be cast at the special meeting by all holders of shares of Associated Group common stock. These individuals have indicated that they will vote in favor of adoption of the merger agreement.

     The Associated Group stockholders who or which are parties to the voting agreement with Liberty and AT&T (certain of which stockholders are also directors and executive officers of Associated Group and the shares of Associated Group common stock which they beneficially owned and were entitled to vote as of the record date are included in the share numbers and percentages set forth in the immediately preceding paragraph) have agreed with Liberty to vote their shares of Associated Group common stock for approval and adoption of the merger agreement. On the record date, these stockholders held 4,200,226 shares of Class A Associated Group common stock, representing approximately 22.4% of all Class A Associated Group common stock outstanding and approximately 21.5% of the total number of votes entitled to be cast at the special meeting by all holders of shares of Associated Group common stock, and 4,056,076 shares of Class B Associated Group common stock, representing approximately 20.5% of all Class B Associated Group common stock outstanding and approximately 0.8% of the total number of votes entitled to be cast at the special meeting by all holders of shares of Associated Group common stock.

VOTE NECESSARY TO APPROVE AND ADOPT THE MERGER AGREEMENT

     Approval and adoption of the merger agreement requires the affirmative vote of a majority of the total number of votes entitled to be cast by holders of shares of Associated Group common stock outstanding on the record date. IF AN ASSOCIATED GROUP STOCKHOLDER ABSTAINS FROM VOTING OR DOES NOT VOTE, EITHER IN PERSON OR BY PROXY, IT WILL HAVE THE EFFECT OF A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     Under the rules of the National Associations of Securities Dealers, Inc., if your broker holds your shares in its name, your broker may not vote your shares on the merger proposal absent instructions from you. Without your voting instructions, a broker non-vote will occur on the merger proposal and will have the effect of a vote against approval and adoption of the merger agreement.

PROXIES

Voting Your Proxy

     You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.

     Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

     If you sign and timely return your proxy card but do not indicate how your shares are to be voted, your shares will be voted for adoption of the merger agreement, and the individuals named in the proxy card will have discretionary authority to vote upon any adjournment or postponement of the meeting, including for the purpose of soliciting additional proxies.

How to Vote by Proxy

     You may vote by proxy by completing, signing, dating and returning your proxy card in the enclosed envelope. If you hold your shares through a broker or other custodian, you should check the voting form used by that firm to see if it offers telephone or Internet voting.

Revoking Your Proxy

     You may revoke your proxy before it is voted by:

     o sending in a new proxy with a later date;

     o notifying the Secretary of Associated Group in writing before the meeting that you have revoked your proxy; or

     o voting in person at the meeting.

Voting in Person

     If you plan to attend the meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote your "street name" shares on October 20, 1999, the record date for voting.

PROXY SOLICITATION

     Associated Group and AT&T will share equally the costs and expenses incurred in connection with printing and mailing this proxy statement/prospectus, subject to Liberty's obligation to reimburse AT&T for AT&T's share of these costs and expenses. Associated Group will pay the cost of the solicitation of proxies from its stockholders.

     In addition to solicitation by mail, the directors and employees of Associated Group and its subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person. Any director or employee of Associated Group or its subsidiaries used to solicit proxies will not receive additional compensation for such services. Associated Group has also retained Innisfree M&A Incorporated at an estimated cost of $7,500, plus reimbursement of expenses, to assist in the solicitation of proxies. Associated Group and Innisfree M&A Incorporated will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons. Associated Group will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

     STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXIES. A transmittal form with instructions for the surrender of Associated Group common stock certificates will be mailed to Associated Group stockholders as soon as practicable after completion of the merger.

OTHER BUSINESS; ADJOURNMENTS

     Under Associated Group's bylaws, no business may be conducted at the special meeting other than voting on the proposal to approve and adopt the merger agreement or on adjourning or postponing the meeting.

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by the chairman of the meeting or by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists. In their discretion, the proxies named in the proxy card are authorized to vote upon any adjournment or postponement of the meeting, including for the purpose of soliciting additional proxies. However, no proxies voted against adoption of the merger will be voted in favor of adjournment of the meeting for the purpose of soliciting additional proxies.

                                       EXPERTS

     The consolidated financial statements of AT&T Corp. incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K/A, filed on July 12, 1999, for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements and financial statement schedule included in Associated Group's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as indicated in their report thereon included therein, and are incorporated by reference in this proxy statement/prospectus in reliance upon such report given or the authority of such firm as experts in accounting and auditing.

     The report of KPMG Cardenas Dosal, S.C., independent auditors, with respect to the consolidated balance sheets of Grupo Portatel, S.A. de C.V. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 included in Associated Group's Annual Report on Form 10-K for the year ended December 31, 1998 has been incorporated by reference in this proxy statement/prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of TCI and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which appear in the Current Report on Form 8-K, dated March 22, 1999, of AT&T, have been incorporated by reference herein in reliance upon the report, dated March 9, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined balance sheets of Liberty/Ventures Group as of December 31, 1998 and 1997, and the related combined statements of operations and comprehensive earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which appear in the Current Report on Form 8-K, dated March 22, 1999, of AT&T, have been incorporated by reference herein in reliance upon the report, dated March 9, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of MediaOne Group, Inc. as of December 31, 1998 and 1997, and the consolidated statements of operations, shareowners' equity and cash flows for each of the three years in the period ended December 31, 1998, included in AT&T Corp.'s Current Report on Form 8-K, dated September 2, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    LEGAL MATTERS

     The legality of Class A Liberty Media Group tracking stock and AT&T common stock to be issued in the merger is being passed upon for AT&T by Robert S. Feit, Esq., General Attorney and Assistant Secretary of AT&T. As of October 28, 1999, Mr. Feit owned 5,035 shares of AT&T common stock and held options to purchase an additional 33,750 shares of AT&T common stock. It is a condition to the completion of the merger that AT&T receive an opinion, upon which Liberty is entitled to rely, from Baker & Botts, L.L.P., New York, New York, with respect to the tax treatment of the merger. It is also a condition to the completion of the merger that Associated Group receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, with respect to the tax treatment of the merger.

            STOCKHOLDER PROPOSALS FOR ASSOCIATED GROUP'S 2000 ANNUAL
             MEETING OF STOCKHOLDERS IF THE MERGER IS NOT COMPLETED

     Associated Group's 2000 Annual Meeting of Stockholders will be held only if the merger is not completed. If the merger is not completed, under the rules and regulations of the Securities and Exchange Commission, stockholder proposals intended to be presented at Associated Group's 2000 Annual Meeting of Stockholders and included in Associated Group's proxy statement and form of proxy must be received by Associated Group at its principal executive offices no later than December 31, 1999 to be considered for inclusion in the company's proxy statement and proxy cards for that meeting.

     Under Associated Group's bylaws, other stockholder proposals intended to be submitted for a formal vote at Associated Group's 2000 Annual Meeting of Stockholders may be made only by a stockholder of record who has given notice of the proposal to the Secretary of Associated Group at its principal executive offices no earlier than February 5, 2000 and not later than March 6, 2000. The notice must contain certain information as specified in the bylaws. Such proposals received after March 6, 2000 will not be considered "timely" under the federal proxy rules for the purposes of determining whether the company may use discretionary authority to vote on any such proposals. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Associated Group.

     All notices of proposals by stockholders, whether or not included in Associated Group's proxy materials, should be sent to The Associated Group, Inc., 200 Gateway Towers, Pittsburgh, PA 15222, Attention: Secretary.

                                                                      APPENDIX A

                              AMENDED AND RESTATED


                          AGREEMENT AND PLAN OF MERGER


                                     AMONG


                                  AT&T CORP.,


                             A-GROUP MERGER CORP.,


                           LIBERTY MEDIA CORPORATION


                                      AND


                           THE ASSOCIATED GROUP, INC.


                          DATED AS OF OCTOBER 28, 1999

                               TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                            ----
ARTICLE I
  DEFINITIONS AND CONSTRUCTION.......................................................................       A-5
 1.1    Certain Definitions..............................................................................   A-5
 1.2    Additional Definitions...........................................................................   A-12
 1.3    Terms Generally..................................................................................   A-13

ARTICLE II
  THE MERGER AND RELATED MATTERS.....................................................................       A-14
 2.1    The Merger.......................................................................................   A-14
 2.2    Closing..........................................................................................   A-15
 2.3    Conversion of Securities.........................................................................   A-15
 2.4    Exchange of Shares...............................................................................   A-16
 2.5    Changes in Parent Common Stock, Class A Liberty Group Stock or Class B Liberty Group Stock.......   A-19

ARTICLE III
  CERTAIN ACTIONS....................................................................................       A-19
 3.1    Stockholder Meeting..............................................................................   A-19
 3.2    Registration Statement and Other Commission Filings..............................................   A-19
 3.3    Identification of Rule 145 Affiliates............................................................   A-20
 3.4    Reasonable Efforts...............................................................................   A-21
 3.5    Employee Matters.................................................................................   A-25
 3.6    Company Severance Obligations....................................................................   A-25
 3.7    Company Stock Plan...............................................................................   A-26
 3.8    Teligent Board...................................................................................   A-26
 3.9    Pre-Merger Restructuring Transactions............................................................   A-26
 3.10   TruePosition Stock Plan..........................................................................   A-27
 3.11   Conversions; Tax Treatment of LLC................................................................   A-27
 3.12   Acquisition of Company Stock.....................................................................   A-27
 3.13   Expenses.........................................................................................   A-28
 3.14   Compensation.....................................................................................   A-29

ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................................       A-29
 4.1    Organization and Qualification...................................................................   A-29
 4.2    Authorization and Validity of Agreement..........................................................   A-30
 4.3    Capitalization...................................................................................   A-31
 4.4    Reports and Financial Statements.................................................................   A-32
 4.5    No Approvals or Notices Required; No Conflict with Instruments...................................   A-33
 4.6    Absence of Certain Changes or Events.............................................................   A-34
 4.7    Registration Statement; Proxy Statement..........................................................   A-34
 4.8    Legal Proceedings................................................................................   A-35
 4.9    Licenses; Compliance with Regulatory Requirements................................................   A-35
 4.10   Brokers or Finders...............................................................................   A-36
 4.11   Tax Matters......................................................................................   A-36
 4.12   Employee Matters.................................................................................   A-36
 4.13   Fairness Opinion.................................................................................   A-38
 4.14   Recommendation of the Company Board..............................................................   A-38
 4.15   Vote Required....................................................................................   A-38
 4.16   Intangible Property; Copyrights..................................................................   A-39
 4.17   Investment Securities............................................................................   A-39
 4.18   Transactions with Affiliates and Certain Agreements..............................................   A-39
 4.19   No Investment Company............................................................................   A-39

                                                                                                            PAGE
                                                                                                            ----
 4.20   DGCL Section 203.................................................................................   A-39
 4.21   Rights Agreement.................................................................................   A-39
 4.22   British Telecommunications.......................................................................   A-40
 4.23   No Appraisal Rights..............................................................................   A-40
 4.24   No Excise Tax Obligations........................................................................   A-40

ARTICLE V
  REPRESENTATIONS AND WARRANTIES OF PARENT...........................................................       A-40
 5.1    Organization and Qualification...................................................................   A-40
 5.2    Authorization and Validity of Agreement..........................................................   A-40
 5.3    Capitalization of Parent.........................................................................   A-41
 5.4    Ownership of Merger Sub; No Prior Activities; Assets of Merger Sub...............................   A-41
 5.5    Ownership of Company Stock.......................................................................   A-41
 5.6    Registration Statement; Proxy Statement..........................................................   A-42

ARTICLE VI
  REPRESENTATIONS AND WARRANTIES OF LIBERTY..........................................................       A-42
 6.1    Organization and Qualification...................................................................   A-42
 6.2    Authorization and Validity of Agreement..........................................................   A-42
 6.3    Ownership of Company Stock.......................................................................   A-43
 6.4    Registration Statement; Proxy Statement..........................................................   A-43
 6.5    Liberty Group Information........................................................................   A-43
 6.6    Absence of Certain Changes or Events.............................................................   A-44

ARTICLE VII
  ADDITIONAL COVENANTS AND AGREEMENTS................................................................       A-44
 7.1    Access to Information Concerning Properties and Records..........................................   A-44
 7.2    Confidentiality..................................................................................   A-44
 7.3    Public Announcements.............................................................................   A-45
 7.4    Conduct of the Company's Business Pending the Effective Time.....................................   A-45
 7.5    No Solicitation..................................................................................   A-48
 7.6    Expenses.........................................................................................   A-50
 7.7    Actions by Merger Sub............................................................................   A-50
 7.8    Listing..........................................................................................   A-50
 7.9    Convertible Securities...........................................................................   A-50
 7.10   Voting Agreement.................................................................................   A-50
 7.11   Voting of Company Stock Held by Parent or Liberty................................................   A-50
 7.12   Indemnification of Directors and Officers; Insurance.............................................   A-50
 7.13   Tax Matters......................................................................................   A-52
 7.14   Certificates as to Indebtedness..................................................................   A-52
 7.15   Restructuring Transactions.......................................................................   A-52

ARTICLE VIII
  CONDITIONS PRECEDENT...............................................................................       A-53
 8.1    Conditions Precedent to the Obligations of Parent, Merger Sub, and the Company for the Benefit of
          Parent, Merger Sub, Liberty and the Company....................................................   A-53
 8.2    Conditions Precedent to the Obligations of Parent and Merger Sub for the Benefit of Liberty......   A-53
 8.3    Conditions Precedent to the Obligations of Parent and Merger Sub for the Benefit of Parent.......   A-56
 8.4    Conditions Precedent to the Obligations of the Company...........................................   A-58

ARTICLE IX
  TERMINATION........................................................................................       A-60
 9.1    Termination and Abandonment......................................................................   A-60

                                                                                                            PAGE
                                                                                                            ----
 9.2    Termination Fee; Effects of Termination..........................................................   A-61

ARTICLE X
  MISCELLANEOUS......................................................................................       A-62
10.1    No Waiver or Survival of Representations and Warranties..........................................   A-62
10.2    Notices..........................................................................................   A-62
10.3    Entire Agreement.................................................................................   A-63
10.4    Assignment; Binding Effect; Benefit..............................................................   A-64
10.5    Amendment........................................................................................   A-64
10.6    Extension; Waiver................................................................................   A-64
10.7    Headings.........................................................................................   A-65
10.8    Counterparts.....................................................................................   A-65
10.9    Applicable Law...................................................................................   A-65
10.10   No Remedy in Certain Circumstances...............................................................   A-65
10.11   Enforcement......................................................................................   A-65
10.12   Disclosure Schedule..............................................................................   A-65


EXHIBITS
Exhibit 2.1(a)         Form of Certificate of Merger
Exhibit 3.3            Form of Affiliate Agreement
Exhibit 7.10           Form of Voting Agreement
Exhibit 7.13(i)        Parent Certificate
Exhibit 7.13(ii)       Company Certificate
Exhibit 7.13(iii)      Liberty Certificate
Exhibit 7.15           Restructuring Transactions

SCHEDULES
Schedule 1.1(a)        Exceptions from Liberty Material Adverse Effect Company
                         Disclosure Schedule

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER


     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of this 28th day of October, 1999, by and among AT&T Corp., a New York corporation ("Parent"), A-Group Merger Corp., a Delaware corporation ("Merger Sub"), Liberty Media Corporation, a Delaware corporation ("Liberty"), and The Associated Group, Inc., a Delaware corporation (the "Company").

     WHEREAS, the parties entered into an Agreement and Plan of Merger on May 28, 1999 (the "Original Agreement") to provide for the terms and conditions upon which the Company will be acquired by Parent by means of a merger of Merger Sub, a direct wholly owned Subsidiary of Parent, with and into the Company (the "Merger");

     WHEREAS, the parties desire to amend and restate the Original Agreement as set forth in this Agreement; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger and related transactions shall qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986 (the "Code").

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree to amend and restate the Original Agreement as follows:

                                   ARTICLE I
                          DEFINITIONS AND CONSTRUCTION

     1.1 Certain definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

     "ACM" shall mean Associated Communications of Mexico, Inc., a Delaware corporation.

     "Adjustment Indebtedness" shall be equal to the sum of (i) the total Indebtedness of the Company and its Subsidiaries on a consolidated basis at the Effective Time (excluding any Indebtedness of Portatel and its Subsidiaries to the extent that such Indebtedness has not been guaranteed by or otherwise become the legal obligation of the Company or any of its Subsidiaries) plus (ii) the amount of the cash payments required to be made by the Surviving Entity pursuant to Sections 3.6(a) and 3.7 (with such amount determined as if such payments were made as of the Effective Time so as not to include any increase in such amount in respect of any period after the Effective Time).

     An "Affiliate" of any Person shall mean any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. A Person shall be deemed to "control," be "controlled by" or be "under common control with" any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities or partnership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (a) neither the Company nor any of its Affiliates shall be deemed to be an Affiliate of Teligent or any of its Affiliates, (b) neither Teligent nor any of its Affiliates shall be deemed to be an Affiliate of the Company or any of its Affiliates, (c) neither the Company nor any of its Affiliates (other than Grupo Holdings and ACM) shall be deemed to be an Affiliate of Portatel or any of its Affiliates and (d) neither Portatel nor any of its Affiliates (other than Grupo Holdings and ACM) shall be deemed to be Affiliates of the Company or any of its Affiliates. For purposes of this Agreement, neither Parent nor any of its Affiliates (other than the Liberty Affiliates) shall be deemed to be an Affiliate of Liberty or any other Liberty Affiliate, and neither Liberty nor any other Liberty Affiliate shall be deemed to be an Affiliate of Parent or any of its other Affiliates (other than any Liberty Affiliate).

     "Agreement" shall mean this Amended and Restated Agreement and Plan of Merger, including all Exhibits (in the case of Exhibits 2.1(a), 7.13(i), 7.13(ii), 7.13(iii) and 7.15, as amended in connection with the execution of this Agreement) and Schedules to the Original Agreement.

     "Asset Disposition" shall mean a sale, lease or encumbrance or other disposition of a business or assets comprising a business, in either case outside of the ordinary course of business, including any transaction described in Section 7.4(f) of the Company Disclosure Schedule, or any disposition of Investment Securities.

     "Assumed Liberty Stock Price" means $34.50 (after giving effect to the Liberty May Stock Split).

     "Class A Liberty Group Stock" shall mean the Class A Liberty Media Group Stock, par value $1.00 per share, of Parent.

     "Class B Liberty Group Stock" shall mean the Class B Liberty Media Group Stock, par value $1.00 per share, of Parent.

     "Closing" shall mean the consummation of the transactions contemplated by this Agreement.

     "Closing Date" shall mean the date on which the Closing occurs pursuant to
Section 2.2.

     "Commission" shall mean the Securities and Exchange Commission.

     "Common Stock Group" shall have the meaning given to such term in the Parent Charter.

     "Company Class A Common Stock" shall mean the Common Stock, Class A, par value $.10 per share, of the Company, together with the associated Right(s).

     "Company Class B Common Stock" shall mean the Common Stock, Class B, par value $.10 per share, of the Company, together with the associated Right(s).

     "Company Disclosure Schedule" shall mean the disclosure schedule, dated as of the date of this Agreement, delivered by the Company to each of Parent and Liberty.

     "Company Stock" shall mean the Company Class A Common Stock and the Company Class B Common Stock.

     "Company Stock Number" shall mean the fully diluted number of shares of outstanding Company Stock immediately prior to the Effective Time assuming the exercise, exchange or conversion of all Company Stock Options or other Convertible Securities exercisable or exchangeable for, or convertible into, Company Stock (but excluding any Rollover Options and any Company Stock Options to be canceled by the making of the cash payments described in Section 3.7), all as certified to Parent and Liberty by the Company's Chief Financial Officer.

     "Company Stock Plan" shall mean the Company's Amended and Restated 1994 Stock Option and Incentive Award Plan.

     "Covered Entity" shall have the meaning ascribed thereto in the Parent Charter.

     "DGCL" shall mean the General Corporation Law of the State of Delaware.

     "Effective Time" shall mean the time when the Merger of Merger Sub with and into the Company becomes effective under applicable law as provided in
Section 2.1(a).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, and the rules and regulations thereunder.

     "FCC" shall mean the Federal Communications Commission.

     "FCC Consents" shall mean the actions by the FCC granting its consent to the transfer of control of the FCC Licenses in connection with the consummation of the transactions contemplated hereby.

     "FCC Licenses" shall mean all licenses, permits, construction permits and other authorizations issued by the FCC in connection with the business and operations of the Company, its Subsidiaries and Teligent and its Subsidiaries.

     "GAAP" shall mean generally accepted accounting principles as accepted by the accounting profession in the United States as in effect from time to time.

     "Governmental Consent" shall mean any consent, approval, order or authorization of or other action by any Governmental Entity.

     "Governmental Filing" shall mean any registration, qualification, declaration or filing with or any notice to any Governmental Entity.

     "Grupo Holdings" shall mean Grupo Holdings, LLC, a Delaware limited liability company.

     "Hart-Scott Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder.

     "Indebtedness" shall mean, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (i) every liability of such Person (excluding intercompany accounts between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company)
(A) for borrowed money, (B) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (C) for reimbursement of amounts drawn under letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (D) issued or assumed as the deferred purchase price of property or services (excluding contingent payment obligations and accounts payable) or (E) relating to a capitalized lease obligation and all debt attributable to sale/leaseback transactions of such Person; (ii) every liability of others of the kind described in the preceding clause (i) which such Person has guaranteed or which is otherwise its legal liability, in either case to the extent required pursuant to GAAP to be set forth as a liability on a balance sheet of such Person.

     "Indebtedness Threshold" shall initially be $187 million. If the Closing does not occur on or before July 31, 1999, the Indebtedness Threshold shall be increased to $191 million on August 1, 1999 and thereafter shall be increased by an additional $4 million on the first day of each subsequent calendar month until the Closing Date. The Indebtedness Threshold shall be adjusted downward on a dollar-for-dollar basis by the net cash proceeds retained by the Company or any Subsidiary from any Asset Disposition following the date hereof (including the transaction described on Section 7.4(f) of the Company Disclosure Schedule), following the payment of any fees, other expenses and taxes in connection therewith actually paid prior to the Closing.

     "Inter-Group Agreement" shall mean the Inter-Group Agreement, dated as of March 9, 1999, between and among Parent, Liberty, Liberty Media Group LLC and certain other Persons specified therein, as the same may be amended or supplemented from time to time.

     "Law" shall mean any foreign or domestic law, statute, code, ordinance, rule, regulation promulgated, or order, judgment, writ, stipulation, award, injunction or decree promulgated or entered by a Governmental Entity.

     "Liberty Affiliate" shall mean Liberty, each Covered Entity and each Subsidiary of Liberty or a Covered Entity and from and after the Effective Time, the Surviving Entity.

     "Liberty Group Information" means the information regarding the Liberty Media Group described in Section 6.5.

     "Liberty Group Stock Number" shall mean the sum of (i) 51,778,920 (after giving effect to the Liberty May Stock Split) (or, if lower, the sum of (A) the number of shares of Class A Liberty Group Stock and (B) 1.02 times the number of shares of Class B Liberty Group Stock, in either case held by the Company and its wholly owned Subsidiaries as of the Effective Time, and (C) 23,000,000 (after giving effect to the Liberty May Stock Split)), and (ii) the Option Proceeds Number, if any, less (iii) the Reduction Number.

     "Liberty Impeding Transaction" means an acquisition or other transaction, or a definitive agreement with respect thereto, engaged in or entered into by Liberty or any Subsidiary of Liberty following the date hereof which makes it reasonably likely that any of the conditions set forth in Sections 8.1(c), 8.2(d), 8.2(e), 8.2(f), 8.2(g), 8.2(j), 8.3(b), 8.3(d) through (h), 8.4(b) or
8.4(d) through (h) will not be satisfied.

     "Liberty Material Adverse Effect" shall mean a material adverse effect on the business, assets or financial condition of Liberty and its Subsidiaries, taken as a whole, provided that none of the factors set forth in Schedule 1.1(a) shall be deemed by itself or by themselves, either alone or in combination, to constitute a Liberty Material Adverse Effect.

     "Liberty May Stock Split" shall mean the stock dividend of one share of Class A Liberty Group Stock or Class B Liberty Group Stock for each share of Class A Liberty Group Stock of Class B Liberty Group Stock, respectively, with a record date of May 28, 1999 to be paid on June 11, 1999.

     "Liberty Media Group" shall have the meaning given to such term in the Parent Charter.

     "Lien" shall mean any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, encumbrance, restriction, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

     "Material Adverse Effect" shall mean a material adverse effect on the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole, provided that none of the factors set forth in
Section 1.1(a) of the Company Disclosure Schedule shall be deemed by itself or by themselves, either alone or in combination, to constitute a Material Adverse Effect.

     "Merger" shall have the meaning specified in the preamble hereto.

     "Merger Consideration" shall mean the Parent Common Stock and Class A Liberty Group Stock into which shares of Company Stock are converted pursuant to
Section 2.3(a)(i).

     "NYSE" shall mean The New York Stock Exchange.

     "Option Proceeds Number" shall be equal to:

          (x) an amount equal to the product of (i) the number of shares of Class A Liberty Group Stock subject to Rollover Options (if any), and
     (ii) the per share exercise price(s) of such Rollover Options divided by

          (y) the Assumed Liberty Stock Price.

     "Parent Adverse Effect" shall mean any of (i) an effect which is adverse or burdensome with respect to, or could reasonably be expected to prevent, interfere with or delay, any of the Parent May Transactions or the consummation thereof, (ii) an effect which is adverse to, or burdensome on the business, assets, liabilities, condition (financial or otherwise), results of operations, operations or prospects of any material business of Parent or its Subsidiaries being conducted on the date hereof or contemplated by the Parent May Transactions (other than, in each case, any such effect which is insignificant in nature or consequence) or (iii) an adverse effect on the relationship between Parent or any of its Subsidiaries and any federal or state Governmental Entity having jurisdiction over any material business of Parent or its Subsidiaries or the operations or assets thereof (other than such an effect which is insignificant in nature or consequence), provided that no restriction, condition or limitation relating to the conduct of business or other relationships between Teligent and/or TruePosition or their respective Subsidiaries, on the one hand, and Parent or any of its Subsidiaries or Affiliates, on the other hand, which restriction, condition or limitation could have been effected unilaterally by Teligent or TruePosition or any such Subsidiary by such Person (A) refusing to enter into an agreement with Parent or its Subsidiaries or Affiliates or (B) refusing to enter into an agreement (or otherwise conducting business) with Parent or its Subsidiaries or Affiliates other than in accordance with such restriction, condition or limitation, shall be deemed to constitute or have a Parent Adverse Effect.

     "Parent Charter" shall mean the Amended Certificate of Incorporation of Parent.

     "Parent Common Stock" shall mean the Common Stock, par value $1.00 per share, of Parent.

     "Parent Common Stock Number" shall mean the lesser of (i) 19,719,274 and
(ii) the aggregate number of shares of Parent Common Stock held by the Company and its wholly owned Subsidiaries as of the Effective Time.

     "Parent Impeding Transaction" means an acquisition or other transaction, or a definitive agreement with respect thereto, engaged in or entered into by Parent or any Subsidiary of Parent (which may include the Parent May Transactions) which, in the good faith judgment of the Company, makes it reasonably likely that any of the conditions set forth in Sections 8.1(c), 8.2(d), 8.2(e), 8.2(f), 8.2(g), 8.2(j), 8.3(b), 8.3(d) through (h), 8.4(b) or
8.4(d) through (h) will not be satisfied.

     "Parent May Transactions" means each of the transactions announced in early May, 1999, between the Parent and each of MediaOne Group, Inc., Comcast Corporation, Lenfest Communications, Inc. and Microsoft Corporation, as each such transaction may be amended from time to time.

     "Permitted Encumbrances" shall mean the following Liens with respect to the properties and assets of the Company: (a) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company's books; (b) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company's books; (c) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; (d) purchase money security interests or Liens on property acquired or held by the Company in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property;
(e) pledges of Investment Securities to secure Indebtedness under the margin or other lines of credit, or renewals thereof, described in Sections 4.1 and 4.17 of the Company Disclosure Schedule (provided, that any Indebtedness outstanding thereunder as of the Closing shall be included in the calculation of the amount of Adjustment Indebtedness); and (f) easements, restrictions and other defects of title which are not, in the aggregate, material and which do not, individually or in the aggregate, materially and adversely affect the Company's use or occupancy of the property affected thereby.

     "Permitted Teligent Disposition" means a transaction, or definitive agreement with respect thereto, which would result in the disposition by the Company of its interest in Teligent in which the Company would receive net after-tax consideration for such interest as a result of such transaction (without taking into account the effect of the utilization of any net operating losses or other similar tax benefits) having an aggregate fair market value, as of the date of execution of the definitive agreement providing for such Permitted Teligent Disposition, at least equivalent to the aggregate market value, as of the date hereof, of the Teligent Stock owned by the Company as of the date hereof; provided, that any non-cash consideration received by the Company as part of any such transaction shall consist solely (except for cash in lieu of fractional shares) of freely tradeable common equity securities (for this purpose any such securities received subject to Rule 145 under the Securities Act shall be deemed to be freely tradeable if such securities are received with customary demand and piggyback registration rights) of a publicly traded issuer (the issuance of which has been registered under the Securities
Act) of a class or series, which prior to the announcement of such transaction, has either an unaffiliated public float of more than $10 billion or a market capitalization of more than $25 billion.

     "Person" shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or joint venture or a government, agency, political subdivision, or instrumentality thereof.

     "Portatel" shall mean Grupo Portatel, S.A. de C.V., a Mexican corporation.

     "Post-Merger Restructuring Transactions" shall mean the matters described in paragraphs 6(b) through 15 of Exhibit 7.15 hereto.

     "Pre-Merger Restructuring Transactions"shall mean the matters described in paragraphs 1 through 6(a) of Exhibit 7.15 hereto.

     "Reduction Number" shall be the number equal to the sum of

          (x) the quotient obtained by dividing (1) the amount (if positive) by which (A) the amount of Adjustment Indebtedness, as certified to Parent and Liberty by the Chief Financial Officer of the Company, exceeds (B) the Indebtedness Threshold by (2) the Assumed Liberty Stock Price, and

          (y) the number of shares of Class A Liberty Group Stock that become subject to Rollover Options (if any) at the Effective Time pursuant to
     Section 2.3(b).

     "Restriction", with respect to any capital stock or other security, shall mean any voting or other trust or agreement, option, warrant, escrow arrangement, proxy, buy-sell agreement, power of attorney or other Contract, any law, rule, regulation, order, judgment or decree which, conditionally or unconditionally, (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to purchase or sell or otherwise acquire, dispose of or issue, or otherwise results or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in any person acquiring, (A) any of such capital stock or other security; (B) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (C) any interest in such capital stock or other security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may create a Lien or purported Lien affecting such capital stock or other security, proceeds or distributions.

     "Rights" shall mean the rights issued or issuable under the Rights
Agreement.

     "Rights Agent" shall mean ChaseMellon Shareholder Services, L.L.C. (successor to Mellon Bank, N.A.), or its successor, in its capacity as Rights Agents under the Rights Agreement.

     "Rights Agreement" shall mean the Rights Agreement dated as of December 15, 1994, by and between the Company and the Rights Agent, as amended by Amendment No. 1 thereto dated as of

March 17, 1999 and Amendment No. 2 thereto entered into prior to the execution and delivery of this Agreement and the Voting Agreement.

     "Securities Act" shall mean the Securities Act of 1933, and the rules and regulations thereunder.

     "Subsidiary" when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Notwithstanding the foregoing, for purposes of this Agreement, (i) so long as the Company holds no more than 50% of the outstanding voting equity interests in Teligent, the Company's Subsidiaries shall be deemed not to include Teligent and its Subsidiaries, whether or not they otherwise would be Subsidiaries of the Company under the foregoing definition, (ii) the Company's Subsidiaries shall be deemed not to include Portatel and its Subsidiaries, whether or not they otherwise would be Subsidiaries of the Company under the foregoing definition, and (iii) Parent's Subsidiaries shall be deemed not to include Liberty or any Liberty Affiliate, whether or not they otherwise would be Subsidiaries of Parent under the foregoing definition.

     "Surviving Entity" shall mean the Company as the surviving entity in the Merger as provided in Section 2.1(a).

     "Synthetic Liberty Group Exchange Ratio" shall mean 2.04 (after giving effect to the Liberty May Stock Split)

     "Tax Sharing Agreement" shall mean the Tax Sharing Agreement, dated as of March 9, 1999, by and among Parent, Liberty and certain other Persons specified therein, as the same may be amended from time to time.

     "Teligent" shall mean Teligent, Inc., a Delaware corporation.

     "Teligent Class A Stock" shall mean the Common Stock, Class A, par value $0.01 per share, of Teligent.

     "Teligent Class B Stock" shall mean the Common Stock, Class B, par value $0.01 per share, of Teligent.

     "Teligent Interest Material Adverse Effect" shall mean a material adverse effect on the validity or nature of the Company's direct or indirect interest in Teligent and/or the rights and obligations associated therewith (including any material Liens or Restrictions thereon), provided that none of the factors set forth in Section 1.1(b) of the Company Disclosure Schedule shall be deemed by itself or themselves, either alone or in combination, to constitute a Teligent Interest Material Adverse Effect.

     "Teligent Material Adverse Effect" shall mean a material adverse effect on the business, assets or financial condition of Teligent and its Subsidiaries, taken as a whole, provided that none of the factors set forth in
Section 1.1(c) of the Company Disclosure Schedule shall be deemed by itself or by themselves, either alone or in combination, to constitute a Teligent Material Adverse Effect.

     "Teligent Stock" shall mean, collectively, the Teligent Class A Stock and the Teligent Class B Stock.

     "Transaction Adverse Effect" means a condition, event or effect which prohibits the parties from consummating the transactions contemplated hereby, including without limitation the Pre-Merger Restructuring Transactions or the Post-Merger Restructuring Transactions, or eviscerates the effectiveness thereof, provided that none of the factors set forth in Section 1.1(d) of the Company

Disclosure Schedule shall be deemed by itself or themselves, alone or in combination, to constitute a Transaction Adverse Effect.

     "Transaction Agreements" shall mean this Agreement, the Voting Agreement, the supplement to the Inter-Group Agreement to be entered into in connection with the Original Agreement (as amended in connection with the entry into this Agreement) and the amendments to the Tax Sharing Agreement to be entered into in connection with the Original Agreement and this Agreement.

     "TruePosition" shall mean TruePosition, Inc., a Delaware corporation and a wholly owned Subsidiary of the Company.

     "TruePosition Stock Plan" shall mean the TruePosition, Inc. 1995 Amended and Restated Stock Incentive Plan.

     1.2 Additional Definitions. The following additional terms have the meaning ascribed thereto in the Section indicated below next to such term:

DEFINED TERM                                                                                          SECTION
---------------------------------------------------------------------------------------------------   -------------
3.4(c)(ii) Delay Notice............................................................................   3.4(c)(ii)
Alternative Proposal...............................................................................   7.5(a)
Applicable Period..................................................................................   7.5(b)
ARI................................................................................................   3.9
Blocking Approval..................................................................................   3.4(c)(iv)
Blocking Approval Notice...........................................................................   3.4(c)(iv)
BT.................................................................................................   4.22
Certificates.......................................................................................   2.4(b)
Certificate of Merger..............................................................................   2.1(a)
Claim..............................................................................................   7.12(a)
Class A Liberty Group Stock Exchange Ratio.........................................................   2.3(a)(i)
Code...............................................................................................   Preamble
Company............................................................................................   Preamble
Company Board......................................................................................   3.1
Company Charter....................................................................................   3.1
Company Plans......................................................................................   4.12(a)
Company Preferred Stock............................................................................   4.3
Company SEC Reports................................................................................   4.4(a)
Company Stock Option...............................................................................   2.3(b)
Company Teligent Shares............................................................................   7.5(c)
Confidential Information...........................................................................   7.2
Consolidated Returns...............................................................................   4.11
Contract Consent...................................................................................   4.5(iv)
Contract Notice....................................................................................   4.5(iv)
Contract...........................................................................................   4.5(v)
Convertible Securities.............................................................................   4.3
Delaware LLC.......................................................................................   3.11
Environmental and Health Laws......................................................................   4.9
ERISA..............................................................................................   4.12(a)
ERISA Affiliate....................................................................................   4.12(a)
Excess Shares......................................................................................   2.4(f)
Exchange Agent.....................................................................................   2.4(a)
Exchange Agent Agreement...........................................................................   2.4(a)
Exchange Fund......................................................................................   2.4(a)
Exchange Ratios....................................................................................   2.3(a)(i)
Executive Employment Agreements....................................................................   3.6(a)
Facilitating Approval..............................................................................   3.4(a)
Fairness Opinion...................................................................................   4.13

DEFINED TERM                                                                                          SECTION
---------------------------------------------------------------------------------------------------   -------------
Fractional Fund....................................................................................   2.4(f)
Governmental Entity................................................................................   4.5(vi)
Indemnified Liabilities............................................................................   7.12(a)
Indemnified Party..................................................................................   7.12(a)
Injunction.........................................................................................   3.4
Investment Security................................................................................   4.17
IRS................................................................................................   4.11
Liberty............................................................................................   Preamble
Liberty Plans......................................................................................   3.5
Licenses...........................................................................................   4.9
LLC Conversion.....................................................................................   3.11
Local Approvals....................................................................................   4.5(ii)
Merger.............................................................................................   Preamble
Merger Proposal....................................................................................   3.1
Merger Sub.........................................................................................   Preamble
MSI................................................................................................   3.9
Option Payment.....................................................................................   3.7
Original Agreement.................................................................................   Preamble
Parent.............................................................................................   Preamble
Parent Common Stock Exchange Ratio.................................................................   2.3(a)(i)
Parent May Approval................................................................................   3.4(c)(ii)
Parent Preferred Stock.............................................................................   5.3
Parent Transaction.................................................................................   3.4(c)(i)
Party's Certificate................................................................................   7.13
PBGC...............................................................................................   4.12(d)
Permits............................................................................................   4.9
Proxy Statement....................................................................................   3.2(a)
Registration Statement.............................................................................   3.2(a)
Representatives....................................................................................   7.2
Required Filings...................................................................................   3.4
Rollover Election..................................................................................   3.7
Rollover Option....................................................................................   2.3(b)
Rule 145 Agreement.................................................................................   3.3
Section 3.4(c)(ii) Delay Notice....................................................................   3.4(c)(ii)
Section 3.4(c)(ii) Resumption Notice...............................................................   3.4(c)(ii)
Special Meeting....................................................................................   3.1
Special Purpose Sub................................................................................   3.9
Superior Proposal..................................................................................   7.5(b)
Teligent 10-K......................................................................................   4.4(b)
Teligent Alternative Transaction...................................................................   7.5(c)
Teligent SEC Reports...............................................................................   4.4(b)
Termination Fee....................................................................................   9.2(a)
TruePosition Options...............................................................................   4.3
Violation..........................................................................................   4.5(v)
Voting Agreement...................................................................................   7.10
Voting Debt........................................................................................   4.3

     1.3 Terms Generally. The definitions in Sections 1.1 and 1.2 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. The words "date of this Agreement", the "date hereof" or words of similar import refer to May 28, 1999, the date of the Original Agreement, and not to October 28, 1999. As used herein, the term "to the Company's knowledge" or any similar term relating to the knowledge of the Company means the actual knowledge of any of the officers (determined in accordance with Rule 16a-1(f) under the Exchange Act as in effect on the date hereof) or directors of the Company. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day.

                                   ARTICLE II
                         THE MERGER AND RELATED MATTERS

     2.1 The Merger.

          (a) Merger; Effective Time. At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, merge with and into the Company in accordance with the provisions of the DGCL, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Entity. The Effective Time shall occur upon the filing with the Secretary of State of the State of Delaware a Certificate of Merger (the "Certificate of Merger") substantially in the form of Exhibit 2.1(a) and executed in accordance with the applicable provisions of the DGCL, or at such later time as may be agreed to by Parent, Liberty and the Company and specified in the Certificate of Merger. Provided that this Agreement has not been terminated pursuant to Article IX, the parties will cause the Certificate of Merger to be filed as soon as practicable after the Closing.

          (b) Effects of the Merger. The Merger shall have the effect set forth in Sections 259 and 261 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity. If, at any time after the Effective Time, the Surviving Entity considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties, or assets of either the Company or Merger Sub, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of each of the Company and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Merger Sub, all such other actions and things as the Board of Directors of the Surviving Entity may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out the intent and purposes of this Agreement.

          (c) Certificate of Incorporation and Bylaws of Surviving Entity. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Entity until thereafter amended as provided by law. At the Effective Time, the Bylaws of Merger Sub, a copy of which is attached as Exhibit 2.1(c)(ii), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Entity until thereafter amended as provided by law.

          (d) Directors and Officers of Surviving Entity. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity and all such directors will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Entity, or as otherwise provided by applicable law. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity and all such officers will hold office until their respective successors are duly appointed and qualify in the manner provided in the Bylaws of the Surviving Entity, or as otherwise provided by applicable law.

     2.2 Closing. The Closing shall take place (i) at 10:00 a.m. (New York time) at the offices of Baker & Botts, L.L.P., 599 Lexington Avenue, New York, New York 10022, on the first business day following the date on which the last of the conditions set forth in Article VIII (other than the filing of the Certificate of Merger and other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, if permissible, waived (except that if such day falls within six business days prior to the end of a fiscal quarter of Parent, the Closing shall not occur until the first day of the next fiscal quarter of Parent), or (ii) on such other date and at such other time or place as is mutually agreed by the parties hereto.

     2.3 Conversion of Securities.

          (a) Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of their securities:

             (i) Each share of Company Class A Common Stock and each share of Company Class B Common Stock outstanding immediately prior to the Effective Time (other than such shares to be canceled in accordance with Section 2.3(a)(iii) and subject to Section 2.4(f)) shall be converted into and represent the right to receive, and shall be exchangeable for:

                 (A) a number of shares (or a fraction of a share) of Parent
            Common Stock equal to the quotient (rounded to the nearest one-one hundred thousandth of a share) obtained by dividing the Parent Common Stock Number by the Company Stock Number (such quotient being referred to as the "Parent Common Stock Exchange Ratio"), and

                 (B) a number of shares (or a fraction of a share) of Class A
            Liberty Group Stock equal to the quotient (rounded to the nearest one-one hundred thousandth of a share) obtained by dividing the Liberty Group Stock Number by the Company Stock Number (such quotient being referred to as the "Class A Liberty Group Stock Exchange Ratio" and, together with the Parent Common Stock Exchange Ratio, as the "Exchange Ratios").

             (ii) All shares of Parent Common Stock and Class A Liberty Group Stock issued pursuant to this Section 2.3(a) will be validly issued, fully paid and non-assessable. All shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and Class A Liberty Group Stock to be issued pursuant to this
        Section 2.3(a) (and any dividends or other distributions and any cash in lieu of a fractional share payable pursuant to Sections 2.4(f) and 2.4(g)) with respect thereto upon the surrender of such certificate in accordance with Section 2.4, without interest.

             (iii) Each share of Company Stock that immediately prior to the Effective Time is held by the Company as a treasury share shall be canceled and retired without payment of any consideration thereof and without any conversion thereof into the Merger Consideration.

          (b) Treatment of Company Stock Options. Each outstanding unexercised option to purchase shares of Company Stock under the Company Stock Plan (a "Company Stock Option") shall, at the Effective Time, become fully vested and exercisable, and each Company Stock Option with respect to which a Rollover Election has been timely made by the holder thereof in accordance with Section 3.7 shall, at the Effective Time, by virtue of the Merger and without any further action on the part of the holder thereof, be assumed by Parent and converted into a fully vested and exercisable option to purchase that number of shares of Class A Liberty Group Stock determined by multiplying the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time by the Synthetic Liberty Group Exchange Ratio, at an exercise price per share of Class A Liberty Group Stock equal to the exercise price per share of such Company Stock Option immediately prior to the Effective Time divided by the Synthetic Liberty Group Exchange Ratio, rounded down to the nearest whole cent (a "Rollover Option"). If the foregoing calculation results in a Rollover Option being exercisable for a fraction of a share of Class A Liberty Group Stock, then the number of shares of Class A Liberty Group Stock subject to such option shall be rounded up to the nearest whole number of shares. The terms and conditions of each Rollover Option shall otherwise remain as set forth in the Company Stock Option converted into such Rollover Option. All shares of Class A Liberty Group Stock issued upon the exercise of any Rollover Option will be validly issued, fully paid and non-assessable. Parent shall use commercially reasonable efforts to cause the issuance of shares of Class A Liberty Group Stock issuable upon exercise of any Rollover Options to have been registered, at or as promptly as reasonably practicable following the Effective Time, pursuant to an effective registration statement on Form S-8 (or other comparable form) under the Securities Act and Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement thereafter for so long as any Rollover Options remain exercisable.

          (c) Conversion of Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of their securities, each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the Common Stock, Class A, par value $.10 per share, of the Surviving Entity.

     2.4 Exchange of Shares.

          (a) Appointment of Exchange Agent; Exchange Fund. On or before the Closing Date, Parent shall enter into an agreement (the "Exchange Agent Agreement") with Boston Equiserve Trust Company, N.A., or at Parent's option another exchange agent selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), authorizing such Exchange Agent to act as Exchange Agent hereunder. Promptly following the Effective Time, Parent shall make available to the Exchange Agent, for the benefit of those Persons who immediately prior to the Effective Time were the holders of Company Stock, certificates representing a sufficient number of shares of Parent Common Stock and Class A Liberty Group Common Stock required to effect the delivery of the aggregate Merger Consideration issuable pursuant to Section 2.3 (the certificates representing Parent Common Stock and Class A Liberty Group Common Stock comprising such aggregate Merger Consideration being hereinafter referred to as the "Exchange Fund").

          (b) Letter of Transmittal. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Company Stock (the "Certificates") whose shares were converted into the right to receive the Merger

     Consideration: (i) a notice of the effectiveness of the Merger and (ii) a letter of transmittal (which shall state that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) with instructions for use in effecting the surrender and exchange of the Certificates. Such notice, letter of transmittal and instructions shall contain such provisions and be in such form as Parent and the Company reasonably specify.

          (c) Exchange Procedure. Promptly following the surrender, in accordance with such instructions, of a Certificate to the Exchange Agent (or such other agent or agents as may be appointed by the Exchange Agent or Parent pursuant to the Exchange Agent Agreement), together with such letter of transmittal (duly executed) and any other documents required by such instructions or letter of transmittal, the Exchange Agent shall, subject to
     Section 2.4(d), cause to be distributed to the person in whose name such Certificate shall have been issued (i) a certificate registered in the name of such person representing the number of whole shares of Parent Common Stock into which the shares of Company Stock previously represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article II, (ii) a Certificate registered in the name of such person representing the number of whole shares of Class A Liberty Group Stock into which the shares of Company Stock previously represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article II and (iii) payment (which shall be made by check) of any cash payable in lieu of fractional shares of Parent Common Stock and Class A Liberty Group Stock pursuant to Section 2.4(f). Each Certificate so surrendered shall be canceled.

          (d) Unregistered Transfers of Company Stock. In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, certificates representing the proper number of whole shares of Parent Common Stock and Class A Liberty Group Stock may be issued (and cash in lieu of fractional shares of Parent Common Stock and Class A Liberty Group Stock may be paid) to the transferee if the Certificate representing such Company Stock surrendered to the Exchange Agent in accordance with Section 2.4(c) is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form to effect such transfer, if the person requesting such transfer pays to the Exchange Agent any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid and if such person establishes to the satisfaction of Parent that such transfer would not violate applicable Federal or state securities laws.

          (e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed satisfactory to Parent and complying with any other reasonable requirements imposed by Parent, Parent will cause to be delivered to such person in respect of such lost, stolen or destroyed Certificate the Merger Consideration (and any cash in lieu of fractional shares of Parent Common Stock and Class A Liberty Group Common Stock to which such person is entitled pursuant to Section 2.4(f)) in respect thereof as determined in accordance with this Article II. Parent may, in its discretion, require the owner of such lost, stolen or destroyed Certificate to give Parent a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against Parent or the Surviving Entity with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (f) No Fractional Shares. No fractional shares of Parent Common Stock or Class A Liberty Group Stock shall be issued in the Merger. In lieu of any such fractional shares, each holder of shares of Company Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock or Class A Liberty Group Stock upon surrender of Certificates for exchange pursuant to this Section 2.4 will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Parent Common Stock and Class A Liberty Group Stock which, but for this

     Section 2.4(f), would be issuable in the Merger. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Parent Common Stock and Class A Liberty Group Stock, respectively, delivered to the Exchange Agent by Parent over
     (ii) the aggregate number of full shares of Parent Common Stock and Class A Liberty Group Stock, respectively, to be distributed to former holders of Company Stock (such excess being herein called the "Excess Shares"). The Exchange Agent, as agent for the former holders of Company Stock, shall sell the Excess Shares at the prevailing prices on the NYSE. The sales of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. All commissions, transfer taxes and other out-of-pocket transaction costs, if any, including the expenses and compensation, if any, of the Exchange Agent, incurred in connection with such sale of Excess Shares, shall be deducted from the proceeds otherwise distributable to the holders of Common Stock. Until the proceeds of such sale have been distributed to the former holders of Company Stock, the Exchange Agent will hold such proceeds in trust for such former holders (the "Fractional Fund"). As soon as practicable after the determination of the amount of cash to be paid to former holders of Company Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

          (g) No Dividends Before Surrender of Certificates. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock or Class A Liberty Group Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock or Class A Liberty Group Stock represented thereby, until the holder of record of such Certificate shall surrender such Certificate as provided herein. Following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock or Class A Liberty Group Stock issued in exchange therefor, without interest,
     (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date after the Effective Time and payable with respect to such whole shares of Parent Common Stock or Class A Liberty Group Stock between the Effective Time and the time of such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to surrender and with a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock or Class A Liberty Group Stock.

          (h) No Further Ownership Rights in Company Stock. All shares of Parent Common Stock and Class A Liberty Group Stock issued and all cash in lieu of fractional shares paid upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Stock which were outstanding immediately prior to the Effective Time. Subject to Section 2.4(i), if, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article II.

             (i) Termination of Exchange Fund and Fractional Fund; Abandoned Property Laws. Any portion of the Exchange Fund and the Fractional Fund (and any dividends or other distributions with respect to such portion of the Exchange Fund) which remains unclaimed by the former stockholders of the Company for six months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company shall, after such delivery, look only to Parent for payment of their claim for the applicable Merger Consideration (and any such dividends or other distributions) or for any cash in lieu of fractional shares of Parent Common Stock or Class A Liberty Group Stock, as applicable. Neither Parent nor the Surviving Entity shall be liable to any holder of shares of Company Stock or Parent Common Stock and Class A Liberty Group Stock for any such shares, for any dividends or distributions with respect thereto or for any cash in lieu of fractional shares which may be delivered to any public official pursuant to any abandoned property, escheat or similar law.

     2.5 Changes in Parent Common Stock, Class A Liberty Group Stock or Class B Liberty Group Stock. If prior to the Effective Time, the Parent Common Stock, Class A Liberty Group Stock or Class B Liberty Group Stock shall be recapitalized or reclassified or Parent shall effect any stock dividend, stock split, or reverse stock split of Parent Common Stock, Class A Liberty Group Stock or Class B Liberty Group Stock, or shall otherwise effect any transaction that changes the shares of Parent Common Stock, Class A Liberty Group Stock or Class B Liberty Group Stock into any other securities (including securities of another corporation), or shall make any other dividend or distribution on the shares of Parent Common Stock, Class A Liberty Group Stock or Class B Liberty Group Stock (other than normal quarterly cash dividends as the same may be adjusted from time to time), then the respective Exchange Ratios, the Synthetic Liberty Group Exchange Ratio, the Assumed Liberty Stock Price, the terms of the foregoing exchanges, and the terms of the conversion of any Rollover Options as provided in Section 2.3(b) will, as appropriate, be adjusted to reflect such split, combination, transaction, dividend or other distribution or change.

                                  ARTICLE III
                                CERTAIN ACTIONS

     3.1 Stockholder Meeting. The Company and its Board of Directors (the "Company Board") shall take all action necessary in accordance with applicable law and the Company's Restated Certificate of Incorporation (the "Company Charter") and Bylaws to duly call and hold, as soon as reasonably practicable after the date hereof, a meeting of the Company's stockholders (the "Special Meeting") for the purpose of considering and voting upon the approval and adoption of this Agreement and the Merger contemplated hereby (the "Merger Proposal"). The only matters the Company shall propose to be acted on by the Company's stockholders at the Special Meeting shall be the Merger Proposal and related matters incidental to the consummation of the Merger and, if so determined by the Company, such other matters as are customarily presented to stockholders at an annual meeting. Subject to Sections 7.5(b)(iii) and (iv), the Company Board will recommend that the Company's stockholders vote in favor of approval of the Merger Proposal and the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of such approval and to secure the vote of stockholders of the Company required by the DGCL and the Company Charter to effect the Merger. The Company shall not require any vote greater than a majority of the votes entitled to be cast by the holders of the issued and outstanding shares of Company Stock for approval of the Merger Proposal.

     3.2 Registration Statement and Other Commission Filings.

          (a) Registration Statement and Proxy Statement.  Subject to
     Section 3.4(c), as soon as reasonably practicable after the execution of this Agreement, Parent, Liberty and the Company shall cooperate in the preparation of, and the Company shall file confidentially with the Commission, a preliminary proxy statement in form and substance reasonably satisfactory to each of Parent, Liberty and the Company, and, following resolution of comments, if any, of the Commission on the preliminary proxy statement, Liberty and Parent shall prepare and Parent shall file with the Commission a registration statement on Form S-4 (the "Registration Statement"), containing a form of prospectus that includes such proxy statement (as amended or supplemented, if applicable) registering under the Securities Act the issuance of the shares of Parent Common Stock and Class A Liberty Group Stock issuable upon conversion of Company Stock pursuant to the Merger. Subject to Section 3.4(c), each of Parent, Liberty and the Company shall use commercially reasonable efforts to respond to any comments of the Commission, to have the Registration Statement declared effective as promptly as practicable after such filing and to cause the proxy statement as filed with the Commission and as thereafter amended or supplemented to be approved by the Commission and mailed to the

     Company's stockholders at the earliest practicable time (such proxy statement in the definitive form mailed to the Company's stockholders, as thereafter amended or supplemented, being referred to as the "Proxy Statement"). The Company, Liberty and Parent will notify each other party promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Registration Statement, the Proxy Statement or any other filing or for additional information, and will supply the other parties with copies of all correspondence between it and any of its representatives, on the one hand, and the Commission or its staff on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any filing with the Commission relating thereto. Whenever any party hereto becomes aware of any event which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any other filing with the Commission in connection with this Agreement or the transactions contemplated hereby, such party shall promptly inform the other parties of such occurrence and cooperate in the prompt filing with the Commission or its staff or any other governmental officials, and/or mailing to stockholders of the Company, of such amendment or supplement which shall comply in all material respects with the provisions of the Securities Act and the Exchange Act. The Company, and Parent and Liberty, each shall promptly provide the other (or its counsel) copies of all filings made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby. For further clarity, the parties agree that the Parent May Transactions and any transactions provided for in the Inter-Group Agreement or the Tax Sharing Agreement are not transactions contemplated by this Agreement, but the Pre-Merger Restructuring Transactions and the Post-Merger Restructuring Transactions are transactions contemplated by this Agreement.

          (b) Company Board Recommendation. The Proxy Statement shall include the recommendation of the Company Board in favor of approval and adoption of this Agreement and the Merger, except to the extent the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 7.5(b)(iii) or (iv). The Company shall use all reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement becomes effective.

          (c) Comfort Letters. The Company will use its reasonable best efforts to cause to be delivered to Parent and Liberty a letter of Ernst & Young LLP, the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement becomes effective and addressed to Parent, in form reasonably satisfactory to Parent and Liberty and customary in scope and substance for letters delivered by nationally recognized independent auditors in connection with registration statements similar to the Registration Statement.

     3.3 Identification of Rule 145 Affiliates. Within 30 days after the execution of this Agreement, the Company shall deliver to Parent and Liberty a letter identifying all Persons who the Company knows are or who the Company has reason to believe may be, as of the date of the Special Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company will supplement such letter, if applicable, with the name and address of any other Person subsequently identified by either Parent or the Company, as the case may be (unless, in the case of Parent, an opinion of outside counsel to the Company reasonably acceptable to Parent is provided to Parent that such Person is not an affiliate), as a Person who may be deemed to be such an affiliate; provided, however, that no such Person identified by Parent or the Company, as the case may be, shall remain on such list of affiliates if Parent or the Company, as the case may be, shall receive from the other party, on or before the date of the Special Meeting, an opinion of outside counsel reasonably satisfactory to Parent to the effect that such Person is not such as affiliate. The Company shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the letter referred to above (as so supplemented) to deliver to Parent, on or prior to the Closing Date, a written agreement, in substantially the form annexed hereto as Exhibit 3.3 (each a "Rule 145 Agreement"). Parent shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock or Class A Liberty Group Stock received by such affiliates in the Merger.

     3.4 Reasonable Efforts.

          (a) Subject to the terms and conditions of this Agreement and applicable law, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party's obligation to consummate such transactions specified in
     Article VIII to be fully satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) the preparation and filing with the Commission of the Registration Statement, the preliminary proxy statement referred to in Section 3.2 and the Proxy Statement, and any necessary amendments or supplements to any of the foregoing, including providing information to the other parties as may be reasonably required in connection therewith; (ii) seeking to have such Registration Statement declared effective, by the Commission as soon as reasonably practicable after filing; (iii) taking such actions as may reasonably be required under applicable state securities or blue sky laws in connection with the issuance of the Merger Consideration; (iv) using commercially reasonable efforts to obtain all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permission or action by, and to give all necessary notices to and to make all necessary filings with and applications and submissions to, any Governmental Entity or other Person required in order to cause any of the conditions to each other party's obligation to consummate the Merger and the transactions contemplated hereby as specified in Article VIII to be fully satisfied (collectively the "Required Filings"); (v) filing all pre-merger notification and report forms required under the Hart- Scott Act and responding to any requests for additional information made by any Governmental Entity pursuant to the Hart-Scott Act; (vi) using commercially reasonable efforts to lift any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Entity (an "Injunction") of any type referred to in
     Section 8.2(d), 8.3(d) or 8.4(d), or to cause to be rescinded or rendered inapplicable any statute, rule or regulation of any type referred to in
     Section 8.2(e); (vii) using commercially reasonable efforts to obtain the tax opinions referred to in Sections 8.2(j), 8.3(h) and 8.4(h);
     (viii) providing all such information about such party, its Subsidiaries and its officers, directors, partners and Affiliates and making all applications and filings as may be reasonably requested in connection with any of the foregoing; and (ix) in general, using commercially reasonable efforts to consummate and make effective the transactions contemplated hereby; provided, however, that in making any such filing or in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification, or other permission or action or the lifting of any Injunction, or causing to be rescinded or rendered inapplicable any statute, rule or regulation, or in taking any other action referred to in this sentence (a "Facilitating Approval"), (I) Parent and its Subsidiaries and Affiliates shall not be required to pay any consideration (other than customary filing fees and the like), divest or otherwise rearrange the composition of any assets or agree to any conditions, restrictions, requirements or other obligations which have, or are reasonably likely to have, a Parent Adverse Effect, (II) subject to Section 3.4(e), neither Liberty and its Subsidiaries and Affiliates nor the Company and its Subsidiaries and Affiliates shall be required to pay any material consideration, divest or otherwise rearrange the composition of any material assets or agree to any conditions or requirements which are, or are reasonably likely to be, materially adverse or materially burdensome to Liberty or the Company, as applicable, (III) without Liberty's prior consent (but subject to clause (ii) of the proviso in Section 3.4(b)), the Company and its Subsidiaries and Affiliates shall not amend in any material respect any material License or Contract, pay any material consideration, divest or otherwise rearrange the composition of any material assets or agree to any material conditions or requirements or make any material agreement or reach any understanding or arrangement with respect to the foregoing, in any such case other than in the ordinary course of business, and (IV) Liberty and the Company recognize that Parent may allocate resources in whatever manner it deems appropriate (including to the Parent May Transactions) in greater numbers and amounts, and more promptly, than to the transactions contemplated by this Agreement. For purposes of the foregoing proviso, the parties agree (without limitation of clause (ii) of the proviso in Section 3.4(b)) that (1) the Company's interest in Teligent is a material asset, (2) any material transactions involving the Company's interest in Teligent would be outside the ordinary course of business, and
     (3) subject to Section 3.4(e), Liberty shall not be required to agree or consent to a divestiture or rearrangement of the Company's interest in Teligent, or to any conditions or requirements relating to the Company's interest in Teligent (including, without limitation, any such conditions or requirements relating to the ownership and governance of Teligent following the Merger) other than those contained in the agreements and other instruments set forth in Section 4.1(2)(a) of the Company Disclosure Schedule. Prior to a party making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, such party shall provide the other parties with drafts thereof and afford the other parties a reasonable opportunity to comment on such drafts.

          (b) Notwithstanding the foregoing or any other provision of this Agreement, the parties agree and acknowledge that in order to obtain a Facilitating Approval, the Company or its Subsidiaries may take any reasonable action with respect to any property, asset (including any License or Contract) or business of the Company or its Subsidiaries (other than the Company's equity interests in Teligent or Parent (including the Parent Common Stock, the Class A Liberty Group Stock and the Class B Liberty Group Stock)), including divesting or otherwise rearranging the composition thereof in a commercially reasonable manner, agreeing to any reasonable conditions or requirements (including, without limitation, reasonable restrictions or limitations on the ability of the Company or any of its Subsidiaries to engage in certain businesses following the Merger that do not purport to apply to Parent, Liberty or any of their respective Subsidiaries and Affiliates (other than the Company and its Subsidiaries)), or entering into any reasonable agreement, understanding or arrangement providing for the foregoing; provided, that (i) none of the foregoing shall purport to be binding with respect to or otherwise affect any property, asset or business of Parent, Liberty and their respective Subsidiaries and Affiliates (other than those of the Company and its Subsidiaries) and
     (ii) in the event (A) of a Parent Impeding Transaction or a Liberty Impeding Transaction or (B) of the delivery of a Blocking Approval Notice, or (C) of the delivery of a Section 3.4(c)(ii) Delay Notice, the Company may engage in a Permitted Teligent Disposition to the extent that the Company determines in good faith that such Permitted Teligent Disposition would, or would be reasonably likely to, facilitate the Closing, in which event (x) the Company shall reasonably advise Liberty regarding the status and proposed material terms of any possible Permitted Teligent Disposition, except to the extent the Company reasonably determines in its good faith judgment, after consultation with the Company's outside legal counsel, that to do so would be, or would be reasonably likely to be, inconsistent with the proper discharge of fiduciary duties (of the Company's representatives on Teligent's board of directors or otherwise) under applicable law and
     (y) the parties acknowledge that any action taken by the Company or Teligent or any of their respective Subsidiaries, or by any officer, director, employee, agent or representative of the Company or Teligent or of their respective Subsidiaries acting in their capacity as such, in connection with entering into an agreement providing for, or consummating, a Permitted Teligent Disposition pursuant to and in accordance with this clause (ii), shall not constitute a breach or violation of any provision of

     Sections 7.4 or 7.5 or of any representation, warranty or other provision hereof to the extent applicable to the direct or indirect interest of the Company in Teligent.

          (c) Notwithstanding anything to the contrary in this Agreement or any other document executed in connection herewith, the parties hereto agree and acknowledge that

             (i) except to the extent set forth in Sections 3.11, 3.12, 3.13, 3.14, 5.4, 7.13 and 7.15 and Section 1.1 of the supplement to the Inter-Group Agreement being executed in connection herewith,
        (A) neither this Section 3.4 nor any other provision of this Agreement or any other document executed in connection herewith shall prevent, inhibit or in any way restrict the right of Parent or any of its Subsidiaries or Affiliates from engaging in any merger, acquisition, business combination, stock repurchase, stock issuance or other transaction or business opportunity (a "Parent Transaction"), including the Parent May Transactions and any Parent Impeding Transaction, even if such Parent Transaction would materially interfere with the transactions contemplated by this Agreement, and (B) the pursuit and/or consummation by Parent or any of its Subsidiaries of any Parent Transaction (including any or all of the Parent May Transactions) shall be deemed not to be a breach of any provision of this Agreement or any such other document;

             (ii) if Parent determines in good faith that there is a reasonable possibility that it would not obtain a Facilitating Approval (which term, as used in this subparagraph (ii), relates to the matters described in the definition of "Facilitating Approval," but to be obtained with the purpose of consummating the Parent May Transactions, as opposed to the transactions contemplated hereby) required in connection with a Parent May Transaction (a "Parent May Approval") or would obtain such Parent May Approval only subject to a condition, limitation or restriction that could reasonably be expected to have a Parent Adverse Effect, in either case, as a result of the consummation of the Merger, then Parent shall promptly notify Liberty and the Company of such determination and of its intention to delay consummation of the Merger (a "Section 3.4(c)(ii) Delay Notice"), in which event, notwithstanding any other provision of this Agreement, Parent may delay the consummation of the Merger until the earlier of (A) such time as Parent obtains such Parent May Approval and (B) such time as Parent can no longer reasonably conclude that there is a reasonable possibility that such Parent May Approval would not be obtained or would be obtained only subject to any such condition, limitation or restriction, in either case were the Merger consummated. Upon the occurrence of either condition described in clauses (A) or (B) above, Parent shall give prompt notice to Liberty and the Company to such effect (a
        "3.4(c)(ii) Resumption Notice"). Following the delivery of a
        Section 3.4(c)(ii) Delay Notice, the Company may terminate this Agreement on five business days written notice to Parent and Liberty (provided, that on the date of such termination Parent has not delivered a 3.4(c)(ii) Resumption Notice).

             (iii) Parent may delay the filing of the Registration Statement with the Commission (and, if so requested by Parent, the Company shall delay the filing of the preliminary proxy statement referred to in
        Section 3.2(a)) until such time no later than 45 days following the filing of the preliminary proxy statement relating to the Parent May Transactions with the Commission as may be so requested by Parent, but in any event no later than September 30, 1999, in any such case to the extent that Parent determines in good faith that there is a reasonable possibility that the failure to delay such action would interfere with or delay the Parent May Transactions (including the mailing of the proxy statement/prospectus relating to the Parent May Transactions);

             (iv) if Parent determines in good faith that it is reasonably likely that it will not obtain a Parent May Approval or will obtain such Parent May Approval only subject to a condition, limitation or restriction that would have a Parent Adverse Effect, in either case, as a result of the prior receipt of a Facilitating Approval required in connection with the Merger (a "Blocking Approval"), then Parent shall give prompt written notice of such determination to the Company and Liberty (any such notice, a "Blocking Approval Notice"), whereupon the parties shall, and shall cause their respective Subsidiaries and Affiliates to, cooperate with one another and use commercially reasonable efforts to cause to be removed the impediment with respect to such Parent May Approval caused by the Blocking Approval. If as of the date that is 65 business days following the date of such Blocking Approval Notice to the Company and Liberty (or, if earlier, the date that Parent could otherwise consummate the Parent May Transactions were this Agreement terminated (or the impediments with respect to all Blocking Approvals were removed)), either the Company or Parent may terminate this Agreement on five business days written notice to each of the other parties (provided that at the time of such further notice Parent continues to believe in good faith that it is reasonably likely that it will not obtain such Parent May Approval, or will obtain such Parent May Approval only subject to a condition, limitation or restriction that would have a Parent Adverse Effect, in either case as a result of the prior receipt of such Blocking Approval notwithstanding any efforts of the parties pursuant to the previous sentence to remove the impediment with respect to such Blocking Approval).

          (d) Subject to Section 9.2(c) with respect to Section 3.4(e), the parties acknowledge that, except as otherwise provided in Sections 3.11, 3.12, 3.13, 3.14, 5.4 and 7.13, neither this Section 3.4 nor any other provision of this Agreement shall restrict the right or ability of Liberty or any of its Subsidiaries or Affiliates from pursuing or engaging in any acquisition or other transaction which could, or could reasonably be expected to, adversely affect or delay the ability of Parent or Merger Sub to consummate the Merger, including any Liberty Impeding Transaction.

          (e) If, prior to the Closing, Parent, Liberty, or any of their respective Subsidiaries or Affiliates enters into an agreement providing for a Parent Impeding Transaction or a Liberty Impeding Transaction, then, upon the request of the Company, Liberty will use, and will cause each applicable Liberty Affiliate to use, its commercially reasonable efforts to cause the specified conditions to the consummation of the Merger listed in the definitions of the terms Parent Impeding Transaction and Liberty Impeding Transaction to be satisfied, to the extent practicable on the part of Liberty and the other Liberty Affiliates, notwithstanding such agreement or the consummation of such Parent Impeding Transaction or such Liberty Impeding Transaction, including the making of commercially reasonable commitments and undertakings to the FCC or other Governmental Entities providing for a Permitted Teligent Disposition (which shall include, to the extent necessary and appropriate, commercially reasonable undertakings by Liberty to place the Company's interest in Teligent into a voting trust (or to make other similar commercially reasonable arrangements) following the Closing, but only so long as the terms of any such voting trust (or other similar arrangements) do not permit or require the disposition of such interest in any transaction that does not meet the criteria of a Permitted Teligent Disposition). Notwithstanding the foregoing, neither Liberty nor any Liberty Affiliate shall be required pursuant to the previous sentence to take any action that would materially impair the intended benefits to Parent or Liberty of such Parent Impeding Transaction or Liberty Impeding Transaction, as the case may be. If at any time after 60 days following the execution of an agreement providing for a Parent Impeding Transaction or a Liberty Impeding Transaction (notwithstanding Liberty's compliance with the foregoing provisions of this paragraph or the Company's or Teligent's entering into an agreement providing for a Permitted Teligent Disposition in accordance with clause (ii) of the proviso in Section 3.4(b)), it continues to be reasonably likely (i) in the Company's good faith judgment that as a result of such Parent Impeding Transaction or (ii) as a result of such Liberty Impeding Transaction, one or more of the conditions to consummation of the Merger specified in the definitions of such terms will not be satisfied, then the Company may terminate this Agreement on 10 days written notice to Parent and Liberty (provided that at the end of such 10 day period it remains reasonably likely that one or more of such conditions will not be satisfied as a result of such Parent Impeding Transaction or Liberty Impeding Transaction).

          (f) Liberty agrees with the Company that: (i) if a particular condition to closing set forth in Article VIII hereof (other than Section 8.4) has been satisfied, Liberty will not notify Parent that such condition has not been satisfied pursuant to Section 8.3(l) and
     (ii) assuming the accuracy of the certifications to be made therein, Liberty will deliver the officer's certificate contemplated by
     Section 8.3(m) to Parent.

     3.5 Employee Matters. Each individual who was an employee of the Company immediately prior to the Effective Time who continues employment with the Surviving Entity following the Merger (i) shall be entitled to participate in the "employee benefit plans", as defined in Section 3(3) of ERISA, and other employee benefit and compensation plans, programs, policies and arrangements maintained by Parent or Liberty for the benefit of Liberty employees to the same extent as similarly situated employees of Liberty (the "Liberty Plans"), (ii) shall receive credit for such employee's past service with the Company as of the Effective Time for purposes of eligibility and vesting under the Liberty Plans, including for purposes of eligibility and participation under severance policies and plans, to the extent such service was credited under the Company Plans on the Closing Date; (iii) shall not be subject to any waiting periods or limitations on benefits for pre-existing conditions under the Liberty Plans, including any group health and disability plans, except to the extent such employees were subject to such limitations under the Company Plans, (iv) shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, copayments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Liberty Plan, and (v) shall be given credit for all accrued but unused vacation time credited to such employee by the Company as of the Effective Time. Following the Effective Time, Liberty shall cause the Surviving Entity to honor in accordance with their respective terms all employment, severance and other compensation agreements and arrangements listed in Section 4.12(j) of the Company Disclosure Schedule or thereafter entered into as permitted by this Agreement which are between the Company or any of its Subsidiaries and any director, officer or employee thereof.

     3.6 Company Severance Obligations. (a) Except as provided herein, Parent hereby agrees to assume and to honor without modification the severance and severance payment provisions of the employment agreements listed as items 1 and 2 of Section 4.12(j) of the Company Disclosure Schedule (the "Executive Employment Agreements"), with such payments thereunder to be made by Parent (or by Parent causing the Surviving Entity to make such payments) on the date which is the later of (i) three months after the Effective Time and (ii) January 3, 2000 (with the amount of such required payments to be increased by an amount calculated from the Effective Time to the date of such payment at a rate equal to 10% per annum, compounded quarterly). Each of Parent, Liberty and the Company acknowledges that consummation of the Merger as provided herein will constitute "Good Reason" for purposes of the Executive Employment Agreements and, accordingly, as of the Effective Time, each of the individuals party to such agreements will be entitled to a cash severance payment as provided in such agreements in the manner described in the previous sentence.

          (b) Prior to the Closing, the Company shall take such action as is necessary in accordance with the terms of such agreement to terminate, effective as of the Effective Time the Executive Employment Agreements, subject to the making of the cash severance payments referred to in
     Section 3.6(a). Following the Effective Time and the payment of the cash severance payments referred to in Section 3.6(a), none of the Surviving Entity, Parent or Liberty shall have any obligations or liability arising out of the Executive Employment Agreements.

          (c) Prior to the Closing, the Company shall take such action as is necessary with respect to the Split Dollar Agreements listed as items 3 and 4 in Section 4.12(a) of the Company Disclosure Schedule so that, following the Effective Time, none of the Surviving Entity,

     Parent or Liberty shall have any obligations or liability arising out of such agreement following the Effective Time.

     3.7 Company Stock Plan. Promptly following the mailing of the Proxy Statement, the Company shall cause a notice to be sent to each holder of Company Stock Options, whether vested or unvested, in such form as is reasonably agreed upon by the Company, Parent and Liberty, giving such holders the option to elect (a "Rollover Election") to have such Company Stock Option be assumed by Parent as set forth in Section 2.3(b); provided, that the Company agrees to take such actions as may be required such that holders of Company Stock Options representing no more than two million shares of Company Stock may make a Rollover Election (and no Rollover Election with respect to an amount of Company Stock Options in excess of such amount shall be effective hereunder). The notice sent to holders of Company Stock Options will specify that, in order to be valid, a Rollover Election must be received by Liberty and Parent no later than five business days prior to the Closing. Prior to the Effective Time, the Company (or the appropriate members of the Company Board) will take appropriate action under the Company Stock Plan (including obtaining any required consents from holders of Company Stock Options) such that each unexercised Company Stock Option with respect to which no valid Rollover Election was made will be canceled effective at the Effective Time in exchange for a cash payment (the "Option Payment") to be made by Parent or the Surviving Entity on the date which is the later of (i) three months after the Effective Time and (ii) January 3, 2000, in an amount equal to the product of (a) the number of shares of Company Stock subject to such Company Stock Option at the time of such cancellation (whether or not vested), multiplied by (b) the difference, if positive, between
(i) $71.45 minus (ii) the exercise price per share of such Company Stock Option at the time of such cancellation (with the amount of the Option Payment to be increased by an amount calculated from the Effective Time to the date of such payment at a rate equal to 10% per annum, compounded quarterly). Such payments shall be subject to applicable tax withholding. Parent hereby agrees to assume and to make, or to cause the Surviving Entity to make, the cash payments referred to in this Section 3.7 in the manner described in the previous sentence. The Company agrees to take such action as may be required to amend the terms of the Company Stock Options that become Rollover Options such that, in the event of a change in applicable law that makes the issuance of shares of Class A Liberty Group Stock upon exercise of a Rollover Options taxable to Parent or any member of its consolidated group for United States federal income tax purposes, such Rollover Option will be exercisable upon payment of the applicable exercise price for an amount in cash equal to the then fair market value of the shares of Class A Liberty otherwise issuable upon such exercise in lieu of the issuance of any such shares of Class A Liberty Group Stock.

     3.8 Teligent Board. The Company or a Subsidiary thereof shall take all action necessary to cause to be elected to Teligent's board of directors, effective immediately prior to the Effective Time, two persons or such lesser number designated by Liberty by written notice to the Company not less than ten business days prior to the Closing.

     3.9 Pre-Merger Restructuring Transactions. Immediately prior to the Effective Time, the Company will (i) contribute all of the outstanding capital stock of Microwave Services, Inc. ("MSI") as an equity contribution to a newly-formed wholly owned limited liability company subsidiary of the Company ("Special Purpose Sub"), which entity shall have no assets other than such shares of capital stock of MSI so contributed and which shall not have engaged in any business or activity other than any business or activity related to the holding of such shares of capital stock of MSI, (ii) cause Associated Investments, Inc. to be merged with and into the Company and (iii) if the Company deems it necessary or appropriate, contribute all of the outstanding capital stock of Associated Radio, Inc. ("ARI") as an equity contribution to a newly-formed wholly owned subsidiary of the Company, which entity shall have no assets other than such shares of ARI so contributed and which shall not have engaged in any business or activity other than any business or activity related to the holding of such shares of capital stock of ARI.

     3.10 TruePosition Stock Plan. The Company will cause the TruePosition Stock Plan to be amended to the extent, if any, required, or cause other necessary action, if any, to be taken with respect to the TruePosition Stock Plan, so that no TruePosition Options or other rights granted pursuant to the TruePosition Stock Plan will vest, accelerate or become exercisable as a result of the Merger or the other transactions contemplated hereby.

     3.11 Conversions; Tax Treatment of LLC. At the Effective Time, Liberty shall request that Parent take or cause to be taken all actions that are necessary to cause the Surviving Entity to be converted to a Delaware limited liability company (a "Delaware LLC") pursuant to Section 266 of the DGCL (the "LLC Conversion"). As soon as reasonably practicable after receipt of a request described in the immediately preceding sentence, Parent shall take the requested action, to the extent permitted by applicable Law. Except to the extent otherwise required pursuant to a "determination" within the meaning of
Section 1313(a) of the Code, Parent shall, and shall cause its Subsidiaries to, treat the Surviving Entity as a disregarded entity (within the meaning of Treasury Regulation Section 301.7701-3) for United States federal income tax purposes for the period beginning immediately after the LLC Conversion and ending, in the absence of a relevant change in circumstances after the date of the LLC Conversion, no less than two years after the LLC Conversion including, without limitation, by filing or causing to be filed (or not filing or causing not to be filed) all elections specifically and reasonably requested by Liberty as are necessary to allow the Surviving Entity to be so disregarded. For purposes of this Section 3.11 (other than the first sentence), the term "Surviving Entity" shall refer to the Delaware LLC.

     3.12 Acquisition of Company Stock.

          (a) On and after the date hereof and through the Effective Time, Parent and Liberty shall not, and each shall cause its respective Subsidiaries and Affiliates not to, acquire any shares of or interests in stock of the Company or rights to acquire shares of or interests in stock of the Company other than pursuant to the Merger or this Agreement; provided, however, that this Section 3.12(a) shall not prohibit (i) any Parent Transaction (or the acquisition of shares of or interests in stock of the Company pursuant thereto) so long as a principal purpose of such transaction is not the acquisition of shares of or interests in stock of the Company, (ii) any direct or indirect acquisition by Liberty or any member of the Liberty Media Group so long as a principal purpose of such transaction is not the acquisition of shares of or interests in stock of the Company, or (iii) the acquisition of any securities by or for the benefit of any employee benefit plan.

          (b) Notwithstanding any other provision of this Agreement, if Parent or any Subsidiary of Parent which is a member of the Common Stock Group
     (i) has acquired any shares of or interests in stock of the Company on or prior to the date hereof and such acquisition of shares of or interests in stock of the Company would not have been made but for a plan that includes the Merger, or (ii) acquires prior to the Effective Time any shares of or interests in stock of the Company in any direct or indirect acquisition in which gain or loss is recognized by the Person who directly held such shares or interests immediately prior to such acquisition or, following such acquisition, the adjusted tax basis of such shares or interests in the hands of the Person that holds them is not solely determined by the adjusted tax basis of such shares or interests in the hands of the Person that held them immediately before such acquisition, Parent or such Subsidiary of Parent shall sell such shares of or interests in Company Stock in the open market at least five business days prior to the Closing Date (or, if such acquisition occurs within ten business days prior to the anticipated Closing Date, then prior to the Effective Time), excluding for purposes of this sentence any shares of or interests in stock of the Company (x) that are acquired by or for the benefit of an employee benefit plan or the Liberty Media Group or (y) are acquired pursuant to the Merger, the Inter-Group Agreement, the Tax Sharing Agreement, the Pre-Merger Restructuring Transactions, the Post-Merger Restructuring Transactions or any document referred to therein or executed in connection therewith to which the Company, Liberty or any of their respective Subsidiaries or Affiliates is a party.

          (c) Notwithstanding the foregoing provisions of this Section 3.12, as of the date hereof, Parent and its Subsidiaries that are members of the Common Stock Group do not, and as of the Effective Time Parent and its Subsidiaries that are members of the Common Stock Group will not, own or have any rights to acquire (which rights are not subject to any significant condition other than payment of consideration (it being understood and agreed that the Parent May Transactions are subject to significant conditions as of the date hereof other than the payment of consideration)) more than 5% of the shares of Company Stock (other than pursuant to the Merger, the Inter-Group Agreement, the Tax Sharing Agreement, the Pre-Merger Restructuring Transactions, the Post-Merger Restructuring Transactions or any document referred to therein or executed in connection therewith to which the Company, Liberty or any of their respective Subsidiaries or Affiliates is a party), outstanding on the date hereof excluding any shares of or interests in stock of the Company which may be owned by or for the benefit of any (i) employee benefit plan of Parent, Liberty or any of their respective Subsidiaries or (ii) the Liberty Media Group.

          (d) Notwithstanding any other provision of this Agreement, if Liberty or any of its Subsidiaries which are members of the Liberty Media Group has acquired or acquires prior to the Effective Time any shares of or interests in stock of the Company in any direct or indirect acquisition (other than rights to acquire Company Stock pursuant to the Merger and the 90,000 shares of Company Stock owned by Liberty Ventures Group LLC), Liberty or such Subsidiary shall sell such shares of or interests in Company Stock in the open market at least five business days prior to the Closing Date, excluding for purposes of this sentence any shares of or interests in stock of the Company that are acquired by or for the benefit of an employee benefit plan of Liberty or any such Subsidiary. Liberty and its Subsidiaries which are members of the Liberty Media Group have not requested, and will not request prior to the Effective Time, that Parent or any other member of the Common Stock Group own or acquire any shares of or interests in stock of the Company for or on behalf of the Liberty Media Group (except for the acquisition of shares of Company Stock pursuant to the Merger and the ownership of 90,000 shares of Company Stock held by Liberty Ventures Group LLC) unless such shares of or interests in Company Stock are acquired in a direct or indirect acquisition in which a principal purpose of such acquisition was not to acquire such shares of or interests in Company Stock and Liberty sells such shares of or interests in Company Stock in the open market at least five business days prior to the Closing Date. Unless the preceding sentence of this Section 3.12(d) will be complied with by Liberty and its Subsidiaries, Liberty and its Subsidiaries and Affiliates will not execute in connection with the Merger, the Merger Agreement, the Inter-Group Agreement, the Tax Sharing Agreement, the Pre-Merger Restructuring Transactions, the Post-Merger Restructuring Transactions, or any document referred to therein, any other document that would require Parent or any member of the Common Stock Group to acquire or own any shares of or interests in stock of the Company (other than the acquisition of shares of Company Stock pursuant to the Merger and the ownership of 90,000 shares of Company Stock held by Liberty Ventures Group
     LLC), without the prior written approval of the Company.

          (e) The Company and its Subsidiaries and Affiliates will not execute in connection with the Merger, the Merger Agreement (or any document referred to therein), the Pre- Merger Restructuring Transactions or the Post-Merger Restructuring Transactions, any other document that would require Parent or any member of the Common Stock Group to acquire or own any shares of or interests in stock of the Company (other than the acquisition of shares of Company Stock pursuant to the Merger and the ownership of 90,000 shares of Company Stock held by Liberty Ventures Group
     LLC), without the prior written approval of Liberty.

     3.13 Expenses. Except as may otherwise be set forth in the Transaction Agreements or any document referred to therein or executed in connection therewith to which the Company, Liberty or any of their respective Subsidiaries or Affiliates is a party, each of Parent and Merger Sub (i) has not paid and will not pay, directly or indirectly (which does not include any payments by Liberty or any allocations pursuant to the Parent Charter or any member of the Liberty Media Group) any expenses of any of the holders of Company Stock incurred in connection with the Merger and (ii) has not agreed to assume and will not directly or indirectly (which does not include any payments by Liberty or any allocations pursuant to the Parent Charter or any member of the Liberty Media Group), assume any expense or other liability, whether fixed or contingent, of any holder of Company Stock. Liberty and its Subsidiaries and Affiliates will not execute in connection with the Transaction Agreements any other document that would require Parent or any member of the Common Stock Group (i) to pay, directly or indirectly, any expenses of any of the holders of Company Stock incurred in connection with the Merger or (ii) to assume, directly or indirectly, any expense or other liability, whether fixed or contingent, of any holder of Company Stock, without the prior written approval of the Company. The Company and its Subsidiaries and Affiliates will not execute in connection with the Merger Agreement, the Voting Agreement or any document referred to therein, any other document that would require Parent or any member of the Common Stock Group (i) to pay, directly or indirectly, any expenses of any of the holders of Company Stock incurred in connection with the Merger or (ii) to assume, directly or indirectly, any expense or other liability, whether fixed or contingent, of any holder of Company Stock, without the prior written approval of Liberty.

     3.14 Compensation. Except as may otherwise be provided in or required by this Agreement, the Inter-Group Agreement, the Tax Sharing Agreement, or as has been or will be negotiated by Liberty or any member of the Liberty Media Group, any compensation paid or to be paid by Parent, Merger Sub or any member of the Common Stock Group to any stockholder of the Company who will be an employee of or perform advisory services for Parent, Merger Sub or any member of the Common Stock Group before the Merger, or for Parent or any member of the Common Stock Group after the Merger, will be in consideration of services actually rendered or to be rendered, will be commensurate with amounts paid to third parties bargaining at arm's length for similar services, and has been or will be bargained for independent of negotiations regarding the consideration to be paid for shares of Company Stock.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to (a) Parent that, except as disclosed in (i) the Company Disclosure Schedule (applied in accordance with Section 10.12 hereof) or (ii) the Company SEC Reports filed prior to the date hereof or the Teligent SEC Reports with respect to Sections 4.5 (except for clauses (i), (iv) and (v) thereof), 4.6, 4.8, 4.10, 4.13, 4.16, 4.17 and 4.24, and (b) Liberty that, except as disclosed in (i) the Company Disclosure Schedule (applied in accordance with Section 10.12 hereof) or (ii) the Company SEC Reports filed prior to the date hereof or the Teligent SEC Reports:

     4.1 Organization and Qualification. Each of the Company and each of its Subsidiaries (i) is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Section 4.1 of the Company Disclosure Schedule sets forth a complete and accurate list of each of the Company's Subsidiaries and, as of the date hereof and to the best of the Company's knowledge, Teligent's Subsidiaries and Portatel's Subsidiaries and reflects the percentage and nature of the Company's ownership of each such Subsidiary and, as of the date hereof and to the best of the Company's knowledge, the percentage and nature of Teligent's ownership of each such Subsidiary of Teligent and Portatel's ownership of each such Subsidiary of Portatel.

     Each entity designated in Section 4.1 of the Company Disclosure Schedule as an "inactive subsidiary" does not currently conduct any business, holds no material assets and is not subject to any material liabilities, contingent or otherwise. No Subsidiary of the Company or, as of the date hereof and to the best of the Company's knowledge, Teligent, holds any shares of Company Stock. Subject to clause (i) of Section 3.9, the Company, through its direct wholly owned subsidiary MSI, owns 21,436,689 shares of Teligent Class B Stock designated as Series 1. Neither such shares of Teligent Class B Stock, nor the Company's direct or indirect interest in MSI or the Special Purpose Sub, is or at the Effective Time will be subject to any Liens or Restrictions, except as created by this Agreement that are in favor of, and waivable by, Parent or Liberty, or as provided in the agreements or instruments set forth on
Section 4.1 of the Company Disclosure Schedule. MSI holds no assets other than such shares of Teligent Class B Stock. Subject to clause (ii) of Section 3.9, the Company, through its direct wholly owned subsidiary Associated Investments, Inc., owns 19,719,274 shares of Parent Common Stock, 11,684,477 shares (without giving effect to the Liberty May Stock Split) of Class A Liberty Group Stock and 2,651,944 shares (without giving effect to the Liberty May Stock Split) of Class B Liberty Group Stock, and Associated Investments, Inc. holds no assets other than such shares of Parent Common Stock, Class A Liberty Group Stock and Class B Liberty Group Stock and the other securities described in Section 4.17 of the Company Disclosure Schedule. Neither such shares of Parent Common Stock, Class A Liberty Group Stock and Class B Liberty Group Stock, nor the Company's interest in Associated Investments, Inc., are subject to any Liens or Restrictions, except as created by this Agreement that are in favor of, and waivable by, Parent and Liberty (in the case of Parent Common Stock) or Liberty (in the case of Class A Liberty Group Stock and Class B Liberty Group Stock), or as provided in the agreements or instruments referenced in Item 2(b) of
Section 4.1 of the Company Disclosure Schedule. The foregoing representations regarding the Company's or its Subsidiary's ownership of shares of Teligent Class B Stock, Parent Common Stock, Class A Liberty Group Stock and Class B Liberty Group Stock are made subject to any changes that may affect the holders of any of such securities generally. Attached to Section 4.1 of the Company Disclosure Schedule are true, correct and complete copies of all material agreements relating to the Company's interest in Teligent to which the Company or any Subsidiary of the Company is a party.

     The Company has delivered or made available to Parent and Liberty true and complete copies of the Company Charter and Bylaws, as amended through and in effect on the date hereof. The Company's minute books, true and complete copies of which have been delivered or made available to Parent and Liberty, contain the minutes of all meetings of directors and stockholders of the Company since December 15, 1994.

     4.2 Authorization and Validity of Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the approval of its stockholders specified in Section 4.15, to perform its obligations hereunder and consummate the transactions contemplated hereby (excluding any transactions contemplated hereby to occur after the Effective
Time). The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the transactions contemplated hereby (excluding any transactions contemplated hereby to occur after the Effective Time) have been duly and validly authorized by the Company Board and by all other necessary corporate action on the part of the Company, subject, in the case of the consummation by it of the Merger, to the approval of the Company's stockholders specified in the previous sentence. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

     4.3 Capitalization. The authorized capital stock of the Company consists of one hundred million shares of Company Class A Common Stock, fifty million shares of Company Class B Common Stock, and five million shares of preferred stock, par value $.01 per share, (the "Company Preferred Stock"). As of the date hereof, (i) 18,765,924 shares of Company Class A Common Stock were issued and outstanding and no shares were issued and held by the Company in its treasury or by Subsidiaries of the Company, (ii) 19,411,620 shares of Company Class B Common Stock were issued and outstanding and no shares were issued and held by the Company in its treasury or by Subsidiaries of the Company, and (iii) no shares of Company Preferred Stock were issued and outstanding or were issued and held by the Company in its treasury or by Subsidiaries of the Company. All issued and outstanding shares of Company Stock have been validly issued and are fully paid and non-assessable, and have not been issued in violation of any preemptive rights or of any federal or state securities laws. There are no issued or outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries which have the right to vote (or which are convertible into other securities having the right to vote) on any matters on which stockholders may vote ("Voting Debt"). Section 4.3 of the Company Disclosure Schedule describes all outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or any other agreements of any character to or by which the Company or any of its Subsidiaries is a party or is bound which, directly or indirectly, obligate the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold any additional shares of Company Stock or any other capital stock, equity interest or Voting Debt of the Company or any Subsidiary of the Company, any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares, interests or Voting Debt, or any phantom shares, phantom equity interests or stock or equity appreciation rights, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, call or right (collectively, "Convertible Securities"). As of the Effective Time, except for (i) Company Stock Options with respect to which the respective holders have validly made Rollover Elections in accordance with
Section 3.7 and (ii) options to purchase common stock of TruePosition granted pursuant to the TruePosition Stock Plan (as in effect on the date hereof) ("TruePosition Options") described on Section 4.3 of the Company Disclosure Schedule or granted after the date hereof in the ordinary course of TruePosition's business (which TruePosition Options will not, in the aggregate, exceed 15% of the number of outstanding shares of common stock of TruePosition on a fully-diluted basis), no Convertible Securities will be outstanding (including any Company Preferred Stock). Neither the Company nor any Subsidiary thereof is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. Immediately after the Effective Time, except for the TruePosition Options described on
Section 4.3 of the Company Disclosure Schedule or granted after the date hereof in the ordinary course of TruePosition's business, there will be no subscription, option, warrant, call, right, commitment or agreement to or by which the Company or any of its Subsidiaries is a party or is bound which will entitle (conditionally or unconditionally) any Person to purchase or otherwise acquire, or will obligate (conditionally or unconditionally) the Surviving Entity or any Subsidiary of the Surviving Entity to sell, issue or deliver any shares of capital stock, any other equity interest or any Voting Debt of the Surviving Entity or any such Subsidiary or obligating the Surviving Entity or any such Subsidiary to grant, extend or enter into any such subscription, warrant, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has adopted, authorized or assumed any plans, arrangements or practices for the benefit of its officers, employees or directors which require or permit the issuance, sale, purchase or grant of any capital stock, other equity interests or Voting Debt of the Company or any Subsidiary of the Company, any other securities convertible into, or exercisable or exchangeable for, any such stock, interests or Voting Debt, or any phantom shares, phantom equity interests or stock or equity appreciation rights. All shares of capital stock of and all partnership or other equity interests in each Subsidiary of the Company and Teligent owned directly or indirectly by the Company are owned free and clear of any Lien or Restriction and the shares of capital stock of each corporate Subsidiary of the Company and the shares of capital stock of Teligent owned by the Company or any Subsidiary of the Company are validly issued, fully paid and non-assessable. There are not, and immediately after the Effective Time, there will not be, any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments or other agreements of any character to or by which the Company or any of its Subsidiaries is a party or is bound that, directly or indirectly, (x) call for or relate to the sale, pledge, transfer or other disposition by the Company or any Subsidiary of the Company of any shares of capital stock, any partnership or other equity interests or any Voting Debt of any Subsidiary of the Company or of Teligent owned directly or indirectly by the Company or any Subsidiary of the Company, or
(y) relate to the voting or control of such capital stock, partnership or other equity interests or Voting Debt.

     4.4 Reports and Financial Statements. (a) The Company has filed all Reports on Form 10-K, Form 10-Q and Form 8-K, registration statements and proxy statements required to be filed with the Commission since January 1, 1997 (collectively, the "Company SEC Reports"). The Company has previously furnished to Parent and Liberty true and complete copies of all the Company SEC Reports filed prior to the date hereof. None of the Company SEC Reports, as of their respective dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries and Teligent as of the respective dates thereof, and the other related financial statements (including the related notes) included in the Company SEC Reports present fairly, in all material respects, the results of operations and the changes in financial position of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments. All of the Company SEC Reports, as of their respective dates, complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the applicable rules and regulations thereunder.

          (b) The Company has previously furnished to Parent and Liberty a true and complete copy of Teligent's Annual Report on Form 10-K for Teligent's fiscal year ended December 31, 1998 (as filed by Teligent with the Commission and disregarding any subsequent amendments thereto filed after the date hereof, the "Teligent 10-K") and Teligent's Report on Form 10-Q for Teligent's fiscal quarter ended March 31, 1999 (as filed by Teligent with the Commission and disregarding any subsequent amendments thereto filed after the date hereof and together with the Teligent 10-K, the "Teligent SEC Reports"). To the best knowledge of the Company, the Teligent SEC Reports, as of their respective dates, did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the best knowledge of the Company, each of the consolidated balance sheets (including the related notes) included in the Teligent SEC Reports presents fairly, in all material respects, the consolidated financial position of Teligent and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included in the Teligent SEC Reports present fairly, in all material respects, the results of operations and the changes in financial position of Teligent and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments. To the best knowledge of the Company, the Teligent SEC Reports, as of their respective dates, complied as to form in all material respects with requirements of the Exchange Act and the applicable rules and regulations thereunder.

          (c) The Company and its Subsidiaries have not made any misstatements of fact, or omitted to disclose any fact, to any Governmental Entity, or taken or failed to take any action, which misstatements or omissions, actions or failures to act, individually or in the aggregate, subject or would subject any Licenses held by the Company to revocation or failure to renew, except where such revocation or failure to renew, individually or in the aggregate, does not and would not be reasonably likely to have a Material Adverse Effect.

          (d) Neither the Company nor any of its Subsidiaries has guaranteed or otherwise agreed to become responsible for any Indebtedness of any other Person.

          (e) Neither the Company nor any Subsidiary of the Company has any obligation to contribute any additional capital to, or acquire any additional interest in, Portatel or any of its Affiliates.

     4.5 No Approvals or Notices Required; No Conflict with Instruments. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the transactions contemplated hereby (excluding any transactions contemplated hereby to occur after the Effective Time, other than the LLC Conversion) will not:

          (i) assuming approval of the Merger Proposal by the Company's stockholders as contemplated by Section 4.15, conflict with or violate the Company Charter or Bylaws or the charter or bylaws of any corporate Subsidiary of the Company or the partnership or other governing agreement of any other Subsidiary of the Company;

          (ii) require any Governmental Consent or any Governmental Filing, in each case on the part of or with respect to the Company or any Subsidiary of the Company, except for (A) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (B) the Governmental Consents and Governmental Filings with foreign, state and local governmental authorities set forth on
     Section 4.5(ii) of the Company Disclosure Schedule (the "Local Approvals"),
     (C) such Governmental Consents and Governmental Filings as may be required in connection with the issuance of the Merger Consideration as contemplated hereby pursuant to state securities and blue sky laws, (D) the Governmental Filings required to be made pursuant to the pre-merger notification requirements of the Hart-Scott Act, (E) the FCC Consents, (F) the filing with the Commission of (1) the preliminary proxy statement and the definitive Proxy Statement as contemplated by Section 3.2(a) and (2) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement, the Voting Agreement or the transactions contemplated hereby or thereby, (G) with respect to the LLC Conversion, appropriate filings with the Delaware Secretary of State, and (H) such other Governmental Consents and Government Filings the absence or omission of which will not, either individually or in the aggregate,
     (I) have a Material Adverse Effect or (II) have a Transaction Adverse
     Effect;

          (iii) require any consent, approval, order or authorization of or other action by the FCC or any analogous state or local regulatory authority, or any registration, qualification or filing with or notice to the FCC or any such analogous state regulatory authority, in each case on the part of or with respect to Teligent, except for the FCC Consents with respect to FCC Licenses held by Teligent or its Subsidiaries and the consent or approval of such analogous state regulatory authorities with respect to the transfer of control in connection with the transactions contemplated hereby of any Licenses, authorization or permits issued by such state regulatory authorities and held by Teligent or its Subsidiaries;

          (iv) require, on the part of the Company or any Subsidiary of the Company, any consent by or approval or authorization of (a "Contract Consent") or notice to (a "Contract Notice") any other Person (other than a Governmental Entity), under any License or other Contract, except for such Contract Consents and Contract Notices the absence or omission of which will not, either individually or in the aggregate, have a Material Adverse Effect or a Transaction Adverse Effect;

          (v) assuming that the Contract Consents and Contract Notices described on Section 4.5(iv) of the Company Disclosure Schedule are obtained and given, conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, suspension, modification or acceleration of any obligation or any increase in any payment required by, or the impairment, loss or forfeiture of any material benefit, rights or privileges under, or the creation of a Lien or other encumbrance on any assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or creation, a "Violation"), any Contract (which term shall mean and include any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment or concession of any nature to which the Company or any Subsidiary of the Company is a party, by which the Company, any Subsidiary of the Company or any of their respective assets or properties is bound or affected or pursuant to which the Company or any Subsidiary of the Company is entitled to any rights or benefits (including the Licenses)), except for such Violations which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or a Transaction Adverse Effect; or

          (vi) assuming that the Merger is so approved by the Company's stockholders and assuming that the Governmental Consents and Governmental Filings specified in clauses (ii) and (iii) of this Section 4.5 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary of the Company or by which any of their respective properties or assets are bound, except for such Violations which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect or a Transaction Adverse Effect. As used herein, the term "Governmental Entity" means and includes any court, arbitrators, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

     4.6 Absence of Certain Changes or Events. Since December 31, 1998, (i) there has not been any adverse change in, and no event has occurred and no condition exists which, individually or together with all other such changes, events and conditions, has had or, insofar as the Company can reasonably foresee, is reasonably likely to have, a Material Adverse Effect and (ii) since December 31, 1998 through the date hereof, other than actions that in the ordinary course of the Company's business consistent with prior practice would not have required, and would have been taken without, the approval of the Company Board, no action has been taken by the Company or any Subsidiary of the Company which, if Section 7.4 had then been in effect, would have been prohibited by such Section without the consent or approval of Liberty, and no agreements, understandings, obligations or commitments, whether in writing or otherwise, to take any such action were entered into during such period.

     4.7 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (i) the Registration Statement or any amendment or supplement thereto filed or to be filed by Parent with the Commission under the Securities Act in connection with the issuance of the Merger Consideration, or (ii) any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement or any amendment or supplement thereto, when the same becomes effective and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. The Proxy Statement and the furnishing thereof by the Company will comply in all respects with the applicable requirements of the DGCL.

     4.8 Legal Proceedings. As of the date hereof there is no, (i) suit, action or proceeding pending of which the Company has received notice or, to the knowledge of the Company, any investigation pending or any suit, action, proceeding or investigation threatened, against, involving or affecting the Company, any Subsidiary of the Company or any of its or their properties or rights, which, if adversely determined, is, insofar as the Company can reasonably foresee, reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect or a Teligent Interest Material Adverse Effect; (ii) judgment, order, decree, Injunction or order of any Governmental Entity entered against and binding on the Company or any Subsidiary of the Company of which the Company has received notice, which, insofar as the Company can reasonably foresee, is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect or a Teligent Interest Material Adverse Effect; (iii) there is no action, suit, proceeding or investigation pending of which the Company has received notice or, to the knowledge of the Company, threatened, against the Company which seeks to restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith; and (iv) Injunction of any type referred to in Section 8.2(d) or 8.3(d) of which the Company has received notice which has been entered or issued and is in effect.

     4.9 Licenses; Compliance with Regulatory Requirements. The Company and its Subsidiaries hold all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, concessions, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign required for the ownership of the assets and operation of the businesses of the Company or any of its Subsidiaries, except for the failure to hold any of the foregoing as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect (collectively, the "Licenses"). Each of the Company and its Subsidiaries is in compliance with, and has conducted its business so as to comply with, the terms of their respective Licenses and with all applicable laws, rules, regulations, ordinances and codes, except where the failure so to comply has not had and, insofar as reasonably can be foreseen by the Company, in the future is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, the Company and its Subsidiaries, (i) have all Licenses from Governmental Entities required for the operation of the facilities being operated on the date hereof by the Company or any of its Subsidiaries (the "Permits"), (ii) have duly and currently filed all reports and other information required to be filed by any other Governmental Entity in connection with such Permits and (iii) are not in violation of any of such Permits, other than the lack of Permits, delays in filing reports or possible violations which have not had and, insofar as can reasonably be foreseen by the Company, in the future are not reasonably likely to have, a Material Adverse Effect. Without limiting the generality of the foregoing, to the knowledge of the Company, the Company and its Subsidiaries have duly complied with, and the operation of their respective businesses, equipment and other assets and the facilities owned or leased by them are in compliance with the provisions of all applicable federal, state and local environmental, health and safety laws, statutes, ordinances, rules and regulations of any governmental or a quasi governmental authority relating to
(i) errors or omissions, (ii) discharges to surface water or ground water, (iii) solid or liquid waste disposal, (iv) the use, storage, generation, handling, transport, discharge, release or disposal of toxic or hazardous substances or waste, (v) the emission of non-ionizing electromagnetic radiation or (vi) other environmental, health or safety matters, including without limitation, all matters set forth in the Comprehensive Environmental Response Compensation and Liability Act of 1980 as amended by the Superfund Amendments and Authorization Act of 1986; the Occupational Safety and Health Act; the Resource Conservation Recovery Act of 1976; the Federal Water Pollution Control Act of 1970; the Safe Drinking Water Act of 1974; the Toxic Substances Control Act of 1976; the Emergency Planning Community Right to Know Act of 1986, as amended; and the Clean Air Act, as amended (collectively "Environmental and Health Laws"); except, with respect to any of the foregoing, where the failure to be or have been in such compliance would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, there are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending or threatened against the Company or any of its Subsidiaries relating to violations of the Environmental and Health Laws, except for such matters as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

     4.10 Brokers or Finders. No agent, broker, investment banker, financial advisor or other Person is or will be entitled, by reason of any agreement, act or statement by the Company or any of its Subsidiaries, directors, officers, employees or Affiliates, to any financial advisory, broker's, finder's or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement, except Salomon Smith Barney Inc. whose fees and expenses will be paid by the Company at the Effective Time in accordance with the Company's agreement with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement), and the Company agrees to indemnify and hold Parent and Merger Sub harmless from and against any and all claims, liabilities or obligations with respect to any other such fees, commissions, expenses or claims for indemnification or contribution asserted by any Person on the basis of any act or statement made or alleged to have been made by the Company or any of its Subsidiaries, directors, officers, employees or Affiliates.

     4.11 Tax Matters. (i) There has been duly filed by or on behalf of the Company and each of its Subsidiaries (and each of their respective predecessors, if any), or filing extensions from the appropriate federal, state, foreign and local Governmental Entities have been obtained with respect to, all material federal, state, foreign and local tax returns and reports required to be filed on or prior to the date hereof; (ii) payment in full or adequate provision for the payment of all material taxes required to be paid in respect of the periods covered by such tax returns and reports has been made, except where the failure to so pay or make such adequate provision has not had, and would not be reasonably likely to have, a Material Adverse Effect; (iii) a reserve which the Company reasonably believes to be adequate has been set up for the payment of all such taxes anticipated to be payable in respect of periods through the most recent fiscal quarter end, except where the failure to establish adequate reserves has not had and would not be reasonably likely to have a Material Adverse Effect; (iv) none of the income tax returns required to be filed by or on behalf of the Company and each of its Subsidiaries consolidated in such returns (and their respective predecessors, if any) (the "Consolidated Returns") have been examined by or settled with the Internal Revenue Service ("IRS") or other Governmental Entity; (v) there are no material "deferred intercompany transactions" or "intercompany transactions," the gain or loss in which has not yet been taken into account under the Consolidated Returns; (vi) there are no liens for taxes on the assets of the Company and each of its Subsidiaries, except for statutory liens for current taxes not yet due and payable (and except for liens which do not and would not, individually or in the aggregate, have a material adverse effect on the Company); and (vii) there have been no material claims or assessments against the Company or any of its Subsidiaries asserted in writing by any Governmental Entity with respect to any alleged deficiency in any tax. For the purpose of this Agreement, the term "tax" (including, with correlative meaning, the terms "taxes" and "taxable") shall include all federal, state, local and (to the extent material to the Company and its consolidated Subsidiaries, taken as a whole) foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts. The term "tax return" means a report, return or other information required to be supplied to or filed with a Governmental Entity with respect to any tax including an information return, claim for refund, amended tax return or declaration of estimated tax.

     4.12 Employee Matters.

          (a) Section 4.12(a) of the Company Disclosure Schedule contains a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to at any time since
     January 1, 1997 by the Company or by any trade or business, whether or not incorporated ("ERISA Affiliate"), that together with the Company would be deemed a "controlled group" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for the benefit of any employee or former employee of the Company, including any such type of plan established, maintained or contributed to under the laws of any foreign country (the "Company Plans"). Section 4.12(a) of the Company Disclosure Schedule identifies each Company Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA. The Company has heretofore delivered to Parent and Liberty true and complete copies of each Company Plan and, if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding document, the most recent determination letter issued by the IRS with respect to each Company Plan for which such a letter has been obtained, annual reports on Form 5500 required to be filed with any Governmental Entity for each Company Plan which is an employee pension benefit plan for the three most recent plan years and all required actuarial reports for the last two plan years of each Company Plan.

          (b) No Company Plan is subject to Title IV of ERISA or Section 412 of the Code and neither the Company nor any ERISA Affiliate made, or was required to make, contributions to any employee benefit plan subject to Title IV of ERISA during the five year period ending on the Effective Time.

          (c) Each Company Plan that utilizes a funding vehicle described in
     Section 501(c)(9) of the Code or is subject to the provisions of
     Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under
     Section 501(c)(9) of the Code and/or such Company Plan complies with
     Section 505 of the Code, unless the IRS does not as a matter of policy issue such notification with respect to that particular type of plan. To the Company's knowledge, each such Company Plan satisfies, where appropriate, the requirements of Sections 501(c)(9) and 505 of the Code.

          (d) There has been no event or circumstance which has resulted in any liability being asserted by any Company Plan, the Pension Benefit Guaranty Corporation ("PBGC") or any other person or entity under Title IV of ERISA against the Company or any ERISA Affiliate nor, except as would not have a Material Adverse Effect, is there or has there been any event or circumstance which could reasonably be expected to result in such liability.

          (e) Except as set forth in Section 4.12(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company is a party to or bound by the terms of any collective bargaining agreement. The Company and each Subsidiary of the Company is in compliance in all material respects with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wage and hours of its employees and is not engaged in any unfair labor practice. There is no labor strike or labor disturbance pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company, and during the past five years neither the Company nor any Subsidiary of the Company has experienced a work stoppage.

          (f) Each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including, but not limited to, Section 406 of ERISA and Section 4975 of the Code.

          (g) To the Company's knowledge, each Company Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

          (h) Except as set forth in Section 4.12(h) of the Company Disclosure Schedule, no Company Plan provides welfare benefits, including without limitation death or medical benefits, with respect to current or former employees or consultants of the Company or any Subsidiary of the Company beyond their retirement or other termination of service (other than coverage mandated by applicable law).

          (i) Except as set forth in Section 4.12(i) of the Company Disclosure Schedule, there are no material pending, threatened or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan with respect to such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

          (j) Section 4.12(j) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of each of the following agreements, arrangements and commitments to which the Company or any of its Subsidiaries is a party or by which any of them may be bound (true and complete copies of which have been made available to Parent): (i) each employment, consulting, agency or commission agreement (A) not terminable without liability to the Company or any of its Subsidiaries upon 60 days' or less prior notice to the employee, consultant or agent and involving compensation or remuneration of more than $100,000 per annum or
     (B) entered into by the Company; (ii) each labor union or collective bargaining agreement; (iii) each agreement with any executive officer or other key employee of the Company or any Subsidiary of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the consummation of the transactions contemplated by this Agreement; (iv) each agreement with respect to any officer or other key employee of the Company or any Subsidiary of the Company providing any term of employment or compensation guarantee extending for a period longer than one year; and (v) each other material agreement or Company Plan any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth in Section 4.12(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement, commitment or understanding that has resulted or would result, upon the consummation of the transactions contemplated under this Agreement or otherwise, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

     4.13 Fairness Opinion. The Company Board has received the oral opinion of Salomon Smith Barney Inc. to the effect that, as of the date hereof, the Exchange Ratios, taken together, are fair, from a financial point of view, to the holders of the Company Stock (the "Fairness Opinion"). The Company has provided, or prior to the mailing of the Proxy Statement to the Company's Stockholders will provide, Parent with a true and complete copy of the executed Fairness Opinion. In addition, the Company will include an executed copy of the Fairness Opinion in or as an annex to the Proxy Statement.

     4.14 Recommendation of the Company Board. The Company Board, by vote at a meeting duly called and held, has approved this Agreement, determined that the Merger is fair to and in the best interests of the Company's stockholders and has adopted resolutions recommending approval and adoption of this Agreement and the Merger by the stockholders of the Company.

     4.15 Vote Required. The only vote of stockholders of the Company required under the DGCL, NASDAQ Stock Market requirements and the Company Charter and Bylaws in order to approve and adopt the Merger Proposal is the affirmative vote of a majority of the total number of votes entitled to be cast by the holders of the issued and outstanding shares of Company Stock voting as a single class, and no other vote or approval of or other action by the holders of any capital stock of the Company is required for such approval and adoption.

     4.16 Intangible Property; Copyrights. The Company and its Subsidiaries own or have adequate rights to use all patents, trademarks, trade names, service marks, brands, logos, copyrights, trade secrets, customer lists and other proprietary intellectual property rights required for, used in or incident to the businesses of the Company and its Subsidiaries as now conducted, except where the failure to so own or have such rights to use, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. The Company does not have knowledge, and the Company has not received any notice alleging, that it or any of its Subsidiaries is infringing upon or otherwise violating, or has in the past infringed upon or otherwise violated, the rights of any third party with respect to any patent, trademark, trade name, service mark or copyright.

     4.17 Investment Securities.  Subject to paragraph 3 of Exhibit 7.15,
Section 4.17 of the Company Disclosure Schedule sets forth a complete and accurate list of each capital, participating, equity or other interest owned of record or beneficially by the Company (each, an "Investment Security" and collectively, the "Investment Securities") in any corporation, partnership, joint venture, or other Person (other than Teligent and its Subsidiaries, Portatel and its Subsidiaries and the Subsidiaries of the Company, all of which are listed on Section 4.1 of the Company Disclosure Schedule). Subject to paragraph 3 of Exhibit 7.15, Section 4.17 of the Company Disclosure Schedule includes, with respect to each Investment Security, the name of the corporation, partnership, joint venture or other Person in respect of which such Investment Security relates, the amount and nature of such interest, and a description of the material terms of any Liens and Restrictions with respect to such Investment Securities. The Company's representations in this Section 4.17 with respect to any such Investment Securities are made subject to any events that affect the holders of the applicable class(es) or series of such Investment Securities generally.

     4.18 Transactions with Affiliates and Certain Agreements. Section 4.18 of the Company Disclosure Schedule sets forth an accurate and complete listing
(a) of all contracts, leases, agreements and understandings, whether written or oral, to which the Company or any of its Subsidiaries is a party, or by which the Company, any of its Subsidiaries or any of their respective assets is bound, which contain any material restrictions or limitation on the ability of the Company or any of its Subsidiaries or Affiliates to engage in any business anywhere in the world and (b) of all contracts, leases, agreements and understandings, whether written or oral, giving any person the right to require the Company to register under the Securities Act any securities of the Company or to participate in any registration of such securities. The Company has previously provided or made available to Parent and Liberty true and complete copies of each of the foregoing agreements. Except as disclosed in the Company's filings with the Commission, there are no relationships or transactions involving the Company or any Subsidiary or Affiliate of the Company of a type required to be disclosed in the Company's filings with the Commission pursuant to Item 404 of Regulation S-K promulgated under the Securities Act.

     4.19 No Investment Company. The Company is not an "investment company" subject to the registration requirements of, or regulation as an investment company under, the Investment Company Act of 1940, as amended.

     4.20 DGCL Section 203. Assuming the material accuracy of Parent's representations and warranties contained in Section 5.5 (without giving effect to the knowledge qualification thereof or the proviso at the end of such Section) and Liberty's representations and warranties contained in Section 6.3 (without giving effect to the knowledge qualification thereof or the proviso at the end of such Section), prior to the date hereof the Company Board has approved the transaction which resulted in Parent, Liberty or Merger Sub becoming an "interested stockholder" of the Company within the meaning of paragraph (a)(1) of Section 203 of the DGCL.

     4.21 Rights Agreement. The Company and the Rights Agent have amended the Rights Agreement to the extent necessary so that the execution and delivery of this Agreement and the Voting Agreement and the consummation of the Merger will not result (solely by virtue of such execution, delivery or consummation) in a "Distribution Date," a "Section 13 Event," a

"Section 11(a)(ii) Event," any Person becoming an "Acquiring Person" or a "Triggering Event," as such terms are defined in the Rights Agreement, or any other event adverse to Parent or Liberty under the Rights Agreement.

     4.22 British Telecommunications. As of the date hereof, the Company and its Subsidiaries do not, directly or indirectly, beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) any shares of any class of capital stock of British Telecommunications plc, a company organized under the laws of England and Wales ("BT"), or any of its Subsidiaries, or any direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any shares of any class of capital stock of BT or any of its Subsidiaries. Between the date of this Agreement and the Effective Time, neither the Company nor its Subsidiaries will voluntarily acquire or agree to acquire (through purchase, exchange, conversion or otherwise) beneficial ownership of any shares of any class of capital stock of BT or its Subsidiaries or any direct or indirect rights or options to so acquire any shares of any class of capital stock of BT or any of its Subsidiaries.

     4.23 No Appraisal Rights. Assuming the shares of Parent Common Stock and Class A Liberty Group Stock issued in the Merger meet at least one of the criteria set forth in subparagraph b. of Section 262(b)(2) of the DGCL, no holder of shares of Company Stock will have statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such shares of Company Stock as a result of the execution and delivery of this Agreement or the consummation of the Merger.

     4.24 No Excise Tax Obligations. The Company does not have, and following the consummation of the Merger the Surviving Entity will not have, any obligation to make payments to any past or present employees of the Company or its Subsidiaries or Affiliates as a result of the imposition of any excise taxes pursuant to Section 4999 of the Code or the imposition of any excise or similar taxes pursuant to any similar provision of state or local law.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to the Company and, solely with respect to Sections 5.1 and 5.2, to Liberty as follows:

     5.1 Organization and Qualification. Each of Parent and Merger Sub (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Adverse Effect.

     5.2 Authorization and Validity of Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub. Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and each of Parent and Merger Sub has all requisite power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub (including in the case of Merger Sub, approval and adoption of this Agreement and the Merger by Parent, as the sole stockholder of Merger Sub). This Agreement is a legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The shares of Parent Common Stock and Class A Liberty Group Stock to be issued and delivered by Parent pursuant to Sections 2.3 and 2.4 will be, when the Merger has become effective and such shares are issued and delivered as provided in Sections 2.3 and 2.4 duly authorized, validly issued, fully paid and non-assessable and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. Notwithstanding the foregoing, Parent makes no representations or warranties in this Section 5.2 with respect to, or to the extent related to, the Pre-Merger Restructuring Transactions or the Post-Merger Restructuring Transactions.

     5.3 Capitalization of Parent. As of the date hereof, Parent's authorized capital stock consists of 8,850,000,000 shares, consisting of (a) 100,000,000 preferred shares, par value $1.00 per share ("Parent Preferred Stock"), and
(b) 8,750,000,000 common shares, par value $1.00 per share, of which
(i) 6,000,000,000 shares are Parent Common Stock, (ii) 2,500,000,000 shares are Class A Liberty Group Stock and (iii) 250,000,000 shares are Class B Liberty Group Stock. As of May 19, 1999, (a) no shares of Parent Preferred Stock,
(b) 3,482,035,707 shares of Parent Common Stock, (c) 577,496,407 shares of Class A Liberty Group Stock and (d) 55,072,748 shares of Class B Liberty Group Stock were issued and outstanding.

     5.4 Ownership of Merger Sub; No Prior Activities; Assets of Merger Sub.

          (a) Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated hereby.

          (b) As of the date hereof and the Effective Time, the capital stock of Merger Sub is and will be owned 100% by Parent directly. Further, except as contemplated by this Agreement, the Post Merger Restructuring Transactions and the Inter-Group Agreement, there are not as of the date hereof, and there will not be at the Effective Time, any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character to or by which Merger Sub is a party or may be bound requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Sub.

          (c) As of the date hereof and immediately prior to the Effective Time, except for agreements, obligations or liabilities entered into or incurred in connection with its incorporation or organization and the transactions contemplated hereby and by the Voting Agreement, the Inter-Group Agreement and the Tax Sharing Agreement or any other documents referred to herein or executed in connection herewith to which any of the Company or its Subsidiaries or Affiliates is a party, Merger Sub has not and will not have incurred, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

          (d) Parent will take all commercially reasonable actions necessary to ensure that Merger Sub at no time prior to the Effective Time owns any material assets other than an amount of cash necessary to incorporate Merger Sub and to pay the expenses of the Merger attributable to Merger Sub if the Merger is consummated. If, notwithstanding the foregoing sentence, any assets are contributed to Merger Sub, Parent will take all commercially reasonable actions necessary to ensure that no assets will be withdrawn from Merger Sub at any time prior to the Effective Time.

     5.5 Ownership of Company Stock. Except for an aggregate of 45,000 shares of Company Class A Common Stock and 45,000 shares of Company Class B Common Stock held by Liberty Ventures Group LLC as of the date hereof neither Parent nor any Subsidiary or Affiliate of Parent "owns", and has not within the past three years "owned" (as such terms are defined in Section 203 of the DGCL), and does not "beneficially own" (as such term is defined in the Rights

Agreement), any shares of Company Stock; provided that the foregoing representation is to the best knowledge of Parent with respect to shares of Company Stock so "owned" or "beneficially owned" by Parent by virtue of the ownership of shares of Company Stock by Parent's "affiliates" or "associates" (as such terms are defined in the DGCL) or "Affiliates" or "Associates" (as such terms are defined in the Rights Agreement). Between the date of this Agreement and the Effective Time, neither Parent nor any Subsidiary or Affiliate of Parent will acquire any additional shares of Company Stock; provided that, subject to
Section 3.12(c), Parent and its Subsidiaries and Affiliates may acquire indirect ownership of shares of Company Stock in connection with any Parent Transaction if, in the Parent Transaction in which such shares of Company Stock are acquired, shares of Company Stock do not constitute a substantial portion of the assets or business so acquired. Notwithstanding the proviso in the foregoing sentence, subject to Section 3.12(c), Parent and its Subsidiaries and Affiliates will not at any time "own" (as such term is defined in Section 203 of the DGCL) or "beneficially own" (as such term is defined in the Rights Agreement) more than 10% of the total outstanding number of shares of Company Stock, in the aggregate.

     5.6 Registration Statement; Proxy Statement. None of the information concerning Parent or any of its Subsidiaries supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (i) the Registration Statement or any amendment or supplement thereto filed or to be filed by Parent with the Commission under the Securities Act in connection with the issuance of the Merger Consideration, or (ii) any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement or any amendment or supplement thereto, when the same becomes effective and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. The Registration Statement, including any amendments or supplements thereto, will comply as to form in all material respects with the provisions of the Securities Act.

                                   ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF LIBERTY

     Liberty hereby represents and warrants to Parent and the Company as follows:

     6.1 Organization and Qualification. Liberty (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Liberty and its Subsidiaries taken as a whole.

     6.2 Authorization and Validity of Agreement. This Agreement has been duly executed and delivered by Liberty. Liberty has all requisite corporate power and authority to enter into this Agreement and Liberty has all requisite corporate power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Liberty of this Agreement and the consummation by Liberty of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on its part. This Agreement is a legal, valid and binding obligation of Liberty, enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies).

     6.3 Ownership of Company Stock. Except for an aggregate of 45,000 shares of Company Class A Common Stock and 45,000 shares of Company Class B Common Stock held by Liberty Ventures Group LLC which (including the shares of Associated Communications Corporation in respect of which such shares of Company Stock were received as a dividend) have been held by Liberty Ventures Group LLC or its predecessors for more than ten years, as of the date hereof neither Liberty nor any Subsidiary or Affiliate of Liberty "owns", and has not since such date "owned" (as such terms are defined in Section 203 of the DGCL) and does not "beneficially own" (as such term is defined in the Rights Agreement), any shares of Company Stock; provided that the foregoing representation is to the best knowledge of Liberty with respect to shares of Company Stock so "owned" or "beneficially owned" by Liberty by virtue of the ownership of shares of Company Stock by Liberty's "affiliates" or "associates" (as such terms are defined in the DGCL) or "Affiliates" or "Associates" (as such terms are defined in the Rights Agreement). Between the date of this Agreement and the Effective Time, neither Liberty nor any Subsidiary or Affiliate of Liberty will acquire any additional shares of Company Stock, except in accordance with
Section 3.12(d).

     6.4 Registration Statement; Proxy Statement. None of the information supplied or to be supplied by Liberty relating to Liberty or any of its Subsidiaries for inclusion or incorporation by reference in, and which is included or incorporated by reference in, (i) the Registration Statement, or any amendment or supplement thereto, filed or to be filed by Parent with the Commission under the Securities Act in connection with the issuance of the Merger Consideration (ii) any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement or any amendment or supplement thereto, when the same becomes effective and at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. The Registration Statement, including any amendments or supplements thereto, will comply as to form in all material respects with the provisions of the Securities Act.

     6.5 Liberty Group Information. The narrative information contained in the proxy statement of Tele-Communications, Inc., dated January 8, 1999, with respect to the Liberty Group (referred to in such proxy statement as the "New Liberty Media Group"), giving effect to the transactions described in such proxy statement, did not as of such date contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The items of selected pro forma financial information with respect to such "New Liberty Media Group" in such proxy statement, giving effect to the transactions described in such proxy statement and on the basis described therein, were accurate in all material respects as of the dates and for the periods for which such information is presented. The narrative information contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 1998 with respect to the Liberty Group (referred to therein as the "Liberty/Ventures Group"), giving effect to the acquisition of Tele-Communications, Inc. by Parent described therein, the combination of the Ventures Group referred to therein with the predecessor of the Liberty Group, and the related transfers of assets by the Ventures Group in exchange for approximately $5.5 billion in cash, did not as of the date such report was filed with the Commission contain an untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.6 Absence of Certain Changes or Events. Except as disclosed in the Liberty Group Information, since December 31, 1998 there has not been any adverse change in, and no event has occurred and no condition exists which, individually or together with all such changes, events and conditions has had or, insofar as Liberty can reasonably foresee, is reasonably likely to have a Liberty Material Adverse Effect.

                                  ARTICLE VII
                      ADDITIONAL COVENANTS AND AGREEMENTS

     7.1 Access to Information Concerning Properties and Records. Subject to any confidentiality obligations of the Company or its Subsidiaries in effect on the date hereof and previously disclosed by the Company to Parent and Liberty, upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, counsel, accountants and other authorized representatives of Parent and Liberty reasonable access during normal business hours to all its properties, personnel, books and records and furnish promptly to such Persons such financial and operating data and other information concerning its business, properties, personnel and affairs as such Persons shall from time to time reasonably request and instruct the officers, directors, employees, counsel and financial advisors of the Company to discuss the business operations, affairs and assets of the Company and otherwise fully cooperate with the other party in its investigation of the business of the Company. Parent and Liberty agree that they will not, and will cause their respective officers, employees, counsel, accountants and other authorized representatives not to, use any information obtained pursuant to this Section
7.1 for any purpose unrelated to the transactions contemplated by this Agreement. No investigation pursuant to this Section 7.1 will affect any representation or warranty given by the Company to Parent or Liberty hereunder.

     7.2 Confidentiality. Unless otherwise agreed to in writing by the party disclosing (or whose Representatives disclosed) the same (a "disclosing party"), each party (a "receiving party") shall, and shall cause its Affiliates, directors, officers, employees, agents and controlling Persons (such affiliates and other Persons with respect to any party being collectively referred to as such party's "Representatives") to, (i) keep all Confidential Information of the disclosing party confidential and not disclose or reveal any such Confidential Information to any Person other than those Representatives of the receiving party who are participating in effecting the transactions contemplated hereby or who otherwise need to know such Confidential Information, (ii) use such Confidential Information only in connection with consummating the transactions contemplated hereby and enforcing the receiving party's rights hereunder, and
(iii) not use Confidential Information in any manner detrimental to the disclosing party. In the event that a receiving party is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information of the disclosing party, the receiving party shall provide the disclosing party with prompt notice of such request(s) to enable the disclosing party to seek an appropriate protective order. A party's obligations hereunder with respect to Confidential Information that (i) is disclosed to a third party with the disclosing party's written approval, (ii) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, or (iii) is required to be disclosed by applicable law or regulation, will, subject in the case of clauses (ii) and
(iii) above to the receiving party's compliance with the preceding sentence, cease to the extent of the disclosure so consented to or required, except to the extent otherwise provided by the terms of such consent or covered by a protective order. If a receiving party uses a degree of care to prevent disclosure of the Confidential Information that is at least as great as the care it normally takes to preserve its own information of a similar nature, it shall not be liable for any disclosure that occurs despite the exercise of that degree of care, and in no event shall a receiving party be liable for any indirect, punitive, special or consequential damages unless such disclosure resulted from its willful misconduct or gross negligence in which event it shall be liable in damages for the disclosing party's lost profits resulting directly and solely from such disclosure provided, however, that notwithstanding the foregoing, Parent will not be liable under any circumstances for damages other than direct damages (and not lost profits or indirect, special, punitive or consequential damages) resulting directly and solely from such disclosure. In the event this Agreement is terminated, each party shall, if so requested by any other party, promptly return or destroy all of the Confidential Information of such other party, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in the possession of the receiving party or its Representatives; provided, however, that the receiving party shall not be required to return or cause to be returned summaries, analyses or extracts prepared by it or its Representatives, but shall destroy (or cause to be destroyed) the same upon request of the disclosing party.

     For purposes of this Section 7.2, "Confidential Information" of a party means all confidential or proprietary information about such party that is furnished by it or its Representatives to the other party or the other party's Representatives, regardless of the manner in which it is furnished. "Confidential Information" does not include, however, information which (a) has been or in the future is published or is now or in the future is otherwise in the public domain through no fault of the receiving party or its Representatives, (b) was available to the receiving party or its Representatives on a non-confidential basis prior to its disclosure by the disclosing party, (c) becomes available to the receiving party or its Representatives on a non-confidential basis from a Person other than the disclosing party or its Representatives who is not otherwise bound by a confidentiality agreement with the disclosing party or its Representatives, or is not otherwise prohibited from transmitting the information to the receiving party or its Representatives, or
(d) is independently developed by the receiving party or its Representatives through Persons who have not had, either directly or indirectly, access to or knowledge of such information.

     7.3 Public Announcements. The Company, Liberty and Parent shall use commercially reasonable efforts to develop a joint communications plan and each party hereto shall use reasonable efforts to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the National Association of Securities Dealers, Inc. or the NASDAQ Stock Market, each party shall use commercially reasonable efforts to consult with, and use commercially reasonable efforts to accommodate the comments of the other parties before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

     7.4 Conduct of the Company's Business Pending the Effective Time. The Company shall, and shall cause each of its Subsidiaries to, except as permitted, required or specifically contemplated by this Agreement, including without limitation Sections 3.4(b), 3.4(e) and 7.5 hereof, or consented to or approved in writing by Liberty alone (and, with respect to the actions set forth in paragraphs (c)(i), (h)(i), (h)(ii), (h)(iii) and (i) of this Section 7.4, by Parent also) during the period commencing on the date hereof and ending at the Effective Time:

          (a) conduct its business only in, and not take any action except in, the ordinary and usual course of its business and consistent with past practices;

          (b) use reasonable efforts, in the ordinary and usual course of business and consistent with past practices, to preserve intact its business organization, to preserve its Licenses in full force and effect, to keep available the services of its present officers and key employees, and to preserve the good will of those having business relationships with it;

          (c) not (i) make any change or amendments in its Charter, Bylaws or partnership agreement (as the case may be); (ii) issue, grant, sell or deliver any shares of its capital stock or any of its other equity interests or securities (other than Company Options granted to directors of the Company who are not employees of the Company in accordance with the Company Stock Plan, shares of Company Class B Common Stock issued upon the exercise of any Company Stock Options or securities issuable upon exercise of Rights), or any Convertible Securities (other than TruePosition Options issued in the ordinary course of

     TruePosition's business or securities issuable upon exercise of Rights) or any phantom shares, phantom equity interests or stock or equity appreciation rights; (iii) split, combine or reclassify the outstanding shares of its capital stock or any of its other outstanding equity interests or securities or issue any capital stock or other equity interests or securities in exchange for any such shares or interests (except for any conversions of shares of Company Class B Common Stock into an equal number of shares of Company Class A Common Stock); (iv) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or any other securities of the Company or any Subsidiary of the Company; (v) amend or modify any outstanding options, warrants, or rights to acquire, or securities convertible into shares of its capital stock or other equity interests or securities, or any phantom shares, phantom equity interests or stock or equity appreciation rights, or adopt or authorize any other stock or equity appreciation rights, restricted stock or equity, stock or equity purchase, stock or equity bonus or similar plan, arrangement or agreement; (vi) make any changes in its equity capital structure; (vii) declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, property or securities) with respect to its capital stock or other securities, except for dividends by a Subsidiary of the Company paid ratably to its stockholders or the partners thereof, as the case may be (provided in the case of any non-wholly owned Subsidiary of the Company that the other stockholders of or partners in such Subsidiary are not officers, directors, employees or affiliates of the Company or any of its Subsidiaries); (viii) sell, transfer or otherwise dispose of, or pledge any stock, equity or partnership interest owned by it in any Subsidiary of the Company, except for dispositions permitted by
     Section 7.4(f) hereof; (ix) sell, transfer or otherwise dispose of any interest in any Investment Securities or the Company's interest in Teligent or create or permit to exist any Lien or Restriction thereon not listed on
     Section 4.1 of the Company Disclosure Schedule (other than any sale, Lien or Restriction arising from any change or transaction affecting the holders of such Investment Securities generally); or (x) enter into or assume any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing;

          (d) not (i) modify or change in any material respect any material License or other material Contract, other than in the ordinary course of business; (ii) enter into any new employment, consulting, agency or commission agreement, make any amendment or modification to any existing such agreement or grant any increases in compensation, (A) in each case other than in the ordinary course of business and consistent with past practice and with or granted to persons who are not officers or directors of the Company or any Subsidiary of the Company and which do not, in the aggregate, materially increase the compensation or benefit expense of the Company or any Subsidiary of the Company, and (B) other than the regular annual salary increase granted in the ordinary course of business and consistent with past practice to employees of the Company or its Subsidiaries who are not directors or executive officers of the Company and; (iii) establish, amend or modify any employee benefit plan of any kind referred to in Section 4.12(a), except to the extent required by any applicable law, or increase the number of TruePosition Options which may be granted under the TruePosition Stock Plan (except to the extent permitted by Section 4.3), or as described in Section 7.4(d)(iii) of the Company Disclosure Schedule; (iv) secure any of its outstanding unsecured Indebtedness, provide additional security for any of its outstanding secured Indebtedness or grant, create or suffer to exist any Lien on or with respect to any property, assets or rights of the Company or any Subsidiary of the Company, except in any such case for Permitted Encumbrances; (v) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice; (vi) cancel any Indebtedness or waive any claims or rights, except in the ordinary course of business and consistent with past practice or as described in Section 7.4(d)(vi) of the Company Disclosure Schedule; (vii) except as described in Section 7.4(d)(vii) of the Company Disclosure Schedule, make any material capital expenditures (other than capital expenditures required in connection with the business of TruePosition); (viii) accelerate the payment of, or otherwise prepay, any existing outstanding Indebtedness (other than Indebtedness referred to in clause
     (e) of the definition of Permitted Encumbrances) except in the ordinary course of business consistent with past practice; (ix) other than as contemplated or otherwise permitted by this Agreement and other than the normal cash management practices of the Company and its Subsidiaries conducted in the ordinary and usual course of their business and consistent with past practice, make any advance or loan to or engage in any material transaction with any director, officer, partner or Affiliate not required by the terms of an existing Contract described in Section 4.18 of the Company Disclosure Schedule; (x) guarantee or otherwise become responsible for any Indebtedness of any other Person; (xi) except as described in
     Section 7.4(d)(xi) of the Company Disclosure Schedule, contribute any additional capital to, or acquire any additional interest in, Portatel or any of its Affiliates; or (xii) enter into or assume any contract, agreement, obligation, commitment or arrangement with respect to any of the foregoing;

          (e) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to otherwise acquire any assets which are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

          (f) except as described on Section 7.4(f) of the Company Disclosure Schedule and other than dispositions in the ordinary course of business consistent with prior practice, not sell, lease or encumber or otherwise voluntarily dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

          (g) except as described in Section 7.4(g) of the Company Disclosure Schedule, not incur any Indebtedness other than amounts required to fund capital expenditures and operating losses of TruePosition and additional amounts not to exceed $2 million per month (calculated on a cumulative basis) and as may be required to pay expenses in connection with the transactions contemplated hereby;

          (h) not (i) sell, transfer or otherwise dispose of any shares of Parent Common Stock (or any property, other than regular quarterly cash dividends, received after the date hereof in respect of a distribution on or otherwise in respect of any Parent Common Stock); (ii) authorize, sell or issue any securities that are or may become convertible into or exchangeable for (including upon consummation of the Merger) Parent Common Stock or issue any stock other than Company Stock; (iii) enter into any agreement that would (after the Effective Time) purport to bind Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries); or (iv) engage in any business other than a business engaged in as of the date hereof; and

          (i) not take any action that would cause its representations and warranties contained in Section 4.1 to be untrue in any respect or, except as otherwise contemplated by this Agreement (including Section 7.4(f) of the Company Disclosure Schedule), make any changes to the corporate structure of the Company and its Subsidiaries (including the structure of the ownership by the Company of the direct and indirect interests in its Subsidiaries and of the ownership by the Company and its Subsidiaries of their respective businesses, properties and assets).

     Notwithstanding the foregoing, but subject to the provisions of
Section 7.5 (to the extent applicable), the foregoing provisions of this
Section 7.4 shall not prohibit or restrict in any way the Company from soliciting or taking other actions to pursue, or entering an agreement with respect to, an Alternative Proposal.

     7.5 No Solicitation.  The Company agrees with Liberty as follows:

          (a) After the date of the mailing of the Proxy Statement and, except as set forth in Section 7.5(d) below, until the Effective Time, the Company will not, directly or indirectly, through any Subsidiary, Affiliate, officer, director, employee, agent or representative or otherwise
     (i) solicit or initiate the submission of any Alternative Proposal,
     (ii) cooperate with, or furnish or cause to be furnished any non-public information concerning the business, properties, or assets of the Company or any of the Company's Subsidiaries to any Person other than Parent or Liberty in connection with any Alternative Proposal, (iii) negotiate with any Person other than Parent or Liberty with respect to any Alternative Proposal, or (iv) approve or recommend, or permit the Company or any Subsidiary to enter into an agreement or understanding with any Person other than Parent or Liberty relating to, any Alternative Proposal. The Company will immediately give written notice to Parent and Liberty of the Company's receipt of any Alternative Proposal or inquiry made to the Company with respect to making an Alternative Proposal and provide Parent and Liberty with such information regarding the Person making the Alternative Proposal or inquiry as Parent or Liberty shall reasonably request and is reasonably available to the Company. As used in this Section, "Alternative Proposal" shall mean any proposal, other than as contemplated by this Agreement or otherwise proposed by Parent, Liberty or their respective Affiliates, for a merger, consolidation, reorganization, other business combination, or recapitalization involving the Company, for the acquisition of a 25% or greater interest in the equity of the Company, for the acquisition of the right to cast 25% or more of the votes on any matter with respect to the Company, for the acquisition of more than 25% of the assets of the Company and its Subsidiaries, taken as a whole.

          (b) Notwithstanding clause (a) above or any other provision of this Agreement, (i) it is acknowledged and agreed that Section 7.5(a) and clause
     (iii) of Section 7.5(c) shall not apply in any manner or respect to, and the Company shall have no obligation or liability under Section 7.5(a) or clause (iii) of Section 7.5(c) in respect of, any action or inaction by Teligent, any Subsidiary of Teligent, or any officer, director, employee, agent or representative of Teligent or any Subsidiary of Teligent acting in his or its capacity as such, (ii) if at any time prior to approval and adoption of this Agreement and the Merger by the Company's stockholders at the Special Meeting (the "Applicable Period") the Company Board reasonably determines in good faith (after consultation with the Company's outside legal counsel) that it is, or is reasonably likely to be, required to do so in order to discharge properly its fiduciary duties under applicable law, the Company may, in response to a Superior Proposal (as defined below) which was not solicited or initiated in violation of Section 7.5(a), take any or all of the action referred to in clauses (ii) through (iv) of
     Section 7.5(a) (and in connection with the actions referred to in such clauses (ii) and (iii) the Company and any Subsidiary of the Company may enter into one or more customary confidentiality agreements with the Person or Persons making the Superior Proposal) with respect to such Superior Proposal, (iii) in response to a Superior Proposal which was not solicited or initiated in violation of Section 7.5(a), the Company may withdraw or modify its recommendation of this Agreement and the Merger if the Company Board reasonably determines in good faith (after consultation with the Company's outside legal counsel) that it is, or is reasonably likely to be, required to do so in order to discharge properly its fiduciary duties under applicable law (provided that in such event this Agreement and the Merger shall nevertheless be submitted to a vote of the Company's stockholders at the Special Meeting), and (iv) nothing contained in this Agreement shall prevent the Company Board or the Company from complying with Rule l4d-9 and Rule l4e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. For all purposes of this Agreement, "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, asset purchase, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the shares of Company Stock then outstanding or all or substantially all the assets of the Company, on terms which the Board of Directors of the Company reasonably determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such third party.

          (c) Prior to the Effective Time the Company will not, and will not cause or permit any Subsidiary of the Company to, (i) voluntarily sell, dispose of, tender or exchange or agree to sell, dispose of, tender or exchange any shares of Teligent Stock owned by the Company or any Subsidiary of the Company on the date hereof or hereafter acquired (the "Company Teligent Shares"), including, without limitation, any such sale or disposition in connection with a tender offer, exchange offer or similar transaction, (ii) vote, or execute a written consent or proxy with respect to, the Company Teligent Shares which the Company or any such Subsidiary is entitled to vote, in favor of any acquisition by any Person (other than a direct or indirect wholly owned Subsidiary of Teligent) of Teligent, of a 25% or greater equity interest in Teligent, or of a substantial portion of the assets of Teligent (a "Teligent Alternative Transaction") or agree with any other person to vote, or execute a written consent or proxy, with respect to any such Company Teligent Shares or (iii) publicly express support for any Teligent Alternative Transaction by any means including, without limitation, by publicly expressing an intention to take any of the actions otherwise prohibited by this clause (c).

          (d) Notwithstanding the foregoing, the provisions of
     Section 7.5(a) shall not apply:

                 (i) from and after the date on which a
            Section 3.4(c)(ii) Delay Notice is given until the earlier of
            (A) the date of the consummation or termination of the Parent May Transactions and receipt by the Company of notice thereof (which shall be deemed to include the public announcement of such consummation or termination) or (B) the delivery by Parent of a
            Section 3.4(c)(ii) Resumption Notice;

                 (ii) from and after the date on which a Blocking Approval
            Notice is given until the earlier of (A) the consummation or termination of the Parent May Transactions and receipt by the Company of notice thereof (which shall be deemed to include the public announcement of such consummation or termination), or (B) the receipt of the Parent May Approval with respect to which Parent delivered such Blocking Approval Notice;

                 (iii) from and after the date on which Parent or any of its
            Subsidiaries or Affiliates enters into an agreement for a Parent Impeding Transaction (which for purposes of this Section 7.5(d) shall not include any Parent May Transaction) until
            (A) one business day after the date of the termination of such Parent Impeding Transaction and receipt by the Company of notice thereof (which shall be deemed to include the public announcement of such termination) or (B) in the good faith judgment of the Company, it is no longer reasonably likely that the applicable conditions to closing set forth in the definition of "Parent Impeding Transaction" will not be satisfied as a result of such transaction or prospective transaction; or

                 (iv) from and after November 25, 1999, if all material Required
            Filings required to be made on the part of Parent shall not have been made, filed or given by Parent or any of its Subsidiaries or Affiliates, until such time as all of such Required Filings have been made, filed or given by Parent and its Affiliates (provided that such failure shall not be the result of a breach by the Company of its obligations under Section 3.4).

     7.6 Expenses. Except as otherwise provided in this Agreement, and subject to any agreements with respect to reimbursement as may otherwise be agreed by any of the parties hereto (solely with respect to such parties), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that the costs and expenses incurred in connection with printing and mailing the Proxy Statement, the Registration Statement (and any amendment or supplement thereto) and any prospectus included in the Registration Statement (and any amendment or supplement thereto) and the costs of filing under the Hart-Scott Act shall be borne one-half by Parent and one-half by the Company. Notwithstanding the foregoing, but subject to Section 10.10, if this Agreement is terminated by a party (the "non-breaching party") as a result of a material willful breach by the other party (the "breaching party") of its covenants or agreements contained herein or the representations and warranties made by it herein, the breaching party shall reimburse the non-breaching party for all out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement.

     7.7 Actions by Merger Sub. In its capacity as the sole stockholder of Merger Sub and subject to the terms and conditions of this Agreement, Parent shall cause Merger Sub to approve and adopt the Merger Proposal and to take all corporate action necessary on its part to consummate the Merger and the transactions contemplated hereby.

     7.8 Listing. Parent agrees to use its reasonable efforts to cause the shares of Parent Common Stock and Class A Liberty Group Stock to be issued in the Merger to be authorized for listing on the NYSE, subject to official notice of issuance, and to cause the shares of Class A Liberty Group Stock issuable upon the exercise of Rollover Options to be listed on the NYSE.

     7.9 Convertible Securities. The Company agrees to take such actions as are necessary to ensure that, immediately prior to the Effective Time, all rights to exercise, convert or exchange any Convertible Securities (other than Rollover Options and TruePosition Options granted in accordance with this Agreement), whether or not issued under any stock option or similar plans of the Company or any Subsidiary, will have been exercised by the applicable holders of such Convertible Securities (other than Rollover Options and TruePosition Options) or the rights of the applicable holders thereof to so exercise, convert or exchange such Convertible Securities (other than Rollover Options and TruePosition Options) following the Effective Time shall have been canceled, terminated or otherwise rendered null, void and of no further effect.

     7.10 Voting Agreement. Concurrently with the execution and delivery of this Agreement, the Voting Agreement, a copy of the form of which is attached hereto as Exhibit 7.10 (the "Voting Agreement"), is being executed by the stockholders of the Company whose names appear on the signature pages of the Voting Agreement.

     7.11 Voting of Company Stock Held by Parent or Liberty. Parent and Liberty, severally and not jointly, agree to vote or cause to be voted all shares of Company Stock held of record by either of them or their respective Subsidiaries or controlled Affiliates in favor of approval and adoption of this Agreement and the Merger.

     7.12 Indemnification of Directors and Officers; Insurance. (a) From and after the Effective Time, Liberty and the Surviving Entity shall jointly and severally indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and any of its Subsidiaries, and any Person who is or was serving at the request of the Company as an officer, director or employee or agent of another Person (each, an "Indemnified Party" and together, the "Indemnified Parties") (and shall also, subject to Section 7.12(b), advance expenses as incurred to the fullest extent permitted under the DGCL, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), against (i) all losses, costs, expenses, claims, damages, judgments or liabilities arising out of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on the fact that the Indemnified Party is or was an officer, director or employee of the Company or any of its Subsidiaries, or is or was serving at the request of the Company as an officer, director or employee or agent of another Person, pertaining to any matter existing or occurring before or at the Effective Time and whether asserted or claimed before, at or after, the Effective Time (the "Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Merger or any other transactions contemplated hereby or thereby, in each case to the fullest extent permitted under the DGCL (notwithstanding the Charter, Bylaws or similar organizational documents of the Company, the Surviving Entity, Parent or Liberty); provided, however, that such indemnification shall be provided only to the extent any directors' and officers' liability insurance policy of the Company or its Subsidiaries does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder (it being understood that Liberty or the Surviving Entity shall, subject to Section 7.12(b), advance expenses on a current basis as provided in this paragraph (a) notwithstanding such insurance coverage to the extent that payments thereunder have not yet been made, in which case Liberty or the Surviving Entity, as the case may be, shall be entitled to repayment of such advances from the proceeds of such insurance coverage). Liberty and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "Claim"), existing in favor of the Indemnified Parties as provided in the Company's Charter or Bylaws or pursuant to other agreements, or certificates of incorporation or bylaws or similar documents of any of the Company's Subsidiaries, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted, made or commenced within such period shall continue until the final disposition of such Claim. The Surviving Entity shall, and Liberty shall cause the Surviving Entity to, maintain in effect for not less than three years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and the Company's Subsidiaries with respect to matters occurring prior to or at the Effective Time; provided, however, that (i) the Surviving Entity may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties with an insurance company or companies, the claims paying ability of which is substantially equivalent to the claims paying ability of the insurance company or companies providing currently such insurance coverage for directors and officers of the Company, and (ii) the Surviving Entity shall not be required to pay an annual premium for such insurance in excess of three times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

          (b) If any Claim relating hereto or to the transactions contemplated by this Agreement is commenced before the Effective Time, the Company, Liberty and the Surviving Entity hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto. Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 7.12, upon learning of any such claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), shall promptly notify Liberty thereof (but the failure so to notify shall not relieve the Company, Liberty or the Surviving Entity from any liability which it may have under this
     Section 7.12 except to the extent such failure materially prejudices such party), whereupon Liberty or the Surviving Entity shall have the right, from and after the Effective Time, to assume from such Indemnified Party and control the defense thereof on behalf of such Indemnified Party, and upon such assumption, the Surviving Entity shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof. Notwithstanding the foregoing, if counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Liberty or the Surviving Entity and the Indemnified Parties, the Indemnified Parties may retain separate counsel and Liberty shall pay or cause to be paid all reasonable fees and expenses of such counsel; provided that Liberty shall not be obligated pursuant to this Section 7.12(b) to pay or cause to be paid for more than one firm or counsel to represent all Indemnified Parties in any jurisdiction unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. Neither Liberty nor the Surviving Entity shall be liable for any settlement effected without its prior written consent, which consent, however, shall not be unreasonably withheld.

          (c) This Section 7.12 is intended to benefit the Indemnified Parties and shall be enforceable by each Indemnified Party, his or her heirs and representatives and shall be binding on all successors and assigns of Liberty, Merger Sub and the Surviving Entity.

     7.13 Tax Matters. Each party represents and warrants to the other parties that the statements in the proposed form of certificate of such party (the "Party's Certificate") attached, respectively, as Exhibits 7.13 (i) through
(iii) to be delivered by such party in connection with the opinions (or reliance letter) to be delivered pursuant to Sections 8.2(j), 8.3(h) and 8.4(h), except for Parent with respect to numbered paragraph 10 in its Party's Certificate, are true and correct as of the date hereof, assuming for purposes of this sentence that the Merger had been consummated on the date hereof. Each party agrees that, at and prior to the Effective Time, it will not take any action that would cause any of the statements in the Party's Certificate to be false; provided, that the parties acknowledge that (i) the actions specified in Exhibit 7.15 attached hereto would not have such an effect and (ii) the ownership of 90,000 shares of Company Stock by Liberty Ventures Group LLC and the conversion of such stock into the Merger Consideration pursuant to this Agreement would not have such an effect. Unless and then only to the extent otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by a similar applicable provision of state or local income or franchise tax or law, each party agrees (i) to report the Merger and the LLC Conversion on all tax returns and other filings as a tax-free reorganization within the meaning of
Section 368(a) of the Code and (ii) not to take any position in any audit, administrative proceeding or litigation that is inconsistent with the characterization of the Merger and the LLC Conversion as such a reorganization.

     7.14 Certificates as to Indebtedness. The Company shall cause each applicable lender with respect to any outstanding Indebtedness of the Company as of the Effective Time to deliver a certificate to Parent and Liberty at the Closing certifying the amount of outstanding Indebtedness of the Company to such lender as of such time.

     7.15 Restructuring Transactions. To the extent permitted by applicable Law, (i) the parties shall cause the Pre-Merger Restructuring Transactions to be consummated and (ii) Parent and Liberty shall cause the Post-Merger Restructuring Transactions to be consummated, in either case as described in
Exhibit 7.15, as the same may be modified or amended by mutual agreement of the parties.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

     8.1 Conditions Precedent to the Obligations of Parent, Merger Sub, and the Company for the Benefit of Parent, Merger Sub, Liberty and the Company. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which, to the extent permitted by applicable law, may be waived by Parent (only with the concurrence of Liberty), for itself and Merger Sub (but not for the Company), or by the Company for itself (but not for Parent, Merger Sub or Liberty):

          (a) Approval of Stockholders. This Agreement shall have been approved and adopted by such vote of the stockholders of the Company as set forth in
     Section 4.15.

          (b) Registration. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the Commission seeking a stop order or to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing. Parent shall have received all state securities law or blue sky permits and authorizations necessary to issue the Merger Consideration as contemplated hereby and such permits and authorizations shall be in full force and effect.

          (c) Hart-Scott Act. Any applicable waiting period (and any extension thereof) under the Hart-Scott Act shall have expired or been terminated.

          (d) NYSE Listing. The shares of Parent Common Stock and Class A Liberty Group Stock to be issued in the Merger shall have been authorized for listing on the NYSE subject only to official notice of issuance.

     8.2 Conditions Precedent to the Obligations of Parent and Merger Sub for the Benefit of Liberty. The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, which conditions are solely for the benefit of Liberty, and any or all of which may be asserted or waived solely by Liberty acting alone:

          (a) Accuracy of Representations and Warranties. (i) The aggregate effect of (A) all inaccuracies in the representations and warranties of the Company set forth in this Agreement, other than clause (i) of Section 4.6, without taking into account any qualifications as to materiality (with the exception of Sections 4.4(a) and (b) and 4.7) or Material Adverse Effect contained in such representations and warranties, and (B) any adverse changes, events occurring and/or conditions existing, with respect to the Company since December 31, 1998 that is not set forth on Section 4.6 of the Company Disclosure Schedule or disclosed in the Company SEC Reports filed prior to the date hereof or the Teligent SEC Reports (it being understood, however, that for purposes of this clause (i), the accuracy of any representations or warranty which speaks as of the date of this Agreement or another date prior to the Closing Date shall be determined solely as of the date of this Agreement or such other date and not as of the Closing
     Date) does not and is not reasonably likely to have a Material Adverse Effect or a Transaction Adverse Effect, and (ii) the representations and warranties of the Company contained in Sections 4.1, 4.2 and 4.3 shall, if specifically qualified by materiality or Material Adverse Effect, be true and correct and, if not so qualified, be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, on and as of the Closing Date as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

          (b) Performance of Agreements. The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) Compliance Certificate. The Company shall have delivered to Liberty a certificate, dated the Closing Date, signed by the President or any Vice President of the Company (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in
     Section 8.2(a) and 8.2(b).

          (d) Absence of Injunctions and Proceedings. No action or proceeding by any Governmental Entity seeking a permanent or preliminary Injunction or restraining order or other order by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be pending which, if determined in a manner adverse to the Company, Liberty or Parent, would have the effect of, and no such Injunction or other order, restraint or prohibition in an action or proceeding (whether by a Governmental Entity or otherwise) shall be in effect, (i) preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has had or would have a Transaction Adverse Effect, a Teligent Material Adverse Effect, a Teligent Interest Material Adverse Effect (but without regard to item (k) set forth in Section 1.1(b) of the Company Disclosure Schedule) or a Material Adverse Effect (or an effect on Liberty and its Subsidiaries and Affiliates that, were the Company and its Subsidiaries subjected to the same (or a materially similar) effect, would constitute a Material Adverse Effect), (ii) requiring the divestiture, as a result of consummation of the Merger, of a material portion of the business or assets of Liberty and its Subsidiaries and Affiliates taken as a whole,
     (iii) imposing material limitations on the ability of Liberty effectively to exercise full rights of ownership of shares of capital stock or other ownership interests of the Surviving Entity (including the right to vote such shares or other ownership interests on all matters properly presented to the stockholders or other equity holders of the Surviving Entity) or making the holding by Liberty of any such shares or other ownership interests illegal or subject to any materially burdensome requirement or condition or prohibiting the consummation of the Post-Merger Restructuring Transactions, or (iv) requiring Liberty, its Subsidiaries or Affiliates or the Company or any of its material Subsidiaries to cease or refrain from engaging in any material business, including any material business conducted by the Company or any of its Subsidiaries, as a result of the consummation of the Merger.

          (e) No Adverse Enactments. No statute, rule, regulation, Law, order, judgment or decree enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity of competent jurisdiction shall be in effect which
     (i) makes this Agreement or the Merger illegal or imposes or is reasonably likely to impose material damages or penalties in connection therewith,
     (ii) requires or is reasonably likely to require, as a result of the consummation of the Merger, the divestiture of or any restrictions or conditions on the conduct of (A) a portion of the business or assets of the Company and its Subsidiaries, taken as a whole, which would have a Material Adverse Effect, or (B) a material portion of the business or assets of Liberty and its Subsidiaries and Affiliates taken as a whole,
     (iii) imposes or is reasonably likely to result in imposition of material limitations on the ability of Liberty effectively to exercise full rights of ownership of shares of capital stock or other ownership interests of the Surviving Entity (including the right to vote such shares or other ownership interests on all matters properly presented to the stockholders or other equity holders of the Surviving Entity) or makes the holding by Liberty of any such shares or other ownership interests illegal or subject to any materially burdensome requirement or condition or prohibits the consummation of the Post-Merger Restructuring Transactions, or
     (iv) requires or is reasonably likely to require Liberty or its Subsidiaries or Affiliates or the Company or any of its material Subsidiaries to cease or refrain from engaging in any material business, including in the case of Liberty any material business conducted by the Company or any of its Subsidiaries prior to the Merger, as a result of the consummation of the Merger.

          (f) Governmental Consents, Etc. Other than the filing of the Certificate of Merger with the Delaware Secretary of State and filings due after the Effective Time, all Local Approvals, and all other Governmental Consents (other than those specified in Sections 8.1(c), 8.2(g) and

     8.3(g) and 8.4(g)) as are required in connection with the consummation of the Merger shall have been obtained and shall be in full force and effect without any condition, limitation or restriction, all Governmental Filings as are required in connection with the consummation of the Merger shall have been made, and all waiting periods, if any, applicable to the consummation of the Merger imposed by any Governmental Entity (other than those specified in Section 8.1(c)) shall have expired, other than any of the foregoing which, if not so obtained, in force or effect, made or expired (as the case may be) would not, either individually or in the aggregate, have (i) a Material Adverse Effect (or an effect on Liberty and its Subsidiaries and Affiliates that, were the Company and its Subsidiaries subjected to the same (or a materially similar) effect, would constitute a Material Adverse Effect), (ii) a Teligent Material Adverse Effect or
     (iii) a Transaction Adverse Effect.

          (g) FCC. All FCC Consents shall have been granted without any condition, limitation or restriction that has or would have a Teligent Interest Material Adverse Effect, a Teligent Material Adverse Effect, a Material Adverse Effect (or an effect on Liberty and its Subsidiaries and Affiliates that, were the Company and its Subsidiaries subjected to the same (or a materially similar) effect, would constitute a Material Adverse Effect).

          (h) Teligent Board.  The person(s) designated by Liberty pursuant to
     Section 3.8 shall have been elected to (and not removed from) the board of directors of Teligent.

          (i) Teligent Material Adverse Effect.  The aggregate impact of
     (i) any inaccuracies in the Company's representation and warranty contained in Section 4.4(b), determined without regard to the qualifications therein based on the knowledge of the Company and (ii) any adverse changes, events occurring, and/or conditions arising after December 31, 1998 with respect to the business, assets or financial condition of Teligent and its Subsidiaries that is not set forth in Section 8.2(i) of the Company Disclosure Schedule or disclosed in the Company SEC Reports or the Teligent SEC Reports, in each case as of the date hereof, taken as a whole, shall not represent or, insofar as can be reasonably foreseen, be reasonably likely to represent, a Teligent Material Adverse Effect. No changes, events or conditions shall have occurred or arisen which either individually or in the aggregate represent or, insofar as can reasonably be foreseen, are reasonably likely to represent a Teligent Interest Material Adverse Effect.

          (j) Tax Opinion. Liberty shall be entitled to rely upon the opinion of Baker & Botts, L.L.P., dated the Effective Time, delivered to Parent pursuant to Section 8.3(h) to the effect that, for United States federal income tax purposes, (i) the Merger and the LLC Conversion should be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent and the Company should be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss should be recognized by Parent or any member of its consolidated group as a result of the Merger and the issuance of shares of Parent Common Stock and Class A Liberty Group Stock in connection therewith (other than any gain arising from the matters described in clause (ii) of the proviso to the second sentence of Section 7.13); and (iv) no gain or loss should be recognized by the Company as a result of the Merger (other than any gain arising from the matters described in clause (ii) of the proviso to the second sentence of Section 7.13). In rendering such opinion, Baker & Botts, L.L.P. may require and rely upon (and may incorporate by reference) the representations and covenants made by the parties in the certificates referred to in Section 7.13.

          (k) Teligent Alternative Transaction. There shall not have occurred, nor shall Teligent or any Affiliate of Teligent (including for such purposes the Company and its Subsidiaries) have entered into any agreement providing for, a Teligent Alternative Transaction, other than (i) a Permitted Teligent Disposition in accordance with clause (ii) of the proviso in Section 3.4(b) under the circumstances described therein or
     (ii) a Teligent Alternative Transaction approved by the Company's representatives on the board of directors of Teligent (but only if such representatives reasonably determine in good faith (after consultation with the Company's outside legal counsel) that such approval was, or was reasonably likely to be, required in order to discharge properly their respective fiduciary duties under applicable law) after advising Liberty of the proposed material terms of such potential Teligent Alternative Transaction, unless the Company reasonably determines in its good faith judgment, after consultation with the Company's outside legal counsel, that to do so would be, or would be reasonably likely to be, inconsistent with the proper discharge of fiduciary duties (of the Company's representatives on Teligent's board of directors or otherwise) under applicable law.

          (l) Pre-Merger Restructuring Transactions. The Pre-Merger Restructuring Transactions described in clauses (i) and (ii) of
     Section 3.9 shall have been completed.

     8.3 Conditions Precedent to the Obligations of Parent and Merger Sub for the Benefit of Parent. The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, which conditions are solely for the benefit of Parent, and any or all of which may be waived solely by Parent acting alone:

          (a) Accuracy of Representations and Warranties. (i) The aggregate effect of all inaccuracies in the representations and warranties of the Company set forth in Sections 4.1 through 4.4, subsections (i), (ii), (iv) and (v) of Section 4.5, Sections 4.7, 4.14 and Sections 4.18 through 4.23 of this Agreement, without taking into account any qualifications as to materiality (with the exception of Sections 4.4(a) and (b) and 4.7) or Material Adverse Effect contained in such representations and warranties (it being understood, however, that for purposes of this clause (i), the accuracy of any representations or warranty which speaks as of the date of this Agreement or another date prior to the Closing Date shall be determined solely as of the date of this Agreement or such other date and not as of the Closing Date), does not and is not reasonably likely to have a Parent Adverse Effect or a Transaction Adverse Effect, and (ii) the representations and warranties of the Company contained in Sections 4.1,
     4.2 and 4.3 shall, if specifically qualified by materiality or Material Adverse Effect, be true and correct and, if not so qualified, be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, on and as of the Closing Date as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

          (b) Performance of Agreements. The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date (other than those contained in Sections 3.8, 3.10, 7.4(a), (b) and
     (c)(ii) through (c)(x) (except, in the case of (c)(x), to the extent applicable to Sections 7.4(c)(i), 7.4(d) through (g), 7.5, 7.15 (with respect to any Post-Merger Restructuring Transactions) and 9.2(a) through
     (d)).

          (c) Compliance Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the President or any Vice President of the Company (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in
     Section 8.3(a), 8.3(b), 8.3(i) and 8.3(j).

          (d) Absence of Injunctions and Proceedings. No action or proceeding by any Governmental Entity seeking a permanent or preliminary Injunction or restraining order or other order by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be pending which, if determined in a manner adverse to the Company, Liberty or Parent, could have the effect of, and no such Injunction or other order, restraint or prohibition in an action or proceeding (whether by a Governmental Entity or otherwise) shall be in effect, preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has had or would have a Transaction Adverse Effect or a Parent Adverse Effect.

          (e) No Adverse Enactments. No statute, rule, regulation, Law, order, judgment or decree enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity of competent jurisdiction shall be in effect which
     (i) makes this Agreement or the Merger illegal or imposes or is reasonably likely to impose material damages or penalties in connection therewith,
     (ii) requires or is reasonably likely to require, in Parent's reasonable judgment, the divestiture of or any restrictions or conditions on the conduct of any portion of the business or any assets of Parent or any of its Subsidiaries (or any reorganization or restructuring thereof) that would have a Parent Adverse Effect, in any such case as a result of the consummation of the Merger, (iii) imposes or is reasonably likely to result in imposition of material limitations on the ability of Parent or Liberty effectively to exercise full rights of ownership of shares of capital stock or other ownership interests of the Surviving Entity (including the right to vote such shares or other ownership interests on all matters properly presented to the stockholders or other equity holders of the Surviving Entity) to the extent necessary to effect the Post-Merger Restructuring Transactions, or makes the holding by Parent or Liberty of any such shares or other ownership interests illegal or subject to any materially burdensome requirement or condition or in any way limits, prohibits or places any burdens (other than any such burdens which are insignificant in nature or consequence) on the consummation of the Post-Merger Restructuring Transactions, (iv) requires or is reasonably likely to require Parent or any of its material Subsidiaries to cease or refrain from engaging in any material business, whether or not such business is conducted by the Company or any of its Subsidiaries, as a result of the consummation of the Merger, or (v) in Parent's reasonable judgment, otherwise would have a Parent Adverse Effect, as a result of the consummation of the Merger.

          (f) Governmental Consents, Etc. Other than the filing of the Certificate of Merger with the Delaware Secretary of State and filings due after the Effective Time, all Local Approvals, and all other Governmental Consents (other than those specified in Sections 8.1(c), 8.2(g),
     8.3(g) and 8.4(g)) as are required in connection with the consummation of the Merger shall have been obtained and shall be in full force and effect without any condition, limitation or restriction, all Governmental Filings as are required in connection with the consummation of the Merger shall have been made, and all waiting periods, if any, applicable to the consummation of the Merger imposed by any Governmental Entity (other than those specified in Section 8.1(c)) shall have expired, other than any of the foregoing which, if not so obtained, in force or effect, made or expired (as the case may be) would not, in Parent's reasonable judgement, either individually or in the aggregate, have (i) a Transaction Adverse Effect or (ii) a Parent Adverse Effect.

          (g) FCC. All FCC Consents shall have been granted without any condition, limitation or restriction that has or would have, in Parent's reasonable judgment, a Parent Adverse Effect.

          (h) Tax Opinion. Parent shall have received the opinion of Baker & Botts, L.L.P., dated the Effective Time, to the effect that, for United States federal income tax purposes, (i) the Merger and the LLC Conversion should be treated as a reorganization within the meaning of
     Section 368(a) of the Code; (ii) each of Parent and the Company should be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss should be recognized by Parent or any member of its consolidated group as a result of the Merger and the issuance of shares of Parent Common Stock and Class A Liberty Group Stock in connection therewith (other than any gain arising from the matters described in clause
     (ii) of the proviso to the second sentence of Section 7.13); and (iv) no gain or loss should be recognized by the Company as a result of the Merger (other than any gain arising from the matters described in clause (ii) of the proviso to the second sentence of Section 7.13). In rendering such opinion, Baker & Botts, L.L.P. may require and rely upon (and may incorporate by reference) the representations and covenants made by the parties in the certificates referred to in Section 7.13.

          (i) Certain Agreements. None of the Company, Teligent or Portatel or any Subsidiaries of any of them shall be a party to any contract, agreement or understanding that would at the Effective Time be legally enforceable against Parent or any of its Subsidiaries (other than Liberty, the Liberty Affiliates, the Company, Teligent, Portatel and their respective Subsidiaries), except as would not have a Parent Adverse Effect.

          (j) Certain Licenses. Subject to the disclosure in Section 8.3 of the Company Disclosure Schedule (including the excerpts from the Company SEC Reports and the Teligent 10-K included therein), the Company, Teligent and Portatel and their respective Subsidiaries, shall hold, and be in compliance with the terms of, and shall have duly and currently filed all reports and other information required to be filed by them in connection with, all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exceptions, concessions, leases, rights of way, easements, instruments, orders and approvals of Governmental Entities required for the ownership and operation of the assets and facilities of their respective businesses, except for any failure to so hold, be in compliance with the terms of, or have duly and currently filed, that in the reasonable judgment of Parent would not have a Parent Adverse Effect.

          (k) Pre-Merger Restructuring Transactions. The Pre-Merger Restructuring Transactions described in clause (ii) of Section 3.9 and paragraph 6(a) of Exhibit 7.15 shall have been completed (except to the extent that the failure to be completed of the transactions described in such paragraph 6(a) results from a breach by Parent of Section 7.15).

          (l) No Liberty Notice. Parent shall not have been notified by Liberty that any of the Conditions set forth in this Article VIII (other than Section 8.4) shall remain unsatisfied.

          (m) Performance of Agreements. Liberty shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, to be performed or complied with by it hereunder, prior to or on the Closing Date and Liberty shall have delivered to Parent a certificate dated as of the Closing Date, signed by the President or any Vice President of Liberty (but without personal liability thereto) certifying as to the matters described in this
     Section 8.4(m).

          (n) Certain Restructuring Transactions. There shall exist no material legal impediment to the consummation of the transactions and other events contemplated by the first sentence of Paragraph 8 of Exhibit 7.15 immediately following the Effective Time (other than the prompt taking of customary corporate actions within the control of Parent and/or Liberty and the filing of an amended certificate of incorporation for the Surviving Entity with the Delaware Secretary of State).

     8.4 Conditions Precedent to the Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by the Company:

          (a) Accuracy of Representations and Warranties. (i) The aggregate effect of (A) all inaccuracies in the representations and warranties of Parent and Liberty set forth in this Agreement other than in Section 6.6 (without taking into account any qualifications as to materiality, except as used in Sections 5.7, 6.4 and 6.5, Parent Material Adverse Effect or Liberty Material Adverse Effect contained in such representations and warranties), and (B) any adverse changes in, events occurring and/or conditions existing with respect to Liberty since December 31, 1998 that is not disclosed in the Liberty Group Information (it being understood, however, that for purposes of this clause (i) the accuracy of any representation or warranty which speaks as of the date of this Agreement or another date prior to the Closing Date shall be determined solely as of the date of this Agreement or such other date and not as of the Closing Date) does not and will not have insofar as can be reasonably foreseen a Parent Material Adverse Effect, a Liberty Material Adverse Effect or a Transaction Adverse Effect, and (ii) the representations and warranties of Parent contained in Sections 5.1, 5.2, 5.3 and 5.6 and of Liberty in Sections 6.1, 6.2 and 6.3 shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties speak as of an earlier date, on and as of the Closing Date as though made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

          (b) Performance of Agreements. Each of Merger Sub, Liberty and Parent shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) Officers' Certificates. (i) Liberty shall have delivered to the Company a certificate dated the Closing Date, signed by the President or any Vice President of Liberty (but without personal liability thereto) certifying as to the fulfillment of the conditions specified in Sections 8.4(a) and 8.4(b) (insofar as each relates to Liberty) and
     (ii) Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the President or any Vice President of Parent (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Section 8.4(a) and 8.4(b) (insofar as each relates to Parent and Merger Sub).

          (d) Absence of Injunctions. No permanent or preliminary Injunction or restraining order or other by any court or other Government Entity of competent jurisdiction, or other legal restraint or prohibition, shall be in effect preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation only subject to any condition or restriction that has had or would have a Liberty Material Adverse Effect or a Transaction Adverse Effect.

          (e) No Adverse Enactments. No statute, rule or regulation enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity of competent jurisdiction shall be in effect, and there shall be no action, suit or proceeding brought by any such Governmental Entity and pending which
     (i) makes or may make this Agreement or the Merger illegal or (ii) has or is reasonably likely to have a Liberty Material Adverse Effect.

          (f) Governmental Consents, Etc. Other than the filing of the Certificate of Merger with the Delaware Secretary of State and filings due after the Effective Time, all Local Approvals, and all other Governmental Consents (other than those specified in Sections 8.1(c), 8.2(g),
     8.3(g) and 8.4(g)) as are required in connection with the consummation of the Merger shall have been obtained and shall be in full force and effect, all Governmental Filings as are required in connection with the consummation of the Merger shall have been made, and all waiting periods, if any, applicable to the consummation of the Merger imposed by any Governmental Entity (other than those specified in Section 8.1(d)) shall have expired, other than any of the foregoing which, if not obtained, in force or effect, made or expired (as the case may be), would not, either individually or in the aggregate, have a Liberty Material Adverse Effect or a Transaction Adverse Effect.

          (g) FCC. All FCC Consents shall have been granted without any condition that has or would have a Liberty Material Adverse Effect.

          (h) Tax Opinion. The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated the Effective Time, to the effect that, for United States federal income tax purposes, (i) the Merger and the LLC Conversion should be treated as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent and the Company should be a party to the reorganization within the meaning of
     Section 368(b) of the Code; and (iii) no gain or loss should be recognized by a stockholder of the Company as a result of the Merger and the LLC Conversion with respect to the Company Stock converted solely into Parent Common Stock or Class A Liberty Group Stock in the Merger. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP may require and rely upon (and may incorporate by reference) the representations and covenants made by the parties in the certificates referred to in Section 7.13.

          (i) LLC Conversion. All documentation necessary to effect the LLC Conversion, including all Governmental Filings required to be made in connection therewith, shall be in form and substance reasonably satisfactory to the Company and shall have been, to the extent practicable, executed and, except for the making of such Governmental Filings, all actions necessary to consummate the LLC Conversion shall have been duly taken.

                                   ARTICLE IX
                                  TERMINATION

     9.1 Termination and Abandonment. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of the Company:

          (i) by mutual consent of Parent, Liberty and the Company;

          (ii) by any of the Company, Parent or Liberty: (A) if the Merger shall not have been consummated on or before March 31, 2000, provided that the right to terminate this Agreement pursuant to this clause (ii)(A) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of or resulted in the failure of the Merger to be consummated on or before such date, and provided further that if the Merger has not been consummated on or before March 31, 2000 solely as a result of the failure of the conditions set forth in Sections 8.1(b) (if the failure to satisfy such condition is the result of any material acquisition or other transaction, or agreement with respect thereto, engaged in, or entered into, by Parent or Liberty or any of their respective Affiliates whether prior to or after the date hereof), 8.1(c), 8.2(d), 8.2(f), 8.2(g), 8.3(d), 8.3(f), 8.3(g), 8.4(f) or 8.4(g) to be
     satisfied or waived, any party, by written notice to each other party, may extend such date up to June 30, 2000 (or, in the case of a failure to be satisfied of the condition set forth in 8.1(b) under the circumstances described above in this sentence, such later date (not later than six months following the date of the consummation or termination of the Parent May Transactions and the receipt by the Company of notice thereof (the Company shall be deemed to have received notice of the consummation or termination of the Parent May Transactions if Parent discloses such consummation or termination in a publicly available filing with the Commission)) that is up to 45 days following the effectiveness of the Registration Statement, and provided that in the case of a failure to be satisfied of any of the other conditions specified in this clause
     (A) which is caused by or results from a material acquisition or other transaction, or agreement with respect thereto, engaged in, or entered into, by Parent or Liberty or their respective Affiliates, whether prior to or after the date hereof, the Company may extend such date up to December 31, 2000) (provided that neither Parent nor Liberty shall terminate this Agreement pursuant to this clause (A) until the later of
     (x) six months following the consummation or termination of the Parent May Transactions or (y) December 31, 2000), (B) if there has been a material breach of any representation, warranty, covenant or agreement on the part of any other party contained in this Agreement, in each case that is not curable, such that the conditions set forth in Sections 8.2(a) or (b) or Sections 8.3(a) or (b), in the case of such a breach by the Company, or Sections 8.4(a) or (b), in the case of such a breach by Parent, Merger Sub or Liberty, cannot be satisfied, (C) if any court of competent jurisdiction or other competent Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger or any of the Post-Merger Restructuring Transactions and such order, decree, ruling or other action shall have become final and nonappealable, or (D) the stockholders of the Company fail to approve and adopt the Merger Proposal by the requisite vote (I) at the Special Meeting, or (II) by the date one day prior to the applicable date referred to in (A) above, provided the Registration Statement became effective (unless the failure of the Registration Statement to become effective is the result of the Company's material breach of
     Section 3.2(a)) and remained effective such that the Proxy Statement could be mailed to the Company stockholders and the Special Meeting held prior to such applicable date (provided that Parent shall not terminate this Agreement pursuant to this clause (D) without the concurrence of Liberty);

          (iii) by Liberty if (x) the Company Board withdraws or modifies, in a manner adverse to Parent or Liberty, its approval or recommendation of the Merger or (y) the Company Board approves or recommends, or authorizes the Company to enter into an agreement with respect to, an Alternative Proposal;

          (iv) by the Company, if the Company determines in good faith that it is reasonably likely that the conditions set forth in Sections 8.2(d), (e),
     (f) or (g) or Sections 8.3(a), (d), (e), (f), (g), (i) or (j) or Sections 8.4(d), (e), (f), or (g) will not be satisfied;

          (v) by the Company (A) at any time in connection with entering into a definitive agreement with respect to an Alternative Proposal at a time when, immediately prior to such termination, Section 7.5(a) was not in effect, (B) pursuant to Section 3.4(c)(ii) or (C) pursuant to
     Section 3.4(c)(iv);

          (vi) by Parent, pursuant to Section 3.4(c)(iv); or

          (vii) by the Company, (A) pursuant to the last sentence of
     Section 3.4(e) or (B) on ten business days notice, if the Company determines in good faith that it is reasonably likely that the condition set forth in Section 8.3(h) will not be satisfied.

     9.2 Termination Fee; Effects of Termination.

          (a) If at a time that 7.5(a) is in effect (i) a bona fide Alternative Proposal shall have been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal and thereafter this Agreement is terminated pursuant to Section 9.1(ii)(D) or (ii) this Agreement is terminated by Liberty pursuant to Section 9.1(iii), then the Company shall promptly, but in no event later than the date of such termination, pay Liberty a fee of $50 million (the "Termination Fee"), payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Liberty in connection with a termination of this Agreement as described in clause (i) of this Section 9.2(a) or in connection with a termination by Liberty pursuant to Section 9.1(iii) unless and until within six months after any such termination the Company enters into any definitive agreement with respect to, or consummates, a transaction pursuant to an Alternative Proposal (for the purposes of the foregoing proviso and the next succeeding sentence only, the term "Alternative Proposal" shall have the meaning assigned to such term in Section 7.5(a) except that the references to "25% in the definition of "Alternative Proposal" in Section 7.5(a) shall be deemed to be references to "50%"). Notwithstanding the foregoing, (x) if an Alternative Proposal shall have been made as described in clause (i) of this Section 9.2(a) and shall thereafter have been publicly unconditionally withdrawn by the maker thereof prior to the event giving rise to the termination of this Agreement referred to in clause (i) of this
     Section 9.2(a), no Termination Fee shall be payable by the Company to Liberty unless the Company enters into any definitive agreement with respect to, or consummates, any Alternative Proposal with the same maker or any of it Affiliates within the period of time set forth in the proviso to the immediately preceding sentence and (y) no Termination Fee shall be payable pursuant to this clause (a) in connection with any definitive agreement providing for, or the consummation of, an Alternative Transaction if such definitive agreement was entered into at a time that
     Section 7.5(a) was not in effect.

          (b) If a Termination Fee becomes payable pursuant to Section 9.2(a), the Company will promptly take any actions necessary to cause all shares of Class B Liberty Group Stock beneficially owned by the Company and its Subsidiaries to be converted into shares of Class A Liberty Group Stock in accordance with the terms of such securities.

          (c) If this Agreement is terminated by the Company in accordance with the last sentence of Section 3.4(e) as a result of a Liberty Impeding Transaction or an agreement with respect thereto, then Liberty shall pay to the Company on the date of such termination a fee of $50 million, payable by wire transfer of same day funds.

          (d) If this Agreement is terminated by the Company in accordance with
     Section 9.1(iv) or 9.1(v) and prior to or within six months following such termination the Company enters into a contract, agreement, arrangement or understanding with respect to an Alternative Proposal and the transaction contemplated by such Alternative Proposal (or any other Alternative Proposal involving the same party or parties) is thereafter consummated, the Company shall pay to Liberty on the date of the consummation of such transaction a fee of $10 million, payable by wire transfer of same day funds.

          (e) In the event of any termination of this Agreement by the Company, Parent or Liberty pursuant to Section 9.1, this Agreement forthwith shall become void and there shall be no liability or obligation on the part of Parent, Merger Sub, Liberty, the Company or their respective affiliates, stockholders, directors, officers, agents or representatives except (i) as provided in Sections 7.2, 7.6, this Section 9.2 and Section 10.10, which shall survive such termination; and (ii) that, subject to Section 10.10, termination of this Agreement shall not relieve a party from liability for any breach of this Agreement prior to such termination.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.1 No Waiver or Survival of Representations and Warranties. The respective representations and warranties of Parent, Merger Sub, Liberty and the Company contained herein or in any certificate or other instrument delivered pursuant hereto prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto. All representations and warranties made by each of the parties herein shall expire at the Effective Time and shall thereafter be of no further force or effect.

     10.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, certified or registered mail with postage prepaid, or sent by telegram or confirmed telex or telecopier, as follows:

          (a)          If to Parent or Merger Sub:

                       AT&T Corp.
                       295 North Maple Avenue
                       Basking Ridge, NJ 07920
                       Attention: Vice President-Law and Corporate Secretary
                       Facsimile: (908) 221-6618
                       with a copy to:

                       Wachtell, Lipton, Rosen & Katz
                       51 W. 52nd Street
                       New York, NY 10019
                       Attention: David Silk, Esq.
                       Facsimile: (212) 403-2000

          (b)          If to Liberty:

                       Liberty Media Corporation
                       9197 South Peoria Street
                       Englewood, CO 80112
                       Attention: Charles Y. Tanabe, Esq.
                       Facsimile: (720) 875-5382

                       with a copy to:

                       Baker & Botts, L.L.P.
                       599 Lexington Ave.
                       New York, NY 10022
                       Attention: John L. Graham, Esq.
                       Facsimile: (212) 705-5125

          (c)          If to the Company:

                       The Associated Group, Inc.
                       Three Bala Plaza East
                       Suite 502
                       Bala Cynwyd, PA 19004
                       Attention: Scott G. Bruce, Esq.
                       Facsimile: (610) 660-4920

                       with a copy to:

                       Skadden, Arps, Slate, Meagher & Flom LLP
                       One Beacon Street
                       Boston, MA 02108
                       Attention: Kent A. Coit, Esq.
                       Facsimile: (617) 573-4822

                       and to:

                       Dechert Price & Rhoads
                       1717 Arch Street
                       Philadelphia, PA 19103
                       Attention: Barton J. Winokur, Esq.
                       Facsimile: (215) 994-2222

or to such other Person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery or on the third business day after the mailing thereof, except that any notice of a change of address shall be effective only upon actual receipt thereof.

     10.3 Entire Agreement. This Agreement (including the Schedules, Annexes, Exhibits and other documents referred to herein) and, solely with respect to certain matters affecting only Parent, Liberty and Merger Sub, the Inter-Group Agreement and the Tax Sharing Agreement, constitute the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

     10.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and permitted assigns. Except for the provisions of
Section 3.6(a) (which may be enforced by the persons entitled to the applicable cash payments) and Section 7.12 (which may be enforced by any Indemnified Party referred to therein), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 7.12 (or of this sentence of Section 10.4) may not be amended or altered in any manner with respect to any Indemnified Party without the prior written consent of such Indemnified Party.

     10.5 Amendment. This Agreement may be amended by action of all the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement and the Merger by the stockholders of the Company, but, after any such approval by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding the foregoing, (a) the provisions of Sections 7.4 (other than Sections 7.4(c)(i), 7.4(h)(i), 7.4(h)(ii), 7.4(h)(iii) or 7.4(i)) and 7.5 may be amended by an instrument signed in writing by the Company and Liberty, without any action on the part of Parent or Merger Sub and (b) following the Effective Time, the provisions of Sections 3.11 and 7.15 (including Exhibit 7.15), and this sentence of Section
10.5 may only be amended by an instrument signed in writing by Parent, Liberty and, on behalf of the Company, by at least one individual who was serving on the board of directors of the Company immediately prior to the Effective Time.

     10.6 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by each such party's Board of Directors, may, to the extent legally allowed, (i) extend the time specified herein for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (iii) waive compliance by the other party with any of the agreements or covenants of such other party contained herein or (iv) waive any condition to such waiving party's obligation to consummate the transactions contemplated hereby or to any of such waiving party's other obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Any such extension or waiver by any party shall be binding on such party but not on the other party entitled to the benefits of the provision of this Agreement affected unless such other party also has agreed to such extension or waiver. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies. Whenever this Agreement requires or permits consent or approval by any party, such consent or approval shall be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
Section 10.6. Any waiver by either Parent or Liberty shall require the consent of both Parent and Liberty. Notwithstanding the foregoing, the provisions of Sections 7.4 (other than Sections 7.4(c)(i), 7.4(h)(i), 7.4(h)(ii),
7.4(h)(iii) or 7.4(i)) and 7.5 may be waived by an instrument signed in writing by the Company and Liberty without any action on the part of Parent or Merger Sub. In addition, following the Effective Time, the provisions of Sections 3.11 and 7.15, (including Exhibit 7.15) may only be waived by an instrument signed in writing by Parent, Liberty and, on behalf of the Company, by at least one individual who was serving on the board of directors of the Company immediately prior to the Effective Time.

     10.7 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     10.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

     10.9 Applicable Law. This Agreement and the legal relations between the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

     10.10 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent governmental authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or to any other remedy, including but not limited to money damages, for breach thereof or of any other provision of this Agreement or part hereof as a result of such holding or order. Notwithstanding any other provision of this Agreement or any other document executed in connection herewith, the Company shall have no liability to Parent or Merger Sub hereunder in respect of any representation, warranty, covenant, agreement or any other obligation of the Company set forth herein, other than with respect to the agreements and covenants set forth in Sections 3.2, 3.3, 3.4, 3.6, 3.7, 3.9, 7.1, 7.2, 7.3, 7.4(c)(i), 7.4(h)(i), 7.4(h)(ii), 7.4(h)(iii), 7.4(i), 7.6, 7.9,
7.13, 7.14, and 7.15.

     10.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto
(a) consents to submit itself to the non-exclusive jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     10.12 Disclosure Schedule. The parties acknowledge that the Company Disclosure Schedule to this Agreement (i) relates to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) is qualified in its entirety by reference to specific provisions of this Agreement and (iii) is not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company, or any of its Subsidiaries or to Teligent or any of its Subsidiaries or will have or is likely to have a Material Adverse Effect, a Teligent Material Adverse Effect, a Transaction Adverse Effect, a Teligent Interest Material Adverse Effect or a Parent Adverse Effect. Disclosure of the information contained in one section or part of the Company Disclosure Schedule shall be deemed as proper disclosure for other sections or parts of the Company Disclosure Schedule only if appropriately cross-referenced or if the relevance thereof is reasonably apparent from the context in which it appears, provided that information in the Company Disclosure Schedule shall be deemed to qualify the representations in Sections 4.1, 4.2, 4.3 and 4.17 only if such information is set forth in, or cross-referenced into, the applicable item or subsection of Sections 4.1, 4.2, 4.3 or 4.17 (as appropriate) of the Company Disclosure Schedule (except that information disclosed in Section 4.4(e) of the Company Disclosure Schedule may be cross-referenced into Section 4.3(4) of the Company Disclosure Schedule).

     IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Agreement and Plan of Merger as of the date first above written.

AT&T CORP.
By: /s/ DANIEL E. SOMERS
----------------------------------------------
Name:  Daniel E. Somers
Title: Senior Executive Vice President and
       Chief Financial Officer


THE ASSOCIATED GROUP, INC.
By: /s/ MYLES P. BERKMAN
----------------------------------------------
Name:  Myles P. Berkman
Title: Chairman, Chief Executive Officer and
       President


LIBERTY MEDIA CORPORATION
By: /s/ GARY S. HOWARD
----------------------------------------------
Name:  Gary S. Howard
Title: Vice President and Chief Operating
       Officer


A-GROUP MERGER CORP.
By: /s/ DANIEL E. SOMERS
----------------------------------------------
Name:  Daniel E. Somers
Title: Chairman of the Board and
       President

                                                                APPENDIX B


[Letterhead of Salomon Smith Barney]



May 28, 1999


Board of Directors
The Associated Group, Inc.
200 Gateway Towers
Pittsburgh, Pennsylvania 15222

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the holders of shares of Common Stock, Class A, par value $.10 per share (the "Company Class A Common Stock"), and shares of Common Stock, Class B, par value $.10 per share (the "Company Class B Common Stock" and, together with the Company Class A Common Stock, the "Company Common Stock"), of The Associated Group, Inc. (the "Company") of the Exchange Ratios (as defined below), taken together, in connection with the proposed merger (the "Merger") of A-Group Merger Corp. ("Merger Sub"), a wholly owned subsidiary of AT&T Corp. ("Parent"), with and into the Company, pursuant to the Agreement and Plan of Merger, dated as of May 28, l999 (the "Merger Agreement"), among Parent, Merger Sub, Liberty Media Corporation ("Liberty") and the Company.

     As more specifically set forth in the Merger Agreement, and subject to the terms and conditions thereof, at the effective time of the Merger (the "Effective Time") each issued and outstanding share of Company Common Stock will be converted into the right to receive (1) a number of shares (or a fraction of a share) of common stock, par value $1.00 per share ("Parent Common Stock"), of Parent equal to the quotient of 19,719,274 divided by the Company Stock Number (as defined below); plus (2) a number of shares (or a fraction of a share) of Class A Liberty Media Group Stock, par value $1.00 per share ("Class A Liberty Group Stock"), of Parent equal to the quotient of 51,778,920, subject to reduction in accordance with the terms of the Merger Agreement, divided by the Company Stock Number. The quotients described in clauses (1) and (2) of the preceding sentence are referred to collectively as the "Exchange Ratios". In accordance with the Merger Agreement, "Company Stock Number" means the fully diluted number of shares of outstanding Company Common Stock immediately prior to the Effective Time assuming the exercise, conversion or exchange of all Company stock options or other Company convertible securities (but excluding Company stock options which are canceled in exchange for a cash payment, or converted into options to purchase Class A Liberty Group Stock, in accordance with the terms of the Merger Agreement).

     In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) certain publicly available information concerning the Company, Teligent, Inc. ("Teligent"), Parent and Liberty; (iii) certain other internal information, primarily financial in nature, including projections, concerning certain businesses and operations of the Company furnished to us by the Company for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock, the Teligent Class A Common Stock, the Parent Common Stock, the Class A Liberty Group Stock and the Class B Liberty Media Group Stock, par value $1.00 per share, of Parent (the "Class B Liberty Group Stock") and the equity securities of certain entities in which Liberty holds a substantial equity interest; (v) certain publicly available information with respect to certain other companies that we believe to be comparable to Teligent, Parent and certain operations, businesses and investments of the Company and Liberty, and the trading markets for certain of such other companies' securities; and (vi) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also considered such other information, financial studies, analyses, investigations and financial, economic and market criteria that we deemed relevant. We have also met or had discussions with certain officers and employees of the Company to discuss the foregoing as well as other matters we believe relevant to our inquiry. We have not, however, met or had discussions with management of Parent, Liberty or Teligent.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have not conducted a physical inspection of any of the properties or facilities of the Company, Teligent, Parent or Liberty, nor have we made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of such properties or facilities. With respect to projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of certain of the Company's respective businesses and we express no view with respect to such projections or the assumptions on which they were based. We also have assumed that the Merger will be consummated in all material respects in accordance with the terms of the Merger Agreement. We understand, and have assumed, that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

     In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following:
(i) the historical and current financial position and results of operations of the Company, Teligent and Liberty; (ii) the business prospects of the Company, Teligent and Liberty; (iii) the historical and current market for the Company Common Stock, the Teligent Class A Common Stock, the Class A Liberty Group Stock, the Class B Liberty Group Stock, and the equity securities of certain other companies that we believe to be comparable to Teligent and certain operations and businesses of the Company and Liberty; and (iv) the nature and terms of certain other acquisition transactions that we believe to be relevant. We have also taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

     We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategy that might exist for the Company, its businesses or investments. Our opinion as expressed below does not constitute an opinion or imply any conclusions as to the likely trading range for the Parent Common Stock or the Class A Liberty Group Stock following consummation of the Merger. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the Exchange Ratios, taken together, to the holders of Company Common Stock, and does not address the Company's underlying business decision to effect the Merger or constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the Merger.

     As you are aware, Salomon Smith Barney Inc. has acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. In addition, in the ordinary course of business, we actively trade the equity securities of the Company and the debt and equity securities of Parent (including Liberty) and Teligent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. Additionally, Salomon Smith Barney Inc. has previously rendered certain investment banking and financial advisory services to the Company, Parent, Liberty and Teligent for which we received substantial compensation. Salomon Smith Barney Inc. and its affiliates (including Citigroup Inc.) may have other business relationships with the Parent and Liberty.

     This opinion is intended for the benefit and use of the members of Board of Directors of the Company in considering the transaction to which it relates and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Salomon Smith Barney Inc., except that this opinion may be reproduced in full in, and references to the opinion and to Salomon Smith Barney Inc. (in each case in such form as Salomon Smith Barney Inc. shall approve) may be included in, the proxy statement the Company distributes to holders of Company Common Stock in connection with the Merger and in the registration statement on Form S-4 of Parent of which such proxy statement forms a part.

     Based upon and subject to the foregoing, we are of the opinion as investment bankers that the Exchange Ratios, taken together, are fair, from a financial point of view, to the holders of Company Common Stock.

                                          Very truly yours,


                                          /s/ Salomon Smith Barney Inc.
                                          ------------------------------------
                                          SALOMON SMITH BARNEY INC.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorneys' fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or threatened to be made, a party by reason of the fact that he was such a director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose such director or officer reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the New York Business Corporation Law ("NYBCL").

     The by-laws of the Registrant provide that the Registrant is authorized, by
(i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits, or proceedings based upon, arising from, relating to, or by reason of the fact that any such director or officer serves or served in such capacity with the corporation or at the request of the Registrant in any capacity with any other enterprise.

     The Registrant has entered into contracts with its officers and directors, pursuant to the provisions of NYBCL Section 721, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the NYBCL, against expenses, fees, judgments, fines, and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in any way upon or related to the fact that such person was an officer or director of the Registrant or, at the request of the Registrant, an officer, director or other partner, agent, employee, or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty or that there inured to such person a financial profit or other advantage.

     The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed herewith or incorporated herein by reference:

 EXHIBIT
   NO.
----------
    2.01      --   Amended and Restated Agreement and Plan of Merger, dated as of October 28, 1999, by and among the
                   Registrant, A-Group Merger Corp., Liberty Media Corporation ("Liberty") and The Associated Group,
                   Inc. ("Associated Group") (included as Appendix A to the Proxy Statement/Prospectus). The
                   Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the
                   Commission upon request.
    2.02      --   Voting Agreement, dated as of May 28, 1999, among the Registrant, Liberty and certain stockholders of Associated Group (incorporated by reference to Exhibit 10.1 to the Current Report on Schedule
                   13D filed by Liberty on June 10, 1999 with respect to Associated Group).
    4.01      --   No instrument which defines the rights of holders of long term debt, of the Registrant and all of its consolidated subsidiaries, is filed herewith pursuant to Regulation S-K,
                   Item 601(b)(4)(iii)(A). Pursuant to this regulation, the Registrant hereby agrees to furnish a copy of any such instrument to the Commission upon request.

 EXHIBIT
   NO.
----------
    5.01      --   Opinion of Robert S. Feit, General Attorney and Assistant Secretary of the Registrant, as to the
                   legality of the securities being registered.
    8.01      --   Opinion of Baker & Botts, L.L.P. as to certain U.S. federal income tax matters.*
    8.02      --   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain U.S. federal income tax matters.*
   23.01      --   Consent of Robert S. Feit (included in Exhibit 5.01).
   23.02      --   Consent of Salomon Smith Barney Inc. (included in Appendix B to the Proxy Statement/Prospectus).
   23.03      --   Consent of PricewaterhouseCoopers LLP.
   23.04      --   Consent of Ernst & Young LLP.
   23.05      --   Consent of KPMG Cardenas Dosal, S.C.
   23.06      --   Consent of KPMG LLP.
   23.07      --   Consent of KPMG LLP.
   23.08      --   Consent of Arthur Andersen LLP.
   23.09      --   Consent of Baker and Botts, L.L.P. (included in Exhibit 8.01).
   23.10      --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.02).
   24.01      --   Powers of attorney.
   99.01      --   Form of Proxy Cards to be used in connection with the Special Meeting of Stockholders of
                   Associated Group.

------------------
* To be filed by post-effective amendment.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofterings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     That every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON OCTOBER 29, 1999.

                                          AT&T CORP.

                                          By:      /s/ MARILYN J. WASSER
                                             ----------------------------------
                                                      Marilyn J. Wasser
                                             Vice President--Law and Secretary


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

                        SIGNATURE                                               CAPACITY
---------------------------------------------------------  ---------------------------------------------------
          PRINCIPAL EXECUTIVE OFFICER:

C. MICHAEL ARMSTRONG*                                      Chairman and Chief Executive Officer

          PRINCIPAL FINANCIAL OFFICER:

DANIEL E. SOMERS*                                          Senior Executive Vice President and Chief Financial
                                                           Officer

          PRINCIPAL ACCOUNTING OFFICER:

NICHOLAS S. CYPRUS*                                        Vice President, Controller and Chief Financial
                                                           Officer
          DIRECTORS
C. MICHAEL ARMSTRONG*
KENNETH T. DERR*
M. KATHRYN EICKHOFF*
WALTER Y. ELISHA*
GEORGE M.C. FISHER*
DONALD V. FITES*
AMOS B. HOSTETTER, JR.*
RALPH S. LARSEN*
JOHN C. MALONE*
DONALD F. MCHENRY*
MICHAEL I. SOVERN*
SANFORD I. WEILL*
THOMAS H. WYMAN*
JOHN D. ZEGLIS*
         *By:        /s/ MARILYN J. WASSER
             ---------------------------------------
                        Marilyn J. Wasser
                       (Attorney-in-Fact)

October 29, 1999

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                                           DOCUMENT DESCRIPTION                                        PAGE NO.
----------   --------------------------------------------------------------------------------------------   -----------
    2.01      --   Amended and Agreement and Plan of Merger, dated as of October 28, 1999, by and among the Registrant, A-Group Merger Corp., Liberty Media Corporation ("Liberty") and The
                   Associated Group, Inc. ("Associated Group") (included as Appendix A to the Proxy
                   Statement/Prospectus). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.
    2.02      --   Voting Agreement, dated as of May 28, 1999, among the Registrant, Liberty and certain stockholders of Associated Group (incorporated by reference to Exhibit 10.1 to the
                   Current Report on Schedule 13D filed by Liberty on June 10, 1999 with respect to
                   Associated Group).
    4.01      --   No instrument which defines the rights of holders of long term debt, of the Registrant and all of its consolidated subsidiaries, is filed herewith pursuant to Regulation
                   S-K, Item 601(b)(4)(iii)(A). Pursuant to this regulation, the Registrant hereby agrees to furnish a copy of any such instrument to the Commission upon request.
    5.01      --   Opinion of Robert S. Feit, General Attorney and Assistant Secretary of the Registrant,
                   as to the legality of the securities being registered.
    8.01      --   Opinion of Baker & Botts, L.L.P. as to certain U.S. federal income tax matters.*
    8.02      --   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain U.S. federal income tax matters.*
   23.01      --   Consent of Robert S. Feit (included in Exhibit 5.01).
   23.02      --   Consent of Salomon Smith Barney Inc. (included in Appendix B to the Proxy
                   Statement/Prospectus).
   23.03      --   Consent of PricewaterhouseCoopers LLP.
   23.04      --   Consent of Ernst & Young LLP.
   23.05      --   Consent of KPMG Cardenas Dosal, S.C.
   23.06      --   Consent of KPMG LLP.
   23.07      --   Consent of KPMG LLP.
   23.08      --   Consent of Arthur Andersen LLP.
   23.09      --   Consent of Baker and Botts, L.L.P. (included in Exhibit 8.01).
   23.10      --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.02).
   24.01      --   Powers of attorney.
   99.01      --   Form of Proxy Cards to be used in connection with the Special Meeting of Stockholders of Associated Group.

------------------
* To be filed by post-effective amendment.